EXHIBIT 2.1

PURCHASE AGREEMENT

by and between

COLFAX CORPORATION

and

CIRCOR INTERNATIONAL, INC.

Dated as of September 24, 2017

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ANNEXES

Annex A	-	Definitions

EXHIBITS

Exhibit A	-	Form of Bill of Sale and Assignment

Exhibit B-1	-	Form of Instrument of Assumption (Retained Liabilities)

Exhibit B-2	-	Form of Instrument of Assumption (Assumed Liabilities)

Exhibit C	-	Form of Local Purchase Agreements

Exhibit D	-	Form of Stockholder Agreement

Exhibit E	-	Form of Transition Services Agreement

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PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of September 24, 2017, by and between Colfax Corporation, a Delaware corporation (“Seller”), and CIRCOR International, Inc., a Delaware corporation (“Buyer”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Annex A of this Agreement.

WHEREAS, in addition to its other businesses, Seller is engaged through certain of its subsidiaries in the FH Business;

WHEREAS, the parties hereto desire that the FH Share Sellers sell, convey, assign, transfer and deliver to Buyer, and that Buyer purchase, acquire and accept from the FH Share Sellers, all right, title and interest of the FH Share Sellers in and to the FH Shares, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the FH Asset Sellers sell, convey, assign, transfer, deliver to Buyer, and that Buyer purchase, acquire, accept from the FH Asset Sellers, all right, title and interest of the FH Asset Sellers in and to the Acquired FH Assets, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that Buyer assume the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, certain FH Share Sellers, the FH Asset Sellers and Buyer prior to the Closing will execute Local Purchase Agreements;

WHEREAS, at or prior to the Closing, Seller (and one or more of its Subsidiaries) and Buyer will enter into the Transition Services Agreement; and

WHEREAS, the respective Boards of Directors of Seller and Buyer have approved this Agreement, the Local Purchase Agreements, the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

Section 1.1 Purchase and Sale of the FH Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date:

(a) subject to Section 5.16, Seller shall cause the FH Share Sellers to sell, convey, assign, transfer and deliver to (or as directed by) Buyer, and Buyer shall purchase, acquire and accept (or cause to be purchased, acquired and accepted) from the FH Share Sellers, all right, title and interest of the FH Share Sellers in and to the shares of capital stock (the “FH Shares”) of each of the Transferred FH Companies, free and clear of all Encumbrances other than Permitted Encumbrances; and

(b) notwithstanding any of the foregoing, to the extent it is contemplated by this Agreement that any FH Shares are to be sold, conveyed, assigned, transferred or delivered to Buyer pursuant to a Local Purchase Agreement, such FH Shares shall be sold, conveyed, assigned, transferred or delivered to Buyer pursuant to such Local Purchase Agreement.

Section 1.2 Purchase and Sale of the Acquired FH Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall cause the FH Asset Sellers to, sell, convey, assign, transfer and deliver to (or as directed by) Buyer, and Buyer shall purchase, acquire and accept (or cause to be purchased, acquired and accepted) from the FH Asset Sellers, all of the FH Asset Sellers’ right, title and interest in and to the Acquired FH Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 1.3 Assumption of Assumed Liabilities; Retention of Retained Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Buyer shall assume the Assumed Liabilities (other than Assumed Liabilities that are Liabilities solely of the Transferred FH Companies or their Closing Subsidiaries) and (b) Seller, the applicable FH Share Seller or one of its Affiliates shall assume all Retained Liabilities of any Transferred FH Companies or their Closing Subsidiaries.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, in consideration for the sale of the FH Shares and the Acquired FH Assets (collectively, the “Sale”), Buyer shall pay to Seller (or one or more Subsidiaries designated by Seller) the Preliminary Purchase Price, subject to adjustment pursuant to Section 2.3(a), and shall assume the Assumed Liabilities (other than Assumed Liabilities that are Liabilities solely of the Transferred FH Companies or their Closing Subsidiaries).

Section 2.2 The Closing.

(a) The closing of the Sale (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in Article VIII, be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, New York (or such other place or places as the parties may mutually agree), (A) on the third Business Day after all the conditions precedent set forth in Article VIII are satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (B) on such other date as the parties may mutually agree in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, Buyer shall not be obligated to effect the Closing prior to the earlier of (i) the third (3rd) Business Day following the final day of the Marketing Period and (ii) a date during the Marketing Period to be specified by Buyer on no fewer than three (3) Business Days’ prior written notice to Seller (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (provided such conditions would be so satisfied)). In any instance in which Seller decides to extend the Closing Date in accordance with clause (y) in the immediately preceding sentence, Seller shall provide written notice to Buyer at least two (2) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. New York time and, in any jurisdiction outside of the United States, as of the time at which the books of the FH Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the “Effective Time”); provided, however, that in the event the Closing Date shall be extended to the Accounting Period Start Date, for purposes of this Agreement, the “Closing” shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. New York time and, in any jurisdiction outside of the United States, as of the time at which the books of the FH Business are normally closed in such jurisdiction, in each case, on the last day of the calendar month immediately preceding the Accounting Period Start Date. All transactions taking place at the Closing shall be deemed to occur simultaneously.

(b) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following (except as otherwise provided in Section 5.16 or Section 5.17 and except to the extent delivered at or prior to the Closing to Buyer or one of its Subsidiaries pursuant to a Local Purchase Agreement):

(i) certificates (where applicable) representing the FH Shares duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Buyer and certificates (where applicable) representing all outstanding equity securities of all Closing Subsidiaries;

(ii) a duly executed bill of sale and assignment, in the form attached as Exhibit A hereto, to evidence the Buyer’s purchase of the Acquired FH Assets;

(iii) the Local Purchase Agreements, duly executed by Seller or its Subsidiaries (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

(iv) the Transition Services Agreement, duly executed by Seller (and one or more of its Subsidiaries (to the extent each is a party thereto)), to the extent not executed and delivered by such parties prior to the Closing;

(v) the Stockholder Agreement, duly executed by Seller;

(vi) a duly executed instrument of assumption of the Retained Liabilities being assumed by Seller or its Affiliates, in the form attached as Exhibit B-1;

(vii) copies of the resignations, effective as of the Closing and in form and substance reasonably satisfactory to Buyer, of each director and officer of any Transferred FH Company or any Closing Subsidiary requested in writing by Buyer no later than three (3) Business Days prior to the Closing Date;

(viii) from each FH Share Seller and FH Asset Seller that is organized in the United States, a certification from such FH Share Seller or FH Asset Seller that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(ix) such other instruments of conveyance (such as patent assignments, trademark assignments, real estate deeds, assigned certificates or documents of title and assigned negotiable instruments) as Buyer may reasonably request in order to effect the sale, assignment, transfer and delivery to Buyer or its designee of good and valid title to the Acquired FH Assets free and clear of all Encumbrances (other than Permitted Encumbrances), in each case in form and substance reasonably satisfactory to Buyer and duly executed by the applicable FH Asset Seller; and

(x) all other documents expressly required to be delivered by Seller or its Affiliates on or prior to the Closing Date pursuant to this Agreement.

(c) On the Closing Date, Buyer shall deliver or cause to be delivered to Seller or its designee the following (except to the extent delivered to an FH Share Seller or an FH Asset Seller at or prior to the Closing pursuant to a Local Purchase Agreement):

(i) the Preliminary Cash Purchase Price in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by Seller at least two (2) Business Days prior to the Closing Date and a book-entry confirmation in form reasonably satisfactory to Seller from the registrar and transfer agent for the Buyer Common Stock evidencing the issuance to Seller of the Buyer Stock Consideration;

(ii) a duly executed instrument of assumption of the Assumed Liabilities being assumed by Buyer or a Subsidiary of Buyer, substantially in the form attached as Exhibit B-2;

(iii) the Local Purchase Agreements, duly executed by Buyer or a Subsidiary of Buyer, to the extent not executed and delivered by such parties prior to the Closing;

(iv) the Transition Services Agreement, duly executed by Buyer, to the extent not executed and delivered by such parties prior to the Closing;

(v) the Stockholder Agreement, duly executed by Buyer; and

(vi) all other documents expressly required to be delivered by Buyer or its Affiliates on or prior to the Closing Date pursuant to this Agreement.

Section 2.3 Purchase Price Adjustment.

(a) Preliminary Purchase Price Adjustment. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (together with reasonable backup materials) a statement in the form set forth on Section 2.3(a) of the Seller’s Disclosure Letter (the “Estimated Statement”) setting forth Seller’s good faith estimate of the Closing Net Working Capital (the “Estimated Net Working Capital”), as prepared in accordance with the Accounting Principles. For purposes of the calculation of Net Working Capital of the FH Business, all FH Shares, Acquired FH Assets and FH Assets shall be deemed to have been conveyed as of the Effective Time (regardless of any delayed transfer pursuant to Section 5.16 or Section 5.17) and shall be included, to the extent applicable, in the calculation of the Final Net Working Capital.

(b) Post-Closing Purchase Price Determination.

(i) As soon as practicable, but in no event later than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (together with reasonable backup materials) a statement (the “Preliminary Net Working Capital Statement”), prepared by Seller in accordance with the Accounting Principles and in substantially the same format as the Estimated Statement, containing a reasonably detailed calculation by Seller of the Closing Net Working Capital.

(ii) If Buyer disagrees with Seller’s calculation of the Closing Net Working Capital as set forth in the Preliminary Net Working Capital Statement, Buyer shall promptly, but in no event later than forty-five (45) days after receiving the Preliminary Net Working Capital Statement (the “Review Period”) deliver to Seller written notice (the “Dispute Notice”) describing its dispute by specifying those items or amounts as to which Buyer disagrees, together with Buyer’s determination of such disputed items and amounts (the “Disputed Items”). If Buyer either gives notice that it agrees with Seller’s calculation of the Closing Net Working Capital as set forth in the Preliminary Net Working Capital Statement or fails to deliver a Dispute Notice within the Review Period, Seller and Buyer agree that the Preliminary Net Working Capital Statement shall be deemed to set forth the Closing Net Working Capital with respect to those items that have been agreed upon or for which Buyer shall have failed to deliver a Dispute Notice (and shall constitute the Final Net Working Capital). If Buyer delivers a Dispute Notice to Seller within the Review Period, Buyer and Seller will use good faith efforts to resolve the dispute during the thirty (30)-day period commencing on the date Buyer delivers the Dispute Notice to Seller. If Seller and Buyer are not able to resolve all Disputed Items within such thirty (30)-day period, then either party shall have the right to submit the Disputed Items remaining in dispute following the expiration of such thirty (30)-day period to the New York, New York office of Grant Thornton LLP, or if Grant Thornton LLP is unwilling to serve, another mutually acceptable internationally recognized independent accounting firm (the “Accounting Firm”). Subject to the Accounting Firm’s execution of a customary confidentiality agreement, the Accounting Firm shall be given reasonable access to all relevant records of the FH Business to calculate the Closing Net Working Capital. If any remaining Disputed Items are submitted to the Accounting Firm for resolution, each of Buyer and Seller shall submit to the Accounting Firm (with a copy to the other party) a written memorandum setting forth such party’s positions with respect to such Disputed Items and may include with such submission reasonable backup materials. The Accounting Firm shall calculate, based solely on the written submissions of Seller, on the one hand, and Buyer, on the other hand, and not by independent investigation, the Closing Net Working Capital and shall be instructed that its calculation (A) must be made in accordance with the Accounting Principles and Section 2.3(a) of the Seller’s Disclosure Letter, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Buyer in the Dispute Notice and by Seller in the Preliminary Net Working Capital Statement. The Accounting Firm shall submit such calculation to Seller and Buyer as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Closing Net Working Capital, as set forth in a written notice delivered to Buyer and Seller by the Accounting Firm in accordance with this Agreement, will be binding and conclusive on Buyer and Seller, except in cases of fraud or manifest error. A judgment on the determination made by the Accounting Firm pursuant to this Section 2.3(b) may be entered in and enforced by any court having jurisdiction thereover. The Closing Net Working Capital as determined after all disputes have been resolved in accordance with this Section 2.3(b)(ii) is referred to herein as the “Final Net Working Capital”.

(iii) The costs and expenses of the Accounting Firm shall be borne by Buyer in the proportion that the aggregate dollar amount of the items that are successfully disputed by Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm and by Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Buyer (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm. The Accounting Firm shall include such apportionment of its fees and expenses in its determination.

(iv) In connection with Buyer’s review of the Preliminary Net Working Capital Statement, Seller shall (i) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, memoranda and other documents prepared or reviewed by Seller or any of its employees and accountants or other representatives which are relevant to the Preliminary Net Working Capital Statement (which access shall be provided promptly after request by Buyer and/or its representatives) and (ii) use its reasonable best efforts to cause Seller’s independent accountant to communicate and cooperate with Buyer and its representatives with respect to such review. The Review Period shall be extended by one day for each day that Seller is in breach of its obligations under the preceding sentence.

(v) The process set forth in this Section 2.3(b) shall be the exclusive remedy of Seller and Buyer for any disputes related to the Closing Net Working Capital, provided that this clause (v) shall not preclude or impair the ability of any party to exercise any of its rights or remedies under Section 9.4 provided that no Person shall be entitled to indemnification under Section 9.4 for any Losses to the extent such Losses represent amounts taken into account in the determination of the Final Net Working Capital.

(c) Final Purchase Price Determination.

(i) The “Final Cash Purchase Price” shall mean an amount equal to the (1) Preliminary Cash Purchase Price (2) (x) plus, if the Final Net Working Capital as determined pursuant to Section 2.3(b)(ii) exceeds the Estimated Net Working Capital, the amount of such excess, (y) minus, if the Estimated Net Working Capital exceeds the Final Net Working Capital as determined pursuant to Section 2.3(b)(ii), the amount of such excess (the “Final Closing Adjustment”), (3) (x) plus if the Primary U.S. Asset Transfer Amount exceeds the Estimated U.S. Asset Transfer Amount, the amount of such excess, (y) minus, if the Estimated U.S. Asset Transfer Amount exceeds the Primary U.S. Asset Transfer Amount, the amount of such excess (the “Final Pension Adjustment”). The “Final Purchase Price” shall mean the Final Cash Purchase Price and the Buyer Stock Consideration, together.

(ii) Buyer or Seller, as the case may be, shall, within five (5) Business Days after the determination of the Final Net Working Capital pursuant to Section 2.3(b)(ii) make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other of the amount of the Final Closing Adjustment as determined pursuant to Section 2.3(c)(i). Notwithstanding the foregoing, Seller agrees to make one or more installment payments toward the payment provided for in the first sentence of this Section 2.3(c)(ii) at such times as amounts reflected in the calculation of the Final Net Working Capital become fixed and are not Disputed Items and the non-Disputed Items are such that a payment would be due and owing to Buyer pursuant to the first sentence of this Section 2.3(c)(ii). Similarly, Buyer agrees to make one or more installment payments toward the payment provided for in the first sentence of this Section 2.3(c)(ii) at such times as amounts reflected in the calculation of the Final Net Working Capital become fixed and are not Disputed Items and the non-Disputed Items are such that a payment would be due and owing to Seller pursuant to the first sentence of this Section 2.3(c)(ii). The final installment payment to be made after the determination of Final Net Working Capital shall take into account all previously-made installment payments.

(iii) Buyer or Seller, as the case may be, shall within five (5) Business Days after the U.S. Pension Transfer Date make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other of the Final Pension Adjustment.

Section 2.4 Allocation of Purchase Price. Within ninety (90) days after the Closing Date, Buyer shall provide to Seller an allocation of the Final Purchase Price (including an allocation of the Buyer Stock Consideration and Final Cash Purchase Price) and the Assumed Liabilities, to the extent relevant, together with any other amounts properly treated as consideration for U.S. federal income tax purposes (including adjustments to the Final Purchase Price or the Assumed Liabilities for purposes of this Agreement) among the Acquired FH Assets and the FH Shares and, to the extent relevant, the assets of the Transferred FH Companies, in accordance with Sections 338(b)(5) and 1060 of the Code and the Treasury Regulations thereunder and Section 2.4 of the Seller’s Disclosure Letter (the “Purchase Price Allocation”). Prior to and after the Closing Date, Seller shall cooperate as reasonably requested by Buyer, including providing any information reasonably requested by Buyer that is reasonably available to Seller, to enable Buyer and its accountants to prepare timely the Purchase Price Allocation. Seller shall be permitted to review the Purchase Price Allocation delivered by Buyer and shall provide any comments thereon to Buyer within fifteen (15) days of Seller’s receipt of the

Purchase Price Allocation. Buyer and Seller shall use good faith efforts to resolve any dispute regarding preparation of the Purchase Price Allocation. If Buyer and Seller cannot resolve any such dispute within fifteen (15) days of Buyer’s receipt of Seller’s comments, such dispute shall be taken to the Independent Accountants. The costs of the Independent Accountants shall be borne by the party that loses the dispute. The Purchase Price Allocation as finally agreed between Seller and Buyer or as finally determined by the Independent Accountants, as the case may be, in accordance with Section 2.4 of the Seller’s Disclosure Letter is referred to as the “Final Purchase Price Allocation.” Seller and Buyer shall be bound by the Final Purchase Price Allocation for all Tax purposes, shall prepare and file all Tax Returns (including Form 8883 and any supplements thereto) on a basis consistent with the Final Purchase Price Allocation and shall not take any position inconsistent with the Final Purchase Price Allocation on any Tax Return or in any proceeding before any Tax Authority, in each case except as otherwise required by applicable Law. Notwithstanding anything herein to the contrary, Buyer and Seller agree that for purposes of the Purchase Price Allocation and the Final Purchase Price Allocation, no amount of the Buyer Stock Consideration shall be allocated to any FH Share Seller or FH Asset Seller that is not (a) a member of Seller’s U.S. consolidated group or (b) an entity disregarded as separate from a member of Seller’s U.S. consolidated group, in each case as determined for U.S. federal income tax purposes.

Section 2.5 Adjustments to Buyer Stock Consideration. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of Buyer shall occur as a result of any reclassification, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the number of shares of Buyer Common Stock constituting the Buyer Stock Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any such change that is not otherwise authorized or permitted pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as disclosed in the Seller’s Disclosure Letter (but subject to Section 10.16), the following statements are true and correct:

Section 3.1 Organization, Etc.

(a) Section 3.1 of the Seller’s Disclosure Letter sets forth a list of (a) the name of each of the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries and (b) the jurisdiction of organization of each of the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries. Each of Seller, the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, existing or in good standing, would not, individually or in the aggregate, be reasonably expected to be material to the FH Business, taken as a whole. Each of Seller (in respect of the FH Business), the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Each of Seller (in respect of the FH Business), the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries is qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. None of Seller (in respect of the FH Business), the FH Share Sellers, the FH Asset Sellers, the FH Affiliates (in respect of the FH Business), the Transferred FH Companies or the Transferred FH Companies’ Closing Subsidiaries is in violation of, in conflict with, or in default under, its certificate of incorporation or by-laws (or comparable governing documents), except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole.

(b) True and complete copies of the certificate of incorporation and by-laws (or comparable governing documents) of each of Seller, the FH Share Sellers, the FH Asset Sellers, the FH Affiliates, the Transferred FH Companies and the Transferred FH Companies’ Closing Subsidiaries have been made available to Buyer.

Section 3.2 Authority Relative to this Agreement, Etc. Each of Seller, the FH Asset Sellers and the FH Share Sellers and any other Affiliate of Seller that is or will be a party to any Transaction Document has all requisite corporate or other power and authority to execute and deliver this Agreement, the Local Purchase Agreements, the Transition Services Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Local Purchase Agreements, the Transition Services Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each of Seller, the FH Asset Sellers and the FH Share Sellers, and each other Affiliate of Seller to the extent party thereto. No other corporate proceedings on the part of Seller, the FH Asset Sellers and the FH Share Sellers, or any other Affiliate of Seller, are necessary to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement, the Local Purchase Agreements, the Transition Services Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement, the Local Purchase Agreements, the Transition Services Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been (or in the case of the Transition Services Agreement and the Local Purchase Agreements, and the other Transaction Documents, when executed and delivered will be) duly and validly executed and delivered by each of Seller, the FH Asset Sellers and the FH Share Sellers, and any other

Affiliate of Seller to the extent party thereto and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by all of the other parties hereto or thereto (other than Affiliates of Seller), each of this Agreement and such other agreements, and such other Transaction Documents, constitutes (or in the case of the Transition Services Agreement and the Local Purchase Agreements, and the other Transaction Documents, when executed and delivered will constitute) a legal, valid and binding agreement of Seller, the FH Asset Sellers and the FH Share Sellers, or Seller’s other Affiliates to the extent party thereto, enforceable against each such Seller, FH Asset Seller or FH Share Seller, or Seller’s other Affiliates thereof, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Seller’s Disclosure Letter sets forth, as of the date hereof, the authorized and outstanding capital stock (or other equity interests) of each Transferred FH Company and the record owners of such outstanding capital stock (or other equity interests). Except as set forth in Section 3.3(a) of the Seller’s Disclosure Letter, all of the issued and outstanding capital stock (or other equity interests) of the Transferred FH Companies are duly authorized, validly issued, fully paid and non-assessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights and free of any preemptive rights or Encumbrances in respect thereof, other than Permitted Encumbrances. The FH Share Sellers own, or at the Closing will own, the FH Shares, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.3(a) of the Seller’s Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of any Transferred FH Company or any of its Closing Subsidiaries, (ii) restricting the transfer of any shares of capital stock of any Transferred FH Company or any of its Closing Subsidiaries, or (iii) relating to the voting of any shares of capital stock of any Transferred FH Company or any of its Closing Subsidiaries. Except as set forth in Section 3.3(a) of the Seller’s Disclosure Letter, there are no voting agreements or voting trusts with respect to any of the FH Shares or the shares of capital stock (or other equity securities) of any Transferred FH Company or any Transferred FH Company’s Closing Subsidiaries. No Transferred FH Company or any Transferred FH Company’s Closing Subsidiaries holds any of its shares of capital stock or other equity securities in its treasury.

(b) Section 3.3(b) of the Seller’s Disclosure Letter sets forth the authorized capital stock (or other equity interests) of each Closing Subsidiary of the Transferred FH Companies, the issued and outstanding shares of capital stock (or other equity interests) of each such Closing Subsidiary and the name of each Person who owns of record any of such shares of capital stock (or other equity interests), as of the date hereof. Except as set forth in Section 3.3(b) of the Seller’s Disclosure Letter, all of the outstanding shares of capital stock (or other equity interests) of the Closing Subsidiaries of each of the Transferred FH Companies are (i) duly authorized, validly issued, fully paid and non-assessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights and free of any preemptive rights or Encumbrances in respect thereof, other than Permitted Encumbrances, and (ii) owned, or at the Closing will be owned, directly or indirectly by a Transferred FH Company or one of its Closing Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Except as set forth in Section 3.3(c) of the Seller’s Disclosure Letter, as of the date hereof, none of the Transferred FH Companies nor any of their Closing Subsidiaries owns any material equity interest, or any interest convertible into or exchangeable for a material equity interest, in any Person (other than other Transferred FH Companies or Closing Subsidiaries of Transferred FH Companies).

(d) Section 3.3(d) of the Seller’s Disclosure Letter sets forth a description of all Indebtedness (other than intercompany loans or borrowings incurred in the ordinary course of business consistent with past practice that are the subject of Section 5.5(e)) of any Transferred FH Company or its Closing Subsidiaries as of, or immediately prior to, the Closing.

Section 3.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Seller nor the execution, delivery and performance of the Local Purchase Agreements and the Transition Services Agreement, and the other Transaction Documents, by Seller, the FH Asset Sellers or the FH Share Sellers, or any other Affiliate of Seller party thereto, nor the consummation of the transactions contemplated hereby and thereby by Seller, the FH Asset Sellers or the FH Share Sellers, or such Affiliate, will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of Seller, any FH Share Seller, FH Asset Seller or any of the Transferred FH Companies or any of the Transferred FH Companies’ Closing Subsidiaries, or any such other Affiliate, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to (collectively, the “Governmental Filings”), any Governmental Authority except for (i) filings with the Federal Trade Commission (the “FTC”) and with the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls and (iii) such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, (c) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of Seller, any FH Affiliate (in respect of the FH Business), any of the Transferred FH Companies or their Closing Subsidiaries, or any other Affiliate of Seller, or a loss of any benefit to which Seller, any FH Affiliate (in respect of the FH Business), any of the Transferred FH Companies or their Closing Subsidiaries, or any other Affiliate of Seller, is entitled under, any of the terms, conditions or provisions of any Contract or Permit of any Transferred FH Company or Closing Subsidiary or any Contract or Permit included in the Acquired FH Assets, except such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses of benefit which would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, (d) result in the creation or imposition of any Encumbrance on the assets of any Transferred FH Companies or any Transferred FH Company’s Closing Subsidiaries, the FH Shares, the FH

Business or any Acquired FH Asset (other than Permitted Encumbrances) except for any such Encumbrance which would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, or (e) assuming the making of the Governmental Filings and obtaining of the related approval, referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to Seller, any FH Affiliate (in respect of the FH Business), any of the Transferred FH Companies or their Closing Subsidiaries, or any other Affiliate of Seller or by which any of their respective properties or Assets may be bound, except for such violations which would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole.

Section 3.5 Financial Statements.

(a) Attached to Section 3.5(a) of the Seller’s Disclosure Letter are copies of the following: (i) the unaudited balance sheets and statements of income of the FH Business as of December 31, 2015 and 2016 and for the years then ended, respectively, and (ii) copies of the unaudited balance sheet of the FH Business as of June 30, 2017 (the “Base Balance Sheet”) and statement of income of the FH Business for the six (6) months then ended (together with the notes and schedules thereto, if any, the “FH Business Financial Information”). The FH Business Financial Information (i) has been prepared in all material respects from the books and records of Seller and its Subsidiaries, (ii) has been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto and normal year-end adjustments that are not material, individually or in the aggregate), and (iii) fairly presents in all material respects the financial condition and results of operations of the FH Business as currently conducted as of the dates, and for the periods, indicated thereon, subject to the express assumptions described on the face of FH Business Financial Information or the Accounting Principles. The FH Business Financial Information is qualified by the fact that the FH Business has not operated as a separate “stand alone” entity within Seller and is subject to the assumptions described in clause (iii) of the foregoing sentence. The FH Business Financial Information attached to Section 3.5(a) of the Seller’s Disclosure Letter does not include any corporate-level allocated charges or credits and necessarily does not reflect the costs of providing corporate-level services. The Financial Statements, when prepared and furnished to Buyer, will be prepared in all material respects from the books and records of Seller and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the time periods covered thereby and, when prepared and furnished to Buyer, will fairly present in all material respects the financial condition and results of operations of the FH Business as currently conducted as of the dates, and for the periods, indicated thereon.

(b) (i) Each of the Seller (to the extent related to the FH Business), FH Affiliates (to the extent related to the FH Business), the FH Asset Sellers, the Transferred FH Companies and the Closing Subsidiaries of the Transferred FH Companies maintains accurate books and records reflecting its assets and liabilities in all material respects and (ii) Seller maintains proper and effective internal control over financial reporting and disclosure controls and procedures that are required by Rules 13a-15 or 15d-15 under the Exchange Act and that are reasonably designed to ensure that all material information concerning the FH Business is made known on a timely basis to the individuals responsible for the preparation of the FH Business Financial Information.

Section 3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement, and except as set forth in Section 3.6 of the Seller’s Disclosure Letter, between December 31, 2016 and the date of this Agreement, (a) there has not been any change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the FH Affiliates, the FH Asset Sellers and the Transferred FH Companies and the Closing Subsidiaries of the Transferred FH Companies have conducted the FH Business in the ordinary course of business in all material respects or (c) except in connection with the Pre-Closing Restructuring Transactions, none of the Transferred FH Companies or any Closing Subsidiaries of the Transferred FH Companies or any FH Affiliate in respect of the FH Business has taken any of the actions set forth in Sections 5.1(b), (d), (e), (g), (h), (j), (l), (m), (n) or (o).

Section 3.7 Compliance with Law, Permits. Other than with respect to any Excluded Assets or Retained Liabilities (for which neither the Buyer nor any of its Affiliates has any liability), the FH Business is being, and since December 31, 2014 has been, conducted in compliance in all material respects with applicable Law. Other than with respect to any Excluded Assets or Retained Liabilities (for which neither the Buyer nor any of its Affiliates has any liability), Seller or an Affiliate of Seller owns or holds all material Permits necessary for the conduct of the FH Business as presently conducted or as conducted at any time since December 31, 2014 (the “FH Business Permits”) and are, and since December 31, 2014 have been, in compliance with the terms of the FH Business Permits, except where the failure to have or to comply with such a FH Business Permit would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, the FH Business Permits are valid and subsisting. Except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, since December 31, 2014, neither Seller nor any of its Affiliates has received any notice alleging any actual or potential violation of Law relating to the FH Business or of any FH Business Permit or any notice of termination, modification, non-renewal or cancellation of any FH Business Permit. Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of any matter the subject matter of which is specifically covered by Section 3.10, Section 3.11, Section 3.13, Section 3.14 or Section 3.15.

Section 3.8 Undisclosed Liabilities. Except (a) as set forth in the FH Business Financial Information as of the date of this Agreement or otherwise reflected in the Final Net Working Capital, (b) for Liabilities incurred or expressly permitted to be incurred pursuant to this Agreement, (c) for Liabilities incurred after December 31, 2016 in the ordinary course of business, (d) for Liabilities set forth on Section 3.8 of the Seller’s Disclosure Letter, or (e) for Retained Liabilities, there are no Liabilities of the FH Business other than Liabilities which would not have, individually or in the aggregate, reasonably be expected to be material to the FH Business. Notwithstanding anything contained in this Section 3.8, no representation or warranty shall be deemed to be made in this Section 3.8 in respect of any matter the subject matter of which is specifically covered by Section 3.7, Section 3.10, Section 3.11, Section 3.13, Section 3.14 or Section 3.15.

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Seller’s Disclosure Letter and for Actions relating to the Excluded Assets or the Retained Liabilities (for which neither the Buyer nor any of its Affiliates has any liability), as of the date of this Agreement, there is no Action pending, or, to the Knowledge of Seller, Action threatened, against Seller or any of its Affiliates relating to the FH Business, other than Actions which would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Neither Seller nor any Affiliate of Seller is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or arbitration tribunal relating to the FH Business which, individually or in the aggregate, would reasonably be expected to be material to the FH Business, taken as a whole. There is no Action by any Transferred FH Company or its Closing Subsidiaries pending against any other Person that, individually or in the aggregate, is material to the FH Business, taken as a whole. Notwithstanding anything contained in this Section 3.9, no representation or warranty shall be deemed to be made in this Section 3.9 in respect of any matter the subject matter of which is specifically covered by Section 3.10, Section 3.11, Section 3.13, Section 3.14 or Section 3.15.

Section 3.10 Taxes.

(a) Each of the Transferred FH Companies and their Closing Subsidiaries and, to the extent related to the FH Business, each FH Asset Seller has (i) timely filed (or had timely filed on its behalf) with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by or on behalf of it, and each such Tax Return was complete and accurate in all material respects, and (ii) timely paid (or had paid on its behalf) all material Taxes due and owing, regardless of whether required to be shown or reported on a Tax Return;

(b) There is no examination, audit or other action of or relating to any Tax Return pending against or with respect to any of the Transferred FH Companies or their Closing Subsidiaries in respect of any material Tax and no written notice of such an examination, audit or other action with respect to any material Tax has been received by Seller, any Affiliate of Seller, any Transferred FH Company or its Closing Subsidiaries, in each case that relates primarily to the FH Business;

(c) No deficiency for a material Tax has been asserted in writing against any of the Transferred FH Companies or their Closing Subsidiaries;

(d) There are no material liens for Taxes upon the FH Shares, the Acquired FH Assets, the FH Assets or the Assets or property of any of the Transferred FH Companies or their Closing Subsidiaries, except for Permitted Encumbrances;

(e) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes by or on behalf of any Transferred FH Company or its Closing Subsidiaries other than as a result of any such Transferred FH Company or Closing Subsidiary being a member of any Affiliated Group that includes Seller or any of its Subsidiaries that are neither Transferred FH Companies nor Closing Subsidiaries;

(f) None of the Transferred FH Companies or any of their Closing Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Transferred FH Company or Closing Subsidiary been distributed, in each case in a transaction to which Section 355 of the Code applies in the three years prior to the date of this Agreement;

(g) Other than those entities listed on Schedule 3.10(g) of the Seller’s Disclosure Letter, none of the Transferred FH Companies or any of their Closing Subsidiaries has made an entity classification (“check-the-box”) election under Section 7701 of the Code;

(h) None of the Transferred FH Companies or any of their Closing Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law;

(i) None of the Transferred FH Companies or any of their Closing Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that will not be triggered in connection with the transactions contemplated by this Agreement;

(j) For the taxable year immediately preceding the current taxable year, Seller has filed a consolidated federal income Tax Return with Colfax Fluid Handling Reliability Services Company; and

(k) None of the Transferred FH Companies or their Closing Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law) made prior to the Closing Date, (ii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) in respect of any transaction occurring prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date;

(l) Except insofar as Section 3.6 and Section 3.11 relate to Taxes, notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 3.10 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Seller’s Disclosure Letter contains a list as of the date hereof of each material Employee Benefit Plan and separately identifies (x) whether each such material Employee Benefit Plan is a Transferred Benefit Plan or Seller Benefit Plan and (y) whether each such Transferred Benefit Plan or Seller Benefit Plan is an International Plan. For purposes of this Agreement, “Employee Benefit Plan” means each (i) “employee benefit plan” (within the meaning of ERISA, whether or not subject to ERISA), (ii) stock option, stock appreciation right, phantom stock, restricted stock, consulting, severance, termination protection, change in control, transaction bonus, retention, or material compensation or benefits plan, program, arrangement, agreement or understanding or (iii) other plan, program, arrangement, agreement or understanding providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, transaction-based compensation, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) that, in each case, is maintained or contributed to by Seller, any Transferred FH Company or any Closing Subsidiary, or any of their Affiliates for the benefit of Employees or Former Employees, or for which any Transferred FH Company or any Closing Subsidiary has or may have any Liability, other than in each case plans, programs, arrangements, agreements or other understandings that are mandated by applicable Law, that do not provide benefits in excess of such mandates, and that are maintained either solely by a Governmental Authority or on behalf of a Governmental Authority by a third-party entity other than Seller or one of its Affiliates (such as Social Security contributions or the foreign equivalent thereof). References in this Section 3.11 and Section 3.12 to Liabilities of Transferred FH Companies and/or the Closing Subsidiaries include not only those in place before the Closing Date but also those assumed as a result of any transfer laws applicable to Employees or Former Employees.

(b) Seller has made available to Buyer, with respect to each material Transferred Benefit Plan, (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500, (iv) the most recent IRS opinion or determination letter, as applicable, with respect to each Transferred Benefit Plan intended to qualify under Section 401(a) of the Code, and (v) with respect to any International Plan, materials that are substantially similar (taking into account differences in applicable Law and practice) to those required by clauses (ii) through (iv). Seller has made available to Buyer, with respect to each material Seller Benefit Plan, a copy of the plan document or a summary thereof.

(c) Each Transferred Benefit Plan has been operated and maintained in material compliance with its terms and applicable Law. Each other Employee Benefit Plan has been maintained in material compliance with its terms and with applicable Law, except where such failure to comply or administer such plan would not, individually or in the aggregate, be reasonably expected to result in Liability for Buyer, the Transferred FH Companies or the Closing Subsidiaries. Each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and nothing has occurred with respect to the operation of such Employee Benefit Plans that could reasonably be expected to cause the revocation of any such letter or opinion.

(d) No Transferred Benefit Plan is (x) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or (y) subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by a Transferred FH Company or their Closing Subsidiaries that has not been satisfied in full and no condition exists that would reasonably be expected to result in any such Liability to a Transferred FH Company or their Closing Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, with respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there has been no (A) failure by Seller or its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or any failure by any such Employee Benefit Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Benefit Plan, whether or not waived, for which Buyer, the Transferred FH Company or their Closing Subsidiaries would have any material Liability; or (B) determination that any such Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (ii) the fair market value of the assets of such Employee Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Benefit Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no Liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or its ERISA Affiliates; and (vi) the PBGC has not instituted proceedings to terminate any such Employee Benefit Plan and, to the Knowledge of Seller, no condition exists that reasonably could be expected to present a risk that such proceedings will be instituted or that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Benefit Plan.

(e) Except as set forth in Section 3.11(e) of the Seller’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any Employee or Former Employee to any payment or employee benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment, funding or vesting of any employee benefits or compensation of, or increase the amount of employee benefits or compensation due to, any Employee or Former Employee; (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code; or (iv) limit or restrict the right, after the Closing, of Buyer, to merge, amend or terminate any Transferred Benefit Plan.

(f) Each Transferred Benefit Plan that is an International Plan, if intended to qualify for special Tax treatment, meets all applicable requirements of Law, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, based on reasonable actuarial assumptions.

(g) With respect to Employee Benefit Plans, there is no Action pending (other than routine claims for benefits or, with respect to Employee Benefit Plans that are not Transferred Benefit Plans, for any Action that would not, individually or in the aggregate, be reasonably expected to result in material Liability for Buyer or any Transferred FH Company or their Closing Subsidiaries) or, to Knowledge of Seller, threatened with respect to such plan or against the assets of any Employee Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole, no Transferred Benefit Plan is or since December 31, 2013 has been the subject of, or has received or provided notice that it is the subject of, examination by a Governmental Authority or been a participant in a government sponsored amnesty, voluntary compliance or similar program.

(h) Each Employee Benefit Plan covering any Employee or Former Employee subject to U.S. income Taxes and that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered in documentary and operational compliance in all material respects with Section 409A of the Code. Neither Seller, its Affiliates, nor any Transferred FH Company or Closing Subsidiary is required to provide any Employee or Former Employee with a gross-up, make-whole or other additional payment with respect to Taxes, interests or penalties imposed under any Tax provisions, including Code Sections 409A or 4999.

(i) Neither Seller nor any Affiliate has promised or currently provides any employer premium subsidies or other coverage with respect to post-employment health and welfare benefits for any Employee or Former Employee, except as required by applicable Law.

Section 3.12 Labor Matters.

(a) Except as set forth in Section 3.12(a) of the Seller’s Disclosure Letter, neither Seller nor any Affiliate has, since December 31, 2014, been party to, nor bound by, any material CBA, and no Transferred Employee is represented by any labor union, labor organization, works council or other similar body other than in connection with an industry agreement or national labor agreement with respect to their employment with Seller, nor, to the Knowledge of Seller, are any efforts underway with respect to such representation. There are no pending (for which Seller or its Affiliates has received notice) material grievances, labor arbitrations or other labor disputes relating to Employees. With respect to Employees (or, where Liability may still apply to the Transferred FH Companies or their Closing Subsidiaries, Former Employees), Seller and its Affiliates have not engaged in any material unfair labor practices, as defined in the National Labor Relations Act, or materially breached the requirements of any similar Laws applicable to such Employees. Since December 31, 2014, no Employees have engaged in any material strike, picketing, labor disturbance, slowdown or work stoppage affecting Seller or its Affiliates. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Seller and its Affiliates to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(b) With respect to Employees, Seller Transferred Employees, and where Liability may still apply to the Transferred FH Companies or their Closing Subsidiaries, Former Employees, Seller and its Affiliates are, and have been since December 31, 2014, in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification (for purposes of overtime and in determining the status of consultants or independent contractors), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, wage payment and the payment and withholding of Taxes and with the terms of any individual service providing contracts covering Employees, Seller Transferred Employees, or where Liability may still apply to the Transferred FH Companies or their Closing Subsidiaries, Former Employees. No Employees are covered by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices that would apply to Buyer, the Transferred FH Companies, or their Closing Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Each U.S. Employee’s employment may be terminated with not more than one month’s advance notice (except as otherwise required by applicable Law or any CBA). No Actions are open and pending (or since December 31, 2014 have been settled or otherwise closed) regarding Employees with the Equal Employment Opportunity Commission or other Governmental Authority regulating the employment or compensation of individuals, except as would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Neither Seller nor any Affiliate has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any Liability or other obligation under the WARN Act following the Closing Date.

(c) Seller and its Affiliates have all necessary visas, work permits, registrations or other arrangements in place as required by applicable Law in relation to all applicable Employees.

Section 3.13 Environmental Matters. Other than with respect to any Excluded Assets or Retained Liabilities (for which neither Buyer nor any of its Affiliates will have any Liability), (a) the FH Business is being, and since December 31, 2014 has been, conducted in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all material Environmental Permits needed to operate and conduct the FH Business, and material compliance with the terms and conditions thereof); (b) there is no Environmental Claim pending or threatened against any Transferred FH Company or their Closing Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole; (c) none of the Transferred FH Companies or their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) are subject to any material order, decree, injunction, or other legally binding agreement with or by any Governmental Authority relating to liability or obligation under any Environmental Law or relating to Hazardous Substances; (d) have been no Releases of Hazardous Substances on, at, in or underneath any of the Owned Real Property or Leased Real Property that would, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole; and (e) the Transferred FH Companies and their Closing Subsidiaries and the FH Affiliates (in respect of the FH Business) have delivered or otherwise made available for inspection to Buyer copies of any material reports, studies, or unresolved notices of non-compliance from any Governmental Authority possessed by the Transferred FH Companies or their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) pertaining to Hazardous Substances in, on, beneath or adjacent to any of the Owned Real Property or Leased Real Property, or regarding their compliance with applicable Environmental Laws. Except for products manufactured, distributed or sold by Warren Pumps LLC and IMO Industries, Inc. and each of their predecessor companies, there has not been any asbestos contained in or forming part of any products manufactured, distributed or sold by the FH Business, Seller, its Affiliates or any of their predecessors (to the extent related to the FH Business) or by any Transferred FH Company or their Closing Subsidiaries or any of their predecessors. Notwithstanding anything to the contrary herein, the parties hereby agree that all matters with respect to compliance with, or Liabilities arising under, Environmental Laws and with respect to Environmental Permits shall be excluded from all other representations and warranties in this Article III. The representations and warranties contained in this Section 3.13 shall be the exclusive representations and warranties with respect to such matters.

Section 3.14 Real Property.

(a) The applicable Transferred FH Companies and their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business), as set forth on Section A(13) of the Seller’s Disclosure Letter, have (or immediately prior to the Closing will have) good and valid title in fee simple (or local foreign law equivalent) to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except for Permitted Encumbrances and as disclosed in Section 3.14(a) of the Seller’s Disclosure Letter, with respect to each parcel of Owned Real Property, no Transferred FH Company and their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) have entered into any lease, sublease, license, option to purchase, right of first refusal, or other similar agreement, written or oral, granting to any Person the present or future right to acquire, use or occupy such parcel of Owned Real Property or any portion thereof. To the Knowledge of Seller, all facilities located on such Owned Real Property are supplied with utilities and other services (such as gas, electricity, water, telephone, sanitary sewer and storm sewer) via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel, all of which services are sufficient for the conduct of the FH Business as currently conducted in the ordinary course at that location.

(b) Section A(11) of Seller’s Disclosure Letter lists all Leases, including the addresses of the applicable Leased Real Property. True, correct and complete copies of all Leases in effect as of the date hereof relating to the Leased Real Property have heretofore been delivered by Seller to Buyer. To the Knowledge of Seller, all such Leases are valid, binding and in full force and effect and are enforceable by the lessee thereunder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the Knowledge of Seller, no lessee under any Lease relating to Leased Real Property is in material default under any such Lease.

(c) As of the date hereof, none of the FH Share Sellers, the FH Asset Sellers or any of the Transferred FH Companies or their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) has received any written notice from any Governmental Authority that the Real Property is in any violation of any federal, state or municipal law, ordinance, order, regulation or requirement that would, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole.

(d) As of the date hereof, none of the Transferred FH Companies or their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) has received any written notice that (i) any condemnation proceeding is pending or threatened with respect to any Real Property that would reasonably be expected to have a Material Adverse Effect or (ii) any material zoning or building code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any Real Property in the ordinary course consistent with past practice.

Section 3.15 Intellectual Property.

(a) Set forth in Section 3.15(a) of the Seller’s Disclosure Letter is a list, as of the date of this Agreement, of all United States and foreign (collectively, “FH Business Registrations”): (i) issued Patents and Patent applications; (ii) Trademark registrations and Trademark applications; (iii) Internet domain names; and (iv) Copyright registrations and Copyright applications, in each case, included in the Acquired FH Assets, the FH Assets or owned by a Transferred FH Company, any of its Closing Subsidiaries or an FH Affiliate (in respect of the FH Business). To the Knowledge of Seller, all such Intellectual Property is in effect and subsisting and the registrations and applications therefor were filed and prosecuted in accordance with applicable Law.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences before the United States Patent and Trademark Office pending, or to the Knowledge of Seller, threatened in writing with respect to any Patent included in the FH Business Registrations. The Seller has no Knowledge of any information that would preclude the Transferred FH Companies and their Closing Subsidiaries from having clear title to the FH Business Registrations.

(c) To the Knowledge of Seller, the conduct of the FH Business does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or threatened in writing against Seller or its Subsidiaries. Section 3.15(c) of the Seller’s Disclosure Letter lists any outstanding written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), received by the Transferred FH Companies and their Closing Subsidiaries alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Transferred FH Companies and their Closing Subsidiaries from any reseller, distributor, customer, user or any other third party since December 31, 2014.

(d) To the Knowledge of Seller, as of the date hereof, (i) no Person is infringing, misappropriating or otherwise violating any Intellectual Property included in the FH Assets or that is owned by a Transferred FH Company, any of its Closing Subsidiaries or an FH Affiliate, and (ii) no such claims are pending or threatened in writing against any Person by Seller, the FH Share Sellers, the FH Asset Sellers or their respective Affiliates. Notwithstanding anything to the contrary herein, Section 3.15(c) and this Section 3.15(d) constitute the only representations and warranties of Seller with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

Section 3.16 Assets.

(a) The Transferred FH Companies (and their Closing Subsidiaries), the FH Asset Sellers and the FH Affiliates (in respect of the FH Business), in the aggregate, own, lease, license or have the legal right to use, and the Transferred FH Companies (and their Closing Subsidiaries) and the FH Asset Sellers will at or immediately prior to the Closing own, lease, license or have the legal right to use, all material Acquired FH Assets or FH Assets, including all material Assets reflected on the Base Balance Sheet (other than Assets used or disposed of since the date thereof in the ordinary course of business or as permitted under Section 5.1), free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Acquired FH Assets and the FH Assets that will be held, leased or licensed by the Transferred FH Companies and their Closing Subsidiaries as of Closing, together with all Assets the benefit of which will be provided to Buyer or one of its Subsidiaries (including the Transferred FH Companies and their Closing Subsidiaries) pursuant to this Agreement (including with respect to arrangements contemplated by Section 5.16(b) or Section 5.17(b)), the Local Purchase Agreements or the Transition Services Agreement, and the corporate services provided by Seller or its Subsidiaries to the FH Business set forth in Section 3.16(b) of the Seller’s Disclosure Letter, will constitute, as of Closing, in all material respects all Assets which are required for Buyer and its Subsidiaries (including the Transferred FH Companies and their Closing Subsidiaries) to operate the FH Business substantially in the manner in which it is conducted on the date hereof.

Section 3.17 Brokers and Finders. Except for those entities set forth in Section 3.17 of the Seller’s Disclosure Letter, the fees of which will be paid by Seller, in connection with the transactions contemplated by this Agreement, none of Seller, the Transferred FH Companies or their Closing Subsidiaries will incur, any brokerage, finders’ or similar fee for which Buyer, any FH Share Seller, any FH Asset Seller or the Transferred FH Companies or their Closing Subsidiaries are or will be liable.

Section 3.18 Contracts. Section 3.18 of the Seller’s Disclosure Letter contains a list, as of the date hereof, of all Contracts (other than Employee Benefit Plans and other than any Material Contracts that are Excluded Assets) related to the FH Business to which Seller or any of its Affiliates is a party or by which any of their respective assets is bound, and that fall within any of the following categories (the “Material Contracts”):

(a) each Contract with a Key Customer (other than (i) any such contract which is terminable by a Transferred FH Company, a Closing Subsidiary of a Transferred FH Company or an FH Affiliate (in respect of the FH Business), as applicable, without material liability, penalty or premium on 90 or fewer days’ notice and (ii) purchase orders, sales orders, rebate agreements or invoices under such contracts entered into in the ordinary course of business);

(b) each Contract with a Key Supplier (other than (i) any such contract which is terminable by a Transferred FH Company, Closing Subsidiary of a Transferred FH Company or FH Affiliate (in respect of the FH Business), as applicable, without material liability, penalty or premium on 90 or fewer days’ notice and (ii) purchase orders, sales orders, rebate agreements or invoices under such contracts entered into in the ordinary course of business);

(c) each Contract which limits the ability, in any material respect, of (i) a Transferred FH Company or any of its Closing Subsidiaries or an FH Affiliate (in respect of the FH Business) to compete with any Person generally or in any geographic area in which any Transferred FH Company or any Closing Subsidiary thereof or an FH Affiliate (in respect of the FH Business) conducts the FH Business, or (ii) a Transferred FH Company or any of its Closing Subsidiaries or any FH Affiliate (in respect of the FH Business) from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world;

(d) each material Transferred IP Contract, other than non-disclosure agreements, employee invention assignments, customer end user agreements, “clickwrap”, “shrinkwrap,” open source or similar Contracts for generally commercially available computer software, firmware or data, and similar agreements entered into in the ordinary course of business with annual license fees of less than $100,000;

(e) each Contract that would reasonably be expected to result in payments to or from a Transferred FH Company or any of its Closing Subsidiaries or an FH Affiliate (in respect of the FH Business) in excess of $2,000,000 (or the equivalent value in the applicable currency) over any consecutive 12-month period including the date hereof;

(f) each (A) consulting agreement (other than those that are terminable on no more than thirty (30) days’ prior notice and that provide for a termination fee of less than $50,000), (B) change of control, retention or severance agreement or arrangement or (C) employment agreement, in the case of each of clauses (A) and (C), which (x) provides for mandatory annual cash compensation in excess of $200,000 or (y) includes any bonus or other amount payable in connection with the transactions contemplated hereby;

(g) each Contract for the disposition of FH Assets in excess of $1,000,000 over any consecutive 12-month period including the date hereof (other than sales of products in the ordinary course of business) or for the acquisition of the assets or business of any other Person in excess of $1,000,000 over any consecutive 12-month period including the date hereof (other than purchases of inventory or components in the ordinary course of business);

(h) each contract in which Seller or any of its Affiliates has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services in excess of $1,000,000 or has agreed to purchase goods or services exclusively from a specified person (or group of persons);

(i) each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise;

(j) each Government Contract (other than purchase orders, sales orders, rebate agreements or invoices under such contracts entered into in the ordinary course of business);

(k) any settlement agreement or settlement-related agreement that contains material ongoing restrictions on the operation of the FH Business (including any agreement in connection with which any employment-related claim is settled);

(l) any agency, distributor, sales representative, franchise or similar agreements with an agent, distributor, sales representative, franchisor or similar service provider outside of the United States that cannot be terminated by the applicable Transferred FH Company, Closing Subsidiary or FH Affiliate on less than 90 days’ notice without material Liability to such Person;

(m) each Contract (other than any Contract included in the Acquired FH Assets) that, following the Closing, would (or would purport to) entitle any third party to receive a license or any other right to Intellectual Property of Buyer or any of Buyer’s Affiliates (other than the Transferred FH Companies and the Closing Subsidiaries) following the Closing or otherwise would bind or purport to bind Buyer or any of Buyer’s Affiliates (other than any Transferred FH Company or any of its Closing Subsidiaries); and

(n) each letter of credit, bank guarantee, performance bond or similar instrument, in each case, in any amount in excess of $100,000 individually, issued for the benefit of any Transferred FH Company or Closing Subsidiary.

Each such Material Contract is legal, valid, binding and enforceable against Seller or its Affiliate, as applicable, and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and is in full force and effect, except where such failure to be so valid, binding, enforceable or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. Neither Seller nor any of its Affiliates is in default under or in breach of any such Material Contract except for such defaults or breaches as would not have, individually or in the aggregate, reasonably be expected to be material to the FH Business, taken as a whole. To the Knowledge of Seller, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute any such default or breach.

Section 3.19 Insurance. Section 3.19 of the Seller’s Disclosure Letter sets forth a list of all material insurance policies carried by a Transferred FH Company or its Closing Subsidiaries (the “Insurance Policies”). Seller has delivered to Buyer copies of all Insurance Policies. With respect to each such Insurance Policy, to the extent related to the FH Business such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect. All premiums payable under all such policies have been timely paid, and each of Seller and its Affiliates is in compliance with the terms of such policies in all material respects.

Section 3.20 Customers. No Key Customer has indicated in writing within the past 6 months as of the date hereof that it intends to cancel, terminate or materially and adversely modify its relationship with the FH Business.

Section 3.21 Government Contracts.

(a) Since December 31, 2014, each Government Contract in effect during such period has been awarded to or novated in the name of a Transferred FH Company or Closing Subsidiary.

(b) Since December 31, 2014, (i) the FH Business has been conducted in compliance in all material respects with the terms and conditions, including invoicing requirements, of each Government Contract; (ii) all representations and certifications submitted by Seller or any Affiliate thereof with respect to any Government Contract were current, accurate, and complete in all material respects as of their effective date and updated as required and each of Seller and its Affiliates has complied in all material respects with all such representations and certifications; and (iii) neither Seller nor any Affiliate thereof has submitted to any Governmental Authority any inaccurate, untruthful, or misleading cost or pricing data, or certification relating to a Government Contract.

(c) Since December 31, 2014, neither Seller or any Affiliate thereof has been, with respect to any Government Contract, audited or investigated by any Governmental Authority (except for audits in the ordinary course), or subject to any indictment, information or material civil claim; any termination for convenience or default; any material cure notice; any material stop work notice; any material show cause notice; or assertion of liquidated damages, nor has any of the foregoing actions been threatened or reasonably expected. There are no outstanding protests, claims, disputes, or other proceedings relating to any Government Contract, and, to the Knowledge of Seller, no such material protests, claims, disputes, or other proceedings are threatened or reasonably expected.

(d) Since December 31, 2014, neither Seller nor any of its Affiliates has, with respect to any Government Contract, conducted or initiated any internal investigation or made a mandatory or voluntary disclosure, or failed to make any mandatory disclosure, to any Governmental Authority with respect to violations or noncompliance relating to a Government Contract, and to the Knowledge of Seller, there have been no actual or alleged facts or circumstances that would warrant such an investigation or disclosure.

(e) Since December 31, 2014, neither Seller nor any Affiliate thereof, with respect to the FH Business, has been subject to, or is currently subject to, any condition or circumstance that required or would currently require such entity to answer affirmatively to any certification contained in FAR 52.209-5, Certification Regarding Responsibility Matters.

(f) The FH Business is not subject to any organizational conflict of interest mitigation measure that restricts the prospective conduct of the FH Business. Neither Seller nor any Affiliate thereof has, with respect to any current Government Contract on which performance is still open, received any written (or, to the Knowledge of the Seller, other) notice from a Governmental Authority raising organizational conflict of interest concerns or has been required to implement any organizational conflict of interest mitigation plan, or has agreed or undertaken to refrain from any activity for purposes relating to actual or perceived organizational conflicts of interest.

(g) No Governmental Authority, prime contractor or other third party is currently asserting against Seller or any of its Affiliates, and, to the Knowledge of the Seller, there is no basis for, (i) any claim for indemnification arising under or relating to any Government Contract, or (ii) any warranty payment or remedy arising under or relating to any Government Contract except in the ordinary course of business.

(h) Neither Seller nor any of its Affiliates, nor, to the Knowledge of the Seller, any representatives or Affiliates of, or Persons acting for or on behalf of any of the foregoing, has with respect to any Government Contract directly or indirectly made, offered to make, solicited, or received, in violation of any Law, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, privately or publicly, regardless of form, whether in money, property, or services.

(i) Since December 31, 2014, with respect to the FH Business, each of Seller and its Affiliates and each of their Representatives, who hold or held security clearances are and have been in compliance, or with respect to former Representatives, complied until the time that such Persons were no longer Representatives, with all applicable obligations relating to the receipt, possession, and disclosure of national security or other sensitive information, including applicable requirements of the National Industrial Security Program Operating Manual (the “NISPOM”), DOD 5220.22-M, and any supplements, amendments or revised editions thereof, any Form DD-254 that is incorporated into any Government Contract; and any comparable Laws of a foreign Governmental Authority. Neither Seller nor any Affiliate thereof, with respect to the FH Business, has been subject to any security audit or inspection by the U.S. Government for which it has received less than a satisfactory rating, and no facts or circumstances currently exist that could reasonably be expected to give rise to the suspension, limitation or revocation of any security clearance of any such entity or any of its current or former Representatives. Except as may be prohibited by the NISPOM, Section 3.21(a) of the Seller’s Disclosure Letter sets forth a list of all facility security clearances related to the FH Business and held by Seller or any Affiliate thereof and, all current personnel engaged in the FH Business who require personnel clearances to perform their responsibilities as employees, indicating the clearance level for each.

Section 3.22 Anti-Bribery Laws. The FH Business is being, and since December 31, 2011, has been conducted in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws (collectively, “Anti-Bribery Laws”) in any jurisdiction in which the Transferred FH Companies and their Closing Subsidiaries and the FH Affiliates and the FH Asset Sellers has conducted its business (including the FH Business), and the FH Business has instituted and maintains policies and procedures designed to ensure continued compliance therewith. Neither Seller nor any of its Affiliates has received any written communication from any Governmental Authority that alleges that any Seller or any of its Affiliates, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws in connection with the FH Business, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Seller or any of its Affiliates since December 31, 2011. Neither Seller nor any Affiliate thereof has made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws related to the FH Business. No current or former Representatives of Seller or any of its Affiliates that is or has been engaged in the FH Business is currently an officer, agent or employee of a Governmental Authority. Neither Seller (to the extent related to the FH Business) nor any of its Affiliates (to the extent related to the FH Business) nor any of their respective current or former Representatives that is or has been engaged in the FH Business has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws.

Section 3.23 Export Control and Economic Sanctions. Except as described in Section 3.23 of Seller’s Disclosure Letter, the FH Business is being, and since September 1, 2012 has been, conducted in compliance in all material respects with all applicable United States or foreign import, export control and sanctions laws and regulations, including but not limited to requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.) and executive orders and laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control and Sanctions Laws”). Seller or any of its Subsidiaries is not, and is not controlled by, owned by, or acting on behalf of, (i) a national of or entity located in or organized under the Laws of Cuba, Iran, North Korea, the Crimea region of Ukraine, or Syria; (ii) a Specially Designated National or Blocked Person designated by the U.S. Department of the Treasury Office of Foreign Assets Control; or (iii) a person or entity designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern.

Section 3.24 Absence of Claims; Business Relationships With Affiliates. Neither Seller nor any Affiliate thereof (other than the Transferred FH Companies and the Closing Subsidiaries) owns any Asset, property or right, tangible or intangible, used by the FH Business, has any claim or cause of action against the FH Business, the Transferred FH Companies or the Closing Subsidiaries, or is owed any payment or other obligation by the FH Business, the Transferred FH Companies or the Closing Subsidiaries other than (a) as provided in the Transaction Documents, (b) as set forth on Section 3.24 of Seller’s Disclosure Letter, (c) “cash sweep” practices, cash management systems, and intercompany borrowings consistent with past practices (including through dividends and capital contributions) that are eliminated either at or prior to Closing or as provided in Section 5.5(e) or (d) as would not, individually or in the aggregate, be material to the FH Business, taken as a whole.

Section 3.25 Private Placement Matters. Seller represents that it is acquiring the Buyer Stock Consideration to be issued to Seller in connection with this Agreement for its own account and that such Buyer Stock Consideration is being and will be acquired by Seller for the purpose of investment and not with a view to resale in connection with a distribution thereof in violation of the Securities Act. Seller represents that it has had an opportunity to ask questions of and receive answers from the authorized representatives of Buyer and to review relevant documents and records concerning the business of Buyer and the terms and conditions of this investment in the Buyer Stock Consideration. Seller acknowledges that it has been called to its attention that this investment may involve a high degree of risk. Seller acknowledges that it can bear the economic risks of its investment in the Buyer Stock Consideration and that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Buyer Stock Consideration and protecting its own interests in connection with this investment. Seller hereby represents and warrants to Buyer that it is an “accredited investor” as such term is defined under Section 501(a) of Regulation D promulgated under the Securities Act. Seller understands that the Buyer Stock Consideration to be issued in connection with the transactions contemplated hereby has not been and will not be registered under the Securities Act prior to issuance, that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, and that Buyer has no obligation to register or qualify the shares within the Buyer Stock Consideration except pursuant to the Stockholder Agreement. Seller further represents that it understands and agrees that unless and until transferred as provided herein and in the Stockholder Agreement, or transferred or are eligible to be transferred pursuant to the provisions of Rule 144 of the Securities Act, all certificates issued in respect of or exchange for the shares of the Buyer Stock Consideration that may be issued hereunder shall bear a legend (and Buyer will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows, or the substance of which will otherwise be reflected on the books and records of the transfer agent of the Buyer Common Stock with respect to book-entry shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

Section 3.26 No Additional Representations; No Reliance.

(a) Seller acknowledges and agrees that neither Buyer nor any of its Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or other matters that is not specifically included in this Agreement or the Buyer’s Disclosure Letter. Without limiting the generality of the foregoing, neither Buyer nor its Subsidiaries nor any other Person has made a representation or warranty to Seller with respect to, and neither Buyer nor its Subsidiaries nor any other Person, shall be subject to any liability to Seller or any other Person resulting from, Buyer or its representatives making available to Seller, (i) any projections, estimates or budgets related to Buyer or Buyer’s business, or (ii) any materials, documents or information relating to Buyer or Buyer’s business made available to Seller or its counsel, accountants or advisors in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article IV of this Agreement. In connection with Seller’s investigation of Buyer or Buyer’s business, Buyer has delivered, or made available to Seller and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Buyer and its Subsidiaries and certain business plan information of Buyer and its business. Seller acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Seller is familiar with such uncertainties, that Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Seller and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, Seller acknowledges that neither Buyer nor any of its representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) In furtherance of the foregoing, Seller acknowledges that it is not relying on any representation or warranty of Buyer other than those representations and warranties specifically set forth in Article IV of this Agreement. Seller acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of Buyer and its business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and the other terms and conditions set forth in this Agreement.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller, the FH Share Sellers, the FH Asset Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to Seller, the FH Share Sellers, the FH Asset Sellers, the Transferred FH Companies or their Closing Subsidiaries or any of their respective Affiliates, the FH Shares, the Acquired FH Assets, the FH Assets, the FH Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates, agents or representatives in connection with the transactions contemplated hereby. None of Seller, the FH Share Sellers, the FH Asset Sellers or any other Person will have or be subject to any liability or other obligation to Buyer, its Affiliates, agents or representatives or any Person resulting from the sale of the FH Shares or the Acquired FH Assets to Buyer or Buyer’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III. Each of Seller, the FH Asset Sellers and the FH Share Sellers and their Affiliates disclaims any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, neither Seller, the FH Share Sellers, the FH Asset Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to Excluded Assets, Excluded Businesses or Retained Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, except (a) as disclosed or reflected in the SEC Reports filed after December 31, 2016, and prior to the date hereof, but excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer in each case, other than any specific factual information contained therein, or (b) as disclosed in the Buyer’s Disclosure Letter (but subject to Section 10.16), the following statements are true and correct:

Section 4.1 Corporate Organization and Standing. Buyer is (a) a Delaware corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.2 Authority Relative to this Agreement, Etc. Buyer has all requisite corporate authority and power to execute and deliver this Agreement, the Local Purchase Agreements, the Transition Services Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Local Purchase Agreements, the Transition Services Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer. No other corporate proceedings on the part of Buyer (and no action on part of any stockholders of Buyer) or any Subsidiary thereof are necessary to authorize the execution, delivery and performance of this Agreement, the Local Purchase Agreements, the Transition Services Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement, the Local Purchase Agreements, the Transition Services Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been (or in the case of the Transition Services Agreement and the Local Purchase Agreements, and the other Transaction Documents, when executed and delivered will be) duly and validly executed and delivered by Buyer and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by all of the other parties hereto or thereto (other than Buyer and its Affiliates), each of this Agreement and such other agreements, and such other Transaction Documents, constitutes (or in the case of the Transition Services Agreement and the Local Purchase Agreements, and the other Transaction Documents, when executed and delivered will constitute) a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 Capitalization.

(a) As of September 21, 2017, the authorized capital stock of Buyer consists of 29,000,000 shares of Buyer Common Stock, of which 16,500,540 shares are issued and outstanding, 1,372,488 shares are issued and held in the treasury of Buyer, and 769,268 shares are reserved for issuance pursuant to the grant of equity awards under Buyer Equity Compensation Plans. All of the outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and non-assessable.

(b) All of the outstanding shares of capital stock of Buyer were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights and free of any preemptive rights or Encumbrances in respect thereof, other than Permitted Encumbrances.

(c) Except for shares of Buyer Common Stock issued or reserved for issuance pursuant to the Buyer Equity Compensation Plans as set forth in Section 4.3(a) above and as contemplated by this Agreement, as of the date of this Agreement, there are no outstanding warrants, options, Contracts, subscriptions, redemptions, profit participations, stock appreciation, phantom stock, rights of first offer or refusal, anti-dilution rights, preemptive rights or other rights, convertible or exchangeable securities or other commitments, whether written or oral, pursuant to which Buyer or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any shares of Buyer Common Stock or other securities of Buyer or any of its Subsidiaries convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or purchase shares of Buyer Common Stock, and no equity interests of Buyer or any of its Subsidiaries are reserved for issuance for any purpose. There are no voting trusts, stockholder agreements, Encumbrances, proxies or other rights or Contracts in effect with respect to the voting, transfer or dividend rights of Buyer’s capital stock to which Buyer is a party or, to the Knowledge of Buyer, between or among Buyer’s stockholders. The issuance of shares of Buyer Common Stock pursuant to this Agreement will not obligate Buyer or any of its Subsidiaries to issue shares of Buyer Common Stock or other securities of Buyer or its Subsidiaries to any Person (other than Seller or its Affiliates) and will not result in a right of any holder of Buyer’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Except for the Stockholder Agreement or as contemplated by this Agreement, there are no outstanding Contracts or other obligations of Buyer or any of its Subsidiaries requiring the registration for sale of any shares of Buyer Common Stock or other securities of Buyer or any of its Subsidiaries convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or purchase shares of Buyer Common Stock and no such additional agreements is currently contemplated.

(d) Section 4.3(d) of the Buyer’s Disclosure Letter includes a list of all of the Subsidiaries of Buyer. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Buyer, free and clear of all Encumbrances, other than applicable restrictions arising under securities Laws. Neither Buyer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Buyer and its Subsidiaries taken as a whole.

(e) Buyer has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for or purchase, securities having the right to vote) with the stockholders of Buyer on any matter.

(f) The Buyer Stock Consideration shall be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws) and will not be issued in breach or violation of any preemptive rights or Contract and, upon issuance and delivery of the Buyer Stock Consideration pursuant to the terms of this Agreement, Buyer will issue to Seller, and Seller will acquire legal ownership of, and have good and valid title to, the Buyer Stock Consideration free and clear of any Encumbrances (other than restrictions on transfer under applicable securities Laws and Encumbrances under the Stockholder Agreement). Assuming the accuracy of Seller representations and warranties set forth in Section 3.25, the issuance of the Buyer Stock Consideration in accordance with the terms set forth in the Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

(g) The number of shares of authorized Buyer Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Buyer Common Stock to be issued pursuant to this Agreement.

Section 4.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement, the Local Purchase Agreements, the Transition Services Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby by Buyer will (a) violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Buyer, (b) require any Governmental Filings with any Governmental Authority, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls, (iii) the notice or application to the NYSE for the acquisition and issuance of the shares of Buyer Common Stock constituting the Buyer Stock Consideration for trading thereon and (iv) such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (1) be material to Buyer and (2) impair, hinder, delay or adversely affect in any material respect the ability of Buyer to perform its obligations under this Agreement and to consummate the Sale or other material transactions contemplated hereby, (c) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or a loss of any benefit to which Buyer is entitled under, any of the terms, conditions or provisions of any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties or Assets may be bound, except such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses of benefit which would not, individually or in the aggregate, reasonably be expected to (1) be material to Buyer and (2) impair, hinder, delay or adversely affect in any material respect the ability of Buyer to perform its obligations under this

Agreement and to consummate the Sale or other material transactions contemplated hereby or (d) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to Buyer or by which any of its properties or Assets may be bound, except for such violations which would not, individually or in the aggregate, reasonably be expected to (1) be material to Buyer and (2) impair, hinder, delay or adversely affect in any material respect the ability of Buyer to perform its obligations under this Agreement and to consummate the Sale or other material transactions contemplated hereby.

Section 4.5 Brokers and Finders. None of Buyer or any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Seller or any Retained Subsidiary or, in the event the Closing does not occur, any Transferred FH Company or its Closing Subsidiaries, has or could have any Liability.

Section 4.6 Financing.

(a) Buyer has delivered to Seller a true, accurate and complete copy of an executed commitment letter, including all exhibits, schedules and annexes thereto, dated the date hereof, from Deutsche Bank AG New York Branch (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which (including any “market flex” provisions included in the fee letter dated the date hereof referred to therein (the “Fee Letter”)), the lender parties thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b) The Debt Commitment Letter is in full force and effect and, as of the date of this Agreement, has not been withdrawn or terminated, or otherwise amended or modified in any respect. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors or by general principles of equity. Except for the Fee Letter, of which Buyer has delivered true, accurate and complete redacted copies to Seller (provided that only the fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants), may be redacted, none of which redacted provisions could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) prior to the date hereof, there are no other agreements, side letters, or arrangements relating to the Debt Commitment Letter that would reasonably be expected to affect the amount, availability or conditionality of the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Debt Commitment Letter or result in any portion of the Debt Financing not being available on the Closing Date. As of the date of this Agreement, no lender party to the Debt Commitment Letter has notified Buyer of its intention to terminate the Debt Commitment Letter or not to provide the Debt Financing. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 8.3(a) is satisfied and the performance by Seller of its obligations under this Agreement and the satisfaction of the other conditions set forth in Section 8.1 and Section 8.3, Buyer has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or that the full amounts committed pursuant to the Debt Commitment Letter will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Debt Commitment Letter are satisfied. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement, and Buyer will pay when due all other commitment or other fees arising under the Debt Commitment Letter as and when they become payable. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount for Buyer to pay the Preliminary Cash Purchase Price (as well as the Final Cash Purchase Price) and all associated fees, costs and expenses in connection with the transactions contemplated by this Agreement (the “Required Amount”). The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Buyer on the terms therein, other than the payment of customary fees. As of the date of this Agreement, the Debt Commitment Letter has not been withdrawn and Buyer does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in the Debt Commitment Letter not being satisfied.

(c) Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.7 Securities Act. Buyer is acquiring the FH Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Laws. Buyer acknowledges that the FH Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such FH Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 4.8 Solvency. Assuming satisfaction of the condition set forth in Section 8.3(a), immediately after giving effect to the transactions contemplated by this Agreement (including any Debt Financing), Buyer and its Subsidiaries (including the Transferred FH Companies and their Closing Subsidiaries) will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller or any of their Subsidiaries or any Transferred FH Company or any of their Closing Subsidiaries.

Section 4.9 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Buyer, threatened) by any Governmental Authority with respect to Buyer or any of its Subsidiaries which would have, individually or in the aggregate, a Buyer Material Adverse Effect, and there are no Actions pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Authority, in each case, which would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.10 Investigation by Buyer. Buyer has conducted its own evaluation of the FH Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the FH Shares and the Acquired FH Assets and of its assumption of the Assumed Liabilities. Buyer confirms that (i) it can bear the economic risk of its investment in the FH Shares and the Acquired FH Assets and can afford to lose its entire investment in the FH Shares and the Acquired FH Assets and (ii) Seller has made available to Buyer (A) the opportunity to ask questions of the officers and management employees of Seller and its Subsidiaries and to acquire additional information about the business and financial condition of the FH Business, and (B) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the FH Business, the Transferred FH Companies and their Closing Subsidiaries and the FH Assets.

Section 4.11 SEC Reports; Financial Statements.

(a) Buyer has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Buyer under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the New York Stock Exchange since January 1, 2014 (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer has made available to Seller copies of all comment letters received by Buyer from the SEC since January 1, 2014 and relating to the SEC Reports, together with all written responses of Buyer thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Buyer from the SEC. As of the date of this Agreement, to the Knowledge of Buyer, none of the SEC Reports is the subject of any ongoing review by the SEC. No principal executive officer or principal financial officer of Buyer has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the applicable SEC Reports. None of Buyer’s Subsidiaries is, or since January 1, 2014 has been, required to file periodic reports or other reports, schedules, forms, statements or other documents with the SEC pursuant to the Securities Act or the Exchange Act. As of the date of this Agreement, there are no amendments or modifications to any SEC Report that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of Buyer is subject to the periodic reporting requirements of the Exchange Act.

(b) The financial statements of Buyer included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations, shareholders’ equity and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are material, individually or in the aggregate. Since January 1, 2017, Buyer has not made any change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. No financial statements of any Person other than Buyer are required by GAAP to be included in the financial statements of Buyer.

(c) Buyer maintains accurate books and records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting and disclosure controls and procedures that are required by Rules 13a-15 or 15d-15 under the Exchange Act and that are reasonably designed to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of the financial statements included in the SEC Reports.

(d) Except (a) for Liabilities incurred or expressly permitted to be incurred pursuant to this Agreement, (b) for Liabilities incurred after December 31, 2016 in the ordinary course of business, or (c) for Liabilities set forth on Section 4.11(d) of the Buyer’s Disclosure Letter, there are no Liabilities of the Buyer or its Subsidiaries other than Liabilities which would not have, individually or in the aggregate, reasonably be expected to be material to Buyer.

Section 4.12 Listing and Maintenance Requirements. The Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of Buyer Common Stock under the Exchange Act nor has Buyer received any written notification that the SEC is contemplating revoking, terminating or suspending such registration. Buyer is, and since January 1, 2014 has been, in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the NYSE.

Section 4.13 Compliance with Laws; Buyer Permits.

(a) The business of Buyer is being, and since December 31, 2014 has been, conducted in compliance in all material respects with applicable Law. Buyer owns or holds all material Permits necessary for the conduct of the Buyer’s business as presently conducted or as conducted at any time since December 31, 2014 (“Buyer Permits”), and since December 31, 2014, has been, in compliance with the terms of the Buyer Permits in all material respects.

(b) Buyer is, and since December 31, 2011, has been in compliance with the Anti-Bribery Laws in any jurisdiction in which Buyer and its Subsidiaries have conducted its business, and the Buyer has instituted and maintains policies and procedures designed to ensure continued compliance therewith. Neither Buyer nor any of its Affiliates has received any written communication from any Governmental Authority that alleges that any Buyer or any of its Affiliates, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Buyer or any of its Affiliates since December 31, 2011. Neither Buyer nor any Affiliate thereof has made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. No current or former Representatives of Buyer or any of its Affiliates is currently an officer, agent or employee of a Governmental Authority. Neither Buyer nor any of its Affiliates nor any of their respective current or former Representatives has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (ii) any political party or official thereof, (iii) any candidate for political or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws.

Section 4.14 Export Control and Economic Sanctions. Buyer is, and since September 1, 2012 has been, in compliance in all material respects with all Export Control and Sanctions Laws. Buyer or any of its Subsidiaries is not controlled by, owned by, or acting on behalf of, (i) a national of or entity located in or organized under the Laws of Cuba, Iran, North Korea, the Crimea region of Ukraine, Sudan, or Syria; (ii) a Specially Designated National or Blocked Person designated by the U.S. Department of the Treasury Office of Foreign Assets Control; or (iii) a person or entity designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern.

Section 4.15 Buyer Plans.

(a) No Buyer Plan is (x) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or (y) subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by Buyer or its ERISA Affiliates that has not been satisfied in full and no condition exists that would reasonably be expected to result in any such Liability to Buyer or its ERISA Affiliates. With respect to each Buyer Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there has been no (A) failure by Buyer or its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or any failure by any such Buyer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Buyer Plan, whether or not waived; or (B) determination that any such Buyer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (ii) the fair market value of the assets of such Buyer Plan equals or exceeds the actuarial present value of all accrued benefits under such Buyer Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no Liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Buyer or its ERISA Affiliates; and (vi) the PBGC has not instituted proceedings to terminate any such Buyer Plan and, to the Knowledge of Buyer, no condition exists that reasonably could be expected to present a risk that such proceedings will be instituted or that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Buyer Plan.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any employee or former employee of Buyer or its Affiliates to any payment or employee benefit, including any bonus, retention, severance, retirement or job security payment or benefit; or (ii) accelerate the time of payment, funding or vesting of any employee benefits or compensation of, or increase the amount of employee benefits or compensation due to, any employee or former employee.

Section 4.16 Taxes.

(a) Each of the Buyer and its Subsidiaries has (i) timely filed (or had timely filed on its behalf) with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by or on behalf of it, and each such Tax Return was complete and accurate in all material respects, and (ii) timely paid (or had paid on its behalf) all material Taxes due and owing, regardless of whether required to be shown or reported on a Tax Return;

(b) There is no examination, audit or other action of or relating to any Tax Return pending against or with respect to the Buyer or any of its Subsidiaries in respect of any material Tax and no written notice of such an examination, audit or other action with respect to any material Tax has been received by Buyer or any of its Subsidiaries;

(c) No outstanding deficiency for a material Tax has been asserted in writing against the Buyer or any of its Subsidiaries;

(d) There are no material liens for Taxes upon the Buyer or any of its Subsidiaries, except for Permitted Encumbrances;

(e) None of Buyer or any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Buyer or any of its Subsidiaries been distributed, in each case in a transaction to which Section 355 of the Code applies in the three years prior to the date of this Agreement;

(f) None of the Buyer or any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law;

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Buyer in this Section 4.16 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 4.17 No Additional Representations; No Reliance.

(a) Buyer acknowledges and agrees that neither Seller nor any of the FH Share Sellers, the FH Asset Sellers nor any of their respective Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Transferred FH Companies, their Closing Subsidiaries, the FH Assets, the Acquired FH Assets, the FH Business or other matters that is not specifically included in this Agreement or the Seller’s Disclosure Letter. Without limiting the generality of the foregoing, neither Seller nor any of the FH Share Sellers, the FH Asset Sellers nor their Subsidiaries nor any other Person has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person, shall be subject to any liability to Buyer or any other Person resulting from, Seller or its representatives making available to Buyer, (i) any projections, estimates or budgets for the Transferred FH Companies or the FH Business, or (ii) any materials, documents or information relating to the Transferred FH Companies or their Closing Subsidiaries, the FH Share Sellers, the FH Asset Sellers or the FH Business made available to Buyer or its counsel, accountants or advisors in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement. In connection with Buyer’s investigation of the FH Business, Seller has delivered, or made available to Buyer and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Seller and its Subsidiaries relating to the FH Business and certain business plan information of the FH Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, Buyer acknowledges that neither Seller nor any FH Share Seller, nor any FH Asset Seller nor any of their respective representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Seller, the FH Share Sellers and the FH Asset Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement, including (except as expressly provided in Article III of this Agreement and subject to the terms and conditions of this Agreement) any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the FH Assets and, except as expressly provided in Article III of this Agreement and subject to the terms and conditions of this Agreement, it is understood that Buyer is acquiring the Transferred FH Companies and their Closing Subsidiaries as is and where is with all faults as of the Closing Date with any and all defects.

(c) In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Seller, the FH Asset Sellers or the FH Share Sellers, other than those representations and warranties specifically set forth in Article III of this Agreement. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the FH Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and the other terms and conditions set forth in this Agreement.

Section 4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Buyer makes no express or implied representation or warranty with respect to Buyer or any of its Affiliates or with respect to any other information provided, or made available, to Seller or any of its Affiliates, agents or representatives in connection with the transactions contemplated hereby. Neither Buyer nor any other Person will have or be subject to any liability or other obligation to Seller or its Affiliates, agents or representatives or any Person resulting from the sale of Buyer Common Stock to Seller or Seller’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Seller, its Affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article IV. Each of Buyer and its Affiliates disclaims any and all other representations and warranties, whether express or implied.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Seller. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.1 of the Seller’s Disclosure Letter, (ii) as contemplated in connection with the Pre-Closing Restructuring Transactions, (iii) as otherwise contemplated in connection with or expressly permitted by this Agreement, (iv) as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), and (v) as required by Law or the terms of any Contract, Seller agrees that it will, and will cause each of the Transferred FH Companies and their Closing Subsidiaries and the FH Asset Sellers and FH Affiliates (in respect of the FH Business) to, (x) conduct the FH Business in all material respects in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve the FH Business and its organization intact, retain its present officers and employees and maintain and preserve its relationships with its suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities and others having business relations with it (provided that Seller shall not be obligated to pay any compensation beyond compensation paid in the ordinary course of business to retain such individuals). During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.1 of the Seller’s Disclosure Letter, (ii) as contemplated in connection with the Pre-Closing Restructuring Transactions, (iii) as contemplated by this Agreement, (iv) as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) and (v) as required by Law or the terms of any Contract disclosed in the Seller’s Disclosure Letter or that is not required to be disclosed in the Seller’s Disclosure Letter, Seller covenants and agrees that it shall not, and it shall cause the Transferred FH Companies, any of their Closing Subsidiaries and the FH Asset Sellers and the FH Affiliates, in each case solely with respect to the FH Business, not to take any of the following actions:

(a) amend the charter, bylaws or similar organizational documents of any of the Transferred FH Companies or their Closing Subsidiaries;

(b) with respect to any of the Transferred FH Companies or their Closing Subsidiaries, issue or agree to issue any additional shares of capital stock, or issue or agree to issue any other equity interests or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any of the Transferred FH Companies or any of their Closing Subsidiaries, or sell, transfer or otherwise dispose of or encumber any shares of capital stock of any of the Transferred FH Companies or their Closing Subsidiaries, except in each case for any issuance, sale, transfer or disposition to a Transferred FH Company or a Wholly Owned Subsidiary of a Transferred FH Company;

(c) with respect to any of the Transferred FH Companies or their Closing Subsidiaries, declare, set aside, or pay any dividend or other distribution payable in cash, stock or property (other than Excluded Assets) with respect to its capital stock or other equity interests therein, except for any dividend or distribution of the capital stock of any of the Transferred FH Companies or their Closing Subsidiaries to any of the Transferred FH Companies or their Closing Subsidiaries;

(d) make or agree to make any capital expenditures in excess of $100,000 individually, or $1,000,000 in the aggregate, other than in accordance with capital expenditures approved by the Seller prior to the date of this Agreement and attached to Section 5.1(d) of the Seller’s Disclosure Letter;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;

(f) (i) permit any Transferred FH Company or Closing Subsidiary to incur any obligations under any letter of credit or similar obligation with Liability to the applicable Transferred FH Company or Closing Subsidiary in excess of $150,000 individually or $500,000 in the aggregate, or (ii) except as required by Law or contractual obligations, permit any of the Transferred FH Companies or any of their Closing Subsidiaries or any FH Affiliate in respect of the FH Business to issue any note, bond, or other debt security, or create, incur, assume or guarantee any other material Indebtedness not discharged in full at or prior to the Closing, in each case of this clause (ii), other than in the ordinary course of business consistent with past practice, and other than intercompany loans or advances;

(g) sell or otherwise dispose of, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) with respect to, any assets of the FH Business, other than (i) pursuant to transactions where the fair market value of the assets transferred in connection with such transactions would not exceed $100,000 individually or $1,000,000 in the aggregate and (ii) sales of inventory in the ordinary course of business consistent with past practice;

(h) change in any material respect any financial accounting method used by it relating to the FH Business, unless required by GAAP or applicable Law;

(i) except as otherwise required by any Employee Benefit Plan or CBA existing on the date of this Agreement and listed in Section 3.11(a) or Section 3.12(a) of the Seller’s Disclosure Letter or applicable Law, (1) grant any increase in the compensation of, or pay or grant any bonus to, any Employee other than, in each case, increases or grants to Employees with an annual base salary of less than $200,000 in the ordinary course of business consistent with past practice, (2) grant or pay any severance or change in control pay to any Employee, (3) accelerate the time of payment or vesting of any compensation or benefit payable to an Employee, (4) enter into, amend or terminate any Transferred Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Transferred Benefit Plan if it had been in effect on the date of this Agreement other than, in each case, amendments made in the ordinary course of business not resulting in a material increase in liability to the Buyer or any Transferred FH Company or Closing Subsidiary, (5) terminate the employment of any Employee (other than for cause, including for performance-related reasons), (6) hire any Employee or any other individual who would qualify as an Employee if employed as of the date hereof (other than (i) persons hired in the ordinary course of business, at will (where applicable), and with no more severance or retention protections than provided by applicable Law, or (ii) persons hired in the ordinary course of business with an annual base salary of less than $200,000), (7) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or compensatory arrangement, other than contributions or funding due in the ordinary course of business irrespective of the transactions contemplated by this Agreement, (8) cause or permit any individual employed by a Transferred FH Company or Closing Subsidiary to become a Seller Transferred Employee or cause or permit any Seller Transferred Employee or other employee of Seller and its Affiliates who is not then an Employee to become an Employee (in each case except for (i) the permitted transfer of individuals set forth in Section 5.1 of the Seller’s Disclosure Letter, or (ii) transfers required by applicable Law or a CBA);

(j) acquire any Person or business for total consideration in excess of $1,000,000 (other than purchases of goods and services in the ordinary course of business);

(k) enter into any Contract that is (or, if entered into prior to the date hereof, would constitute) a Material Contract or materially amend, modify or waive any material right under any such Contract, other than in the ordinary course of business in a manner that would not reasonably be expected to adversely affect the FH Business, taken as a whole;

(l) settle any claim or litigation that would impose a material ongoing Liability on a Transferred FH Company or its Closing Subsidiaries;

(m) open or close any facility or office that is material to the FH Business, taken as a whole;

(n) except as would not reasonably be expected to materially affect the Tax liability of the Transferred FH Companies or their Closing Subsidiaries (or, following the Closing, Buyer or any of its Affiliates in a Post-Closing Tax Period, with respect to any of the Transferred FH Companies or their Closing Subsidiaries), (i) make or change any material Tax election, (ii) change an annual accounting period, (iii) file any material amended Tax Return, (iv) enter into any closing agreement, (v) waive or extend any statute of limitations with respect to Taxes, (vi) settle or compromise any Tax liability, claim or assessment, or (vii) surrender any right to claim a refund of Taxes, in each case other than as related to Taxes paid on an affiliated, consolidated, combined or unitary basis with Seller or any of its Subsidiaries that are neither Transferred FH Companies nor Closing Subsidiaries;

(o) merge or consolidate with or into another Person; or

(p) agree to take any of the actions described in this Section 5.1.

Notwithstanding any provision herein to the contrary, prior to the Closing, without the consent of Buyer, each of Seller, the FH Share Sellers, the FH Affiliates and the Transferred FH Companies and their Closing Subsidiaries will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, to Seller or any Subsidiary thereof, (x) any Excluded Assets (including in connection with any “cash sweep”, cash management practices, and intercompany borrowings consistent with past practices), (y) any other Assets which are not contemplated to be owned or held by Buyer or a Transferred FH Company or a Closing Subsidiary of a Transferred FH Company pursuant to the Transaction Documents and (z) copies of any Seller Books and Records, (ii) make any payments under, repay (in part or in full), or otherwise extinguish or cause to be extinguished any Indebtedness or other balances owing by any Transferred FH Company or a Closing Subsidiary of a Transferred FH Company (in each case whether intercompany or otherwise), including, for the avoidance of doubt, by making or causing to be made capital contributions or similar transactions to enable such Transferred FH Company or such Closing Subsidiary to repay or otherwise extinguish such amounts and (iii) take any action contemplated pursuant to Section 5.15, including any action with respect to or implementing the Pre-Closing Restructuring Transactions.

Section 5.2 Access to Information. Subject to applicable Laws, from the date of this Agreement until the Closing, Seller will, and will cause its Subsidiaries to, give Buyer and its Representatives reasonable access to (i) all of the Acquired FH Assets and FH Assets and assets of the Transferred FH Companies and their Closing Subsidiaries, Real Property, the Transferred FH Books and Records and to such personnel, offices and other facilities and properties of the Transferred FH Companies and their Closing Subsidiaries and to furnish such other information in respect of the operation of the FH Business as Buyer may reasonably request; provided, that all requests for access pursuant to this Section 5.2 shall be made in writing and shall be directed to and coordinated with the Vice President, Investor Relations, Colfax Corporation, or such person or persons as he/she shall designate; provided, further, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to Seller, and in such a manner as not to interfere unreasonably with the operation of any business conducted by any Transferred FH Company or its Closing Subsidiaries; provided, further, that any such access or information request shall not involve any Phase 2 environmental assessment or other invasive sampling, investigation or work of any kind. All such information and access shall be subject to the terms and conditions of the confidentiality agreement dated May 8, 2017 between Buyer and Seller (the “Confidentiality Agreement”). Notwithstanding the foregoing, Seller and its Subsidiaries shall not be required to provide any such information (i) as and to the extent it relates to the Excluded Businesses, the Excluded Assets or the Retained Liabilities, (ii) if the Seller or any of its Subsidiaries believes in good faith that doing so presents a significant risk, based on advice of outside counsel of resulting in a loss of the ability to successfully assert a claim of Privilege or (iii) if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (other than a litigation with respect to this Agreement) and such information is reasonably pertinent thereto; provided, further, that, in the case of clause (ii) above, the parties hereto shall reasonably cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege.

Section 5.3 Certain Governmental Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Regulatory Laws to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable.

(b) Without limiting the generality of the undertakings pursuant to Section 5.3(a) above:

(i) Seller and Buyer shall, as promptly as practicable, but in no event later than (x) ten (10) Business Days after the date hereof, file the notification and report form pursuant to the HSR Act and (y) fifteen (15) Business Days after the date hereof, effect all other necessary notifications, or registrations to obtain the Required Antitrust Approvals, in each case as required for the transactions contemplated hereby;

(ii) Seller and Buyer shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

(iii) Seller and Buyer shall use reasonable best efforts to make, as promptly as practicable following the date hereof, any filings or notifications with the State Department’s Directorate of Defense Trade Controls that are required under ITAR, including applicable notifications contemplated under 22 C.F.R. § 122.4.

(iv) Seller and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other communications (or, in the case of material oral communications, advise the other orally of such communications) between Seller or Buyer and their representatives and counsel, as the case may be, or any of their respective Subsidiaries, and any Governmental Authority with respect to such transactions. Seller and Buyer shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law, and shall comply promptly with any such reasonable inquiry or request. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Regulatory Law unless the other party has given its prior written consent to such extension or delay; and

(v) without limiting Section 5.3(b)(iv) above, each of Seller and Buyer, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the FH Shares, the Acquired FH Assets or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the FH Shares, the Acquired FH Assets or the other transactions contemplated by this Agreement, shall use its reasonable best efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, Seller and Buyer decide that litigation is not in their respective best interests.

(c) In the event that (i) any Non-Material Antitrust Approval of any Governmental Authority is not obtained on or prior to the Closing Date or (ii) there exists, at such time as the conditions to the Closing shall have been satisfied or waived (other than those conditions that are satisfied by action taken at the Closing, provided, that such conditions would be so satisfied), any Regulatory Law (except with respect to the Required Antitrust Approvals) that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement (each of clauses (i) and (ii), a “Delayed Antitrust Approval”), then Seller and Buyer shall effect the Closing (including payment of the entire Preliminary Purchase Price), subject to the terms of this Agreement (including, but not limited to, Section 8.1(b)), with respect to all FH Shares, the Acquired FH Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority or such Regulatory Law; provided, however, that the obligations of the parties hereto set forth in this Section 5.3 shall continue with respect to each such Delayed Antitrust Approval until such Delayed Antitrust Approval is obtained, and upon receipt of such Delayed Antitrust Approval, the parties hereto shall effect the transfer of the affected FH Shares, Acquired FH Assets and Assumed Liabilities in accordance with this Agreement and the applicable Local Purchase Agreement. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date.

Furthermore, as of the Closing Date, Seller and Buyer shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Buyer with the net economic benefit or loss (after taking into account any adverse Tax consequences to Seller) of, and liability for, the affected FH Shares, the FH Assets and Assumed Liabilities from and after the Closing Date and continuing until each Delayed Antitrust Approval is obtained. Notwithstanding the foregoing, in the event that any Delayed Antitrust Approval has not been obtained within twenty-four (24) months of the Closing Date, Seller shall have the right at any time thereafter, in its sole discretion, to sell any of the affected FH Shares, the FH Assets or Assumed Liabilities to a third party at a price determined in good faith by Seller to be a commercially reasonable price, and upon consummation of any such sale, (x) Seller shall pay the proceeds of such sale to Buyer (provided that Seller may reduce such payment by an amount equal to its fees and expenses (or an estimate thereof) and any Taxes payable as a result of such sale) and (y) the obligations of the parties pursuant to this Section 5.3(c) (other than pursuant to the preceding clause (x)) with respect to such FH Shares, the FH Assets or Assumed Liabilities shall cease.

(d) None of Buyer or the Subsidiaries of Buyer shall, and shall not cause any Person to, without the prior consent of Seller, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or enter into any definitive agreement to so acquire, any assets of or any equity in any other Person or any business or division thereof (excluding, for the avoidance of doubt, any acquisition of any goods or services in the ordinary course of business), unless that acquisition or agreement would not reasonably be expected to, in any material respect, (x) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law; (y) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (z) delay or prevent the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall use reasonable best efforts to cause the shares of Buyer Common Stock constituting the Buyer Stock Consideration to be approved for listing on the NYSE, with such listing to be effective as of the Closing, subject only to official notice of issuance.

Section 5.4 Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.3, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of the other party; (ii) the obtaining of all necessary consents, approvals or waivers from Governmental Authorities or other third parties required to be obtained by such party, or its Affiliates, in connection with the transactions contemplated by this Agreement (other than with respect to Regulatory Laws which are the subject of Section 5.3); and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 5.5 Intercompany Accounts and Arrangements.

(a) Except for the Transition Services Agreement, Local Purchase Agreements and the other Transaction Documents, intercompany accounts not settled or cancelled as of the Closing pursuant to Section 5.5(e) or the agreements set forth on Section 5.5(a) of the Seller’s Disclosure Letter hereto, all intercompany arrangements and agreements, whether written or oral, providing, leasing or licensing goods, services, tangible or intangible properties or joint activities between Seller or any of the Retained Subsidiaries, on the one hand, and any of the Transferred FH Companies or their Closing Subsidiaries, on the other hand, shall be terminated and of no further force and effect effective as of the Closing (or, to the extent that any equity interests in a Transferred FH Company or Closing Subsidiary of a Transferred FH Company are not transferred to Buyer at the Closing pursuant to Section 5.16 or Section 5.17, such later date on which all such equity interests are transferred to Buyer).

(b) Except to the extent provided to the contrary in Section 5.5(a), effective as of the Closing, Buyer, on behalf of itself and its Affiliates, including the Transferred FH Companies and their Closing Subsidiaries, effective as of the Closing, hereby releases Seller and each of the Retained Subsidiaries (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of Contracts with Seller or a Subsidiary thereof or the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, to the FH Business or the Excluded Businesses, except for any obligation pursuant to the provisions of the Transaction Documents.

(c) Except to the extent provided to the contrary in Section 5.5(a), effective as of the Closing, Seller, on behalf of itself and its Affiliates, including each of the Retained Subsidiaries, effective as of the Closing, hereby releases the Transferred FH Companies and their Closing Subsidiaries (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, except for any obligation pursuant to the provisions of the Transaction Documents.

(d) Notwithstanding anything contained in this Agreement to the contrary, Seller its Subsidiaries and the Transferred FH Companies and their Closing Subsidiaries shall be permitted to maintain through the Closing Date their respective cash management systems, and periodically settle intercompany balances with respect to intercompany borrowings consistent with past practices (including through dividends and capital contributions). Seller and its Subsidiaries (other than the Transferred FH Companies and their Closing Subsidiaries) shall have the right to withdraw all Cash Equivalents of the Transferred FH Companies and their Closing Subsidiaries prior to the Closing.

(e) Without limiting anything set forth in this Section 5.5, of Seller’s Disclosure Letter, Seller shall use commercially reasonable efforts to settle all outstanding intercompany accounts, whether payables or receivables, between Seller or any of the Retained Subsidiaries, on the one hand, and any of the Transferred FH Companies or their Closing Subsidiaries, on the other hand, with effect as of the Closing Date (it being understood that the settlement or cancellation of such amounts shall not in any way affect the Transition Services Agreement or any amounts which may be payable pursuant to the Transition Services Agreement); provided, however, that if any such intercompany accounts are not settled or cancelled as of the Closing, Seller and Buyer shall use commercially reasonable efforts to cooperate to settle or cancel such intercompany accounts as promptly as practicable following the Closing without liability to Buyer (which liability shall be calculated net of any Cash Equivalents of the Transferred FH Companies and their Closing Subsidiaries as of the Closing that would otherwise constitute Excluded Assets, which Cash Equivalents shall not constitute Excluded Assets or constitute Later Discovered Assets to the extent used by Buyer to satisfy such intercompany accounts).

Section 5.6 Provision of Corporate Records.

(a) As soon as practicable after the Closing Date, as permitted by Law, Seller shall use its reasonable best efforts to deliver or cause to be delivered to Buyer all Transferred FH Books and Records then in the possession of Seller or any Retained Subsidiary, and Buyer shall use its reasonable best efforts to deliver or cause to be delivered to Seller all Seller Books and Records then in the possession of any Transferred FH Company or any of its Closing Subsidiaries. The foregoing shall be limited by the following specific provisions:

(i) To the extent any document (other than that stored on electronic media) can be subdivided without unreasonable effort into two portions, one of which constitutes a Transferred FH Book and Record and the other of which constitutes a Seller Book and Record, such document (other than that stored on electronic media) shall be so sub-divided, and the original of the portion such document (other than that stored on electronic media) which constitutes a Transferred FH Book and Record shall be provided to Buyer (with a copy thereof provided to Seller) and the original of the portion such document (other than that stored on electronic media) shall constitute a Seller Book and Record.

(ii) For purposes of this Section 5.6, “reasonable best efforts” shall require, without limitation, deliveries of any such specific and discrete books and records requested in writing by either party and then in the possession of the other party.

(b) Each party may retain copies of the books and records of the other already in its possession, and may use such books and records as reasonably required for its normal business purposes, subject to this Agreement and the Transition Services Agreement, and subject to holding in confidence information contained in such books and records in accordance with the requirements and limitations of this Agreement including Section 5.12 and Section 5.13. If either party has a reasonable concern regarding the other party’s use of such books and records, such party may, upon reasonable prior written notice and at such party’s expense, audit the other party’s use of such books and records at times and in a manner reasonably acceptable to all parties.

(c) Each party may refuse to furnish any Information if it believes in good faith that doing so presents, based on advice of counsel (which can be inside counsel), a significant risk of loss of the ability to successfully assert a claim of Privilege; provided, that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege.

(d) Neither party shall be required to deliver to the other books and records or portions thereof (i) if such delivery would violate any applicable Law or (ii) which are subject to confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use its reasonable best efforts to seek a waiver of such confidentiality restriction.

(e) Seller may redact any Information covered by this Section 5.6 as and to the extent such Information relates to the Excluded Businesses, the Excluded Assets or the Retained Liabilities.

(f) Buyer may redact any Information covered by this Section 5.6 as and to the extent such Information relates to Buyer’s business, assets or liabilities other than the Transferred FH Companies and their Closing Subsidiaries, the FH Assets and the Assumed Liabilities.

Section 5.7 Retained Names.

(a) Except as otherwise provided in this Section 5.7, Buyer shall use commercially reasonable efforts to cease and discontinue all uses of the Retained Names immediately upon the Closing.

(b) Notwithstanding the provisions of Section 5.7(a), Buyer is not required to (and may use the Retained Names as contemplated by this Section 5.7(b)):

(i) remove, strike over, or otherwise obliterate all Retained Names from all assets and other materials owned or possessed by the Transferred FH Companies and their Closing Subsidiaries, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, manuals, forms, websites, email, computer software and other materials and systems, until no later than 60 days following the Closing Date;

(ii) file all such documents with Governmental Authorities and otherwise take such steps as are necessary to cause the Transferred FH Companies and their Closing Subsidiaries to change their corporate and assumed names, as applicable, to names that do not include Retained Names (including descriptions such as “formerly known as” preceding or modifying a Retained Name), until no later than 60 days following the Closing Date;

(iii) complete the removal of any of the Retained Names from all acquired product, service and technical information, promotional aids, promotional materials, literature and other printed material of the FH Business until no later than 60 days following the Closing Date;

(iv) with respect to FH Assets bearing any Retained Names, re-label such assets or remove such Retained Names from such assets until no later than six (6) months after the Closing Date;

(v) cease using name plates and molds bearing any Retained Names until the date that is six (6) months after the Closing Date;

(vi) cease using the Retained Names on inventories existing on the Closing Date (or made in accordance with Section 5.7(b)(v)) until eighteen (18) months after the Closing Date; and

(vii) refrain from disclosing to its customers and potential customers that it is conducting the FH Business as a successor to the Seller from and after the Closing Date;

provided, however, that, notwithstanding the above (including time periods listed in clauses (i) through (vii)), Buyer agrees (x) to use commercially reasonable efforts to complete the above actions as promptly as practicable following the Closing, (y) that after the Closing Date Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates, and (z) that Buyer shall use its commercially reasonable efforts to cause third party users of any of the Retained Names, whose rights terminate upon the Closing pursuant to this Section 5.7, to cease use of the Retained Names, except as expressly authorized thereafter by Seller. Buyer and its Affiliates shall not apply to register or register any of the Trademarks forming a part of or associated with the Retained Names.

(c) Any use of the Retained Names by the Transferred FH Companies and their Closing Subsidiaries permitted by this Section 5.7 shall be subject to the following conditions:

(i) Use of the Retained Names shall be in the same form and manner, to the same extent (without an increase in the extent or type of uses of the Retained Names), and subject to the same standards of quality, of that in effect for the Retained Names as of the Closing Date;

(ii) The Retained Names shall not be used in a manner that may reflect negatively on such name and marks or on Seller or any of its Affiliates;

(iii) Any press release or similar public announcement or communication that references any of the Retained Names shall include a statement that Buyer or its Affiliates, as applicable, and Seller, are not Affiliates or otherwise related to each other;

(iv) Buyer and its Affiliates shall, in connection with all written uses of the Retained Names in connection with the FH Business, including on any packaging materials, displays, signs, promotional materials, forms, and websites, include a clear statement that the associated products or services are manufactured by or otherwise emanate from the Transferred FH Companies and their Closing Subsidiaries and not from Seller; and

(v) Effective upon the expiration or termination of their respective rights under this Section 5.7, Buyer and its Affiliates hereby assign to Seller their rights, if any, to any Trademarks forming a part of or associated with the Retained Names that they may retain.

(d) At the request of Seller, Buyer shall and shall cause its Affiliates to provide to Seller reasonable and representative samples of products and materials used or created under or in connection with this Section 5.7, in their possession, custody, or under their control bearing any of the Retained Names and shall permit Seller to inspect their premises and shall otherwise cooperate with Seller to assist Seller in ensuring that the conditions of use of the Retained Names set forth under Section 5.7(c) are complied with.

(e) Buyer and its Affiliates, other than the Transferred FH Companies and their Closing Subsidiaries, shall have no right to use any of the Retained Names.

(f) Without limitation to any other remedies, if Buyer and its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Retained Names, Seller shall (i) be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.7, and (ii) have the right to terminate all rights to use the Retained Names as described in this Section 5.7, effective immediately. Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for any Losses arising from or relating to the use by Buyer or any of its Affiliates of the Retained Names pursuant to this Section 5.7.

Section 5.8 Guarantees.

(a) Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to terminate, or, if the parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for Seller or the applicable Retained Subsidiary in respect of, all obligations of Seller or any of the Retained Subsidiaries under Seller Guarantees on the Closing Date.

(b) With respect to any Seller Guarantees that remain outstanding after the Closing Date, (i) Seller and Buyer shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or, if the parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for Seller or any Retained Subsidiary in respect of, all obligations under Seller Guarantees, (ii) Buyer shall indemnify and hold harmless Seller Indemnified Parties for any Losses arising from or relating to such Seller Guarantees solely to the extent related to the period after the Closing and (iii) Buyer shall not permit any of the Transferred FH Companies or any of their Closing Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract or other obligation for which Seller or any Retained Subsidiary is or would reasonably be expected to be liable under such Seller Guarantee. To the extent that Seller or the Retained Subsidiaries have performance obligations under any Seller Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by Seller so as to put Seller and the Retained Subsidiaries in the same position as if Buyer, and not Seller or a Retained Subsidiary, had performed or were performing such obligations.

(c) Prior to the Closing Date, Seller and Buyer shall cooperate and Buyer shall use commercially reasonable efforts to replace all letters of credit issued by Seller or the Retained Subsidiaries on behalf of or in favor of any of the Transferred FH Companies, any of their Closing Subsidiaries or the FH Business (the “Seller LCs”) as promptly as practicable with letters of credit from Buyer or one of its Affiliates as of the Closing Date. With respect to any Seller LCs that remain outstanding after the Closing Date, Buyer shall (i) indemnify and hold harmless Seller Indemnified Parties for any Losses arising from or relating to such letters of credit, including any fees in connection with the issuance and maintenance thereof, in each case solely to the extent related to the period after the Closing, and (ii) without the prior written consent of Seller, Buyer and its Subsidiaries shall not, and shall not permit any of the Transferred FH Companies or any of their Closing Subsidiaries or Affiliates to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Seller or any Retained Subsidiary has issued any letters of credit which remain outstanding. The parties hereto agree that neither Seller nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred FH Company (or any Closing Subsidiary thereof) or the FH Business after the expiration of any such letter of credit.

(d) For purposes of this Section 5.8, with respect to Seller, “commercially reasonable efforts” shall not require Seller to, or to cause any of its Subsidiaries to, make or accelerate any payment under any loan, Contract or other obligation for which Seller or any Retained Subsidiary is or may be liable under any Seller Guarantee or Seller LC.

Section 5.9 Post-Closing Access to Information. For a period of seven (7) years from the Closing Date, except as prohibited by applicable Law, Seller and Buyer shall, subject to compliance by the other with the provisions of Section 5.12 and the Transition Services Agreement, afford to each other and to each other’s Representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all books and records, documents and other information (collectively, “Information”) within the knowledge, possession or control of the other party or its Affiliates solely to the extent relating to (a) in the case of requests by Buyer, the FH Business, Transferred FH Companies (and their Closing Subsidiaries), FH Assets, the Acquired FH Assets, Assumed Liabilities or Transferred Employees and (b) in the case of requests by Seller, the Excluded Businesses, the Excluded Assets or the Retained Liabilities, insofar in each case as such access is reasonably required by Seller or Buyer or any of their Subsidiaries or Affiliates for legitimate business reasons and does not violate any applicable Law or any confidentiality obligations applicable to Seller or Buyer or any of their Subsidiaries or Affiliates, as the case may be (and shall use reasonable efforts to cause persons or firms possessing relevant Information to give similar access) and, to the extent practicable, such Information is identified by the requesting party with reasonable specificity; provided, however, that no party shall be required to disclose any Information if (i) it believes in good faith that doing so presents a significant risk, based on advice of counsel (which can be inside counsel) of resulting in a loss of the ability to successfully assert a claim of Privilege or (ii) Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (other than a litigation with respect to a claim for indemnification under this Agreement) and such information is reasonably pertinent thereto; provided, further, that, in the case of clause (i) above, the parties hereto shall reasonably cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege; provided, further, that Seller and its Affiliates shall not be required to provide Buyer or its Representatives with any information related to the Sale Process or Seller’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the FH Business without being primarily prepared for the Sale Process. Without limiting the generality of the foregoing, Information may be requested under this Section 5.9 for audit and accounting purposes and in connection with Actions, as well as for purposes of fulfilling disclosure and reporting obligations.

Section 5.10 Production of Witnesses and Individuals. From and after the Closing Date, Seller and Buyer shall use and shall cause their respective Subsidiaries to use reasonable efforts to make available to each other, upon written request, its officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the FH Business or the Excluded Businesses. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.10. Notwithstanding the foregoing, the provisions of this Section 5.10 shall not apply to Actions brought between Seller and its Affiliates (but not including the Transferred FH Companies and their Closing Subsidiaries), on the one hand, and Buyer and its Affiliates (including after the Closing Date, the Transferred FH Companies and their Closing Subsidiaries) on the other hand.

Section 5.11 Retention of Records. Except when a longer retention period is otherwise required by Law or agreed to in writing, including as set forth in Section 7.7, Seller and its Subsidiaries and the Transferred FH Companies and their Closing Subsidiaries shall retain, in accordance with their respective records control schedule policy existing from time to time, all Information relating to the FH Business and the Excluded Businesses, respectively. The parties hereto agree that upon written request from the other that certain Information relating to the FH Business or the transactions contemplated hereby be retained in connection with an Action, the parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party.

Section 5.12 Confidentiality.

(a) For a period of five (5) years from the Closing Date, Seller and Buyer shall hold and shall cause their respective Affiliates (including the Transferred FH Companies and their Closing Subsidiaries) to hold, and shall each use their reasonable best efforts to cause their respective Representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, Seller or Buyer, as the case may be, will be responsible or (ii) if the parties hereto, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Seller or Buyer, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, the party who is required to disclose such Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 5.12, “Confidential Information” shall mean all proprietary technical, economic, environmental, operational, financial and/or other business Information or material of one party which, prior to or following the Closing Date, has been disclosed by Seller or its Affiliates, on the one hand, or Buyer or its Affiliates (including the Transferred FH Companies and their Closing Subsidiaries), on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, in each case including pursuant to the access provisions of Section 5.9 hereof or any other provision of this Agreement or the Transition Services Agreement or, (A) in the case of Seller and its Affiliates and Representatives, to the extent relating to the FH Business or the FH Assets prior to the Closing or (B) in the case of Buyer and its Affiliates and Representatives, to the extent relating to the Excluded Assets, the Retained Liabilities or the Excluded Businesses, including (a) ideas and concepts for existing products, processes and services; (b) specifications for products, Equipment and processes; (c) manufacturing and performance specifications and procedures; (d) engineering drawings and graphs; (e) technical, research and engineering data; (f) formulations and material specifications; (g) laboratory studies and benchmark tests; (h) service and operation manuals; (i) quality assurance policies, procedures and specifications; (j) evaluation and/or validation studies; (k) pending patent applications; (l) all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (m) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except to the extent that such Information can be shown to have been (1) in the public domain through no fault of such party or its Affiliates (including, in the case of Seller, any of the Retained Subsidiaries or, in the case of Buyer, any of its Subsidiaries (including the Transferred FH Companies and their Closing Subsidiaries)) or (2) lawfully acquired from other sources by the party (or its Affiliates (including the Transferred FH Companies and their Closing Subsidiaries)) to which it was furnished; provided, however, in the case of (2) that such sources did not provide such Information in breach of any confidentiality or other legal obligations). Notwithstanding the foregoing, nothing herein shall prevent Seller or its Subsidiaries or Affiliates or their respective Representatives from using any Confidential Information used or held for use in any Excluded Business as of the date of this Agreement.

(b) Notwithstanding anything to the contrary set forth herein, (i) Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Transferred FH Companies and their Closing Subsidiaries), on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Seller or any of its Affiliates, or Buyer or any of its Affiliates (including the Transferred FH Companies and their Closing Subsidiaries), on the one hand, and any employee of Seller or any of its Affiliates (or, prior to the Closing Date, any of the Transferred FH Companies and their Closing Subsidiaries), or Buyer or any of its Affiliates (including, after the Closing Date, the Transferred FH Companies and their Closing Subsidiaries), on the other hand shall remain in full force and effect. Confidential Information of Seller and its Affiliates, on the one hand, or the Transferred FH Companies and their Closing Subsidiaries, on the other hand, in the possession of and used by the other as of the Closing Date may continue to be used by Seller or its Affiliates, or Buyer or its Affiliates (including the Transferred FH Companies and their Closing Subsidiaries), as the case may be, in the operation of their businesses with the prior written consent of the other party, so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Agreement. Such continued right to use may not be transferred to any third party (other than an Affiliate of a party hereto) unless the third party purchases all or substantially all of the business and Assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed.

(c) Notwithstanding the foregoing in this Section 5.12, to the extent that the Transition Services Agreement or another Contract pursuant to which a party hereto is bound provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 5.12, then the applicable provisions contained in the Transition Services Agreement or other Contract shall control with respect thereto.

Section 5.13 Non-Competition; Non-Solicitation.

(a) Commencing on and for a period of three (3) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, develop, manufacture, market or sell Products or perform the Services (the “Prohibited Activities”). For the avoidance of doubt, Prohibited Activities do not include, and Seller and its Subsidiaries may engage in, the development, manufacture, marketing and sale of components of Product (but not Product itself) and nothing shall prohibit Howden, a Subsidiary of Seller, from (x) engaging in the development, manufacturing, marketing and sale of screw compressors for gas compression applications or the sale of auxiliary systems which contain the Product or (y) performing the Services in the ordinary course of business consistent with past practice; provided, further, that the parties agree that nothing herein shall prohibit Seller and its Subsidiaries from:

(i) acquiring or investing in any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are related to or were derived from any of the Prohibited Activities;

(ii) acquiring or investing in any Person, or the assets thereof, if ten percent (10%) or more than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements)

are related to or were derived from any of the Prohibited Activities; provided, that within one year of such acquisition, Seller or its Subsidiaries enter into a definitive agreement to divest themselves of all or substantially all of the assets or operations so acquired that are engaged in any of the Prohibited Activities (and use reasonable best efforts to consummate such transaction as soon as reasonably practicable thereafter);

(iii) acquiring or investing in securities representing not more than five percent (5%) of the outstanding voting power of any Person; or

(iv) acquiring or investing in any equity interest in any Person through any employee benefit plan of Seller or its Subsidiaries.

(b) Commencing on and for a period of two (2) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment (whether as an employee, consultant or otherwise), offer to hire, hire or enter into any employment or consulting agreement or arrangement with any Transferred Employee or employee, contractor, subcontractor, consultant or sales representative of the FH Business; provided, that this prohibition shall not apply to (i) solicitation of any such individual who has been terminated by Buyer or its Affiliates more than six (6) months prior to such time, (ii) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Buyer or any of its Subsidiaries or (iii) hirings of persons either (A) in connection with solicitations permitted under clause (i) or (ii) or (B) who independently approach such party and, in each of subclauses (A) and (B), whom were not otherwise solicited in breach of this Section 5.13(b).

(c) The parties agree that, notwithstanding anything to the contrary herein, the provisions of Section 5.13(a) and Section 5.13(b) shall not prohibit (i) Seller or any of its Subsidiaries from performing under any Contract or owning or operating any other Asset that constitutes an FH Asset which is not transferred, conveyed or assigned to Buyer or one of its Subsidiaries as of the Closing Date or (ii) Seller or any of its Subsidiaries from performing its obligations under this Agreement or the Transition Services Agreement.

(d) The following terms used in this Agreement shall have the following meanings:

(i) “Product” shall mean progressive cavity, two- and three-screw pumps, centrifugal pumps, seawater cooling pumps, internal gear pumps, oil mist lubrication systems and heat transfer fluid pumps, oil purification equipment, lubrication distribution systems, oil mist generators and bearing lubrication systems of the same or similar type as those developed, manufactured, marketed or sold by the Transferred FH Companies (and their Closing Subsidiaries), the FH Asset Sellers and the FH Affiliates as of the date hereof or as of the Closing.

(ii) “Services” shall mean the following services performed by the Transferred FH Companies (and their Closing Subsidiaries), the FH Asset Sellers and the FH Affiliates as of the date hereof or as of the Closing: industrial chemical cleaning services, high velocity oil systems flush, oil reclamation and emergency water and particulate removal.

Section 5.14 Mail and Other Communications; Accounts.

(a) After the Closing Date, each of Seller and its Subsidiaries and Buyer and its Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Seller and Buyer authorizes the other and their respective Subsidiaries to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Subsidiaries) or any of the other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the FH Business (in the case of receipt by Buyer and its Subsidiaries) or the Excluded Businesses (in the case of receipt by Seller and its Subsidiaries), or to the extent that they do not relate to the FH Business (in the case of receipt by Buyer and its Subsidiaries) or the Excluded Businesses (in the case of receipt by Seller and its Subsidiaries), the receiving party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the FH Business and the Excluded Businesses, copies thereof) to the other party. The provisions of this Section 5.14 are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Buyer to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

(b) All payments and reimbursements received by Seller or its Subsidiaries in connection with or arising out of the FH Business, the FH Assets, the Acquired FH Assets or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement, without right of set off.

(c) All payments and reimbursements received by Buyer or its Subsidiaries in connection with or arising out of the Excluded Assets, Retained Liabilities or Excluded Businesses, after the Closing shall be held by such Person in trust for the benefit of Seller and, immediately upon receipt by such Person of any such payment or reimbursement such person shall pay over to Seller the amount of such payment or reimbursement without right of set off.

Section 5.15 Transfer of Excluded Assets; Restructuring. Seller shall use reasonable best efforts to effect the restructuring transactions set forth on Section 5.15 of the Seller’s Disclosure Letter (as may be amended pursuant to this sentence, the “Pre-Closing Restructuring Transactions”) on or before the Closing Date; provided, however, that following the date hereof, but subject to Seller’s indemnification obligations in Section 9.4, Seller shall be permitted to amend Section 5.15 of the Seller’s Disclosure Letter to the extent the effect of such amendments would not in any material respect adversely affect the operations of the FH Business or otherwise adversely affect in any material respect Buyer or its Affiliates. Notwithstanding anything to the contrary herein, Seller shall take (or cause one or more of its Affiliates to take) such action as is reasonably necessary or advisable to transfer effective as of, or prior to, the Closing Date the Excluded Assets or the Retained Liabilities from the Transferred FH Companies or any of their Closing Subsidiaries to Seller or one or more of its Retained Subsidiaries for such consideration or for no consideration, as may be determined by Seller in its sole discretion. After the Closing Date, Buyer and its Subsidiaries (including the Transferred FH

Companies and their Closing Subsidiaries) shall use commercially reasonable efforts to take all actions (or shall cause their Affiliates to take all actions) reasonably requested by Seller to effect the provisions of this Section 5.15, including the transfer of any Excluded Assets to Seller or one or more of its designees for no additional consideration; provided, however, that Seller shall reimburse Buyer for all reasonable third-party costs associated with any such actions.

Section 5.16 Obligations Regarding Non-Assignable Assets and Delayed FH Assets.

(a) Notwithstanding anything else in this Agreement to the contrary, unless and until such consent, approval or amendment described below is no longer required or has been obtained, this Agreement, the Transition Services Agreement and the Local Purchase Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any FH Asset (excluding any equity interests in a Delayed Company) or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Asset, a “Delayed FH Asset”); provided, however, that, except as otherwise expressly provided herein, neither Seller or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. Without limiting the generality of Section 5.3 and Section 5.4, Seller and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such consent, approval or amendment, including after the Closing Date; provided, however, that Buyer acknowledges that Seller has no obligation to novate Government Contracts prior to the Closing Date. Upon obtaining the requisite consents or approvals, such Delayed FH Asset shall be transferred and assigned to Buyer hereunder without additional consideration therefor.

(b) With respect to Government Contracts that are subject to a requirement for novation, during the pendency of any novation request pursuant to Section 42.1204 of the Federal Acquisition Regulations (FAR) or other process as may be specified by the authorized contracting officer(s) of the applicable Governmental Authority:

(i) Buyer shall perform, to the maximum extent permitted by applicable law, all of the obligations of Seller or its applicable Affiliate under such Government Contracts to the extent such Government Contracts have not yet been fully performed by Seller or such Affiliate and closed out;

(ii) Buyer shall inure to all rights and benefits conferred or accruing under such Government Contracts, whether such rights and benefits are conferred or accrue before, on or after the Closing Date, but such inurement shall not include any payment made to Seller or such Affiliate prior to the Closing Date;

(iii) Each of Buyer and Seller shall, at each party’s own expense, use its commercially reasonable efforts and shall cooperate with one another to secure novation of the Government Contracts as soon as practicable; and

(iv) Neither Seller nor any Affiliate thereof shall take any action or fail to take any action in connection with any such Government Contract that would frustrate the intent of, or materially impair or diminish the performance of, or any of Buyer’s or Seller’s (or such Affiliate’s) rights under, any such Government Contract.

(c) Except as otherwise provided in the last sentence of this Section 5.16(c) or in cases of Government Contracts that are subject to Section 5.16(b), in the event and to the extent that, prior to the Closing, Seller or any Retained Subsidiary is unable to obtain a consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed FH Asset to Buyer, then following the Closing, Seller shall, and shall cause the Retained Subsidiaries to, use commercially reasonable efforts to (i) continue to hold, and to the extent required by the terms applicable to such Delayed FH Asset, operate such Delayed FH Asset in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement, (ii) cooperate in any arrangement, reasonable and lawful as to Seller and Buyer, designed to provide to Buyer or its Subsidiaries the benefits arising under such Delayed FH Asset, including accepting such reasonable direction as Buyer shall request of Seller and (iii) enforce at Buyer’s request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of the applicable Seller under such Delayed FH Asset against the other party or parties thereto; provided, however, that the costs and expenses incurred by Seller or its Affiliates at Buyer’s request shall be borne solely by Buyer. Seller shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance. Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller or the Retained Subsidiaries in respect of such performance, and Buyer shall be responsible for all Assumed Liabilities related thereto and indemnify the Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Seller or any Retained Subsidiary arising out of such performance or taken at the direction of Buyer or any of its Subsidiaries. With respect to Government Contracts that are subject to a requirement for novation and not novated prior to Closing, Seller shall, and shall cause the Retained Subsidiaries to, use commercially reasonable efforts to novate such Government Contracts as soon as reasonably practicable following the Closing.

(d) Notwithstanding anything else set forth in this Section 5.16, neither Seller nor any other of its Subsidiaries shall be required to take any action that may, in the good faith judgment of Seller or such Subsidiary, (i) result in a violation of any obligation which Seller or any such Subsidiary has to any third party or (ii) violate applicable Law.

(e) Buyer acknowledges that certain consents and approvals to the transactions contemplated by this Agreement may be required from certain third parties, and that such consents and approvals have not been and may not be obtained. Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever arising out of or relating to, the failure to obtain any consents or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contracts, FH Business Permits or Environmental Permits or other right or obligation, as a result thereof. Buyer further agrees that no representation, warranty, covenant or other obligation of Seller contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of the failure to obtain any such consent or approval or as a result of any such default, acceleration or termination.

Section 5.17 Obligations Regarding Delayed Companies.

(a) Notwithstanding anything herein to the contrary, the equity interests of any Transferred FH Company or Closing Subsidiary of a Transferred FH Company for which Seller and its Subsidiaries have not received all necessary consents and approvals of any Governmental Authority which are required to transfer the equity interests of any such entity to Buyer or a Subsidiary of Buyer pursuant to this Agreement or any Local Purchase Agreement at the Closing (such entity, a “Delayed Company”) shall be treated in the manner set forth in this Section 5.17. Without limiting the generality of Section 5.3 and Section 5.4, Seller shall, and shall cause the applicable FH Share Sellers to, and Buyer shall, use their commercially reasonable efforts to take such actions required to obtain any consent, approval or amendment required to convey, assign, transfer and deliver to Buyer such FH Share Sellers’ equity interests in a Delayed Company (the “Delayed Company Interests”); provided, however, that this Agreement, the Transition Services Agreement and the Local Purchase Agreements shall not constitute an agreement to convey, assign, transfer or deliver any Delayed Company Interests as to which consent or approval to conveyance, assignment, transfer or delivery thereof or amendment thereof has not been obtained as of the Closing Date unless and until such consent, approval, or amendment is no longer required or has been obtained; provided, further, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer, pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in connection with obtaining any such consent, approval or amendment. Buyer shall indemnify the Seller Indemnified Parties against any Losses arising in connection with the transfer, or attempted transfer, of the Delayed Company Interests, or the FH Shares of the Transferred FH Companies and their Closing Subsidiaries holding Delayed Company Interests, hereunder. Notwithstanding the foregoing, neither Seller nor any FH Share Seller makes any representation or warranty that any such consent or approval shall be obtained either prior to, on or after the Closing Date and neither Seller nor any of its Subsidiaries shall have any Liability to Buyer or any of its Subsidiaries for failure to obtain any consent, approval or amendment required to convey, assign, transfer and deliver to Buyer the Delayed Company Interests.

(b) In the event and to the extent that Seller or any FH Share Seller is unable to obtain any such required consent, approval or amendment required to convey, assign, transfer and deliver any Delayed Company Interests to Buyer, Seller shall, and shall cause the Retained Subsidiaries to, continue to retain title to such Delayed Company Interests; provided, that Seller may transfer any such interests to any Wholly Owned Subsidiary of Seller, with the prior written consent of Buyer (not to be unreasonably, withheld) and if not in violation of the associated organizational and governance documents of the Delayed Company; provided, further, that if any such Delayed Company Interests are held by a Transferred FH Company and such Transferred FH Company is to be conveyed to Buyer or a Subsidiary of Buyer under this Agreement, Seller shall use commercially reasonable efforts to restructure such company or its sale to Buyer or its Subsidiaries so that Seller or a Retained Subsidiary retains the Delayed Company Interests. Buyer agrees to reasonably cooperate with Seller in effectuating any such restructuring. Until the transfer to Buyer of such Delayed Company Interests: (i) Buyer shall pay, perform and discharge fully, promptly when due, all the reasonable obligations of Seller or the applicable FH Share Seller thereunder from and after the Closing Date; (ii) Buyer shall, and shall cause its Subsidiaries to, be responsible for all Assumed Liabilities related thereto and indemnify Seller and its Affiliates and the applicable FH Share Sellers and their Affiliates for all Losses arising out of such performance (or any failure to perform) by Buyer or any of its Subsidiaries and any Losses arising out of Seller’s entering into such an arrangement and (iii) Buyer shall, and shall cause its Subsidiaries to, cooperate and provide such support and services to Seller and its Affiliates as Seller shall reasonably request in connection with such arrangement. Seller shall, and shall cause the applicable FH Share Sellers to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance; provided, however, that notwithstanding the foregoing, Seller and its Affiliates may retain, and shall not be required to remit to Buyer or any of its Affiliates, any Tax distributions received from any Delayed Company made for the purposes of paying any Taxes that are Retained Liabilities attributable to the income of such Delayed Company generated on or after the Closing Date and for which Seller or any of its Affiliates is liable pursuant to applicable Law. In the event that (x) Seller or a Retained Subsidiary is required under the applicable organizational and governance documents of the Delayed Company to fund or (y) subject to the prior written consent of Buyer (not unreasonably to be withheld), Seller or a Retained Subsidiary otherwise funds, any capital call from, or otherwise makes any capital contribution to, any Delayed Company after the Closing but prior to the transfer to Buyer or one of its Subsidiaries of Seller’s or a Retained Subsidiary’s interests in such Delayed Company, then at the time of such transfer, Buyer shall be obligated to reimburse Seller for the amount of cash funded into such capital call.

(c) The obligations of Buyer to purchase and accept any Delayed Company Interests, and the obligations of the FH Share Sellers to sell, assign and transfer any Delayed Company Interests, which was not transferred pursuant to Section 1.1 at the Closing, shall be subject to the fulfillment, or written waiver by Buyer, or by Seller, on behalf of itself and the FH Share Sellers, as the case may be, at or prior to such transfer, of only the following conditions: (i) the receipt of each material consent, approval or amendment required to convey, assign, transfer and deliver to Buyer or any of its Subsidiaries such Delayed Company Interests, and (ii) no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the transfer of such Delayed Company Interests nor shall any proceeding by any Governmental Authority seeking the foregoing be pending.

(d) Notwithstanding anything else set forth in this Section 5.17, neither Buyer, Seller nor any of the FH Share Sellers shall be required to take any action that may, in the reasonable judgment of Buyer, Seller or such FH Share Seller, violate applicable Law. In addition, to the extent that it is contemplated that any Delayed Company Interests are to be conveyed, assigned, transferred and delivered to Buyer pursuant to a Local Purchase Agreement, such Delayed Company Interests shall be conveyed, assigned, transferred and delivered to Buyer pursuant to such Local Purchase Agreement.

(e) For purposes of this Section 5.17, “commercially reasonable efforts” shall not require Buyer or Seller or any of their respective Subsidiaries to take any action which would result in adverse Tax consequences or costs for Buyer or Seller or any of their respective Subsidiaries.

Section 5.18 Directors and Officers.

(a) If the Closing occurs, Buyer shall and shall cause the Transferred FH Companies and their Closing Subsidiaries to take any necessary actions to provide, for a period of six (6) years from the Closing Date, that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Transferred FH Companies or their Closing Subsidiaries (or their respective predecessors) (collectively, the “FH Indemnitees”), as provided in (i) the organizational documents of the Transferred FH Companies and their Closing Subsidiaries in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the Transferred FH Companies or their Closing Subsidiaries of any of the FH Indemnitees in effect on the date of this Agreement to which the FH Share Sellers or the Transferred FH Companies or their Closing Subsidiaries are a party, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Transferred FH Companies or their Closing Subsidiaries after the Closing.

(b) In the event that the Transferred FH Companies or their Closing Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Transferred FH Companies or their Closing Subsidiaries or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 5.18.

(c) The obligations of Buyer under this Section 5.18 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.18 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.18 applies shall be third party beneficiaries of this Section 5.18).

Section 5.19 Buyer’s Financing Activities.

(a) Except as set forth in this Section 5.19 (and without limiting Seller’s other obligations under this Agreement, including to the extent they relate to the Debt Financing), Buyer acknowledges and agrees that Seller, its Affiliates and their respective Representatives shall have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby. Any bank syndication materials and other marketing materials prepared by or on behalf of or utilized by Buyer, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated hereby which include any information provided by Seller, its Affiliates or their respective Representatives shall include a conspicuous disclaimer to the effect that none of Seller, its Affiliates or their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor.

(b) Subject to the terms of this Agreement (including the rights of Buyer in this Section 5.19(b) to obtain Alternative Financing), Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing and to consummate the Debt Financing at or prior to the Closing, including using reasonable best efforts to (i) comply with the terms of, and maintain in effect, the Debt Commitment Letter; (ii) satisfy (or seek a waiver of) on a timely basis all of the conditions precedent and covenants set forth in the Debt Commitment Letter and the definitive documentation for the Debt Financing; (iii) negotiate, execute and deliver definitive documentation for the Debt Financing (and promptly upon the execution and delivery thereof, provide true and complete copies of such definitive documentation to Seller) that reflects the terms contained in the Debt Commitment Letter or on other terms not materially less favorable, in the aggregate, to Buyer (subject to any “market flex” provisions included in the Fee Letter or any fee letter relating to an Alternative Financing) and that would not, if such other terms constituted an amendment to the Debt Commitment Letter, be prohibited by clauses (A) through (D) in the proviso below; and (iv) in the event that the conditions set forth in Section 8.1 and Section 8.3 and the conditions precedent set forth in the Debt Commitment Letter have been satisfied or, upon funding would be satisfied, cause the financing providers to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter including, if necessary, enforcing rights under the Debt Commitment Letter and the definitive documentation for the Debt Financing; provided, however, that under no circumstances shall Buyer be required to commence or sustain any legal proceeding in connection therewith. Buyer shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources (together with any alternative financing as described in clause (c) below, each an “Alternative Financing”); provided, that any such amendment, restatement, supplement, replacement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of Seller, (A) except as otherwise set forth herein, reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to be funded at or prior to Closing in a manner that would adversely impact the ability of Buyer to consummate the Sale or that would otherwise be expected to prevent, delay or impede the Sale, (B) impose new or additional conditions precedent or contingencies to the Debt Financing as set forth in the Debt Commitment Letter or otherwise amend, modify, or expand any conditions precedent to the funding of the Debt Financing (unless such conditions precedent or contingencies to the Alternative Financing would not be reasonably expected to (i) prevent, impede or delay the Closing, (ii) make the funding of the Debt Financing or a material portion thereof (or the satisfaction of the conditions to obtaining the Debt Financing or a material portion thereof) less likely to occur, (iii) adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or (iv) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter or the definitive documentation with respect thereto), (C) release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter (except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter), or (D) otherwise (i) prevent, impede or delay the Closing, (ii) adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, further, that Buyer may amend, restate, replace, supplement or otherwise modify the Debt Commitment Letter (or any Alternative Financing) on one or more occasions to add additional arrangers, bookrunners, agents and lenders in accordance with the terms of the Debt Commitment Letter (but not to make any other changes other than to the extent otherwise permitted under this Section 5.19(b)). For purposes of this Agreement, the definition of “Debt Commitment Letter” shall include any amendment, restatement, supplement or other modification or waiver thereto, or any replacement thereof, and the definition of “Debt Financing” shall include any amendment thereof or substitution of any portion thereof with any Alternative Financing, in each case permitted under this Section 5.19(b) or Section 5.19(c) below.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (subject to any “market flex” provisions included in the Fee Letter and other than on account of any Alternative Financing referred to in clause (b) above having been completed) other than due to the failure of a condition to the consummation of the Debt Financing resulting from a material breach of any representation, warranty, or covenant of Seller set forth in this Agreement or the failure of any condition set forth in Section 8.1 or Section 8.3, Buyer shall promptly so notify Seller and use its reasonable best efforts to obtain any such portion from alternative debt or equity sources as promptly as practicable following the occurrence of such event in an amount that will still enable Buyer to pay the Required Amount at the Closing (including the payment of all fees, premiums and expenses associated therewith).

(d) Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of Buyer’s efforts to arrange the Debt Financing (including any Alternative Financing) and shall provide to Seller copies of any amendment, restatement, replacement, supplement or modification of the Debt Commitment Letter (including any new commitment letters relating to any Alternative Financing and related fee letters, redacted as to the same scope as the Fee Letter) and all executed final definitive documents relating to the Debt Financing (excluding any provisions related solely to fees, economic and “market flex” terms (other than covenants) agreed to by the parties thereto and any provisions in any fee or engagement letters as customarily excluded by the Financing Sources). Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice (in any event within three (3) Business Days), which shall include reasonably detailed information regarding the applicable circumstances referenced in the following clauses: (i) if Buyer becomes aware of any breach or default by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or termination or threatened termination thereof, if such breach, default or termination would reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing; (ii) of the receipt by it of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing, or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing with respect to the obligation to fund any portion of the Debt Financing or the amount of the Debt Financing to be funded at Closing; and (iii) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter (subject to the “market flex” provisions included in the Fee Letter or any fee letter relating to any Alternative Financing) or the definitive documents related to the Debt Financing. As soon as reasonably practicable, after the date Seller delivers Buyer a written request, Buyer shall provide any additional information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(e) Seller shall, and shall cause its Subsidiaries and their respective Representatives to, furnish Buyer and its Financing Sources with the (i) the Required Financial Statements; and (ii) as promptly as practical after requested by Buyer, all information regarding the FH Business reasonably requested by Buyer to prepare pro forma financial statements of the type and form and for periods, in each case, customarily included in information memoranda and syndication materials used in syndicated bank financings (the information and documents in clauses (i) and (ii), collectively, the “Required Information”); provided that such Required Information (A) shall not include, and Buyer shall be solely responsible for, pro forma information or projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma information and (B) shall not include “segment reporting”, information required by Rules 3-09, 3-10 and 3-16 of Regulation S-X under the Securities Act or otherwise include separate financial statements of any Subsidiary or any compensation discussion and analysis required by Item 402(b) of Regulation S-K under the Securities Act. From the date hereof until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 9.1, Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such customary assistance and cooperation (and to use reasonable best efforts to cause its and their respective Representatives to provide such customary assistance and cooperation), at Buyer’s sole cost and expense, with respect to any Debt Financing as is reasonably requested by Buyer, including using reasonable best efforts with respect to: (i) upon reasonable request, participating in and assisting with the due diligence and marketing efforts related to such Debt Financing, including, upon reasonable advance notice and during normal business hours, participating in a reasonable number of meetings (including one-on-one meetings or conference calls with the parties acting as agents or arrangers for, and prospective lenders, investors in, and purchasers of, the Debt Financing), presentations, due diligence sessions, drafting sessions, road shows and sessions with prospective lenders, investors and rating agencies and other syndication activities; (ii) delivering to Buyer and its Financing Sources as promptly as reasonably practicable documentation and other information that is required under applicable “know-your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and that is reasonably requested by the Financing Sources at least ten (10) Business Days prior to Closing; (iii) requesting Seller’s independent auditors to cooperate with the Debt Financing consistent with their customary practice, including by participating in a reasonable number of drafting sessions, providing customary assistance with the due diligence activities of Buyer and the Financing Sources (including, upon reasonable advance notice and during normal business hours, participating in a reasonable number of accounting due diligence sessions); (iv) assisting Buyer and the Financing Sources in the preparation of (A) customary syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations and similar documents for the Debt Financing and (B) customary materials for rating agency presentations, and similar documents in connection with the Debt Financing; (v) cooperating reasonably with each Financing Source’s due diligence including in relation to the provision of, and reliance on, any reports produced in connection with the transaction; (vi) executing and delivering customary definitive financing documents, including certificates and other documents, to the extent reasonably requested by Buyer and customary for financings of the type similar to the Debt Financing; (vii) providing all financial statements, financial data, audit reports and other information with respect to the FH Business customarily included in marketing materials, lender and investor presentations and similar documents for the syndication of credit facilities similar to those described in the Debt Commitment Letter; provided that the only financial statements required to be delivered shall be those described in Section 3.5 and Section 5.25; and (viii) providing customary projected financial information relating only to the FH Business as reasonably requested by Buyer to permit Buyer to prepare customary projected financial information relating to Buyer (to be prepared on a pro forma basis assuming the consummation of the Sale) which are customarily required by financing sources for the syndication of credit facilities similar to those described in the Debt Commitment Letter or for purposes of obtaining corporate and debt ratings; provided that the effectiveness of any certificate, definitive agreements or other documentation executed by Seller or any of its Subsidiaries shall be subject to the Closing of the Sale. In addition, if, in connection with the marketing of the Debt Financing, Buyer reasonably determines in consultation with the lead arrangers for the Debt Financing that the disclosure of any material non-public information with respect to the FH Business or the pro forma combined financial position or results of operations of the Buyer and the FH Business is necessary or advisable to include in any syndication materials or other similar documents to be delivered to any “public side” lenders, then Buyer shall have the right, upon prior written notice to Seller, to file or furnish one or more Current Reports on Form 8-K (each a “Buyer Form 8-K”) containing such material non-public information and any required reconciliations, which Buyer Form 8-K shall in no event contain (x) financial projections or other estimates of future performance with respect to the FH Business, (y) any information with respect to the FH Business that would result in the loss of the ability to successfully assert any attorney-client privilege of Seller or any of its Subsidiaries, or (z) any material non-public information with respect to the FH Business the disclosure of which would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any Contract to which Seller or any of its Subsidiaries is a party, in each case to the extent existing as of the date of this Agreement; provided, that nothing herein shall prevent, limit or restrict the disclosure of any financial information or financial data, including the Required Financial Statements and the Required Information. Additionally, Buyer will use reasonable best efforts to limit the amount and scope of such material non-public information with respect to the FH Business or the pro forma combined financial position or results of operations of the Buyer and the FH Business contained in any Buyer Form 8-K, but subject in all respects to compliance with applicable Law regarding the disclosure of material non-public information in syndication materials or other similar documents. Seller hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights and on such other customary terms and conditions as Seller shall reasonably impose. Seller shall be given reasonable opportunity to review and comment on any syndication materials or other similar documents (including drafts of any Buyer Form 8-Ks), or any materials for rating agencies, that include information about Seller or any of its Subsidiaries prepared in connection with the Debt Financing.

(f) Notwithstanding any other provision set forth herein or in any other agreement between Seller and Buyer (or its Affiliates), the Seller agrees that Buyer and its affiliates may share customary projections with respect to the FH Business with the Financing Sources identified in the Debt Commitment Letter and to any existing lenders of Buyer, and that Buyer, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Debt Financing, provided that the recipients of such information are subject to customary confidentiality arrangements between Buyer and such parties (which need not include Seller). Notwithstanding anything to the contrary in this Agreement, none of Seller, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 5.19 to: (1) take any action or provide any assistance that unreasonably interferes with the ongoing operations of Seller and its Subsidiaries; (2) pass resolutions or consents to approve or authorize the execution of the Debt Financing or the documents related to the Debt Financing prior to the Closing (other than customary authorization and representation letters provided in connection with marketing or offering documents); (3) execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than customary authorization and representation letters and a payoff letter with respect to any credit agreement); (4)(i) execute or deliver any solvency certificate with respect to Seller or any of its Subsidiaries, (ii) request that Seller’s independent accountants provide any consent or comfort letter or (iii) request that any counsel for Seller or any of its Subsidiaries deliver any opinion in connection with the Debt Financing (5) pay any commitment or other similar fee; (6) cause any director, officer or other personnel to incur any personal liability; (7) without limiting Seller’s obligation to furnish the Required Information or obtain the Seller Lender Consent, take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, Seller’s or any of its Subsidiary’s organizational documents, any applicable Laws or any Contract to which Seller or any of its Subsidiaries is a party, in each case to the extent existing as of the date of this Agreement; (8) cause any representation or warranty in this Agreement to be breached; or (9) require Seller to provide access or disclose any information that would jeopardize any attorney-client privilege of Seller or any of its Subsidiaries.

(g) Buyer shall indemnify and hold harmless Seller, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims and out-of-pocket costs or expenses (including reasonable attorneys’ fees), actually suffered or incurred by them in connection with any Debt Financing (including any action taken in accordance with this Section 5.19) and any information utilized in connection therewith (other than information provided by Seller or any of its Representatives in writing for use in the Debt Financing documents), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, fraud or Intentional Breach by or of the Seller or its Subsidiaries or their respective Representatives. In addition, Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or its Subsidiaries in connection with the performance of Seller’s obligations under this Section 5.19, except as otherwise provided in Section 5.24(a).

Section 5.20 Conflicts; Privileges. It is acknowledged by each of the parties that Seller has retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as its counsel in connection with the transactions contemplated hereby and that Skadden has not acted as counsel for any other Person in connection with the negotiation and execution of the Transaction Documents (the “Matter”) and the transactions contemplated hereby and that no other party or Person has the status of a client of Skadden for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Transferred FH Companies and their Closing Subsidiaries) and Seller or any of its Affiliates (including, prior to the Closing, the Transferred FH Companies and their Subsidiaries) related to the Matter, Skadden may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Transferred FH Companies and their Closing Subsidiaries) and even though Skadden may have represented a Transferred FH Company or one of its Closing Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or a Transferred FH Company or one of its Closing Subsidiaries, and Buyer and the Transferred FH Companies and their Closing Subsidiaries hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Skadden to the extent related to the Matter. Buyer further agrees that, as to all communications, whether written or electronic, to the extent related to the Matter, among Skadden, Seller and its Subsidiaries, the Transferred FH Companies and their Closing Subsidiaries, and all files, attorney notes, drafts or other documents, to the extent related to the Matter and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or its Subsidiaries or the Transferred FH Companies or any of their Closing Subsidiaries, but in no event shall Seller waive any such privilege to the extent related to any of the Transferred FH Companies or any one of its Closing Subsidiaries. Seller and Buyer agree to take and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 5.20. Seller and Buyer further agree that Skadden and its respective partners and employees are third party beneficiaries of this Section 5.20.

Section 5.21 Local Purchase Agreements; Transition Services Agreement.

(a) The parties hereto agree to enter into, and to cause their respective Subsidiaries, as applicable, to enter into, the Transition Services Agreement at or prior to the Closing. To the extent there is a conflict between any of the provisions of this Agreement and the Transition Services Agreement, the provisions of the Transition Services Agreement shall control with respect to the subject matter thereof.

(b) Immediately prior to the Closing, Seller, on the one hand, and Buyer, on the other hand, shall cause the applicable executed Local Purchase Agreements to be delivered to the other parties thereto and to consummate the Sale as provided for therein and, after the

Closing, Seller and Buyer shall cause their respective Subsidiaries party to the Local Purchase Agreements to comply with such respective Subsidiaries’ obligations thereunder; provided, that the foregoing obligations are subject to Section 5.16 and Section 5.17. To the extent there is a conflict between any of the provisions of this Agreement and any Local Purchase Agreement, the provisions of this Agreement shall control.

Section 5.22 Specified Litigation. Without limiting Section 5.10, following the Closing Date, Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions relating to or arising in connection with the Excluded Businesses, the Excluded Assets or the Retained Liabilities (each, a “Seller Action”), and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer; provided, however, that if both Seller (or a Retained Subsidiary) and Buyer (or any of its Subsidiaries, including any Transferred FH Company or its Closing Subsidiaries) are named as parties to any Seller Action (a “Joint Action”), Seller shall not settle such Joint Action without the written consent of Buyer (not to be unreasonably withheld) unless such settlement releases Buyer (or such of its Subsidiaries named as parties) from all Liabilities in connection with such Joint Action and provides relief consisting solely of money damages borne by Seller (or a Retained Subsidiary), and provided further that, to the extent this Section 5.22 conflicts with Section 7.3 (with respect to Tax Audits), Section 7.3 shall govern.

Section 5.23 Insurance. From and after the Closing, and excluding for the avoidance of doubt insurance policies and coverage covering claims or losses related to Retained Asbestos Liabilities and any other Retained Liabilities, Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer to afford to Buyer, the FH Business, the Transferred FH Companies and the Closing Subsidiaries rights to seek insurance coverage under occurrence-based insurance policies covering pre-Closing occurrences, accidents, events, injuries and/or damages in respect of covered claims or losses to the extent related to an Assumed Liability, so that Buyer, the FH Business, the Transferred FH Companies and the Closing Subsidiaries may seek the benefit of such coverage and, to the extent applicable, the right to proceeds, under any such policies in respect of any such covered claim or losses related to an Assumed Liability. Any such rights of to receive the benefit of coverage under and, to the extent applicable, proceeds with respect to, any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions and to the other terms of the applicable insurance policy. For the avoidance of doubt, this Section 5.23 shall not require the Seller or any of its Subsidiaries to provide access to or benefits under any insurance policies of Seller or its Subsidiaries for Retained Asbestos Liabilities. This Section 5.23 shall not require Seller to convert any “claims made” policy to an “occurrence based” policy and shall not obligate Seller to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing. Buyer shall promptly reimburse Seller for any reasonable and documented out-of-pocket costs incurred by Seller in the performance of its obligations under this Section 5.23.

Section 5.24 Later Discovered Assets.

(a) In the event that there are any contracts, agreements or other assets that are FH Assets or Acquired FH Assets and were not transferred to Buyer as part of this Agreement because such contracts, agreements or other assets were not discovered until after the Closing or inadvertently were not assigned (each, a “Later Discovered Asset”), Seller agrees, at Buyer’s request and expense, to the extent permitted under the terms and conditions of such Later Discovered Asset and under applicable Laws, to assign such Later Discovered Asset to Buyer or its Affiliates. To the extent that Seller’s, any FH Asset Seller’s, or any FH Affiliate’s rights under any such Later Discovered Asset may not be assigned to Buyer (or any designated Affiliate) without the consent of any Person, such Later Discovered Asset shall be treated in accordance with Section 5.17.

(b) In the event that there are any contracts, agreements or other assets that are Excluded Assets and that were inadvertently transferred to Buyer and its Affiliates as part of this Agreement, or not transferred by a Transferred FH Company or its Closing Subsidiaries to Seller prior to Closing, Buyer agrees, at Seller’s request and expense, to the extent permitted under the terms and conditions of such assets and under applicable Law, to assign such assets to Seller or its Affiliates promptly following discovery thereof.

Section 5.25 Financial Statements and Financial Reporting Matters.

(a) At Seller’s sole cost and expense, Seller shall deliver to Buyer:

(i) as promptly as practical following the date of this Agreement, (A) audited carve-out combined balance sheets, income statements and statements of cash flows and shareholder’s equity (deficit) of the FH Business as of and for the years ending December 31, 2015 and December 31, 2016 (such audited combined financial statements, the “Required Audited Financial Statements”) and (B) unaudited carve-out combined balance sheets, income statements and statements of cash flows and shareholder’s equity (deficit) of the FH Business (which shall have been reviewed by Seller’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105) as of and for the nine (9) month period ending September 29, 2017 (and the corresponding periods from the previous year) (collectively, with the Required Audited Financial Statements and each financial statement described in clause (iii) or (iv) of this Section 5.25(a) that becomes deliverable prior to the Closing pursuant to such clause, the “Required Financial Statements”);

(ii) as promptly as practicable after the date of this Agreement (and in no event more than 30 days after the Closing), unless audited financial statements for a subsequent fiscal year have been provided pursuant to clause (iv) below, audited carve-out combined income statement and statements of cash flows and shareholder’s equity (deficit) of the FH Business as of and for the year ending December 31, 2014 (such audited combined financial statements, if required to be provided, the “2014 Audited Financial Statements” and collectively, with the Required Financial Statements, the “Financial Statements”);

(iii) as promptly as practicable after the end of any fiscal quarter (except the fourth quarter of any fiscal year) that ends after September 29, 2017 and prior to the Closing Date (and in any event no later than 45 days after the end of such fiscal quarter), unaudited carve-out combined balance sheets, income statements and statements of cash flows and shareholder’s equity (deficit) of the FH Business which shall have been reviewed by Seller’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105) as of and for the three-month, six-month or nine-month period then ended (and the corresponding interim period from the previous year); and

(iv) as promptly as practicable after the end of any fiscal year that ends after the date of this Agreement and prior to the Closing Date (and in any event no more than 90 days after the end of such fiscal year), audited carve-out combined balance sheets, income statements and statements of cash flows and shareholder’s equity (deficit) of the FH Business as of and for such completed fiscal year (together with an unqualified report of Seller’s independent accountants thereon) of the FH Business.

(b) The Financial Statements shall be prepared in accordance with GAAP and shall comply in all material respects with the requirements of Regulation S-K and Regulations S-X under the Securities Act applicable to “carve-out” financial statements that would apply to a registration statement of Buyer filed with the SEC on Form S-3 that is required to contain or incorporate by reference such Financial Statements pursuant to Section 3-05 of Regulation S-X.

(c) From and after the Closing, Seller shall, at Buyer’s sole cost and expense, reasonably cooperate as requested by Buyer in connection with Buyer’s preparation of historical financial statements of the FH Business for the quarterly and annual fiscal periods ending after the Closing Date and to, but not after, December 31, 2018 (the “Post-Closing Financial Statements”) and/or the filing with the SEC of any of the Financial Statements on or before December 31, 2018 and the filing at any time of any auditor consent necessary to (i) file with the SEC of any Financial Statement or Post-Closing Financial Statement or (ii) file or maintain the effectiveness of any registration statement of the Company, in each case as Buyer reasonably determines are required to be filed with the SEC pursuant to the Securities Act or the Exchange Act following the Closing in connection with the filing of any registration statement, current or periodic report or other form or report of Buyer or any of its Subsidiaries. Such cooperation shall include, without limitation, providing, as promptly as reasonably practicable, (a) such financial and operating data regarding the FH Business relating to any pre-Closing period included in the Post-Closing Financial Statements or the Financial Statements as is reasonably requested by Buyer, (b) customary management representation letters and other customary documents as may be reasonably requested by Buyer or any independent registered public accounting firm that participates in the audit, review or preparation of such Post-Closing Financial Statements, Financial Statements or pro forma financial statements of Buyer that include the Post-Closing Financial Statements or Financial Statements in connection with the delivery to Buyer by such accounting firm of all consents necessary for Buyer to file with the SEC any such financial statement as Buyer reasonably determines are required by the Securities Act or the Exchange Act in connection with the filing of any registration statement, current or periodic report or other form or report of Buyer or any of its Subsidiaries and (c) upon request by Buyer, request any independent registered public accounting firm that participated in the preparation of the Post-Closing Financial Statements or the Financial Statements to deliver to Buyer or its designees the consent of such independent registered public accounting firm and customary comfort letters with respect to the financial information described in the Post-Closing Financial Statements or the Financial Statements (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which financial statements are provided), in each case in connection with the use of any such Post-Closing Financial Statements or Financial Statements required to be included or incorporated by reference in any registration statement (or related prospectus or prospectus supplement), report or other filing filed with, or furnished to, the SEC by Buyer. Buyer acknowledges and agrees that, subject to Seller’s express obligations under this Section 5.25, the preparation of such Post-Closing Financial Statements within the time period required by the SEC is the sole responsibility of Buyer, and, except in the case of a breach of Seller’s express obligations under this Section 5.25, neither Seller nor any of its Affiliates shall have any liability arising out of any failure by Buyer or its respective Affiliates to timely satisfy any requirements of the SEC with respect to the preparation of the Post-Closing Financial Statements or any other financial information of the FH Business and any actual or anticipated failure to timely satisfy such requirements shall not, in and of itself, be deemed to constitute a breach of this Agreement by Seller or any of its Affiliates. Buyer shall bear all reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with this Section 5.25(c) or otherwise in connection with the preparation and audit of historical financial statements after the Closing, including costs of staff augmentation or professional fees. Buyer further acknowledges that, following the Closing, neither Seller nor its Affiliates will be required to provide or prepare financial, operating data or other information regarding the FH Business, to the extent such information is transferred to Buyer as part of the books and records of the FH Business or is derivable therefrom; provided, however, that if any such information is not reasonably accessible to Buyer, notwithstanding the transfer of such information to Buyer as part of the books and records of the FH Business, Seller shall use commercially reasonable efforts to assist Buyer in accessing such information.

Section 5.26 Exclusivity. From and after the date hereof until the Closing: (a) Seller shall not, and shall us commercially reasonable efforts to cause its respective Representatives and Affiliates not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party concerning any Acquisition Transaction with a Person other than Buyer and its Affiliates, (ii) furnish any information concerning the FH Business (or any portion thereof) or the properties or assets of Seller related to the FH Business to any Person for the purposes of soliciting an Acquisition Transaction with a Person other than Buyer and its Affiliates or (iii) engage in discussions or negotiations with any party concerning any Acquisition Transaction with a Person other than Buyer and its Affiliates; and (b) Seller shall, and shall cause its respective Representatives and Affiliates to, (i) immediately cease any discussions or negotiations of the nature described in Section 5.26(a) that were pending as of the date hereof.

Section 5.27 Transaction Confidentiality Agreements. Effective as of the Closing, (a) to the extent any right or interest of Seller under any Transaction Confidentiality Agreement is assignable without the consent of a third party, Seller hereby assigns to Buyer all rights and interests of Seller under such Transaction Confidentiality Agreement, and (b) to the extent any right or interest of Seller under a Transaction Confidentiality Agreement is not assignable without the consent of a third party, Seller agrees to enforce its rights under such Transaction Confidentiality Agreement for the benefit of Buyer and its Affiliates as Buyer directs.

Section 5.28 Conduct of Business by Buyer. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.28 of the Buyer’s Disclosure Letter, (ii) as otherwise contemplated by this Agreement, (iii) as Seller shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed, and (iv) as required by Law or the terms of any Contract disclosed in the Buyer’s Disclosure Letter or not required to be disclosed in the Buyer’s Disclosure Letter, Buyer covenants and agrees that it shall not, and it shall cause its Subsidiaries not to, take any of the following actions:

(a) amend the charter, bylaws or similar organizational documents of Buyer or (except as may be required in connection with the Debt Financing (i) in a manner that would not be adverse to Seller and (ii) that will not become effective prior to Closing) any of its Subsidiaries;

(b) issue or agree to issue any additional shares of capital stock, or issue or agree to issue any other equity interests or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any of Buyer or any of its Subsidiaries, or sell, transfer or otherwise dispose of or encumber any shares of capital stock of any of Buyer or any of its Subsidiaries, except in each case for (i) any issuance, sale, transfer or disposition to Buyer or a Subsidiary of Buyer, (ii) the issuance of shares of Buyer Common Stock upon the exercise or vesting of equity awards issued pursuant to the Buyer Equity Compensation Plans, and (iii) the grant of equity awards to directors, officers and employees in the ordinary course of business;

(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;

(d) declare, set aside, or pay any dividend or other distribution payable in stock or property with respect to its capital stock or other equity interests therein, except for any dividend or distribution to Buyer or a Subsidiary of Buyer and quarterly cash dividends on Buyer Common Stock in the ordinary course of business;

(e) in the case of Buyer, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to any board authorized buyback programs in effect on the date of this Agreement;

(f) grant to any other Person the right, contractual or otherwise, to cause Buyer or any of its Subsidiaries to register under the Securities Act any capital stock of Buyer with registration rights that interfere with, supersede, limit or take priority over, the registration rights of Seller pursuant to the Stockholder Agreement; or

(g) agree to take any of the actions described in this Section 5.28.

Section 5.29 Termination and Settlement of DPLP Agreement.

(a) Termination. The Seller shall cause the domination and profit and loss transfer agreement entered into between Allweiler Group GmbH and Allweiler GmbH dated June 14, 2000 (the “DPLP Agreement”) to be terminated no later than as of and with effect from the Closing Date. For that purpose, notwithstanding anything to the contrary contained in this Agreement, the Seller shall be entitled to change the fiscal year of the Allweiler GmbH (the “Company”) and to take all steps necessary or beneficial to terminate the DPLP Agreement as of the end of the shortened fiscal year by mutual consent or unilateral termination declaration

(Kündigung), including to hold shareholder meetings, pass shareholder resolutions and request the consent of the tax authorities (the end of the day on which the DPLP Agreement terminates, the “DPLP Termination Date”). Within three (3) Business Days after the DPLP Financial Statements Approval Date (as defined below), (i) the Buyer shall cause the Company to (x) fulfill its obligations, if any, pursuant to Section 301 AktG or the respective provision in the DPLP Agreement, and in compliance with German Tax laws (such obligations, the “DPLP Company Liability”) and (y) pay the amount of the DPLP Company Liability to Allweiler Group GmbH, or, in case no DPLP Company Liabilities are owed, (ii) the Allweiler Group GmbH shall fulfil its obligations pursuant to Section 302 AktG or the respective provision in the DPLP Agreement, and in compliance with German Tax laws (the corresponding claim of the Company, the “DPLP Company Claim”) and pay the amount of the DPLP Company Claim to the Company, in each case of (i) or (ii) attributable to the DPLP Period and based on the DPLP Financial Statements (as defined below).

(b) DPLP Financial Statements. In order to determine the DPLP Company Liability or, as the case may be, the DPLP Company Claims, the Seller, and after the Closing Date the Buyer, shall (i) cause the Company to (y) prepare (aufstellen), as soon as reasonably practical after the DPLP Termination Date, the financial statements of the Company pursuant to the German Commercial Code (Handelsgesetzbuch) and German generally accepted accounting principles in accordance with past practice for the DPLP Period and (z) have such financial statements audited by the auditors that completed the most recent audit of Allweiler GmbH and (ii) approve (feststellen) such financial statements by a shareholder resolution of the Company (such audited and approved financial statements, the “DPLP Financial Statements”, and the date on which such financial statements have been audited and approved, the “DPLP Financial Statements Approval Date”). After the Closing, the Buyer shall (i) keep the Seller reasonably informed of the steps taken in connection with the preparation, audit and approval of the DPLP Financial Statements, (ii) give the Seller the opportunity to review and comment on the final draft of the DPLP Financial Statements before they are submitted to the auditor (iii) procure that all reasonable comments on such final draft DPLP Financial Statements provided by the Seller to the Buyer be implemented and reflected in the DPLP Financial Statements unless the auditor rejects such comments after having discussed them with the Seller.

(c) Settlement. The parties agree and shall procure that, upon profit transfer by the Company or loss compensation by Allweiler Group GmbH, based on the DPLP Financial Statements and in accordance with applicable law and the DPLP Agreement, all rights and obligations between Allweiler Group GmbH and the Company related to any profit transfer or loss compensation or any other claim under the DPLP Agreement shall be finally settled and that the DPLP Financial Statements or any financial statements of the Company as of any previous date shall not be challenged by the Buyer or by or on behalf of the Company after the Closing Date.

(d) Indemnification. With effect from the Closing Date, the Buyer shall procure (steht dafür ein), and hereby guarantees, that the Company will not assert any claims against the Allweiler Group GmbH, and the Buyer shall indemnify and hold harmless the Seller Indemnified Parties (including Allweiler Group GmbH) from and against any obligation, (i) under German law in connection with the termination of the DPLP Agreement to provide security to creditors of the Company, (ii) pursuant to Section 302 AktG or the relevant provision in the DPLP Agreement or in connection with the DPLP Agreement (other than Allweiler Group GmbH’s obligation to fulfil the DPLP Company Claim) and (iii) any Losses (including any Taxes, any losses of Tax Items and any other Tax-related disadvantages) caused by a violation of the covenants of the Buyer or any of its Affiliates (including, after the Closing Date, the Company) set forth in this Section 5.29 (a), (b) or (e). With effect from the Closing Date, the Seller shall procure (steht dafür ein), and hereby guarantees, that Allweiler Group GmbH and its Affiliates will not assert any claims against the Company or its Closing Subsidiaries, and the Seller shall indemnify and hold harmless the Buyer Indemnified Parties (including the Company and its Closing Subsidiaries) from and against any obligation pursuant to Section 301 AktG or the relevant provision in the DPLP Agreement or in connection with the DPLP Agreement (other than Company’s obligation to fulfil the DPLP Company Liability).

(e) If and to the extent Allweiler Group GmbH pays an amount to the Company in fulfilment of the DPLP Company Claim, the Buyer shall promptly reimburse the Seller (or its designee) in the same amount. If and to the extent the Company pays an amount to Allweiler Group GmbH in fulfilment of the DPLP Company Liability, the Seller shall promptly reimburse the Buyer (or its designee) in the same amount. For the avoidance of doubt, nothing in this Section 5.29 shall affect or limit the indemnification obligations of the Seller under Section 9.4.

(f) In relation to any audits, adjustments, assessments, examinations or proceedings (whether judicial or administrative) for Pre-Closing Tax Periods which may affect the liability for Taxes or a Tax Item of the Allweiler Group GmbH or any of its Affiliates after the Closing Date as a result of the fiscal unity (Organschaft) between Allweiler Group GmbH and Allweilwer GmbH for German corporate income, trade tax or VAT purposes (a “Fiscal Unity Tax Audit”), Section 7.3 shall apply mutatis mutandis and Seller shall control any Fiscal Unity Tax Audit.

Section 5.30 Obligations Regarding Employee Matters. Within 30 days following the signing of this Agreement, Seller shall (i) identify any industry agreement or national labor agreement applicable to any Transferred Employee with respect to their employment with Seller, (ii) provide a list of all persons who ceased to be Employees on or after February 28, 2017 and became Seller Transferred Employees and (iii) with respect to any International Plan that is materially consistent with market practices in the relevant jurisdiction and with respect to which Seller lacks information as of the date of this Agreement to comply with the scheduling in Section 3.11(a), provide the information required by Section 3.11(a) and, if applicable, Section 3.11(b).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Transferred Employees.

(a) Continuation of Employment. Buyer shall or shall cause each one of its Affiliates to continue the employment of each then-current Transferred FH Company Employee immediately following the Closing on the terms set forth in this Article VI.

(b) Offers of Employment. Not later than thirty (30) days prior to the anticipated date of Closing (or such greater period as required by applicable Law), Buyer shall or shall cause one of its Affiliates to offer employment with Buyer or one of its Affiliates to each then-current Offer Employee, commencing as of the Closing on the terms set forth in this Article VI.

(c) Automatic Transfer Employees. It is intended that in accordance with the Transfer Regulations, the employment and the contracts of employment of the Automatic Transfer Employees will (other than in respect of any such employee who objects to a transfer or resigns and leaves prior to the Closing Date) transfer automatically to Buyer or one of its Affiliates as a result of the transactions contemplated in this Agreement, and accordingly each such contract of employment shall have effect from the Closing Date as if originally made between Buyer, or its applicable Affiliate, and the applicable Automatic Transfer Employee, and all rights, powers, duties, liabilities and obligations of Seller or its Affiliates in respect of, or in relation to, such Automatic Transfer Employees and their contracts of employment in force immediately before the Closing shall transfer to Buyer or its applicable Affiliate in accordance with the Transfer Regulations. Buyer and its Affiliates shall provide such information as Seller or its Affiliates may reasonably require in sufficient time to enable Seller and its Affiliates to meet any information and consultation requirements they may have pursuant to the Transfer Regulations or other applicable Law with or in relation to their employees or any Employee Representative in connection with the transactions contemplated by this Agreement. Buyer and its Affiliates shall not propose any change to any Automatic Transfer Employee’s working conditions or terms and conditions or employment or otherwise take any action (including communication with any Automatic Transfer Employee or Employee Representative) that is intended to cause an Automatic Transfer Employee to resign prior to the Closing. If the contract of employment of any Employee based in a jurisdiction where the Transfer Regulations might apply does not transfer to the Buyer or any of its Affiliates in accordance with the Transfer Regulations as intended, such Employee shall then be an Offer Employee and Buyer or its Affiliate shall offer such Employee employment in accordance with Section 6.1(b) provided that such offer shall be on the terms that would have applied, including recognition of continuity of service, had the Employee transferred to Buyer or its Affiliates pursuant to the Transfer Regulations.

(d) Delayed Transfer Employees. Notwithstanding anything set forth in Section 6.1(b) to the contrary, each Delayed Transfer Employee who has a legal or contractual right to return to employment with a Transferred FH Company or Closing Subsidiary shall become a Transferred Employee effective as of the date on which such Delayed Transfer Employee is eligible to return to active service; provided, that all references in this Agreement to events that take place with respect to Offer Employees as of the Closing shall take place with respect to any Delayed Transfer Employee as of such Delayed Transfer Employee’s commencement of employment with Buyer or one of its Affiliates.

(e) Payments Pursuant to Transferred Benefit Plans. Buyer shall cause each applicable Transferred FH Company or Closing Subsidiary to pay all amounts payable under each Transferred Benefit Plan maintained by such Transferred FH Company or Closing Subsidiary no later than the date such amounts become due in the time and manner set forth in such Transferred Benefit Plan to the extent such amounts are Retained Liabilities. To the extent any such payment is a Retained Liability and is not reflected in Final Net Working Capital, Buyer shall notify Seller of such payment and Seller shall reimburse Buyer for such amount, including in each case any payroll Taxes attributable thereto, within thirty (30) days of receiving notice.

Section 6.2 Terms and Conditions; Compensation and Benefits.

(a) Subject, and in addition, to the requirements imposed by applicable Law, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Transferred Employee immediately prior to the Closing, and (ii) cash incentive compensation opportunities as a percentage of base salary or hourly wage rates that are at least equal to the cash incentive compensation opportunities provided to the Transferred Employee immediately prior to the Closing as such a percentage, and (iii) to provide the Transferred Employees in the aggregate with other compensation and employee benefits (other than severance payments and benefits and equity compensation) that are substantially comparable in the aggregate to the other compensation and employee benefits (other than severance payments and benefits and equity compensation) provided to such Transferred Employees in the aggregate, provided, that Buyer is not obligated to take into account for comparability any (x) retention, deal-based bonuses, or other changes in compensation in each case established in connection with preparing for and carrying out the transactions contemplated by this Agreement, (y) any benefits continuing to be provided by Seller pursuant to the Transition Services Agreement, and (z) 401(k) plan benefits for up to thirty (30) days following Closing.

(b) Subject, and in addition, to the requirements imposed by applicable Law, Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Employee whose employment terminates during the Continuation Period with severance payments and benefits that are no less favorable than the severance payments and benefits that would have been provided to the Transferred Employee upon a similar termination of employment immediately prior to the Closing.

(c) Except as otherwise agreed to between the Buyer and the Seller with respect to an Offer Employee, Buyer shall, or shall cause one of its Affiliates to, provide each Transferred Employee with full credit for such Transferred Employee’s service with Seller or any of its Affiliates or predecessors prior to the Closing for eligibility, vesting, and determination of vacation and severance benefits under any benefit plan sponsored or maintained by the Buyer or any of its Affiliates (each, a “Buyer Plan”) in which such Transferred Employee is eligible to participate on or following the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or provide service credits for defined benefit accruals with respect to defined benefit plans. With respect to each Buyer Plan in which one or more Transferred Employees are eligible to participate on or following the Closing Date that is a health or benefits plan, Buyer shall, or shall cause one of its Affiliates to, (i) use commercially reasonable efforts to waive any limitation on health coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health, and (ii) use commercially reasonable efforts to credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such Transferred Employee under any Employee Benefit Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied any applicable deductible and whether such Transferred Employee has reached the out-of-pocket maximum for such year, such crediting to be required if and only to the extent that Seller has provided all information, and in a format, reasonably requested by Buyer and necessary to provide such credit.

(d) Buyer shall, or shall cause one of its Affiliates to, assume all obligations of Seller with respect to each Transferred Employees under each CBA, except to the extent prohibited by Law, and honor the terms thereof until such CBA expires pursuant to its terms or is modified by the parties thereto.

Section 6.3 Treatment of Seller Pension Plans.

(a) Assumed Pension Liabilities. From and after the Closing, the Assumed Pension Liabilities shall become or remain, as applicable, the responsibility of the applicable Transferred FH Company or Closing Subsidiary. Seller shall ensure that all Assumed Pension Assets related to the Assumed Pension Liabilities shall be transferred to or held by the applicable Transferred FH Company or Closing Subsidiary. All other Liabilities relating in any manner to any Seller Pension Plan shall be retained or assumed by Seller or its applicable post-Closing Affiliate.

(b) Upon completion of the transfer of assets and liabilities as described in this Section 6.3, Buyer or such applicable Affiliate and the applicable Buyer pension plan shall be fully responsible for all benefits relating to past service of such Transferred Pension Participants and none of Seller nor any of its Affiliates shall have any liabilities whatsoever with respect to such benefits. Effective as of the Closing Date, the Transferred Pension Participants shall cease to accrue any additional benefits under any Seller Pension Plans. Effective as of the Closing Date, Buyer shall use reasonable best efforts to ensure that Seller and its Affiliates are released from any existing surety (if applicable) for Assumed Pension Liabilities.

(c) Specific procedures for the determination and transfer of Assumed Pension Assets and Assumed Pension Liabilities for the Seller U.S. DB Plan are listed in Section 6.3(c) of the Seller’s Disclosure Letter.

Section 6.4 Treatment of 401(k) Plan Accounts.

(a) Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, have in effect a defined contribution retirement plan that is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”). Each U.S. Transferred Employee who is a participant immediately prior to the Closing in a defined contribution retirement plan of the Seller that is tax-qualified under Section 401(a) of the Code (each, a “Seller 401(k) Plan”) shall be enrolled in the Buyer 401(k) Plan as soon as practicable following the Closing Date. Each U.S. Transferred Employee who is not a participant in the Seller 401(k) Plan immediately prior to the Closing shall be permitted to enroll in the Buyer 401(k) Plan after the Closing Date in accordance with the terms of the Buyer 401(k) Plan.

(b) Buyer shall cause the Buyer 401(k) Plan to provide each U.S. Transferred Employee with full credit for such U.S. Transferred Employee’s service with Seller or any of Seller’s Affiliates or predecessors prior to the Closing for purposes of eligibility and vesting under the Buyer 401(k) Plan.

(c) As soon as practicable on or after the Closing Date, Seller shall take all commercially reasonable measures needed to cause the transfer to the Buyer 401(k) Plan of all of the assets and liabilities of Seller 401(k) Plan that are attributable to U.S. Transferred Employees, including all promissory notes and receivables in respect of plan loans to U.S. Transferred Employees under the Seller 401(k) Plan that remain outstanding as of the Closing and accrued liabilities arising out of any applicable qualified domestic relations order. Buyer shall direct the trustee of the Buyer 401(k) Plan to accept such transfer of assets and liabilities from the Seller 401(k) Plan. Such transfer of assets and liabilities shall be made in accordance with the applicable requirements of Section 411(d)(6) and 414(l) of the Code.

(d) Buyer and Seller shall cooperate to take any and all commercially reasonable measures needed to effect the transition to the Buyer 401(k) Plan of all outstanding loans under the Seller 401(k) Plan with respect to U.S. Transferred Employees so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans. Such actions may include, for example, amending the Seller 401(k) Plan to permit a U.S. Transferred Employee to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, but before the Seller 401(k) Plan assets and liabilities are transferred to the Buyer 401(k) Plan, and adopting administrative procedures to facilitate such loan payments.

Section 6.5 Treatment of Flexible Spending Accounts. Unless otherwise agreed to by Buyer and Seller, effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, have in effect a flexible spending account plan in which the U.S. Transferred Employees shall be eligible to participate (the “Buyer FSA Plan”). Effective on or as soon as practicable after the Closing, Seller shall transfer the account balances of the U.S. Transferred Employees from the applicable medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to the Buyer FSA Plan, and Buyer shall be responsible for the obligations of the Seller FSA Plan to provide benefits to the U.S. Transferred Employees with respect to such transferred account balances at or after the Closing. Buyer shall continue to honor all payroll deductions as most recently elected by the U.S. Transferred Employee under the Seller FSA Plan for the remainder of the year in which the Closing occurs. Effective on or as soon as practicable after the Closing, (i) if the aggregate benefits paid by the Seller FSA Plan to the U.S. Transferred Employees prior to the Closing exceed the aggregate payroll deductions made in respect of the U.S. Transferred Employees at or prior to the Closing, then Buyer shall reimburse Seller for the amount of such excess or (ii) if the aggregate payroll deductions made in respect of the U.S. Transferred Employees at or prior to the Closing exceed the aggregate benefits paid by the Seller FSA Plan to the U.S. Transferred Employees prior to the Closing, then Seller shall reimburse Buyer for the amount of such excess.

Section 6.6 Treatment of Accrued Leave. Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, all obligations of the Seller and its Affiliates (including the Transferred FH Companies and the Closing Subsidiaries) for the accrued and unpaid annual leave, vacation, and paid time off of the Employees except where, pursuant to applicable Law, Seller and its Affiliates are required to pay an accrued amount to an Employee in connection with Closing. For a period of one year following the Closing (or such longer period as is required by applicable Law), Buyer shall, or shall cause its Affiliates to, provide annual leave, vacation and paid time off benefits to Transferred Employees that are at least as favorable as those provided under the applicable programs of Seller and its Affiliates.

Section 6.7 Labor Consultations. Seller and its Affiliates shall, and Buyer and its Affiliates shall, cooperate fully in meeting any information and consulting obligations or otherwise discussing or negotiating with, relevant Employee Representatives. Seller shall complete, or cause to be completed, prior to the Closing, and Buyer shall assist and cooperate fully with Seller in causing to be completed, all notifications to, and all consultations with, employees, Employee Representatives, labor boards and relevant Governmental Authorities concerning the acquisition and the other transactions contemplated hereby whether an information or consulting obligation or otherwise pursuant to the Transfer Regulations or other applicable Law. Buyer and the Transferred FH Companies and the Closing Subsidiaries, jointly and severally, shall indemnify Seller against any Liability which arises out of a complaint or failure or alleged failure to provide applicable information or otherwise cooperate fully with Seller and its Affiliates in meeting any and all information and consultation obligations or in respect of any subsequent award of compensation in respect of a breach or alleged breach of the information and consultation obligations where that complaint or failure to act is primarily a result of an act or omission of Buyer or one of its Affiliates.

Section 6.8 WARN Act. Buyer, on behalf of itself and its Affiliates, agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state, local, or foreign law or regulation requiring notice to employees in the event of a closing or layoff (the “WARN Act”) after the Closing Date, and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Employees (including as a result of the consummation of transactions contemplated by this Agreement) and occurring from and after the Closing. Buyer shall not, and shall not permit its Affiliates to, take any action on or after the Closing Date that would cause any termination of employment of any Employees by any member of the Seller or its Affiliates occurring prior to the Closing Date to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act. On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of Seller who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date.

Section 6.9 Cooperation. Seller and Buyer and their respective Affiliates (including the Transferred FH Companies and the Closing Subsidiaries) shall use reasonable efforts to cooperate with each other to effectuate the provisions set forth in this Article VI relating to the transfer of the Employees and the transfer of applicable employment-related

Assets and Liabilities, including by using reasonable efforts to cooperate to (i) exchange information related to Employees and their dependents and beneficiaries, including employment records and benefits information and any historic records needed to administer obligations under assumed pension plans and retiree plans and programs (subject in each case to the Seller’s reasonable, good faith determination that the exchange of such information is in compliance with all applicable employee data protection Laws), (ii) transfer the participation of Transferred Employees from Seller Benefit Plans to Buyer Plans where applicable, (iii) allow Employees to remain on medical coverage with Seller for a post-Closing transition period of ninety (90) days to facilitate Buyer’s providing comparable benefits, and (iv) encourage Employees to become Transferred Employees. Seller and Buyer and their respective Affiliates (including the Transferred FH Companies and their Closing Subsidiaries) shall mutually agree, in good faith, to reasonable processes, procedures and/or documentation relating to any material employee communications following the date hereof in relation to the Sale, including matters addressed in this Article VI. Buyer shall, or shall cause on of its Affiliates to, provide Seller with information reasonably requested by Seller to allow Seller to evaluate in good faith whether the obligations of Buyer set forth in this Article VI, including Section 6.2, have been satisfied.

Section 6.10 No Third Party Beneficiaries. Seller and Buyer acknowledge and agree that all provisions contained in this Article VI are included for the sole benefit of Seller and Buyer and nothing contained herein shall (i) be construed as an amendment to any employee benefit plan or program, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of Seller or Buyer or their respective Affiliates, or dependent or beneficiary thereof, or (iii) otherwise obligate Seller or Buyer or any of their respective Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Closing. Sections 6.2 and 6.6 shall not apply to Employees outside the United States and no provision of this Article VI shall apply to the extent such sections conflict with any applicable Law or any CBA, but Buyer shall instead interpret and apply such sections as necessary to comply with applicable Law and applicable contracts (including, as applicable, any CBAs that transfer).

ARTICLE VII

TAX MATTERS

Section 7.1 Straddle Periods .

(a) Buyer and Seller agree that they will treat the Transferred FH Companies and the Closing Subsidiaries as if they ceased to be part of the Seller’s “affiliated group” (within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign Laws), as of the close of business on the Closing Date. Buyer and Seller agree that if any Transferred FH Company or Closing Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period; provided, however, and without affecting the provisions of Section 7.1(b), Seller shall not be required to treat the Closing Date as the last day of the taxable period of any Transferred FH Company or Closing Subsidiary to the extent that such treatment would materially increase the Tax liability of Seller, the applicable FH Share Seller or such Transferred FH Company or Closing Subsidiary in each case attributable to the Pre-Closing Tax Period.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of Taxes attributable to the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made by assuming that the Straddle Period ended on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity will be deemed to terminate at such time), except that (1) exemptions, allowances or deductions that are calculated on an annual basis and (2) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, in each case, shall be prorated on the basis of the number of days in the Pre-Closing Tax Period as compared to the number of days in the Post-Closing Tax Period. Taxes attributable to Subpart F income, determined in accordance with Section 952 of the Code, of a Transferred FH Company or Closing Subsidiary that is characterized as a foreign corporation for U.S. federal income tax purposes for the taxable year including the Closing Date shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period assuming that the taxable year of the Transferred FH Company or Closing Subsidiary terminated on the Closing Date.

Section 7.2 Tax Returns.

(a) Except as provided in Section 7.4 hereof, Seller shall (at its own expense) prepare, or cause to be prepared, and file or cause to be filed, when due, (i) all Tax Returns for any Affiliated Group of which any Transferred FH Company or Closing Subsidiary is a member that also includes Seller or any of its Subsidiaries or Affiliates), (ii) all Tax Returns of the FH Asset Sellers, (iii) all income Tax Returns of the Transferred FH Companies and Closing Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period), and (iv) all other Tax Returns of the Transferred FH Companies and Closing Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date. Buyer shall and shall cause the Transferred FH Companies and their Closing Subsidiaries to cooperate with, and take any action reasonably requested by, Seller with respect to the preparation and filing of such Tax Returns. The immediately preceding sentence shall, in no way, be construed as limiting or otherwise modifying the rights and obligations of the parties under Section 7.6 hereof. With respect to any such Tax Returns filed after the Closing Date, such Tax Returns shall be prepared in a manner consistent with the past practice of Seller and its Subsidiaries and their Affiliates unless otherwise required by Law, and Seller shall provide drafts of such Tax Returns (or in the case of Tax Returns of an Affiliated Group, pro forma versions of such Tax Returns reflecting only the items of the Transferred FH Companies and Closing Subsidiaries) to Buyer at least forty-five (45) days prior to the due date for filing such Tax Returns in the case of income Tax Returns, and in such period of time prior to filing as Seller shall reasonably determine to be practicable in the case of other Tax Returns. Buyer shall provide any comments to Seller with respect to such Tax Returns within fifteen (15) days of Buyer’s receipt thereof (or as soon as reasonably practicable if such Tax Return was provided for review less than thirty (30) days prior to filing), and Seller shall incorporate all reasonable comments provided by Buyer.

(b) Except as provided in Section 7.4 hereof, Buyer shall (at its own expense) prepare, or cause to be prepared and file or cause to be filed, when due, all Tax Returns with respect to the Transferred FH Companies and their Closing Subsidiaries or the Acquired FH

Assets required to be filed, other than those described in Section 7.2(a) hereof, and each such Tax Return with respect to any Pre-Closing Tax Period shall be prepared in a manner consistent with the past practice of the Transferred FH Companies and Closing Subsidiaries unless otherwise required by Law. If Seller may be required to indemnify Buyer pursuant to Section 9.4(a), in respect of Taxes shown on any such Tax Return, Buyer shall provide drafts of such Tax Return to Seller at least forty-five (45) days prior to the due date for filing such Tax Return in the case of income Tax Returns, and in such period of time prior to filing as Buyer shall reasonably determine to be practicable in the case of other Tax Returns. Seller shall provide any comments to Buyer with respect to such Tax Returns within fifteen (15) days of Seller’s receipt thereof (or as soon as reasonably practicable if such Tax Return was provided for review less than thirty (30) days prior to filing), and Buyer shall incorporate all reasonable comments provided by Seller.

(c) If for any reason the Buyer or Seller does not agree with any of the comments provided by the other party pursuant to Section 7.2(a) or Section 7.2(b), the Buyer or Seller, as applicable, shall notify the other party of its disagreement within fifteen (15) days of receiving such comments. Seller and Buyer shall negotiate in good faith to resolve any disputes over such Tax Returns for fifteen (15) days. Any disputes over such Tax Returns that cannot be resolved through negotiations between Buyer and Seller shall be taken to the Independent Accountants. Notwithstanding the foregoing, neither Buyer nor Seller shall be obligated to take any position on any such Tax Returns that the Independent Accountants do not determine to be at least more likely than not to be sustained by a court of law if challenged; provided, however, that the foregoing limitation shall not apply and Buyer or Seller shall be required to take any such position if the other party (at its expense) provides an opinion (or other written advice or evidence) to Buyer or Seller, as the case may be, from a nationally recognized law or accounting firm, which opinion (or other written advice or evidence) is reasonably satisfactory to the party to which it is provided, concluding that such position is at least more likely than not to be sustained by a court of law if challenged. The costs and expenses of the Independent Accountants shall be borne by Buyer and Seller, respectively, in the proportion that the aggregate dollar amount of the items that are unsuccessfully disputed by Buyer or Seller, as the case may be, (as finally determined by the Independent Accountants) bears to the aggregate dollar amount of the items submitted to the Independent Accountants.

Section 7.3 Contest Provisions.

(a) Notification of Contests. Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand (the “Recipient”), shall notify the other party in writing within ten (10) Business Days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments, assessments, examinations or proceedings (whether judicial or administrative) which may affect the liability for Taxes of such other party or may give rise to an indemnification payment under Section 9.4(a) or Section 9.4(b) by such other party (a “Tax Audit”); provided, that failure to give such notice (or the provision of notice that is not in sufficient detail to notify the other party of the nature of the Tax Audit) shall not void any indemnification obligation hereunder except to the extent such failure to give proper notice materially adversely affects the other party’s right to participate in and contest the Tax Audit.

(b) Control of Tax Audits.

(i) In the case of any Tax Audit of (A) any Tax Return prepared and filed by Seller or required to be prepared and filed by Seller hereunder and, or (B) any Tax Return in respect of any Straddle Period which Tax Audit relates primarily to Taxes for which Seller is liable hereunder, Seller may assume the defense of such Tax Audit by providing written notice to Buyer within fifteen (15) days of the receipt of the notice required under Section 7.3(a). Subject to Section 7.3(b)(iii), Buyer may observe, at its own expense, the defense of such Tax Audit and employ counsel of its choice at its expense and Seller shall keep Buyer informed regarding the progress and substantive aspects of such Tax Audit and, upon the reasonable request Buyer, shall consult with Buyer from time to time regarding the conduct of such Tax Audit. If Seller does not assume the defense of any such Tax Audit, Buyer shall defend such Tax Audit in accordance with the provisions of Section 7.3(b)(ii) and shall not settle or otherwise dispose of such Tax Audit without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(ii) Except as provided in Section 7.3(b)(i), and Section 7.3(b)(iii), Buyer shall control all Tax Audits; provided that (i) Buyer shall keep Seller informed regarding the progress and substantive aspects of any issues in such Tax Audit for which Seller may have liability pursuant to this Agreement or be entitled to a payment pursuant to Section 7.5, (ii) Seller shall be entitled to participate in such Tax Audit with respect to any issues for which Seller may have liability pursuant to this Agreement and (iii) Buyer shall not settle or otherwise dispose of any issues in such Tax Audit for which the Seller may have liability pursuant to this Agreement, without obtaining Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(iii) Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not be entitled to participate in any Tax Audit relating to any consolidated, combined, affiliated or unitary Tax Return that includes the Seller or any of its Affiliates. If any Tax Audit controlled by Seller pursuant to Section 7.3(b)(i) may have the effect of materially increasing the Tax liability of Buyer, the Transferred FH Companies, any Closing Subsidiary, or any other Subsidiary or Affiliate of Buyer for any Post-Closing Tax Period and for which the Buyer Indemnified Parties would not have a right to indemnification hereunder, Seller shall not settle or otherwise dispose of any such Tax Audit without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.4 Transfer Taxes. Notwithstanding any other provision of this Agreement, all Taxes with respect to any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes arising directly or indirectly from the signing of this Agreement or Closing (including, for the avoidance of doubt, those arising pursuant to the Local Purchase Agreements) (“Transfer Taxes”) shall be borne fifty percent (50% by Buyer and fifty percent (50%) by Seller. The Parties shall (i) file any Tax Returns required to be filed for purposes of any Transfer Taxes as a result of signing of this Agreement or Closing (including, for the avoidance of doubt, those arising pursuant to the Local Purchase Agreements) and (ii) cooperate as reasonably requested by the other party and keep each other reasonably informed in relation to any Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include VAT described in Section 7.10.

Section 7.5 Certain Post-Closing Settlement Payments and Post-Closing Actions.

(a) Refunds and Credits. Seller shall be entitled to any Tax refunds that are received by Buyer and any amounts credited against Tax to which the Buyer, the Transferred FH Companies or their Closing Subsidiaries become entitled (including as a result of any amended Tax Returns) that relate to the Transferred FH Companies or their Closing Subsidiaries for all Pre-Closing Tax Periods or that are subject to indemnification by Seller pursuant to this Agreement (including, for the avoidance of doubt, refunds or credits in respect of VAT attributable to a Pre-Closing Tax Period), to the extent such refunds or credits were not taken into account in determining Final Net Working Capital and are not attributable to the carryback of a net operating loss of any Transferred FH Company or Closing Subsidiary generated in a Post-Closing Tax Period. Buyer shall transfer, or cause to be transferred, to Seller, within ten (10) days of receipt, the amount of the refund or credit (including interest) received or utilized by Buyer, the Transferred FH Companies or any of their Closing Subsidiaries, or any of their respective Affiliates, net of any reasonable out-of-pocket costs incurred in obtaining such refund or credit and any Taxes borne by Buyer, the Transferred FH Companies or any of their Closing Subsidiaries, or any of their respective Affiliates as a direct result of their receipt of such refund or utilization of any such credit. Buyer shall claim any such refund or to utilize any such credit as soon as reasonably possible upon Seller’s written request. Buyer agrees to furnish to Seller all information, records and assistance reasonably requested by Seller to verify the amount of the refund or credit, provided that Buyer shall not be required to furnish to Seller any consolidated, combined, affiliated or unitary Tax Return that includes Buyer or any Subsidiary or Affiliate of Buyer other than the Transferred FH Companies or any of their Closing Subsidiaries. The amount of economic benefit of any such refunds or credits of the Transferred FH Companies and their Closing Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer in a manner consistent with Section 7.1 hereof.

(b) Pre-Closing Tax Returns. None of Buyer, the Transferred FH Companies or their Closing Subsidiaries or any of their Affiliates shall amend any Tax Return prepared and filed by Seller pursuant to Section 7.2(a) hereof without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).

(c) Post-Closing Actions. After the Closing, none of Buyer or its Affiliates and the Transferred FH Companies or their Closing Subsidiaries or any of their respective Affiliates shall make or change any Tax election or take any other action relating in whole or in part to the Transferred FH Companies or their Closing Subsidiaries or agree to the waiver or extension of the statute of limitations with respect to Taxes of the Transferred FH Companies or their Closing Subsidiaries, in each case with respect to a Pre-Closing Tax Period and that would have retroactive effect in a Pre-Closing Tax Period, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.6 Mutual Cooperation. Seller and Buyer shall, and each shall cause its Affiliates to, cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax Audit (including any judicial or administrative proceeding) contemplated by this Agreement and, except as set forth to the contrary in this Agreement, take such action as the other party may reasonably request including the following: (a) provide data for the preparation of any Tax Return, including schedules; (b) provide required documents and data and cooperate in any Tax Audit or investigation of any Tax Return and execute appropriate powers of attorney in favor of the other party and/or its agents; (c) execute Tax Returns or other documents reasonably required by the other party; (d) take any of the actions of the type described in Treasury Regulation Section 1.1502-77(a), which describes the scope of the agency of the common parent of a group of affiliated corporations; (e) provide complete access to, and comply with reasonable requests for copies of, all Tax Returns, books and records, data, documents, work papers, materials and other information relating to the Taxes of the Transferred FH Companies or their Closing Subsidiaries for any taxable period; (f) make reasonably available to each other, its officers, directors, employees and agents for any fact finding, consultation and discussions related to the preparation and filing of any Tax Return, the conduct of any Tax Audit (including any judicial or administrative proceeding), and any other matter with respect to Taxes; (g) execute such powers of attorney as are reasonably requested and required by Seller or any of Seller’s Affiliates or Buyer or any of Buyer’s Affiliates on behalf of, as the case may be, Buyer or any of Buyer’s Affiliates or Seller or any of Seller’s Affiliates to enable the requesting party to represent the other party in a Tax Audit involving a Tax for which the requesting party is liable under applicable Law; and (h) take any action reasonably necessary to obtain and provide any receipts or other proof of payment form any Tax Authority with respect to Taxes that are the subject of this Agreement. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates shall be required to disclose to Buyer or any of its Affiliates any consolidated, combined, unitary, or other similar Tax Return of which Seller or its Affiliates is the common parent (other than a Transferred FH Company or a Closing Subsidiary) or any information related to Taxes or Tax Returns other than information relating solely to the Transferred FH Companies, the Closing Subsidiaries and the Acquired FH Assets. Seller and Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses (excluding officers’ or employees’ salaries and general corporate overhead and other similar expenses) incurred by the other in connection with satisfying its obligations under this Section 7.6.

Section 7.7 Maintenance of Books and Records. Until the applicable statute of limitation (including periods of waiver) has expired for any Tax Return filed or required to be filed with respect to the Transferred FH Companies, the Closing Subsidiaries, or the Acquired FH Assets covering Pre-Closing Tax Periods (including any Straddle Periods), each of Buyer and Seller and their respective Affiliates shall retain all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return. Each party will notify the other party sixty (60) days prior to disposing of any Tax records relating to Pre-Closing Tax Periods and will deliver to such other party any such records requested by such party.

Section 7.8 Section 338(g) Election and related Matters.

(a) Buyer shall not, without the prior written consent of Seller (which may not be unreasonably withheld, conditioned or delayed), make or file an election under Section 338(g) of the Code (or any similar provision of the law of any state or other taxing jurisdiction) with respect to the Transferred FH Companies or any of their Closing Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, Buyer shall make or cause to be made such timely and effective election or elections with respect to Colfax Pompe SpA. Buyer and Seller shall cooperate in good faith to determine, as soon as reasonably practicable after the Closing, for which Transferred FH Companies and their Closing Subsidiaries a Section 338(g) election shall be made.

(b) With respect to any of the Transferred FH Companies or their respective Closing Subsidiaries that is characterized as a foreign corporation for U.S. federal income tax purposes from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, other than any such Transferred FH Company or Closing Subsidiary for which an election under Section 338(g) of the Code was made in compliance with Section 7.8(a), without the prior written consent of Seller (which may not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates (including the Transferred FH Companies and their respective Closing Subsidiaries) not to, (i) take any action that changes the entity classification under Treasury Regulation Section 301.7701-3 of any such Transferred FH Companies or Closing Subsidiaries, or (ii) otherwise take any action or enter into any transaction that may be considered under the Code to constitute the payment of an actual or deemed dividend by such Transferred FH Company or its Closing Subsidiary, including pursuant to Section 304 of the Code.

Section 7.9 Section 338(h)(10) Election.

(a) With respect to the purchase and sale of Colfax Fluid Handling Reliability Services Company, Seller and Buyer shall, in the manner described herein, make an election pursuant to Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local or foreign Tax Law (collectively, a “Section 338(h)(10) Election”). At least ten (10) days prior to the Closing Date, Seller and Buyer shall agree on the form and content of the IRS Form 8023 (the “Form 8023”) and any analogous forms on which the Section 338(h)(10) Election shall be made and at or prior to the Closing, Seller shall deliver to Buyer, and Buyer shall deliver to Seller, the properly executed and mutually agreed upon Form 8023 and any analogous forms containing information then available, which Seller shall file, or cause to be filed, with the IRS not later than thirty (30) days following the Closing Date. With respect to the Section 338(h)(10) Election, Seller and Buyer shall cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect, perfect and preserve such election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state, local or foreign Tax Law) or any successor provisions. Seller and Buyer shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and shall not take any position contrary thereto.

Section 7.10 VAT. The purchase price shall be exclusive of VAT and if VAT is properly charged or chargeable upon Seller or any of its Affiliates, Buyer shall pay Seller (in addition to the purchase price) the amount of such VAT within five (5) Business Days of receipt of a VAT invoice pursuant to applicable local Laws.

Section 7.11 Withholding Taxes. Notwithstanding any other provision in the Transaction Documents, Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments hereunder; provided, however, that if Buyer or Seller becomes aware that any amount is required to be so withheld, it shall promptly notify the other party of any such required withholding and the parties shall cooperate which each other in good faith to minimize or eliminate such withholding Taxes. Any amounts so withheld shall be timely paid over to the applicable Tax Authorities and the party withholding any such amounts shall promptly provide evidence of such payment to the other party. To the extent that amounts are so withheld and paid to the applicable Tax Authorities, such withheld amounts shall be treated for all purposes of the Transaction Documents as having been delivered and paid to Seller or any such other recipient of payments in respect of which such deduction and withholding was made.

Section 7.12 Miscellaneous.

(a) Termination of Existing Tax Sharing Agreements. Seller hereby agrees and covenants that any Tax Sharing Agreement to which any of the Transferred FH Companies and their Closing Subsidiaries is a party (other than such a Tax Sharing Agreement among exclusively Transferred FH Companies and their Closing Subsidiaries) will cease to apply to the Transferred FH Companies and their Closing Subsidiaries as of the Closing Date, and, after the Closing Date, Buyer, the Transferred FH Companies, their Closing Subsidiaries and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

(b) Interpretation. To the extent that there is a conflict between any provision of this Article VII and any other provision of this Agreement that otherwise would be applicable with respect to any Taxes, Tax Returns, Tax Audits, Tax indemnification claims or any other matter related to Taxes, the provisions of this Article VII shall govern.

(c) Purchase Price Adjustment. Except to the extent otherwise required by applicable Law any payment made pursuant to this Article VII or Section 9.4 shall be treated as an adjustment to purchase price for all Tax purposes. Each of Buyer and Seller shall notify the other party if it (or its Affiliate) receives notice that any Tax Authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the purchase price for Tax purposes.

ARTICLE VIII

CONDITIONS TO THE SALE

Section 8.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Sale and remains in effect; and

(b) Required Antitrust Approvals. The Required Antitrust Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals shall have expired or been terminated.

Section 8.2 Conditions to the Obligations of Seller to Effect the Sale. The obligation of Seller to effect the Sale and the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Section 4.1 (Corporate Organization and Standing), Section 4.2 (Authority Relative to this Agreement, Etc.), Section 4.3(e) (Issuance of Buyer Stock Consideration) and Section 4.4(a) (Absence of Conflicts with Organizational Documents) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct only as of such specified date). The representations and warranties of Buyer in Section 4.3(a) (Capitalization) shall be true and correct (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct (other than for de minimis inaccuracies) only as of such specified date). The representations and warranties of Buyer contained in Article IV (other than the representations and warranties specified in the foregoing sentences) shall be true and correct (disregarding any materiality or Buyer Material Adverse Effect qualification set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct (disregarding any materiality or Buyer Material Adverse Effect qualification set forth therein) only as of such specified date), except where the failure to be true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

(c) Certificates. Buyer shall have furnished Seller with a certificate signed by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) hereof have been satisfied.

(d) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Buyer Material Adverse Effect.

(e) Buyer Stock Consideration. The shares of Buyer Common Stock constituting the Buyer Stock Consideration shall have been approved for listing on the NYSE.

(f) Closing Deliverables. Seller shall have received (i) the items contemplated by Section 2.2(c)(i), (ii) the Local Purchase Agreements, (iii) the Transition Services Agreement, (iv) the Stockholder Agreement, and (v) the instrument of assumption contemplated by Section 2.2(c)(ii), in each case, to the extent applicable, duly executed by Buyer or its applicable Subsidiary.

Section 8.3 Conditions to the Obligations of Buyer to Effect the Sale. The obligation of Buyer to effect the Sale and the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties of Seller. Each of the representations and warranties of Seller contained in Section 3.1(a) (Organization, Etc.) (excluding the first sentence of Section 3.1(a) (Organization, Etc.)), Section 3.2 (Authority Relative to this Agreement, Etc.) and Section 3.4 (Consents and Approvals; No Violations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct only as of such specified date). The representations and warranties of Seller in Section 3.3(a), (b) and (c) (Capitalization) shall be true and correct (other than immaterial inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct (other than immaterial inaccuracies) only as of such specified date). The representations and warranties of Seller contained in Article III (other than the representations and warranties specified in the foregoing sentence) shall be true and correct (disregarding any materiality or Material Adverse Effect qualification set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct (disregarding any materiality or Material Adverse Effect qualification set forth therein) only as of such specified date), except where the failure to be true and correct, individually or in the aggregate, and would not have a Material Adverse Effect.

(b) Performance by Seller. Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. For the avoidance of doubt, Seller shall not be obligated to provide fiscal quarter and fiscal year financial statements pursuant to Sections 5.25(a)(iii) and (a)(iv) at or prior to the Closing to the extent the 45-day or 90-day period, as applicable, will end on a date following the Closing; provided that Seller shall provide such financial information within the permitted time period following Closing.

(c) Certificates. Seller shall have furnished Buyer with such certificate signed by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) hereof have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(e) No Litigation. There shall not be pending by any Governmental Authority any Action that seeks to prohibit or restrict the consummation of the Sale.

(f) Pre-Closing Restructuring Transactions. The Pre-Closing Restructuring Transactions shall have been completed.

(g) Closing Deliverables. Buyer shall have received (i) the items contemplated by Section 2.2(b)(i), (ii) the bill of sale contemplated by Section 2.2(b)(ii), (iii) the Local Purchase Agreements, (iv) the Transition Services Agreement, (v) the Stockholder Agreement, and (vi) the instrument of assumption contemplated by Section 2.2(b)(vii), in each case, to the extent applicable, duly executed by Seller or its applicable Subsidiary.

(h) Seller Lender Consent. Buyer shall have received the Seller Lender Consent.

ARTICLE IX

TERMINATION AND ABANDONMENT; INDEMNIFICATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller or Buyer if the Closing shall not have occurred by 11:59 p.m., New York City time, on March 26, 2018 (the “Outside Date”); provided, that if on the Outside Date the conditions to the Closing set forth in Section 8.1(b) shall not have been satisfied but all other conditions to the Closing shall be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)), then either party shall have the right to extend the Outside Date to 11:59 p.m., New York City time, on June 25, 2018 by notifying the other party in writing of such election before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement in any material respect shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by Seller or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the transactions contemplated hereunder and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement in any material respect shall have been the cause of, or shall have resulted in, such order, decree, ruling or other action;

(d) by Buyer upon written notice to Seller, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller that would cause any condition set forth in Section 8.1 or Section 8.3 not to be fulfilled, such breach has not been waived by Buyer, and, if capable of being cured by the Outside Date, the breach has not been cured within 30 days following Buyer’s written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 9.1(d), if not exercised, shall terminate 60 days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(e) by Seller upon written notice to Buyer, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer that would cause any condition set forth in Section 8.1 or Section 8.2 not to be fulfilled, such breach has not been waived by Seller, and, if capable of being cured by the Outside Date, the breach has not been cured within 30 days following Seller’s written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 9.1(e), if not exercised, shall terminate 60 days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(f) by Seller upon written notice to Buyer, if the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date) or those conditions the failure of which to be satisfied is attributable primarily to a material breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), Seller confirms in a written notice delivered to Buyer that Seller is prepared to and able to, and will, consummate the Closing on the date on which the Closing is required to occur pursuant to Section 2.2(a) and Buyer fails to consummate the Closing on such date.

Notwithstanding the foregoing, the parties agree that neither party shall have the right to terminate this Agreement pursuant to Section 9.1(b) during the pendency of a legal proceeding by a party hereto for specific performance pursuant to Section 10.7.

Section 9.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party, and, except as set forth in this Section 9.2, this Agreement and any Local Purchase Agreement as of the date of such termination shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned; provided, that if (x) such termination shall (I) result from the Intentional Breach of any representation, warranty, covenant or other agreement contained herein or (II) occur following an Intentional Breach or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Closing not to occur, then, except as otherwise provided in Section 9.2(b), such breaching party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

(i) each party hereto will redeliver, and will cause its agents (including attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

(ii) all Information received by Buyer with respect to the business, operations, Assets or financial condition of Seller or its Subsidiaries shall remain subject to the Confidentiality Agreement;

(iii) notwithstanding the termination hereof, the Confidentiality Agreement, and the following Sections of this Agreement shall remain in full force and effect: (A) Section 3.17 and Section 4.5 relating to brokers, (B) the penultimate sentence of Section 5.2 relating to confidentiality matters, (C) Section 5.19(g), (D) Section 9.1 and this Section 9.2 and (E) Article X.

(b) In the event Seller shall terminate this Agreement in accordance with Section 9.1(f), Buyer shall pay, or cause to be paid, to Seller an amount equal to $50,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Seller not later than the second (2nd) Business Day following such termination, it being understood that in no event shall the Reverse Termination Fee be payable on more than one occasion. The parties agree that, in the circumstances in which the Reverse Termination Fee is payable, the Reverse Termination Fee is liquidated damages and not a penalty, and the payment of the Reverse Termination Fee in such circumstances is supported by due and sufficient consideration.

(c) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to promptly pay the amount due pursuant to Section 9.2(b), and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the amount set forth in Section 9.2(b) or any portion thereof, Buyer shall pay to Seller’s designee its reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with such suit.

(d) Subject to Seller’s right to seek specific performance pursuant to Section 10.7 and any order pursuant thereto, in any circumstance in which Seller is permitted to terminate this Agreement pursuant to Section 9.1(f) and receive the Reverse Termination Fee pursuant to Section 9.2(b), Seller’s termination of this Agreement pursuant to Section 9.1(f) and receipt of the Reverse Termination Fee from Buyer pursuant to Section 9.2(b) shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer, the Financing Sources and the Financing Related Parties and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees (collectively, with the Buyer, the “Buyer Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, the transactions contemplated hereby or the Debt Commitment Letter, and upon such termination by Seller and receipt of the Reverse Termination Fee, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or the Debt Commitment Letter (except that Buyer shall remain obligated for, and Seller and its Subsidiaries may be entitled to remedies with respect to, any breach of the Confidentiality Agreement and any reimbursement obligations of Buyer pursuant to Section 9.2(c)), whether in equity or at law, in contract, in tort or otherwise.

Section 9.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate on the one year anniversary of the Closing Date; provided, that (a) Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing for a period of five (5) years; (b) the representations and warranties set forth in Section 3.10 (Taxes) shall survive and remain in full force and effect until ninety (90) days following the expiration of the relevant statute of limitations (including all extensions or waivers thereof); and (c) the representations and warranties set forth in Section 3.13 (Environmental Matters) shall survive the Closing for a period of four (4) years. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms (or indefinitely if no term is set forth in any such covenant or agreement); provided, that for the avoidance of doubt, (x) the obligations of Buyer to assume, and to indemnify Seller Indemnified Parties for, the Assumed Liabilities and (y) the obligations of Seller to retain, and indemnify Buyer Indemnified Parties for, the Retained Liabilities shall in each case survive the Closing indefinitely. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

Section 9.4 Indemnification.

(a) From and after Closing, and subject to Section 9.3 and this Section 9.4, Seller shall defend, indemnify and hold harmless Buyer and its Subsidiaries and each of their Affiliates and each of Buyer’s, its Subsidiaries’, and its Affiliates’ respective officers, directors, employees, and agents (collectively, the “Buyer Indemnified Parties”) from and against and will compensate and reimburse Buyer for (regardless of whether such Losses relate to any Third Party Claim) any (i) Losses (other than indemnification related to Taxes) to the extent arising from or directly relating to, (A) the failure of Seller to duly perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement (the remedy for which survives the Closing), (B) any of the Retained Liabilities, (C) any breach of any representation or warranty of Seller set forth in Article III of this Agreement or in the certificate delivered by Seller pursuant to Section 8.3(c), (D) any Indebtedness of any Transferred FH Company or Closing Subsidiary as of immediately prior to the Closing (other than any Indebtedness incurred pursuant to the Debt Financing), and (E) any of the Pre-Closing Restructuring Transactions and (ii) without duplication, Losses (other than, except in the case of clause (G), the costs and expenses of the preparation of Tax Returns and the Independent Accountants that are allocated among the parties pursuant to Section 7.2) to the extent arising from or directly relating to (A) any Taxes attributable to or imposed on the Acquired FH Assets for or relating to any taxable period ending on or before the Closing Date and the portion of any Straddle Period (as defined herein) ending on the Closing Date (computed in accordance with Section 7.1 hereof) (each, a “Pre-Closing Tax Period”); (B) any Taxes of the Transferred FH Companies and their Closing Subsidiaries, for or relating to any Pre-Closing Tax Period; (C) any liability for the Taxes of any Person (other than a Transferred FH Company or any of their Closing Subsidiaries) imposed on Buyer or any of its Affiliates, or after the Closing, any of the Transferred FH Companies or any of their Closing Subsidiaries, as a transferee or successor, pursuant to any contractual obligation or otherwise, as a result of transactions or events occurring, or contracts or agreements entered into, prior to the Closing, or as a result of any Transferred FH Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary, or similar group that includes any Person other than the Transferred FH Companies and their Closing Subsidiaries on or prior the Closing Date; (D) any Taxes realized upon implementation of the Pre-Closing Restructuring Transactions; (E) any Transfer Taxes for which Seller is responsible under Section 7.4; (F) any Taxes attributable to any breach of any of the representations or warranties of Seller set forth in Section 3.10 or, to the extent related to Taxes, Section 3.6 or Section 3.11, (G) any Taxes directly attributable to the failure of Seller to duly perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement (the remedy for which survives the Closing); (H) any Taxes that are Retained Liabilities, or (I) any Taxes attributable to any Subpart F income, determined in accordance with Section 952 of the Code, of any Transferred FH Company or Closing Subsidiary that is a characterized as a foreign corporation for U.S. federal income tax purposes to the extent allocated to the Pre-Closing Tax Period in accordance with Section 7.1(b).

(b) From and after Closing, and subject to Section 9.3 and this Section 9.4, Buyer shall defend, indemnify and hold harmless Seller and its Subsidiaries and each of their Affiliates and each of Seller’s, its Subsidiaries’ and its Affiliates’ respective officers, directors, employees, and agents (collectively, the “Seller Indemnified Parties”) from and against and will compensate and reimburse Buyer for (regardless of whether such Losses relate to any Third Party Claim) (i) any Losses or Taxes to the extent arising from or directly relating to, (A) the failure of Buyer to duly perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement (the remedy for which survives the Closing), (B) any of the Assumed Liabilities (regardless of whether such Assumed Liabilities were assumed by Buyer pursuant to Section 1.3), or (C) any breach of any representation of Buyer set forth in Article IV of this Agreement or in the certificate delivered by Buyer pursuant to Section 8.2(c) and (ii) without duplication, (A) any Taxes attributable to or imposed on the Acquired FH Assets for or relating to any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (computed in accordance with Section 7.1 hereof) (each, a “Post-Closing Tax Period”); (B) any Taxes of the Transferred FH Companies and their Closing Subsidiaries for or relating to a Post-Closing Tax Period; (C) any Taxes attributable to any Subpart F income, determined in accordance with Section 952 of the Code, of a Transferred FH Company or Closing Subsidiary that is a characterized as a foreign corporation for U.S. federal income tax purposes to the extent such Subpart F income is allocated to the Post-Closing Tax Period in accordance with Section 7.1(b); (D) all liability for Taxes related to a Buyer Tax Act; and (E) any Transfer Taxes for which Buyer is responsible under Section 7.4; provided, however, notwithstanding anything to the contrary in this Agreement, in no event shall (x) Buyer have any obligations under this Section 9.4(b) with respect to any matter for which any Buyer Indemnified Party is or would be entitled to indemnification under Section 9.4(a), disregarding for this purpose any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers or (y) Seller or any of its Affiliates have any right of contribution against any Transferred FH Company or Closing Subsidiary with respect to any matter for which any Buyer Indemnified Party is or would be entitled to indemnification under Section 9.4(a), disregarding for this purpose any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers.

(c) An Indemnified Party shall use commercially reasonable efforts to recover under any insurance policy for which coverage is or may be reasonably available in respect of such Loss. Any calculation of Losses for purposes of this Section 9.4 (including for purposes of determining the amount of Losses for purposes of sub-sections (i) and (j) below) or any indemnity payments made under Article VII hereof shall be (i) net of any insurance or other third party recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party), after deducing all costs and expenses incurred in connection with obtaining such insurance or other third party recovery and any increases in insurance premiums and (ii) reduced to take into account any net Tax benefit realized by any of the Indemnified Parties organized outside of the United States arising from the deductibility of any such Losses or Taxes realized in the taxable year of such Loss or Tax, or the immediately succeeding taxable year. A party (and its Affiliates) shall not be deemed to have suffered a “Loss” with respect to an item to the extent such party was actually compensated therefor by reason of an increase in the amount otherwise paid to it or a reduction in the amount otherwise paid by it pursuant to Section 2.3 hereof.

(d) If a party is entitled to bring a claim under more than one provision of Section 9.4(a) or Section 9.4(b), as the case may be, such party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification but in no event shall any party be entitled to recover more than once in respect of the same Loss.

(e) No Action or claim for Losses subject to indemnification under this Section 9.4 with respect to a breach of any representation or warranty contained in this Agreement shall be brought or made after the date on which such representation or warranty shall terminate pursuant to Section 9.3 hereof, regardless of when the facts underlying such claim are first discovered; provided, however, that any claim made after the Closing and prior to such termination date with reasonable specificity by the Indemnified Party to the Indemnifying Party shall survive (and be subject to indemnification) until it is finally and fully resolved. Any Action or claim for Losses subject to indemnification under this Section 9.4 with respect to a breach of any covenant or agreement may be made at any time during the term of such covenant or agreement or prior to the one year anniversary of any termination of such covenant or agreement pursuant to Section 9.3.

(f) Notwithstanding any provision herein to the contrary, no indemnity may be sought pursuant to Section 9.4(a) in respect of any Losses or Taxes to the extent such Losses or Taxes were taken into account in determining the Final Net Working Capital. Notwithstanding any provision herein to the contrary, no indemnity may be sought pursuant to Section 9.4(a)(ii) in respect of any Losses or Taxes (i) that result from any action taken on the Closing Date by Buyer or any of its Affiliates outside of the ordinary course of business (other than any such action expressly required or permitted by this Agreement or required by applicable Law) (a “Buyer Tax Act”) or (ii) that are Transfer Taxes for which Buyer is responsible under Section 7.4, or (iii) that are Taxes attributable to a Post-Closing Tax Period other than such Taxes (A) attributable to a breach of representations and warranties set forth in Section 3.10(g), Section 3.10(i), Section 3.10(j), or Section 3.10(k), or (B) that are subject to indemnification pursuant to Section 9.4(a)(ii)(C), Section 9.4(a)(ii)(E), Section 9.4(a)(ii)(G) or Section 9.4(a)(ii)(H).

(g)

(i) Upon receipt by a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) of notice from a third party of any Third Party Claim against such Indemnified Party with respect to which such Indemnified Party desires to make a claim for Losses under this Section 9.4 (other than any such action, suit, proceeding, claim, demand or assessment relating to Taxes), the Indemnified Party (or Seller or Buyer on behalf of an Indemnified Party) shall promptly give written notice thereof to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including a description of the basis on which indemnification is being sought under this Agreement), a copy of any documentation received from the third party and, to the extent known, an estimate of the Losses relating thereto; provided, however, that failure to give such notice shall not eliminate the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter as to which the Indemnified Party is seeking indemnification hereunder; provided that the Indemnifying Party may assume control of such defense only if (A) it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified fully pursuant to this Section 9.4 and (B) such Third Party Claim does not involve criminal liability of the Indemnified Party or any of its Affiliates or seek material injunctive relief against the Indemnified Party or any of its Affiliates. If the Indemnifying Party shall, in accordance with the preceding sentence, undertakes to assume control of the defense of such Third Party Claim, it shall notify the Indemnified Party of its intention to do so within thirty (30) days after the Indemnifying Party initially receives notice of such Third Party Claim from the Indemnified Party (it being understood that the Indemnified Party shall have the right prior to receipt of such notice from the Indemnifying Party to take all actions that the Indemnified Party deems necessary or appropriate to preserve its rights with respect to such Third Party Claim), and the Indemnified Party shall agree to cooperate fully, at the Indemnifying Party’s expense, with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless such settlement fully and unconditionally releases the Indemnified Party in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one firm of counsel to the Indemnified Party in each jurisdiction (and shall pay such fees, costs and expenses to or as directed by the Indemnified Party at least quarterly), if, but only if, (x) the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party) or (y) the Indemnified Party controls the defense of such Third Party Claim in accordance with this Section 9.4(g). In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying

Party and the non-controlling party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the controlling party. The controlling party shall keep the non-controlling party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by such non-controlling party with respect thereto. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9.4(g) of the Seller’s Disclosure Letter will apply with respect to any Third Party Claim relating to Retained Asbestos Liabilities.

(ii) If the Indemnifying Party does not assume or have the right to assume control of the defense of any Third Party Claim pursuant to Section 9.4(g)(i) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense of the Third Party Claim; provided, however, that, the Indemnified Party shall not consent to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). The Indemnifying Party’s decision to allow the Indemnified Party to take the lead with respect to any indemnity obligation of the Indemnifying Party shall not limit, expand or otherwise affect the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to any such indemnity obligation, and if an Indemnified Party settles a Third Party Claim it is defending pursuant to this Section 9.4(g)(ii) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim, to the extent the Indemnifying Party is prejudiced thereby.

(iii) In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, promptly after becoming aware of any facts or circumstances which the Indemnified Party believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to this Agreement, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including a description of the basis on which indemnification is being sought under this Agreement) and, to the extent known, an estimate of the Losses relating thereto. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction.

(h) Except in cases of fraud or Intentional Breach, the indemnification provisions of this Agreement (i) shall be the sole and exclusive remedy (other than injunctive relief or specific performance as contemplated by Section 10.7) following the Closing with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation contained in this Agreement or the Transition Services Agreement, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers compensation statute or similar statute conferring immunity from suit). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters (including Environmental Laws) or arising under or based upon any securities Law, common Law or otherwise).

(i) Notwithstanding anything to the contrary set forth herein, except in cases of fraud or Intentional Breach or, in the case of the following clause (ii), breaches of Seller Fundamental Representations or Buyer Fundamental Representations, neither Seller nor Buyer shall be required to provide indemnification for Losses under Section 9.4(a)(i)(C), Section 9.4(a)(ii)(F) or Section 9.4(b)(i)(C) to the Buyer Indemnified Parties or Seller Indemnified Parties, respectively, (i) for any individual item where the Loss relating thereto is less than $75,000 (the “De Minimis Claim Threshold”) or (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless (i) in the case of breaches of Section 3.24, the aggregate amount of all Losses incurred by the Buyer Indemnified Parties in respect of claims that exceed the De Minimis Claim Threshold (in the aggregate) exceeds $1,000,000 (the “Lower Basket”), in which case the obligation to provide indemnification under Section 9.4(a)(i)(C) to the Buyer Indemnified Parties shall only apply with respect to such amounts that are in excess of the Lower Basket or (ii) the aggregate amount of all Losses incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of claims that exceed the De Minimis Claim Threshold (in the aggregate) (other than Losses incurred by the Buyer Indemnified Parties in respect of breaches of Section 3.24 by Seller, which shall not be taken into account) exceeds $6,000,000 (the “Basket”), in which case the obligation to provide indemnification under Section 9.4(a)(i)(C), Section 9.4(a)(ii)(F) or Section 9.4(b)(i)(C) to the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall only apply with respect to such amounts that are in excess of the Basket.

(j) Notwithstanding anything to the contrary set forth herein, except in cases of fraud or Intentional Breach, neither Seller nor Buyer shall be required to make payments for indemnification to Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, (i) under Section 9.4(a)(i)(C) or Section 9.4(a)(ii)(F)(other than in cases of breaches of Seller Fundamental Representations) or Section 9.4(b)(i)(C) (other than in cases of breaches of Buyer Fundamental Representations) when the aggregate amounts paid by Seller or Buyer, as applicable, with respect thereto exceeds $58,250,000 or (ii) under Section 9.4(a)(i)(C), Section 9.4(a)(ii)(F) or Section 9.4(b)(i)(C) when the aggregate amounts paid by Seller or Buyer, as applicable, with respect thereto exceeds the Final Purchase Price.

(k) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in this Agreement or any certificate delivered pursuant to Section 8.2(c) or Section 8.3(c) and (ii) the amount of Losses for which an Indemnified Party is entitled to indemnification under this Section 9.4, each such representation or warranty (other than the representations and warranties set forth in Section 3.5(a), the first sentence of Sections 3.6, 3.8, 4.11(b), 4.11(d) and any other representations and warranties calling for a list of “material” items) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect or Buyer Material Adverse Effect).

(l) Any payments made to a party pursuant to this Section 9.4 shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by Law.

(m) (i) Notwithstanding anything to the contrary set forth herein, Seller’s indemnity obligation pursuant to Section 9.4(a)(i)(C) with respect to any breach of Seller’s representations and warranties set forth in Section 3.13 shall be subject to the following limitations:

(1) if the cost of Cleanup or for correcting a non-compliance with Environmental Law subject to indemnity by Seller is increased after the Closing due to an act or omission by any Person other than Seller, any of its respective employees or representatives or a Governmental Authority acting pursuant to its jurisdiction, Seller shall not be responsible for any such increase in costs incurred;

(2) Seller shall not be responsible for any costs, including costs of Cleanup and for corrective actions, to the extent such costs are incurred due to (A) any change in Environmental Laws; (B) any change resulting or arising from the closure, sale, modification, excavation, or construction of, or at, a facility, premises or business; (C) any change in use of the facilities from manufacturing to any other use; or (D) implementation of any Cleanup or corrective action that is not conducted to achieve the least stringent applicable Remediation Standards and in the most cost-effective manner to the extent approved by relevant Governmental Authority; and

(3) Seller shall not be responsible for costs of Cleanup, corrective action, or other Losses arising out of or related to any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Party voluntarily initiates, performs or causes to be performed by any Person or Governmental Authority (including costs or Losses arising out of or related to any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Party initiates, performs or causes to be performed which is not required by any Environmental Law or by a Governmental Authority).

(ii) With respect to any claim involving a demand for the investigation or Cleanup of any exposure to or Release of Hazardous Substance, Seller shall have the right to take the lead and implement any such investigation or Cleanup. Buyer may, at its own expense, remain reasonably involved. However, for the avoidance of doubt, Buyer’s involvement as provided in this paragraph shall not include voluntary communications or contact of any nature whatsoever with any Person or Governmental Authority except as specifically pre-approved in writing by Seller. Seller shall undertake any such work required herein in a manner designed to minimize disruption, to the extent reasonably practicable, with the conduct of operations at the Real Property. Buyer shall agree to allow reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the work.

(iii) If Buyer or its Affiliates (1) settles any Third Party Claim, or (2) initiates contact with any Governmental Authority, in relation to any matter for which Seller has an indemnity obligation pursuant to Section 9.4(a)(i)(C) for any breach of Seller’s representations and warranties set forth in Section 3.13 without obtaining Seller’s prior written consent (not to be unreasonably withheld), then Seller shall be relieved of its indemnification obligations hereunder with respect to such matter.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed on behalf of the parties. Notwithstanding anything to the contrary in this Section 10.1 or elsewhere in this Agreement, Section 9.2(d), this Section 10.1, Section 10.2, Section 10.9(b), Section 10.9(c), Section 10.14 and Section 10.17 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of any of the foregoing provisions) may not be amended or modified in a manner that would be materially adverse to any Financing Source or any of its Financing Related Parties without the prior written consent of such adversely affected Financing Source (and any such amendment or modification without such prior written consent shall be null and void).

Section 10.2 Extension; Waiver. At any time prior to the Closing, the parties hereto entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein; provided that there shall be no waiver of Section 9.2(d), this Section 10.2, Section 10.1, Section 10.9(b), Section 10.9(c), Section 10.14 or Section 10.17 (or any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) in a manner that would be materially adverse to any Financing Source (or its Financing Related Parties) without the prior written consent of such Financing Source (and any such waiver without such prior written consent shall be null and void). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party not entitled to the benefits of such extension or waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.

Section 10.3 Entire Agreement; Assignment. This Agreement (a) constitutes, together with the Local Purchase Agreements and the Transition Services Agreement, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise; provided, however, that either party may assign its rights and obligations to any Wholly Owned Subsidiary of such party (unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve either party of its obligations hereunder; provided further that Buyer may grant a security interest in, and collaterally assign, any of its rights under this Agreement in connection with the Debt Financing (so long as any such assignment does not relieve Buyer of its obligations hereunder).

Section 10.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

Section 10.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Buyer, to:

CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, MA 01803

Attn: Jennifer H. Allen, Esq.

Phone: 781-270-1255 (office)

Email: jennifer.allen@circor.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attn: Stephanie C. Evans, Esq.

Joseph B. Conahan, Esq.

Email: stephanie.evans@wilmerhale.com

joseph.conahan@wilmerhale.com

If to Seller, to:

Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

Attn: General Counsel

Email: lynne.puckett@colfaxcorp.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Ann Beth Stebbins, Esq.

Email: annbeth.stebbins@skadden.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Related Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

Section 10.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, subject to the following provisions of this Section 10.7, the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. Except as otherwise contemplated by this Section 10.7, the parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Except as otherwise contemplated by this Section 10.7, each of the parties hereto hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The parties hereto agree that, notwithstanding anything herein to the contrary, Seller shall be entitled to specific performance (or any other equitable relief), to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, if, and only if: (i) all conditions in Section 8.1 and Section 8.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date)), (ii) Buyer fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.2, (iii) the full proceeds of the Debt Financing would be available to Buyer at the Closing and (iv) Seller has confirmed in a written notice delivered to the Buyer that Seller is prepared to and able to, and will, effect the Closing upon the funding of the Debt Financing. The parties hereto agree that Seller shall be entitled to enforce specifically Buyer’s obligations under this Agreement to draw upon the Debt Financing if, and only if, each of the following conditions has been satisfied: (x) all of the conditions set forth in Section 8.1 and Section 8.3 and all of the conditions precedent set forth in the Debt Commitment Letter have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date)), (y) Buyer fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.2 and (z) Seller has confirmed in a written notice delivered to Buyer that Seller is prepared to and able to, and will, effect the Closing upon the funding of the Debt Financing. The election of Seller to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from subsequently seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 9.2(b); provided, however, that under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 10.7 and the payment of the Reverse Termination Fee.

Section 10.8 Publicity. Except as otherwise expressly permitted by this Agreement, each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such parties’ respective Affiliates) concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto. Notwithstanding the foregoing (i) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) Seller may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, that with respect to the FH Business (except to the extent it relates to Seller’s activities with respect to the effect on Seller of the separation or disposition of the FH Business), to the extent practicable, Seller will try in good faith to remain within the bounds of the parties’ prior disclosures.

Section 10.9 Jurisdiction; Forum, Etc.

(a) The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit (i) Seller’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against Buyer or any of its Subsidiaries in an action brought against Seller or any of its Subsidiaries by a third party in a jurisdiction outside of the State of Delaware and Buyer agrees that it (and its Subsidiaries, as applicable) will submit to such jurisdiction or (ii) Buyer’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against Seller or any of its Subsidiaries in an action brought against Buyer or any of its Subsidiaries by a third party in a jurisdiction outside of the State of Delaware and Seller agrees that it (and its Subsidiaries, as applicable) will submit to such jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING ANY FINANCING SOURCE OR FINANCING RELATED PARTY) OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c) Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or Financing Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any federal court of the United States of America located in, or, if that court does not have subject matter jurisdiction, in any state court located in, in each case, the Borough of Manhattan in the City of New York.

Section 10.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 10.12 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (“Transaction Expenses”); provided, however, that any filing fees required in connection with seeking the Required Antitrust Approvals shall be borne equally by Buyer and Seller.

Section 10.13 Construction. The parties to this Agreement acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of strict construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 10.14 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller and Buyer (and their respective Subsidiaries), FH Indemnitees under Section 5.18, Skadden and its respective partners and employees under Section 5.20, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of a Seller Indemnified Party or a Buyer Indemnified Party to bring claims for indemnification under Section 9.4 in respect of Losses; provided, that the Financing Sources and, to the extent specifically described therein their respective Financing Related Parties shall be third party beneficiaries of Section 9.2(d), this Section 10.14, Section 10.1, Section 10.2, Section 10.9(b), Section 10.9(c) and Section 10.17.

Section 10.15 Interpretation. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on,” “set forth in” or “given effect in numbers on” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that relates to the subject matter of such representation or (b) such item is otherwise set forth on the face of such balance sheet or financial statement or in the notes thereto.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” or “date of this Agreement” shall refer to the date of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to any federal, state, local or foreign Law shall be deemed to refer to such federal, state, local or foreign Law as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; provided that with respect to any contract or agreement listed on any Schedule or disclosure letter, all such amendments, supplements and modifications must also be listed in the appropriate Schedule or disclosure letter. References to a Person are also to its permitted successors and assigns. References to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. References to any list on or attachment to a Schedule or disclosure letter shall mean that such list or attachment is true, correct and complete. References to “ordinary course of business” or “ordinary course” shall be deemed to mean “ordinary course of business consistent with past practices.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” A term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a correlative term that begins with an initial capital letter and is defined herein, shall be interpreted in a correlative manner. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment pursuant to the terms hereof is not a Business Day, then such party shall make such payment on the next succeeding Business Day. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Buyer hereunder shall be a joint and several obligation of Buyer and the Transferred FH Companies and their Closing Subsidiaries (other than any Transferred FH Companies or Closing Subsidiaries thereof that, at such time, have not been transferred, directly or indirectly, to Buyer in accordance with this Agreement).

Section 10.16 Disclosure Letters. Each disclosure letter shall be arranged in sections and subsections that correspond to the sections and subsections of this Agreement. The disclosure of any matter in any disclosure letter to this Agreement shall expressly not be deemed to constitute an admission to any third party by Seller or Buyer, or to otherwise imply, that any such matter is material for the purpose of this Agreement. Any information, item or other disclosure set forth in any section of a disclosure letter shall be deemed to have been set forth in any other section of such disclosure letter, if, and only if, the relevance of such disclosure to such other section of such disclosure letter is reasonably apparent from the fact specified in such disclosure.

Section 10.17 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, (a) it is acknowledged and agreed that all claims, obligations, liabilities or causes of action, whether at law, in equity, in contract, in tort or otherwise, that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) or the transactions contemplated by this Agreement may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement and (b) the Seller agrees, on behalf of itself, its Affiliates and each of its and its Affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Seller Parties”) that the Financing Sources and each of their respective Financing Related Parties shall be subject to no liability or claims to the Seller Parties in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COLFAX CORPORATION

By:	/s/ Daniel A. Pryor
Name: Daniel A. Pryor
Title: Executive Vice President, Strategy and Business Development

CIRCOR INTERNATIONAL, INC.

By:	/s/ Scott Buckhout
Name: Scott Buckhout
Title: CEO

[Signature Page to Purchase Agreement]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Annex A.

“2014 Audited Financial Statements” shall have the meaning set forth in Section 5.25(a)(i).

“Accounting Firm” shall have the meaning set forth in Section 2.3(b)(ii).

“Accounting Period Start Date” has the meaning set forth in Section 2.2(a).

“Accounting Principles” shall mean, except as described in Section 10.18 of the Seller’s Disclosure Letter, GAAP applied on a basis consistent with the application thereof to the FH Business Financial Information and the Reference Net Working Capital Statement.

“Acquired FH Assets” shall mean all FH Assets (other than any FH Shares or any shares of capital stock or other equity securities of any Closing Subsidiary) not held by a Transferred FH Company or Closing Subsidiary as of the Closing, including the assets set forth in Section A(1) of the Seller’s Disclosure Letter.

“Acquisition Transaction” means any merger, liquidation, recapitalization, consolidation or other business combination relating primarily to the FH Business, the Acquired FH Assets or the FH Assets or any Transferred FH Companies or their respective Closing Subsidiaries or the direct acquisition of any capital stock or other securities of any Transferred FH Companies or their respective Closing Subsidiaries, or any material portion of the FH Assets, or any combination of the foregoing (excluding the transactions contemplated hereby); provided, however, that Acquisition Transaction shall not include any merger, liquidation, recapitalization, consolidation involving Seller, or any of its assets or Subsidiaries other than the Acquired FH Assets or the FH Assets.

“Action” shall mean any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

“Affiliate” shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, (a) the Transferred FH Companies and their respective Closing Subsidiaries shall be deemed to be (i) Affiliates of Seller (but not Buyer) with respect to the period prior to and as of the Closing and (ii) Affiliates of Buyer (but not Seller) with respect to the period following the Closing, and (b) Seller and its Subsidiaries, on the one hand, shall not be deemed to be Affiliates of Buyer or its Subsidiaries, on the other hand.

“Affiliated Group” shall mean a group of entities with which any Transferred FH Company or Closing Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Financing” shall have the meaning set forth in Section 5.19(b).

“Anti-Bribery Laws” shall have the meaning set forth in Section 3.22.

“Asbestos Liabilities” shall mean actual or alleged Liabilities resulting from, or relating to, directly or indirectly, the actual or alleged presence of or exposure to asbestos, including actual or alleged Liabilities resulting from, or relating to, asbestos contained in or forming part of any building, structure or asset, and actual or alleged Liabilities resulting from, or relating to, the manufacture, distribution, sale, marketing, handling or use of asbestos or asbestos-containing products.

“Asset” shall mean, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all of the properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including the following: (i) all real properties, including plants, buildings and other structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto; (iii) all leases and subleases and all machinery, Equipment (including all transportation and office equipment), fixtures, trade fixtures and furniture; (iv) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (v) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (vi) all raw materials, work-in-process, finished goods, consigned goods and other inventories; (vii) all Intellectual Property; (viii) all rights existing under all Contracts; (ix) all IT Assets, (x) all prepayments, deposits, performance bonds or prepaid expenses and, to the extent they constitute an asset and not a liability of such party, deferred tax accounts; (xi) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (xii) all customer lists and records pertaining to customers and accounts, personnel records (except with respect to each Offer Employee), all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind; (xiii) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xiv) all permits, licenses, approvals and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets; (xv) all goodwill as a going concern and all other general intangible properties; (xvi) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; and (xvii) all trucks, automobiles and other vehicles.

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“Assumed Environmental Liabilities” shall mean all Liabilities (other than Retained Asbestos Liability and Retained Environmental Liabilities) to the extent arising out of the FH Business or the FH Assets and arising out of, based on, resulting from or relating to: (a) the presence, Release of, or exposure to any Hazardous Substances; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which Liability is imposed under, Environmental Law.

“Assumed Liabilities” shall mean any and all Liabilities (other than any Retained Liabilities), whether arising before, on or after the Closing Date, of Seller or any of its Affiliates, to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the FH Business or the operation of the FH Business by any predecessor companies, businesses, Affiliates, Subsidiaries or divisions thereof, or the present, past or future ownership or use of the FH Assets. Assumed Liabilities shall include the following:

(i) all Liabilities assumed by, retained by or agreed to be performed by Buyer or any of its Subsidiaries (including the Transferred FH Companies or any of their Closing Subsidiaries) pursuant to the terms of the Transaction Documents;

(ii) all Liabilities in respect of the employment or termination of employment of any Employee or Former Employee (except as otherwise specifically included as a Retained Liability), all Liabilities in respect of Transferred Benefit Plans, any compensation owed to any Employee or Former Employee engaged in the FH Business pursuant to any severance, change of control, retention, bonus or similar payment obligations payable in connection with the transactions contemplated by this Agreement that is further contingent on a cessation of employment or the provision of additional services (provided, however, that the portion of any such retention or bonus obligation pro-rated according to the number of days between the effective date of such obligation and the day prior to the Closing Date, if any, shall only be deemed an Assumed Liability to the extent reflected in Final Net Working Capital), any additional compensation paid to an Employee by Buyer as an inducement to become a Transferred Employee, all Liabilities relating to or arising out of any CBA assumed, and any other Liabilities assumed by Buyer or an Affiliate pursuant to Article VI, plus in each case any payroll Taxes attributable thereto, together with any interest or penalties thereon;

(iii) all Liabilities relating to, resulting from or arising out of the Seller Guarantees or the Seller LCs, solely to the extent related to the period after the Closing;

(iv) all Liabilities for Taxes for which Buyer is liable pursuant to Article VII or, except as provided otherwise in Article VII or Section 9.4(a), applicable Law;

(v) all intercompany Liabilities solely between or among the Transferred FH Companies or their Closing Subsidiaries;

(vi) solely to the extent provided in Section 5.5(e), Liabilities arising out of or relating to intercompany agreements;

(vii) all Assumed Environmental Liabilities;

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(viii) all Liabilities set forth on Section A(2) of the Seller’s Disclosure Letter; and

(ix) all Liabilities expressly assumed by Buyer under Section 6.3.

“Assumed Pension Assets” means the Assets under the Transferred DB Plans, as determined in accordance with Section 6.3(c) of the Seller’s Disclosure Letter.

“Assumed Pension Liabilities” means the Liabilities under the Transferred DB Plans, as determined in accordance with Section 6.3(c) of the Seller’s Disclosure Letter.

“Automatic Transfer Employee” shall mean an Employee, other than a Transferred FH Company Employee, to whom the Transfer Regulations apply.

“Average Per Share Price” means the volume-weighted average sales price per share taken to four decimal places of Buyer Common Stock for the five trading days beginning on the sixth trading day immediately preceding the Closing Date and concluding on the trading day immediately preceding the Closing Date, with each trading day measured from 9:30 a.m. New York time until 4:00 p.m. New York time, as published by Bloomberg L.P. under its AQR function.

“Base Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Basket” shall have the meaning set forth in Section 9.4(i).

“Bid” means any quotation, bid or proposal Seller or any Affiliate thereof which is related to the FH Business and which, if accepted or awarded, would lead to a contract with a Governmental Authority or a prime contractor or subcontractor to a Governmental Authority, for the supply of goods, licensing of property, or provision of services by Seller or such Affiliate.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.4(a).

“Buyer Common Stock” shall mean the common stock, par value $0.01 per share, of Buyer.

“Buyer Equity Compensation Plans” means the equity compensation plans and agreements of Buyer and its Subsidiaries described in Section 4.3(a) of the Buyer’s Disclosure Letter.

“Buyer Form 8-K” shall have the meaning set forth in Section 5.19(e).

“Buyer FSA Plan” has the meaning set forth in Section 6.5.

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“Buyer Fundamental Representations” shall mean the representations and warranties in Section 4.1 (Corporate Organization and Standing), Section 4.2 (Authority Relative to this Agreement, Etc.), Section 4.3 (Capitalization), Section 4.4(a) (Absence of Conflicts with Organizational Documents) and Section 4.5 (Brokers and Finders).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.4(a).

“Buyer Material Adverse Effect” shall mean any change, event, development or effect that, individually or in the aggregate with all other changes, events, developments or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the business of Buyer and its Subsidiaries, taken as a whole; or (b) impairs, hinders, delays or adversely affects in any material respect, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect, the ability of Buyer and its Subsidiaries to perform their obligations under this Agreement and to consummate the Sale or the other material transactions contemplated hereby, other than, solely for the foregoing clause (a), any change, event, development or effect to the extent resulting from or arising out of the following, either alone or in combination, shall not be considered in determining whether there has been a “Buyer Material Adverse Effect”: (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets or (D) the prevailing price of commodities or raw materials (or the securities, syndicated loan, credit or financial markets globally)); (ii) local, regional, national or international conditions in any of the industries or markets in which Buyer or its Subsidiaries operates (except to the extent Buyer or its Subsidiaries are materially disproportionately adversely affected by such conditions relative to other participants in industries in which Buyer or its Subsidiaries operates (in respect of the business conducted by them in such industries)), (iii) changes in Law, GAAP or other applicable accounting standards or the interpretation thereof, (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent Buyer or its Subsidiaries are materially disproportionately adversely affected by such conditions relative to other participants in industries in which Buyer or its Subsidiaries operates (in respect of the business conducted by them in such industries)), or (v) any actions taken, or failures to take action, at the written request of Seller, (vi) any failure by Buyer and its Subsidiaries to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Buyer Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph), (vii) any change in Buyer’s stock price or trading volume (it being understood that the underlying cause of such change may be taken into account in determining whether a Buyer Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph), or (viii) the announcement or pendency of this Agreement and the other agreements contemplated hereby, or the taking of action expressly required by this Agreement and other agreements contemplated hereby, including by reason of the identity of Seller or any acts or omissions of Seller or its Affiliates in violation of this Agreement and including the impact of any of the foregoing on relationships with customers, suppliers, lenders, officers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith.

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“Buyer Permits” shall have the meaning set forth in Section 4.13(a).

“Buyer Plan” shall have the meaning set forth in Section 6.2(c).

“Buyer Related Parties” shall have the meaning Section 9.2(d).

“Buyer Stock Consideration” shall mean 3,283,424 shares of Buyer Common Stock, subject to adjustment as provided in Section 2.5; provided, that if such number of shares shall equal or exceed twenty percent (20%) of the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the Closing (the “Share Cap”), then such number of shares paid at Closing shall be reduced by the number of such shares that exceed the Share Cap (for purposes of this calculation, rounded up to the nearest whole share), and the Preliminary Cash Purchase Price shall be increased by the Share Adjustment Amount. Buyer shall notify Seller in writing at least three (3) Business Days prior to the Closing of any such adjustment.

“Buyer Tax Act” shall have the meaning set forth in Section 9.4(f).

“Buyer’s Disclosure Letter” shall mean the disclosure letter that Buyer has delivered to Seller as of the date of this Agreement.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts and any evidence of indebtedness issued or guaranteed by any Governmental Authority, each calculated in accordance with GAAP, minus (a) outstanding (uncleared) checks, drafts, wire transfers or other debits in process issued or initiated (provided that any such item will reduce on a dollar-for-dollar basis any accounts payable to the extent such item is being paid in respect of such accounts payable), plus (b) deposits in transit, and other credits in process (provided that any such item will reduce on a dollar-for-dollar basis any accounts receivable to the extent such item is being paid in respect of such accounts receivable).

“CBA” shall mean labor agreements, collective bargaining agreements, information or consultation agreements, and any other labor-related agreements or arrangements with any labor union, labor organization, works council or other similar bodies applicable to the Transferred Employees.

“Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

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“Closing Net Working Capital” shall mean Net Working Capital of the FH Business calculated as of 11:59 p.m. local time on the Business Day immediately preceding the Closing Date (or, in any jurisdiction outside of the United States, the day immediately preceding the time at which the books of the FH Business are normally closed in such jurisdiction).

“Closing Subsidiary” shall mean any Subsidiary of a Transferred FH Company as of immediately prior to the Closing and after giving effect to the Pre-Closing Restructuring Transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Section 5.29(a).

“Compliant” means, without giving effect to any supplements or updates, (a) the Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the FH Business, the Acquired FH Assets or Assumed Liabilities, necessary in order to make such Required Information not misleading in the light of the circumstances in which they were made, (b) no audit opinion with respect to any of the Required Financial Statements shall have been withdrawn, amended or qualified (including any going concern qualification) and (c) the Required Financial Statements have been prepared in accordance with GAAP in all material respects (excluding “segment reporting”, information required by Rules 3-09, 3-10 and 3-16 of Regulation S-X under the Securities Act, separate financial statements of any Subsidiary or any compensation discussion and analysis required by Item 402(b) of Regulation S-K under the Securities Act).

“Confidential Information” shall have the meaning set forth in Section 5.12(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2.

“Continuation Period” shall have the meaning set forth in Section 6.2(a).

“Contract” shall mean any contract, agreement, lease, license (other than Permits), instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law, whether written or not.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“De Minimis Claim Threshold” shall have the meaning set forth in Section 9.4(i).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a) and Section 5.19(b).

“Debt Financing” shall have the meaning set forth in Section 4.6(a) and Section 5.19(b).

“Delayed Antitrust Approval” shall have the meaning set forth in Section 5.3(c).

“Delayed Company” has the meaning set forth in Section 5.17(a).

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“Delayed Company Interests” shall have the meaning set forth in Section 5.17(a).

“Delayed FH Asset” shall have the meaning set forth in Section 5.16(a).

“Delayed Transfer Employee” shall mean an Offer Employee who is receiving income replacement benefits under a Seller Benefit Plan that is a fully insured long-term disability plan as of the Closing.

“Dispute Notice” shall have the meaning set forth in Section 2.3(b)(ii).

“Disputed Items” shall have the meaning set forth in Section 2.3(b)(ii).

“DOJ” shall have the meaning set forth in Section 3.4.

“DPLP Agreement” shall have the meaning set forth in Section 5.29(a).

“DPLP Company Claim” shall have the meaning set forth in Section 5.29(a).

“DPLP Company Liability” shall have the meaning set forth in Section 5.29(a).

“DPLP Financial Statements” shall have the meaning set forth in Section 5.29(b).

“DPLP Financial Statements Approval Date” shall have the meaning set forth in Section 5.29(b).

“DPLP Period” means the period beginning on January 1 of the calendar year in which the DPLP Termination Date occurs and ending on the DPLP Termination Date.

“DPLP Termination Date” shall have the meaning set forth in Section 5.29(a).

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Employee” shall mean each individual who is primarily dedicated to the FH Business including (i) each Transferred FH Company Employee, (ii) each Offer Employee, and (iii) each Automatic Transfer Employee.

“Employee Benefit Plan” has the meaning set forth in Section 3.11(a).

“Employee Representative” means any labor union, labor organization, works council, staff association, worker representative, trade union or any other employee representative body (whether elected or not).

“Encumbrance” shall mean any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction on transfer of title or voting of any nature whatsoever.

“Environmental Claim” shall mean any Liability or Action alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties)

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arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) circumstances forming the basis of any violation of or failure to comply with any Environmental Laws or Environmental Permits.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of solid waste or Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of solid waste or Hazardous Substances; all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting solid waste or Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or issued by any Governmental Authority relating to Environmental Laws or Hazardous Substances.

“Equipment” shall mean all equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property but excluding any IT Assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, (i) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is or was within the prior six (6) years also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity within the prior six (6) years, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is or was within the prior six (6) years also a member.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated U.S. Asset Transfer Amount” means the product of (i) the total assets of the Seller U.S. DB Plan as of the Closing multiplied by (ii) a fraction, the numerator of which is the projected benefit obligation of the U.S. Transferred Pension Participants and the denominator of which is the total projected benefit obligation under the Seller U.S. DB Plan, each determined as of the date of, and using the same assumptions as utilized for, the most recent year-end balance sheet.

“EU Merger Regulations” shall mean European Union Council Regulation No. 139/2004 of January 20, 2004.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Excluded Assets” shall mean (i) all Assets (other than IT Assets) constituting ownership interests in, or that are used or held for use in, the Excluded Businesses but are not Assets primarily or exclusively used or primarily or exclusively held for use in the FH Business; (ii) all Cash Equivalents (except to the extent taken into account in the calculation of the Closing Net Working Capital); (iii) all intercompany receivables, as of the Closing, for amounts due and owing solely from Seller or any of the Retained Subsidiaries; (iv) with respect to the FH Affiliates, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the FH Business; (v) any deposit or similar advance payment of the FH Affiliates with respect to Taxes; (vi) all current and prior insurance policies of Seller or any of its Subsidiaries (other than the Transferred FH Companies and the Closing Subsidiaries), and all current and prior insurance policies of any Transferred FH Company or the Closing Subsidiaries to the extent they provide coverage for Retained Asbestos Liabilities, and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; (vii) all legal and beneficial interest in the share capital or equity interests of Retained Subsidiaries; (viii) all rights of Seller under this Agreement and any documents delivered or received in connection herewith; (ix) all Retained IP and any Intellectual Property of Seller and its Subsidiaries that is not FH IP; (x) all Assets in respect of any Seller Benefit Plan, except for those Assets which are being transferred to Buyer pursuant to Article VI or by operation of Law; (xi) all files (including all emails) relating to the Sale Process or any Action included in the Retained Liabilities; (xii) all email accounts relating to the FH Business; (xiii) any servers or hard drives that store information relating to, or otherwise used by, both the FH Business and any Excluded Businesses; (xiv) all Legacy Sites; and (xv) the Assets identified on Section A(3) of the Seller’s Disclosure Letter (the “Excluded FH Software Licenses”).

“Excluded Businesses” shall mean all of the former, present or future businesses of Seller and its Subsidiaries, other than the FH Business.

“Excluded FH Software Licenses” has the meaning set forth in the definition of Excluded Assets.

“Export Control and Sanctions Laws” shall have the meaning set forth in Section 3.23.

“Fee Letter” shall have the meaning set forth in Section 4.6(a).

“FH Affiliates” shall mean Seller and its Subsidiaries (excluding the Transferred FH Companies and their Closing Subsidiaries) that hold, lease or license any FH Assets and are set forth on Section A(18) of the Seller’s Disclosure Letter.

“FH Asset Seller” shall mean, individually and/or collectively, each Person that holds Acquired FH Assets other than any FH Shares or shares of capital stock or other equity securities of any Closing Subsidiary as of the Closing, including the Persons identified on Section 3.1(a) of the Seller’s Disclosure Letter, as such Schedule may be amended prior to the Closing Date by Seller to the extent necessary to reflect amendments to Section 5.15 of the Seller’s Disclosure Letter after the date hereof in accordance with Section 5.15 (provided that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of Seller).

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“FH Assets” shall mean all right, title and interest, as of immediately prior to Closing, of Seller or any of its Affiliates in all Assets primarily or exclusively used or primarily or exclusively held for use in connection with the FH Business (excluding the Excluded Assets except to the extent specifically included pursuant to one or more of the clauses below in this definition), including:

(i) the Owned Real Property;

(ii) Leases, including the right to prepaid rent and to all security deposits and other amounts and instruments deposited by, on behalf of, or for the benefit of, the Transferred FH Companies and their Closing Subsidiaries thereunder, to the extent not theretofore applied under the Leases;

(iii) all Equipment (and leases thereof) primarily or exclusively used or primarily or exclusively held for use in connection with the FH Business;

(iv) the FH Inventories;

(v) the Intellectual Property set forth on Section A(4) of the Seller’s Disclosure Letter or that relates exclusively to the FH Business, other than Retained Names (the “FH IP”);

(vi) all Contracts to which Seller or any of its Subsidiaries is a party or by which any of the FH Assets is subject, in each case that relate primarily or exclusively to or are used primarily or exclusively in connection with the FH Business (other than (A) any of the foregoing constituting an IP Contract or relating to the Excluded Assets, (B) the Leases and (C) leases with respect to the Equipment);

(vii) all Permits relating primarily or exclusively to the FH Business;

(viii) all Transferred FH Books and Records;

(ix) all Transferred IP Contracts;

(x) the intercompany receivables, as of the Closing, for amounts due and owing solely among or between any of the Transferred FH Companies and their Closing Subsidiaries;

(xi) any rights and claims of Seller under any confidentiality agreement, to the extent related to the FH Business, entered into by Seller with third Persons regarding the Sale Process;

(xii) the FH IT Assets;

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(xiii) all Assets in respect of any Transferred Benefit Plan, except for those Assets which are being retained by Seller pursuant to Article VI or by operation of Law;

(xiv) any other Assets of the FH Affiliates owned, leased or licensed and primarily or exclusively relating to or primarily or exclusively used in the FH Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition and

(xv) the Assets set forth on Section A(5) of the Seller’s Disclosure Letter;

(xvi) Cash Equivalents to the extent taken into account in the calculation of the Closing Net Working Capital; and

(xvii) the Assets related to the Transferred DB Plans.

“FH Business” shall mean the development, manufacture, marketing, sale, service and support of progressive cavity, two- and three-screw pumps, centrifugal pumps, seawater cooling pumps, internal gear pumps, oil mist lubrication systems and heat transfer fluid pumps, oil purification equipment, lubrication distribution systems, oil mist generators and bearing lubrication systems as conducted by the Transferred FH Companies (and their Closing Subsidiaries), the FH Asset Sellers and the FH Affiliates of the date hereof and the performance of the Services; provided, however that the term “FH Business” when used in the definitions of “Assumed Liabilities,” “Assumed Environmental Liabilities,” and “Retained Asbestos Liabilities” shall not be limited to such activities and operations conducted as of the date hereof, but shall also include any historical activities and operations of the Transferred FH Companies (and their Closing Subsidiaries and any predecessor companies of the Transferred FH Companies and their Closing Subsidiaries) and, as relates to such activities and operations, the FH Asset Sellers and the FH Affiliates (and any predecessor companies of the FH Asset Sellers and the FH Affiliates).

“FH Business Financial Information” has the meaning set forth in Section 3.5(a).

“FH Business Permit” has the meaning set forth in Section 3.7.

“FH Business Registrations” shall have the meaning set forth in Section 3.15(a).

“FH Indemnitees” shall have the meaning set forth in Section 5.18(a).

“FH Inventories” shall mean all inventory of raw materials, supplies and consumables, packaging material, work-in-progress or finished goods used or held for use in the operation and conduct of the FH Business and owned by Seller or any of its Subsidiaries (including the Transferred FH Companies or any their Closing Subsidiaries).

“FH IP” shall have the meaning set forth in the definition of FH Assets.

“FH IT Assets” means all right, title and interest of Seller, the FH Share Sellers and their respective Affiliates (including the Transferred FH Companies and their Closing Subsidiaries) in (i) the IT Assets (other than Assets identified in Section A(3) of the Seller’s Disclosure Letter as Excluded Assets) that are used or held for use in the FH Business as of the Closing and during the twelve (12) month period prior to the Closing (or for the life of such applicable IT Asset prior to the Closing, if such life span is less than twelve (12) months as of the Closing), and (ii) the IT Assets set forth on Section A(6) of the Seller’s Disclosure Letter.

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“FH Share Sellers” shall mean the Persons identified on Section 3.1(a) of the Seller’s Disclosure Letter, as such Exhibit may be amended prior to the Closing Date by Seller to the extent necessary to reflect amendments to Section 5.15 of the Seller’s Disclosure Letter after the date hereof in accordance with Section 5.15 (provided that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of Seller).

“FH Shares” shall have the meaning set forth in Section 1.1(a).

“Final Cash Purchase Price” shall have the meaning set forth in Section 2.3(c)(i).

“Final Closing Adjustment” shall have the meaning set forth in Section 2.3(c)(i).

“Final Net Working Capital” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Pension Adjustment” shall have the meaning set forth in Section 2.3(c)(i).

“Final Purchase Price” shall have the meaning set forth in Section 2.3(c)(i).

“Final Purchase Price Allocation” shall have the meaning set forth in Section 2.4.

“Financial Statements” shall have the meaning set forth in Section 5.25(a)(ii).

“Financing Related Parties” shall mean any Financing Source’s Affiliates or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents, employees, accountants, consultants, legal counsel, financial advisors or any of their successors or assigns.

“Financing Sources” shall mean the agents, arrangers, lenders and other parties to the Debt Commitment Letter and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement or other agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, administrative or collateral agent, trustee or a similar representative in respect of, any Debt Financing (including any Alternative Financing) or any of their respective successors or assigns.

“Fiscal Unity Tax Audit” shall have the meaning set forth in Section 5.29(f);

“Form 8023” shall have the meaning set forth in Section 7.9(a).

“Former Employee” shall mean any individual who would have been eligible to be a Transferred Employee, but whose employment with the Seller and its Affiliates terminated for any reason at any time prior to the Closing Date.

“FTC” shall have the meaning set forth in Section 3.4.

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“GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied (it being understood that all concepts of materiality shall be measured by reference to the FH Business and not to Seller and its Affiliates).

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind that is related to the FH Business and is between Seller or any of its Affiliates, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.4.

“Hazardous Substance” shall mean any substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “wastes”, “radioactive materials”, “petroleum”, “oils”, or words of similar import under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person, (d) all Indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property or Assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person of Indebtedness of others, (f) all lease obligations of such Person which are required to be capitalized in accordance with GAAP, (g) all obligations of such Person to pay the deferred purchase price of property or services, including earnouts or other contingent payments, except trade accounts payable arising in the ordinary course of business, (h) all obligations of such Person in respect of direct pay letters of credit and bankers’ acceptances and (to the extent drawn and/or to the extent that any Person has any reimbursement obligations which are due and payable) standby letters of credit or surety bonds in each case, to the extent drawn, (i) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof) and (j) all Transaction Expenses of such Person.

“Indemnified Party” shall have the meaning set forth in Section 9.4(g)(i).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(g)(i).

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“Independent Accountants” shall mean the dispute resolution group of one of the “Big 4” accountancy firms or such other independent accountants or financial firm of nationally recognized standing as Buyer and Seller shall mutually agree upon.

“Information” shall have the meaning set forth in Section 5.9.

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” shall mean all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, (v) rights in data, database, software and firmware and (vi) all applications and registrations for the foregoing.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken in connection with the execution and delivery of this Agreement or after the date hereof that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“International Plan” shall mean any Employee Benefit Plan that primarily covers Persons who are located outside of the United States of America.

“IP Contracts” means Contracts that primarily relate to (i) the receiving or granting or limiting of rights in or to any Intellectual Property, or (ii) confidentiality of any Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“IT Assets” means all information technology hardware, including laptop computers, desktop computers, servers, tablet devices and other handheld computing devices, but excluding any Contracts, software, firmware, data or other Intellectual Property thereon.

“ITAR” shall mean the International Traffic in Arms Regulations.

“Joint Action” shall have the meaning set forth in Section 5.22.

“Key Customer” shall mean the top ten (10) customers of the FH Business during the last full fiscal year, set forth in Section A(7) of the Seller’s Disclosure Letter, based on dollar sales volumes of the FH Business during the twelve(12) month period ended December 31, 2016.

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“Key Supplier” shall mean the ten (10) most significant suppliers of the FH Business, set forth in Section A(8) of the Seller’s Disclosure Letter, based on amounts invoiced during the twelve (12) month period ended December 31, 2016.

“Knowledge” shall mean (a) with respect to Seller, the knowledge after reasonable inquiry (including an inquiry of the members of the management team of the FH Business who would reasonably be expected to have knowledge of the matter in question) of any of the persons listed on Section A(9) of the Seller’s Disclosure Letter and (b) with respect to Buyer, the knowledge after reasonable inquiry of any of the persons listed on Section A(10) of the Buyer’s Disclosure Letter.

“Later Discovered Asset” shall have the meaning set forth in Section 5.24(a).

“Law” shall mean any law, statute (including the Code), ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

“Leased Real Property” shall mean the real property used primarily or exclusively in the conduct of the FH Business that is leased or subleased by Seller or one of its Affiliates pursuant to a Lease set forth on Section A(11) of the Seller’s Disclosure Letter, together with all fixtures, buildings, structures and improvements located thereon.

“Leases” shall mean all leases, subleases, licenses and agreements pursuant to which Seller or any Affiliate thereof leases, uses or occupies Leased Real Property.

“Legacy Site” means each property formerly owned or operated by the FH Business prior to the Closing that is not within the definition of Real Property, including each of the properties described in Section 10.19 of the Seller’s Disclosure Letter.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Local Purchase Agreement” shall mean the several forms and agreements and the Schedules and Exhibits thereto to be entered into by those FH Share Sellers identified on Section 3.1(a) of the Seller’s Disclosure Letter of the Seller’s Disclosure Letter, on the one hand, and Buyer, on the other hand, providing for the sale, conveyance, assignment, assumption, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of certain FH Shares, the Acquired FH Assets and Assumed Liabilities in the jurisdictions set forth in Section A(12) of the Seller’s Disclosure Letter, substantially in the forms attached as Exhibit C.

“Losses” shall mean any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable costs and expenses of attorneys incurred in the defense thereof), but excluding (a) consequential damages, special damages, incidental damages, loss of profits, diminution in value, damages based on multiple of earnings, loss of business reputation and (b) punitive and exemplary damages (other than such damages awarded to any third party against an Indemnified Party).

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“Lower Basket” shall have the meaning set forth in Section 9.4(i).

“Marketing Period” means the first period of at least twenty (20) consecutive Business Days, commencing on the first (1st) Business Day after the date of delivery of the Required Information, throughout which (i) Buyer shall have the Required Information and the Required Information are Compliant; provided that if Seller shall in good faith believe it has provided the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice (or, if later, on the date specified in such notice as the date of delivery of the Required Information) unless Buyer in good faith believes Seller has not completed the delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with specificity which Required Information Seller has not delivered), in which case this clause (i) shall not be satisfied until Seller has provided all such Required Information specifically set forth in such notice, and (ii) the conditions set forth in Section 8.1(a) and Section 8.3 shall be satisfied (other than any those conditions that by their nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that has caused any of the conditions set forth in Section 8.1(a) and Section 8.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, further that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, any Required Information are not or would not be Compliant at any time during such twenty (20) consecutive Business Day period (it being understood that if any Required Information provided at the initiation of the Marketing Period ceases to be Compliant at any time during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced); provided, further that the Marketing Period shall end on any earlier date that is the date on which the entire Debt Financing has been consummated in accordance with its terms; and provided, further that (a) if the Marketing Period has not been completed on or prior to December 18, 2017, the Marketing Period shall commence no earlier than January 2, 2018 and (b) November 24, 2017 shall be excluded from the determination of such twenty (20) consecutive Business Day period.

“Material Adverse Effect” shall mean any change, event, development or effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the FH Business, taken as a whole, or (b) materially impairs or materially delays the ability of the FH Share Sellers to consummate the transactions contemplated by the Transaction Documents, other than, solely for the foregoing clause (a), any change, event, development or effect that results from, arises out of or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets or (D) the price of commodities or raw materials used in the FH Business) (except to the extent the FH Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the FH Business operates (in respect of the business conducted by them in such industries)), (ii) local, regional, national or international conditions in any of the industries or markets in which the FH Business

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is conducted (except to the extent the FH Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the FH Business operates (in respect of the business conducted by them in such industries)), (iii) changes in Law, GAAP or other applicable accounting standards or the interpretation thereof, (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent the FH Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the FH Business operates (in respect of the business conducted by them in such industries)), or (v) any actions taken, or failures to take action, at the written request of Buyer, (vi) any failure to meet internal projections relating to the FH Business or changes in credit ratings (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph) or (vii) the announcement or pendency, or the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the FH Business and including the impact of any of the foregoing on relationships with customers, suppliers, lenders, officers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith.

“Material Contracts” shall have the meaning set forth in Section 3.18.

“Matter” shall have the meaning set forth in Section 5.20.

“Net Working Capital of the FH Business” shall have the meaning set forth in Section A(19) of the Seller’s Disclosure Letter.

“NISPOM” shall have the meaning set forth in Section 3.21(i).

“Non-Material Antitrust Approval” shall mean the filings, consents and approvals set forth in Section A(13) of the Seller’s Disclosure Letter.

“NYSE” shall mean the New York Stock Exchange.

“Offer Employee” shall mean Employee, other than a Transferred FH Company Employee, to whom the Transfer Regulations do not apply.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Owned Real Property” shall mean the real property owned by the Transferred FH Companies, their Closing Subsidiaries or the FH Affiliates (in respect of the FH Business) set forth on Section A(14) of the Seller’s Disclosure Letter, together with all fixtures, buildings, structures and improvements thereon and all easements and other rights and interest appurtenant thereto.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

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“PBGC” shall have the meaning set forth in Section 3.11(d).

“Permit” means any governmental permits, licenses, certificates, qualifications, registrations, approvals for their products, other approvals and other similar authorizations.

“Permitted Encumbrances” shall mean:

(i) Encumbrances identified on Section A(15) of the Seller’s Disclosure Letter;

(ii) To the extent any of the following do not individually or in the aggregate materially and adversely interfere with the operation or use or materially impair the value of any Asset in the FH Business as currently conducted: easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines and railways, and all matters of record, over or in respect of any Real Property;

(iii) Encumbrances for Taxes, assessments, or other governmental charges not yet due or payable or that may be subsequently paid without penalty or that are being contested in good faith by appropriate proceedings;

(iv) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, landlord’s or other similar liens arising in the ordinary course of business;

(v) non-exclusive licenses of rights to use Intellectual Property entered into in the ordinary course of business;

(vi) Encumbrances that have been placed by any developer, landlord or other third party on property over which any Transferred FH Company or a Closing Subsidiary thereof has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto;

(vii) all matters that an accurate survey would disclose, which would not materially interfere the FH Business’ present use or occupancy of such Real Property;

(viii) zoning or building codes, variances, covenants or other recorded deed restrictions affecting title to the Real Property, that do not materially impair the value of the Real Property and do not materially or adversely interfere with the use of the Real Property;

(ix) any restrictions imposed on, or obligations related to, the use of or activities conducted at the Real Property imposed by Governmental Authorities as part of environmental Cleanup, including any maintenance or monitoring obligations, that do not materially impair the value of the Real Property and do not materially or adversely interfere with the use of the Real Property;

(x) Encumbrances that will be released and, as appropriate, removed of record, at or prior to the Closing Date; and

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(xi) in the case of securities, the restrictions imposed by federal, state and foreign securities laws.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity.

“Post-Closing Financial Statements” shall have the meaning set forth in Section 5.25(b).

“Post-Closing Tax Period” shall have the meaning set forth in Section 9.4(b).

“Pre-Closing Restructuring Transactions” shall have the meaning set forth in Section 5.15.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 9.4(a).

“Preliminary Cash Purchase Price” shall equal $542,000,000 (i) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, an amount equal to such excess, (ii) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, an amount equal to such excess, (iii) plus the Share Adjustment Amount.

“Preliminary Net Working Capital Statement” shall have the meaning set forth in Section 2.3(b)(i).

“Preliminary Purchase Price” means, collectively, the Preliminary Cash Purchase Price and the Buyer Stock Consideration.

“Primary U.S. Asset Transfer Amount” shall have the meaning set forth in Section 6.3(c) of Seller’s Disclosure Letter.

“Privilege” shall mean all privileges that may be asserted under applicable Law including privileges arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges).

“Product” shall have the meaning set forth in Section 5.13(d)(i).

“Prohibited Activities” shall have the meaning set forth in Section 5.13(a).

“Purchase Price Allocation” shall have the meaning set forth in Section 2.4.

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

“Recipient” shall have the meaning set forth in Section 7.3(a).

“Reference Net Working Capital” shall mean $46,848,765.

“Reference Net Working Capital Statement” shall mean the statement of net working capital set forth on Section A(19) of the Seller’s Disclosure Letter.

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“Regulatory Law” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, whether intentional or unintentional, including the movement of Hazardous Substances through, into, or upon, air, soil, surface water, groundwater or property.

“Remediation Standard” shall mean (i) a numerical standard that defines the concentrations of Hazardous Substances that may be permitted pursuant to Environmental Law to remain in any environmental media; or (ii) an approach (engineering, operational or otherwise) used to correct a non-compliant condition pursuant to Environmental Law.

“Representative” shall mean, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, advisors and agents.

“Required Amount” shall have the meaning set forth in Section 4.6(b).

“Required Antitrust Approvals” shall mean (i) any required filings, consents and approvals pursuant to the HSR Act and (ii) any other filings, consents or approvals under the Regulatory Laws of the jurisdiction listed in Section A(17) of the Seller’s Disclosure Letter.

“Required Audited Financial Statements” shall have the meaning set forth in Section 5.25(a)(i).

“Required Financial Statements” shall have the meaning set forth in Section 5.25(a)(i).

“Required Information” shall have the meaning set forth in Section 5.19(e).

“Retained Asbestos Liabilities” means all Asbestos Liabilities to the extent arising from the actual or alleged presence of or exposure to asbestos contained in or forming part of any products manufactured, distributed or sold by Warren Pumps LLC and IMO Industries, Inc. and each of their predecessor companies.

“Retained Environmental Liabilities” shall mean Liability for any Environmental Claims involving any Legacy Site.

“Retained IP” shall mean (i) the Retained Names, (ii) all Intellectual Property other than FH IP, and (iii) all IP Contracts other than Transferred IP Contracts.

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“Retained Liabilities” shall mean, except in each case as otherwise expressly provided in this Agreement, any and all Liabilities, whether arising before, on or after the Closing Date, of Seller or its Subsidiaries, the Transferred FH Companies or any of their respective predecessor companies or businesses or Closing Subsidiaries or any of their Affiliates or divisions, to the extent the same results from or arises out of the present, past or future operations or conduct of the Excluded Businesses or the use or ownership by Seller or its Subsidiaries of the Excluded Assets. “Retained Liabilities” shall also include the following: (i) all Liabilities assumed by, retained by or agreed to be performed by Seller or any of the Retained Subsidiaries, including pursuant to the Transition Services Agreement; (ii) all Liabilities for Taxes for which Seller is liable pursuant to applicable Law, except as provided otherwise in Article VII; (iii) all Liabilities in respect of Seller Benefit Plans unless such Liabilities are otherwise transferred to Buyer or one of its Affiliates pursuant to Article VI; (iv) the Retained Asbestos Liabilities; (v) the Retained Environmental Liabilities and other Liabilities relating to any Legacy Site; (vi) all Liabilities for any amounts drawn after the Closing by any Person (other than Buyer or its Affiliates) on any Seller LC or Seller Guarantee, to extent such draw relates to or arises out of facts, circumstances, events, acts or omissions that existed, occurred or failed to occur (in whole or in part) prior to the Closing; (vii) all Liabilities of Seller or any of its Affiliates for Indebtedness; (viii) Liabilities relating to the Pre-Closing Restructuring Transactions; (ix) all Liabilities with respect to equity or equity-based compensation issued by Seller or its Affiliates or payments made in lieu of, or in satisfaction of, any such equity or equity-based compensation; (x) all Liabilities related to Seller Transferred Employees; (xi) any Liabilities triggered in whole or in part by the termination of employment of any Employee or Former Employee by Seller prior to or upon Closing or any person covered by Section 6.1(c) who is not a Transferred Employee (including the employer portion of any related payroll Taxes and interest and penalties thereon); (xii) except as included in Assumed Liabilities, any compensation owed to any Employee or Former Employee engaged in the FH Business pursuant to any severance, change of control, retention, bonus or similar arrangement (other than arrangements put in place by Buyer or its Affiliates) payable in connection with the transactions contemplated by this Agreement (including the employer portion of any related payroll Taxes and interest or penalties thereon); and (xiii) all Liabilities related to the Specified Matter.

“Retained Names” shall mean the Trademarks set forth in Section 5.7 of the Seller’s Disclosure Letter, and any Trademarks related thereto or containing or comprising any of the foregoing, including any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing.

“Retained Subsidiary” shall mean any Subsidiary of Seller, other than the Transferred FH Companies and their Closing Subsidiaries.

“Reverse Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Review Period” shall have the meaning set forth in Section 2.3(b)(ii).

“Sale” shall have the meaning set forth in Section 2.1 hereof.

“Sale Process” means all matters, whether occurring before or after the date of this Agreement, relating to the sale of the FH Business and all activities in connection therewith, including matters relating to (i) the solicitation of proposals from third parties in connection with

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the sale of the FH Business or (ii) the drafting, negotiation or interpretation of any of the provisions of this Agreement, the Transition Services Agreement or the Local Purchase Agreements, or the determination of the allocation of any Assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 4.11(a).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.9(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 6.4(a).

“Seller Action” shall have the meaning set forth in Section 5.22.

“Seller Benefit Plan” shall mean any Employee Benefit Plan other than a Transferred Benefit Plan.

“Seller Books and Records” shall mean the books and records, including all computerized books and records, of or owned by Seller and its Subsidiaries (including the Transferred FH Companies and their Closing Subsidiaries), other than the Transferred FH Books and Records.

“Seller Credit Agreement” means the Credit Agreement, dated as of June 5, 2015, among Seller, as the borrower, certain U.S. subsidiaries of Seller identified therein, as guarantors, each of the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, swing line lender and global coordinator, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Seller FSA Plan” has the meaning set forth in Section 6.5.

“Seller Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization, Etc.), Section 3.2 (Authority Relative to this Agreement, Etc.), Section 3.3 (Capitalization), Section 3.4(a) (Absence of Conflicts with Organizational Documents), Section 3.16(a) (Title to Assets) and Section 3.17 (Brokers and Finders).

“Seller Guarantees” shall mean all obligations of Seller or any of the Retained Subsidiaries under any Contract (other than the Seller LCs) or other obligation in existence as of the Closing Date relating to the FH Business for which Seller or any of the Retained Subsidiaries is or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever or otherwise (including by reason of performance guarantees), including those obligations set forth on Section A(18) of the Seller’s Disclosure Letter.

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“Seller Indemnified Parties” shall have the meaning set forth in Section 9.4(b).

“Seller LCs” shall have the meaning set forth in Section 5.8(c).

“Seller Lender Consent” means (a) the written consent of the Required Lenders and acknowledged by the Administrative Agent, each as defined in the Seller Credit Agreement, to the Sale and (b) the release by the Administrative Agent (as defined in the Seller Credit Agreement) of each applicable Transferred FH Company and their Closing Subsidiaries from its obligations as a guarantor under the Seller Credit Agreement and the other Loan Documents (as defined in the Seller Credit Agreement), in each case of the foregoing clauses (a) and (b) in form and substance reasonably satisfactory to Buyer.

“Seller Parties” shall have the meaning set forth in Section 10.17.

“Seller Pension Plan” shall mean any Seller Benefit Plan that is a defined benefit pension plan.

“Seller Transferred Employee” shall mean all individuals employed by Seller and its Affiliates who would have been within the definition of Employee but have ceased to be Employees and become employed by Seller and its Affiliates in a capacity that is not as an Employee.

“Seller U.S. DB Plan” shall have the meaning set forth in Section 6.3(c) of the Seller’s Disclosure Letter.

“Seller’s Disclosure Letter” shall mean the disclosure letter that Seller has delivered to Buyer as of the date of this Agreement.

“Services” shall have the meaning set forth in Section 5.13(d)(ii).

“Share Adjustment Amount” means (a) zero dollars or (b) only if the Buyer Stock Consideration is reduced as provided for in the definition of Buyer Stock Consideration, an amount equal to the Average Per Share Price multiplied by the number of shares (for purposes of this calculation, rounded up to the nearest whole share) of Buyer Common Stock reduced pursuant to such option.

“Share Cap” shall have the meaning set forth in the definition of Buyer Stock Consideration.

“Skadden” shall have the meaning set forth in Section 5.20.

“Solvent” shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its

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Subsidiaries are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Specified Matter” shall mean the matter described in Section 3.23 of the Seller’s Disclosure Letter.

“Stockholder Agreement” means the Stockholder Agreement, substantially in the form attached hereto as Exhibit D.

“Straddle Period” shall have the meaning set forth in Section 7.1(b).

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.

“Tax Audit” shall have the meaning set forth in Section 7.3(a) hereof.

“Tax Authority” shall mean a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Item” shall mean any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Sharing Agreement” shall mean any existing agreement or arrangement (whether or not written) binding any of the Transferred FH Companies or a Closing Subsidiary thereof that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

“Taxes” shall mean any taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, or custom duties, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

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“Third Party Claim” shall mean any Action brought, asserted or commenced by any Person, other than by a Seller Indemnified Party or a Buyer Indemnified Party, against any Seller Indemnified Party or Buyer Indemnified Party.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Confidentiality Agreement” means any right or interest of Seller under any confidentiality agreement with another potential purchaser of all or any part of the FH Business.

“Transaction Documents” shall mean this Agreement, the Local Purchase Agreements, the Transition Services Agreement and any other agreement, instrument or document executed and delivered pursuant to this Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 10.12.

“Transfer Regulations” shall mean the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated 12 March 2001, as amended from time to time, and domestic legislation implementing such directive into the national law of any country in the European Union or any similar legislation in any country outside the European Union, as amended from time to time.

“Transfer Taxes” shall have the meaning set forth in Section 7.4.

“Transferred Benefit Plan” shall mean an Employee Benefit Plan that is sponsored or maintained solely by a Transferred FH Company or a Closing Subsidiary or identified as a Transferred Benefit Plan in Section 3.11(a) of Seller’s Disclosure Letter.

“Transferred DB Plans” means any defined benefit pension plan identified as a Transferred Benefit Plan in Section 3.11(a) of Seller’s Disclosure Letter and the Seller U.S. DB Plan to the extent provided in Section 6.3 of this Agreement and Section 6.3(c) of the Seller’s Disclosure Letter.

“Transferred Employee” shall mean (x) each Offer Employee who accepts an offer of employment from Buyer or its Affiliate, (y) each Automatic Transfer Employee who does not object to the transfer of his or her employment to Buyer or its Affiliate pursuant to the Transfer Regulations and (z) each Transferred FH Company Employee, in the case of clauses (x) and (y), who commences employment with Buyer or its Affiliate on the Closing Date.

“Transferred FH Books and Records” shall mean the books and records of Seller or any of its Affiliates, including all computerized books and records, to the extent they relate to the FH Business, including (i) all such books and records to the extent relating to Transferred Employees (but excluding personnel records with respect to each Offer Employee), the purchase of materials, Taxes, supplies and services, the development, marketing, manufacture and sale of products by the FH Business or dealings with suppliers and customers of the FH Business, (ii) all files relating to any Action included in the Assumed Liabilities and (iii) all emails relating to the

Annex A – Page 26

FH Business and dated no earlier than the date that is one month prior to the date of this Agreement. Notwithstanding the foregoing, “Transferred FH Books and Records” shall not include information, documents or materials to the extent relating to or constituting any Excluded Assets or Retained Liabilities.

“Transferred FH Companies” shall mean IMO AB, Imo Industries (Canada), Inc., Colfax Netherlands Holding BV, CLFX Sub Holding LLC, Allweiler GmbH, Colfax Fluid Handling Middle East Ltd., Allweiler India Private Limited (f/k/a Tushaco Pumps Private Limited), Colfax Fluid Handling Reliability Services Company (f/k/a Total Lubrication Management Company) and Colfax Pump (Weihai) Company Limited.

“Transferred FH Company Employee” shall mean each Employee employed by a Transferred FH Company.

“Transferred IP Contracts” shall mean any IP Contract to which Seller or any of its Subsidiaries is a party or to which any of the FH Assets is subject, in each case, that (i) with respect to IP Contracts that do not relate to computer software or databases, relates exclusively to the FH Business, and (ii) with respect to IP Contracts that relate to computer software or databases that are used in the operation of the FH Business, all such IP Contracts other than the Excluded FH Software Licenses.

“Transferred Pension Participants” means the participants in the Transferred DB Plans.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Department of Treasury under the Code.

“U.S. Pension Transfer Date” shall have the meaning set forth in Section 6.3(c) of Seller’s Disclosure Letter.

“U.S. Transferred Employee” shall mean each Transferred Employee primarily located in the United States.

“U.S. Transferred Pension Participants” shall have the meaning set forth in Section 6.3(c) of Seller’s Disclosure Letter.

“VAT” means any value added Tax, goods and services Tax or any other similar Tax.

“WARN Act” shall have the meaning set forth in Section 6.8.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Annex A – Page 27

FINAL FORM

EXHIBIT A

FORM OF BILL OF SALE AND ASSIGNMENT1

THIS BILL OF SALE AND ASSIGNMENT, dated [•], 2017 (this “Bill of Sale”), is executed and delivered by and between [BUYER DESIGNEE], a [•] (“FH Asset Buyer”)2, and [FH ASSET SELLER], a [•] (“FH Asset Seller”).3 All capitalized words and terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement, dated as of [•], 2017 (the “Agreement”), by and between [SELLER], a Delaware corporation (“Seller”), and [FH Asset Buyer]4[[BUYER], a Delaware corporation (“Buyer”)]5.

WHEREAS, pursuant to the Agreement, Seller has agreed to cause FH Asset Seller to sell, convey, assign, transfer and deliver to FH Asset Buyer all of FH Asset Seller’s right, title and interest in and to the Acquired FH Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

FH Asset Seller hereby sells, conveys, assigns, transfers and delivers to FH Asset Buyer, its successors and assigns, to have and to hold forever, and FH Asset Buyer hereby purchases, acquires and accepts from FH Asset Seller, all of FH Asset Seller’s right, title and interest in and to the Acquired FH Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

This Bill of Sale is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Agreement, and nothing contained in this Bill of Sale shall be deemed to modify any of the provisions of the Agreement, nor shall anything in this Bill of Sale be deemed to modify, expand or enlarge any of the rights, remedies or obligations of the parties under the Agreement.

The terms and provisions of this Bill of Sale are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Bill of Sale is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Bill of Sale.

[1]	NOTE TO DRAFT: This form of agreement assumes that the Acquired FH Assets do not include any intellectual property or real property.
[2]	NOTE TO DRAFT: FH Asset Buyer will either be Buyer or another entity designated by Buyer.
[3]	NOTE TO DRAFT: Bill of Sale to be executed by each FH Asset Seller.
[4]	NOTE TO DRAFT: Use this bracketed text if Buyer is FH Asset Buyer.
[5]	NOTE TO DRAFT: Use this bracketed text if Buyer is not FH Asset Buyer.

The invalidity or unenforceability of any provision of this Bill of Sale shall not affect the validity or enforceability of any other provisions of this Bill of Sale, each of which shall remain in full force and effect.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

This Bill of Sale may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Bill of Sale shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

No amendment or modification of this instrument or any provision hereof shall be valid or effective unless in writing and signed by each of FH Asset Seller and FH Asset Buyer.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, FH Asset Seller and FH Asset Buyer have caused this Bill of Sale to be duly executed as of and on the date first above written.

[FH ASSET SELLER]

By:
Name:
Title:

ACCEPTED:

[FH ASSET BUYER]

By:
Name:
Title:

[Signature Page to Bill of Sale and Assignment]

FINAL FORM

EXHIBIT B-1

INSTRUMENT OF ASSUMPTION (RETAINED LIABILITIES)

THIS INSTRUMENT OF ASSUMPTION (this “Instrument”) is made and effective as of [•], 2017, by and between [TRANSFERRED FH COMPANY/CLOSING SUBSIDIARY], a [•] (“Transferred FH Company/Closing Subsidiary”), and [•], a [•] (“Assignee”)1. All capitalized words and terms used in this Instrument and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).

WHEREAS, [Assignee]2[[SELLER], a Delaware corporation (“Seller”),]3 and [BUYER], a Delaware corporation, have entered into a Purchase Agreement, dated as of [•], 2017 (the “Agreement”), pursuant to which, among other things, [Assignee]4[Seller]5 (either through itself or one of its Affiliates) has agreed to assume the Retained Liabilities of any Transferred FH Company or its Closing Subsidiaries; and

WHEREAS, by execution and delivery of this Instrument, the parties hereto desire to effect the assumption of the Retained Liabilities of the Transferred FH Company/Closing Subsidiary by Assignee.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms set forth herein and intending to be legally bound hereby, the parties hereto hereby agree that the Transferred FH Company/Closing Subsidiary hereby conveys, assigns, transfers and delivers to Assignee, its successors and assigns, forever, the Retained Liabilities of the Transferred FH Company/Closing Subsidiary, and Assignee hereby assumes and agrees to pay, perform and discharge, promptly when due, all of the terms, covenants and conditions of all such Retained Liabilities.

This Instrument (i) is made pursuant to, and is subject to the terms of, the Agreement and (ii) shall be binding upon Assignee and its respective successors and permitted assigns in accordance with the terms of this Instrument and shall inure to the benefit of the Transferred FH Company/Closing Subsidiary and its respective successors and permitted assigns. Notwithstanding anything to the contrary contained in this Instrument, nothing contained herein shall be deemed to limit, restrict or modify in any manner the rights, remedies and obligations (including without limitation any liability) of the parties under the Agreement, and in the event of a conflict between the terms and provisions hereof and the terms and provisions of the Agreement, the terms and provisions of the Agreement shall control.

[1]	NOTE TO DRAFT: Assignee will either be Seller or one of its Affiliates. There will be multiple Instruments of Assignment (one for each Transferred FH Company or Closing Subsidiary).
[2]	NOTE TO DRAFT: Use this bracketed text if Seller is Assignee.
[3]	NOTE TO DRAFT: Use this bracketed text if Seller is not Assignee.
[4]	NOTE TO DRAFT: Use this bracketed text if Seller is Assignee.
[5]	NOTE TO DRAFT: Use this bracketed text if Seller is not Assignee.

This Instrument and the covenants and agreements contained herein shall survive the Closing.

Section 10.13 of the Agreement shall apply mutatis mutandis to this Instrument.

This Instrument may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Instrument shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

This Instrument shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

No waiver, amendment, modification or change of this Instrument or any provision hereof shall be valid or effective unless in writing and signed by each of the parties set forth on the signature page hereto.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the date first above written.

[ASSIGNEE]

By:
Name:
Title:

Acknowledged by:

[TRANSFERRED FH COMPANY/CLOSING SUBSIDIARY]

By:
Name:
Title:

[Signature Page to Instrument of Assumption]

FINAL FORM

EXHIBIT B-2

INSTRUMENT OF ASSUMPTION (ASSUMED LIABILITIES)

THIS INSTRUMENT OF ASSUMPTION (this “Instrument”) is made and effective as of [•], 2017, by and between [•], a [•] (“Assignee”)1, [SELLER], a Delaware corporation (“Seller”), and the FH Affiliates set forth on the signature page hereto. All capitalized words and terms used in this Instrument and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).

WHEREAS, [Assignee]2[[BUYER], a Delaware corporation (“Buyer”),]3 and Seller have entered into a Purchase Agreement, dated as of [•], 2017 (the “Agreement”), pursuant to which, among other things, [Assignee]4[Buyer]5 (either through itself or one of its Subsidiaries) has agreed to assume the Assumed Liabilities; and

WHEREAS, by execution and delivery of this Instrument, the parties hereto desire to effect the assumption of the Assumed Liabilities by Assignee.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms set forth herein and intending to be legally bound hereby, the parties hereto hereby agree that Seller and the FH Affiliates hereby convey, assign, transfer and deliver to Assignee and its successors and assigns, forever, the Assumed Liabilities, and Assignee hereby assumes and agrees to pay, perform and discharge, promptly when due, all of the terms, covenants and conditions of all Assumed Liabilities.

This Instrument (i) is made pursuant to, and is subject to the terms of, the Agreement and (ii) shall be binding upon Assignee and its successors and permitted assigns in accordance with the terms of this Instrument and shall inure to the benefit of Seller, the FH Affiliates and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained in this Instrument, nothing contained herein shall be deemed to limit, restrict or modify in any manner the rights, remedies and obligations (including without limitation any liability) of the parties under the Agreement, and in the event of a conflict between the terms and provisions hereof and the terms and provisions of the Agreement, the terms and provisions of the Agreement shall control.

[1]	NOTE TO DRAFT: Assignee will either be Buyer or one of its Subsidiaries.
[2]	NOTE TO DRAFT: Use this bracketed text if Buyer is Assignee.
[3]	NOTE TO DRAFT: Use this bracketed text if Buyer is not Assignee.
[4]	NOTE TO DRAFT: Use this bracketed text if Buyer is Assignee.
[5]	NOTE TO DRAFT: Use this bracketed text if Buyer is not Assignee.

This Instrument and the covenants and agreements contained herein shall survive the Closing.

Section 10.13 of the Agreement shall apply mutatis mutandis to this Instrument.

This Instrument may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Instrument shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

This Instrument shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

No waiver, amendment, modification or change of this Instrument or any provision hereof shall be valid or effective unless in writing and signed by each of the parties set forth on the signature page hereto.

[Remainder of page intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the date first above written.

[ASSIGNEE]

By:
Name:
Title:

Acknowledged by:

[SELLER]

By:

Name:
Title:

[FH AFFILIATES]

By:

Name:
Title:

[Signature Page to Instrument of Assumption]

EXHIBIT C

FINAL FORM

SHARE TRANSFER POWER

FOR VALUE RECEIVED the undersigned sells, assigns and transfers to [name of transferee], as of [date], [number] [type] shares of IMO Industries (Canada) Inc. (the “Corporation”) registered in the name of the undersigned on the books of the Corporation and represented by certificate No.             . The undersigned irrevocably constitutes and appoints                                                            (name of attorney) the attorney of the undersigned with full power of substitution to transfer such shares.

IMO INDUSTRIES INC.
By:
Authorized Signing Officer

Date:

FINAL FORM

Confidential

Form of Local Purchase Agreement

by and between

Colfax Fluid Handling Holding BV

And

[•]

Dated as of [•], 2017

Local Purchase Agreement

THIS LOCAL PURCHASE AGREEMENT (this “Agreement”) is entered into as of [•], 2017, by and between:

Colfax Fluid Handling Holding BV, a private company with limited liability duly established and validly existing under the laws of the Netherlands, with its corporate seat in Amsterdam and its place of business at (7556 BV) Hengelo, Hassinkweg 10 (the “Seller”); and

Colfax Fluid Handling Holding BV, (7556BV) Hengelo, Hassinkweg 10

[•], a company duly established and validly existing under the laws of the [•], with its registered address at [•] (the “Buyer”).

The Seller and the Buyer are hereinafter referred to collectively as the “Parties”, and individually as a “Party”.

WHEREAS,

(A)	Colfax Pump (Weihai) Company Limited (the “Company”) is a limited liability company incorporated under the laws of the PRC (as defined below). As of the date of this Agreement, the Seller is the sole shareholder of the Company and holds 100% of the equity interests of the Company (the “Equity Interests”);

2

(B)	Pursuant to a Purchase Agreement dated [•] (the “Master Purchase Agreement”), the parties thereunder have agreed to the sale and purchase of 100% of the equity interests of the Company and will procure their respective subsidiaries to execute a local purchase agreement; and

(C)	Subject to the terms and conditions set forth herein and in the Master Purchase Agreement, as applicable, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase and acquire from the Seller, the Equity Interests.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.1	“Amended Business License” means the amended business license of the Company to be issued by the SAIC (as defined below) following the registration of the Equity Transfer (as defined below).

1.2	“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in China and [the United States of America].

1.3	“PRC” or “China” means the People’s Republic of China, which, for the purpose of this Agreement, shall exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

3

1.4	“SAIC” means the State Administration for Industry and Commerce of the PRC or the corresponding local authority.

2.	Purchase and Sale of the Equity Interests

2.1	Under the terms and subject to the conditions of this Agreement and of the Master Purchase Agreement, the Seller hereby agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all right, title and interest of the Seller in and to the Equity Interests (the “Equity Transfer”).

2.2	Upon the completion of the Equity Transfer, the Buyer will become the sole shareholder of the Company.

3.	Purchase Price; Payment

3.1	The purchase price (the “Purchase Price”) for the Equity Interests shall be the [fixed] sum of [•].

3.2	Upon the payment of the Purchase Price, the Buyer will enjoy the shareholder’s rights of the Company and assume the liabilities and responsibilities of the shareholder of the Company.

4.	Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer on the date of this Agreement that:

4

4.1	The Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder;

4.2	The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder do not and will not violate the articles of association or any other organization document of the Seller;

4.3	This Agreement has been duly authorized, executed and delivered and shall constitute a valid and binding agreement of the Seller, enforceable against the Seller in accordance with the terms hereof; and

5.	Representations and Warranties of Buyer

The Buyer hereby represents and warrants to the Seller on the date of this Agreement that:

5.1	The Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder;

5.2	The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder do not and will not violate the articles of association or any other organization document of the Buyer;

5.3	This Agreement has been duly authorized, executed and delivered and shall constitute a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with the terms hereof; and

5

6.	Co-operation

Upon the execution of this Agreement and subject to the full payment of the Purchase Price by the Buyer, the Seller shall use reasonable efforts to assist the Company and the Buyer in applying to SAIC for the Amended Business License of the Company registering the Buyer as the sole shareholder of the Company.

7.	Termination

7.1	This Agreement shall automatically terminate on the date when the Master Purchase Agreement is terminated in accordance with the terms thereof.

8.	Governing Law and Dispute Resolution

8.1	This Agreement, the rights and obligations of the Parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the PRC.

8.2	Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration administered by [China International Economic and Trade Arbitration Commission (“CIETAC”)] under its arbitration rules in force at the date of applying for arbitration.

8.3

The arbitration shall be conducted by a panel of three arbitrators (the “Tribunal”). Each of the Claimant and the Respondent shall appoint one arbitrator, and if one Party fails to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator, that arbitrator shall be appointed by CIETAC. The third arbitrator, who shall act as the chairman of the Tribunal, shall be chosen by the two arbitrators appointed by the Seller and the Buyer. If the said two arbitrators are unable to agree upon the appointment of the third arbitrator within thirty (30) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by CIETAC.

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8.4	The arbitration award made by the Tribunal shall be final and binding on the Parties and each Party irrevocably waives any right of appeal to any court or any other institutions which might otherwise have jurisdiction over the dispute, however nothing in this Section 8.4 shall be deemed to preclude a Party from seeking to enforce any arbitration award made by the Tribunal in any court that it deems appropriate;

8.5	Any arbitration expense shall be borne by the losing Party or as determined by the Tribunal. The Parties agree that, if it becomes necessary for a Party to enforce the arbitration award by any legal action, the other Party shall pay all reasonable costs and expenses incurred by the Party seeking to enforce the award; and

8.6	The seat of arbitration shall be in [Beijing] and the arbitration proceedings shall be conducted in [English and in Chinese].

9.	Miscellaneous

9.1	All notices, requests and other communications to either Party under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service (costs prepaid, return receipt requested) addressed to:

7

To the Seller at:

Colfax Fluid Handling Holding BV

C/o Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

United States of America

Attention: General Counsel

With a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Attention: Ann Beth Stebbins, Esq.

Colfax Fluid Handling Holding BV

Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

United States of America

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Ann Beth Stebbins, Esq.

To the Buyer at:

[•]

Attention:[•]

With a copy (which shall not constitute effective notice) to:

[•]

Attention:[•]

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[•]

: [•]

[•]

[•]

or such other address, facsimile number or email address as the Seller or the Buyer, as the case may be, may hereafter specify by notice to the other Party hereto.

9.2	This Agreement is executed in both English and Chinese languages, and the two language versions shall have the same legal effect.

9.3	To the extent there is a conflict between any of the provisions of this Agreement and the Master Purchase Agreement, the provisions of the Master Purchase Agreement shall prevail.

9.4	None of the Parties shall assign any rights or obligations hereunder without first obtaining the written consent of the other Party.

9.5	The provisions of this Agreement may be amended or modified only upon the prior written consent of the Parties hereto.

9.6	This Agreement is executed in [eight (8)] originals and each of the Seller and the Buyer shall hold [two (2)] originals. The remaining originals shall be kept by the Company for the filing and registration with applicable government authorities for the Equity Transfer.

9

[Signature Page Follows]

10

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Colfax Fluid Handling Holding BV

By:/
Name:/ [•]
Title:/ [•]

11

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

[BUYER]

By:/

Name:/ [•]

Title:/ [•]

12

FINAL FORM

[Notarization Required]

FORM OF

LOCAL SHARE PURCHASE AND ASSIGNMENT AGREEMENT - GERMANY

THIS LOCAL SHARE PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of [•], by and between Allweiler Group GmbH, a German limited liability company registered with the commercial register of the local court (Amtsgericht) of Freiburg i. Br. under HRB 550578 (the “German FH Share Seller”), and [•] (the “German FH Share Buyer”) (collectively the “Parties”, each a “Party”).

WHEREAS, German FH Share Seller is the registered and beneficial owner of all shares in Allweiler GmbH, a German limited liability company registered with the commercial register of the local court of Freiburg i. Br. under HRB 707701 (the “Company”), with a stated share capital (Stammkapital) in the amount of EUR 6,240,000.00, consisting of one share (no. 1) in the nominal amount of EUR 6,240,000.00 as listed in the Company’s list of shareholders (Gesellschafterliste) most recently recorded with the competent commercial register and dated November 29, 2011 (the “German FH Share”); and

WHEREAS, this Agreement is entered into pursuant to and in connection with the purchase agreement (the “Purchase Agreement”) entered into as of [•], between [•], a Delaware corporation (the “German FH Share Seller Parent”) and [•] (the “German FH Share Buyer Parent”) in which, inter alia, German FH Share Seller Parent agreed to cause German FH Share Seller to sell, convey, assign, transfer, and deliver to German FH Share Buyer Parent or certain subsidiaries of German FH Share Buyer Parent and German FH Share Buyer Parent agreed to purchase, acquire and accept, or have one of its subsidiaries purchase, acquire and accept, from German FH Share Seller the German FH Share; and

WHEREAS, German FH Share Seller desires to sell and assign to German FH Share Buyer, and German FH Share Buyer desires to purchase and acquire from German FH Share Seller all rights, title and interest of German FH Share Seller in and to the German FH Share, in the manner and subject to the terms and the conditions set forth in this Agreement.

IT IS AGREED as follows:

ARTICLE 1

THE TRANSACTION

1.1 Purchase Agreement and Interpretation.

(a) This Agreement is being entered into pursuant to and in connection with the Purchase Agreement.

(b) It is the understanding of the Parties that this Agreement be consistent with the terms of the Purchase Agreement and will not be construed in any way to enhance, modify or decrease any of the rights or obligations of the Parties from those contained in the Purchase Agreement.

1.2 Sale and Assignment of German FH Share. Upon the terms and subject to the conditions of this Agreement, and in performance of the respective obligations of German FH Share Seller Parent and German FH Share Buyer Parent under the Purchase Agreement, with effect as of the closing of the Purchase Agreement as agreed between the parties thereto (the “Closing”):

(a) German FH Share Seller hereby sells (verkauft) to German FH Share Buyer all rights, title and interest in and to the German FH Share, and the German FH Share Buyer hereby accepts such sale;

(b) German FH Share Seller hereby assigns (tritt ab) to German FH Share Buyer, subject to the Closing having occurred, all rights, title and interest in and to the German FH Share and German FH Share Buyer accepts such assignment.

1.3 German FH Share Purchase Price; Payment.

(a) In consideration for the sale and assignment of the German FH Share to German FH Share Buyer, German FH Share Buyer shall pay (or cause to be paid) to (or at the direction of) German FH Share Seller the German FH Share Purchase Price (as defined below).

(b) The “German FH Share Purchase Price” shall be:

EUR [•],

provided that an adjustment of the German FH Share Purchase Price shall be made in agreement and coordination with German FH Share Seller Parent and German FH Share Buyer Parent; it being understood that the German FH Share Purchase Price shall be deemed adjusted upon respective agreement between German FH Share Seller Parent and German FH Share Buyer Parent under the Purchase Agreement.

(c) German FH Share Seller and German FH Share Buyer expressly acknowledge and agree that the German FH Share Purchase Price will be wired to, and will be received by, German FH Share Seller Parent as part of the overall purchase price to be paid under the Purchase Agreement.

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1.4 Closing.

(a) Immediately after Closing has occurred, the German FH Share Buyer shall send to the acting notary, also for and with a copy to German FH Share Seller, an email communication confirming that the Closing has occurred. It is the Parties’ mutual understanding that such confirmation serves for confirmatory purposes only and does not determine or influence the actual occurrence of the Closing.

(b) Upon receipt by the notary of such email confirmation that Closing has occurred, the acting notary shall submit revised shareholder lists to the commercial registers of the Company showing German FH Share Buyer as the holder of the German FH Share.

(c) Subject to the Closing having occurred, the German FH Share Seller hereby authorizes the German FH Share Buyer to exercise all shareholder rights in the Company.

ARTICLE 2

MISCELLANEOUS

2.1 No Representations and Warranties. With respect to German FH Share Seller, any of the business conducted by German FH Share Seller and the sale of the German FH Share pursuant to this Agreement, German FH Share Seller does not give any representations and warranties.

2.2 Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the Parties hereto, but only by an instrument in writing signed on behalf of the Parties.

2.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested):

If to German FH Share Seller, to:

Allweiler Group GmbH

C/o Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

United States of America

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Attn: Ann Beth Stebbins, Esq.

3

If to German FH Share Buyer, to:

Attn. [•]

[•]

With a copy (which shall not constitute notice) to:

Attn. [•]

[•]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

2.4 Governing Law, Disputes and Claims.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any claim of whatsoever nature arising out of or in connection with this Agreement will only be enforceable by the Parties to this Agreement through the agency of German FH Share Seller Parent and German FH Share Buyer Parent, respectively. German FH Share Buyer will not make any claim for indemnification arising out of or in connection with this Agreement in any circumstances whatsoever against German FH Share Seller other than through the agency of German FH Share Buyer Parent against German FH Share Seller Parent as agent for German FH Share Seller. German FH Share Seller will not make any claim for indemnification arising out of or in connection with this Agreement in any circumstances whatsoever against German FH Share Buyer other than through the agency of German FH Share Seller Parent against German FH Share Buyer Parent as agent for German FH Share Buyer.

2.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that either Party may assign its rights and obligations under this Agreement to an affiliated entity within the meaning of Sec. 15 German Stock Corporation Act.

2.6 Real Estate. Only for the purpose of this deed with respect to local tax authorities, the Parties confirm that the Company owns real estate.

2.7 VAT and Taxes. The Parties share the view that the sale and assignment of the German FH Share does not give rise to German Value Added Tax (Umsatzsteuer) (“VAT”). The German FH Share Seller and the German FH Share Seller Parent shall not opt to VAT liable treatment of the supply of the German FH Share. Should, however, contrary to the view of the Parties, VAT nonetheless be assessed by a tax authority, the amount of such VAT shall be paid by German FH Share Buyer to German FH Share Seller in addition to all other amounts payable if:

(i) a reverse charge procedure is not applicable, or

4

(ii) German FH Share Seller or German FH Share Seller Parent (as appropriate for German VAT purposes) has issued to German FH Share Buyer an invoice that is compliant with applicable VAT law, including setting forth VAT as may be required by applicable law.

2.8 Costs. The costs of the notarization of this Agreement or any other costs or fees relating to or arising in connection with the execution and performance of this Agreement shall be borne by German FH Share Buyer.

5

FINAL FORM

FORM OF

SHARE PURCHASE AGREEMENT

BY AND AMONG

ALLWEILER GROUP GMBH

AND

[•]

AND

ALLWEILER INDIA PRIVATE LIMITED

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is entered into on [•] (the “Execution Date”) at [•], India:

BY AND AMONG

[•], a company organised and incorporated under the laws of [•], having its registered office at [•] [and having Permanent Account Number [•]]1 (the “Buyer”);

Allweiler Group GmbH, a company organised and incorporated under the laws of Germany, having its offices at [•] [and having Permanent Account Number [•]]2 (the “Seller”); and

Allweiler India Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 601, 6th Floor, Raheja Plaza-I, ‘A’ Wing, L.B.S. Marg, Ghatkopar (W), Mumbai - 400086, Maharashtra, India and having Permanent Account Number [•] issued by the Indian Income-tax department (the “Company”).

The Buyer, the Seller and the Company shall hereinafter collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS

A.	The Company is engaged in the business of manufacture and supply of pumps and pumping systems. The Company has a total issued and paid up share capital of INR 40,359,400 (Indian Rupees Forty million three hundred and fifty nine thousand four hundred) divided into 4,035,940 (Four million thirty five thousand nine hundred and forty) equity shares of INR 10 (Indian Rupees Ten) each.

B.	The Seller is the legal and beneficial owner of 4,035,938 (Four million thirty five thousand nine hundred and thirty eight) fully paid up equity shares of the Company (the “Sale Shares”).

C.	The Seller has agreed to sell and the Buyer has agreed to purchase the Sale Shares from the Seller, free from all encumbrances and together with all rights, title and interest therein, on the terms and conditions set forth in this Agreement.

D.	The shareholding of the Company, aggregating to 100% (One hundred per cent) of the share capital of the Company, on the Execution Date and immediately after Closing (as defined hereinafter) is set out in Part A of Schedule 1 and Part B of Schedule 1, respectively.

E.	The Parties now desire to enter into this Agreement, to set out the terms and conditions mutually agreed upon between the Parties with respect to purchase of Sale Shares by the Buyer from the Seller.

[1]	Note to Draft: The PAN of the Buyer will be required at the time of Closing, for the purpose of making Form 15CA/CB filings in India, prior to remittance of the Purchase Price (see Clause 5.3.1).
[2]	Note to Draft: The PAN of the Seller is required to be provided to the Buyer prior to the remittance of the Purchase Price otherwise, the Buyer would be required to withhold tax from the Purchase Price at the rate of 20% (instead of 10% applicable on long term capital gains in all other cases). However, if the Seller is unable to obtain the PAN by the Closing Date, another alternative for ensuring that the tax provision imposing the higher tax rate of 20% is not attracted is if the Seller furnishes the following alternate documents and particulars: (1) name, e-mail id, contact number; 2) address in the country of residence; 3) tax residency certificate (TRC); and 4) tax identification number (TIN) in the country of residence - Where TIN is not available, a unique identification number is required to be furnished through which the taxpayer is identified in the country of residence. Do note that it is imperative for the Seller to obtain the PAN since the PAN will also be required for the Buyer’s withholding tax return, for claiming credit of taxes withheld by the Buyer, and for filing the Seller’s income tax return in India.

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NOW, THEREFORE, in consideration of the mutual agreements, covenants and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, (i) terms defined by inclusion in quotations and/or parentheses have the meanings so ascribed; and (ii) the following terms shall have the meanings assigned to them herein, and (iii) a term not defined in this Clause 1.1 but defined in another Clause of this Agreement shall have the meaning ascribed to it in such other Clause:

“Benefit Plans” shall mean employee compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan, employee pension plan, benefit plan, and any commission, employee bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retirement, retention, employment, change of control or fringe benefit plan, program or agreement;

“Board” shall mean the board of directors of the Company, as duly constituted from time to time;

[“Buyer Compliance Documents” shall mean: (i) consent letter duly signed by the Buyer; (ii) undertaking/declaration from the Buyer to the effect that the pricing guidelines, prescribed under the Consolidated FDI Policy effective from 7 June 2016, as amended, have been complied with; and (iii) certified copies of the resolutions passed by the board of directors of the Buyer authorizing the purchase of the Sale Shares and execution of all the documents in connection therewith; and (iv) such other documents/information as may be required pursuant to applicable Law;

“Company Compliance Documents” shall mean (i) the certificate from chartered accountant or category-I registered merchant banker indicating the fair value of the Sale Shares as required under the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000, as amended; and (ii) the shareholding of the Company immediately before and after the transfer of the Sale Shares;]3

“Closing” shall mean the completion of the sale and purchase of the Sale Shares in accordance with Clause 4 below;

“Existing Directors” shall mean the following individuals: (a) Mohan Varghese Thekkekara; (b) Daniel Alexis Pryor; and (c) Bert Alan Brant.

[“Form FC-TRS” shall mean the form FC-TRS prescribed under Annexure-8 of the Consolidated FDI Policy effective from 7 June 2016 to be submitted in online mode with the Reserve Bank of India (“RBI”) through e-Biz portal in accordance with RBI circular no. 40 dated 1 February 2016;]4

[3]	Note to Draft: These definitions are used in connection with certain provisions which will only be required if the Buyer is an Indian entity.
[4]	Note to Draft: This definition is used in connection with certain provisions which will only be required if the Buyer is an Indian entity.

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“IT Act” shall mean Indian Income-tax Act, 1961, as may be amended from time to time, re-enacted or replaced and shall include any regulation, rules, by-laws or guidelines issued thereunder;

[“New Directors” shall mean the following individuals: (a) [•]; and (b) [•];]5

“Purchase Price” shall mean an amount of INR [•] (Indian Rupees [•]) payable by the Buyer to the Seller in accordance with the terms of this Agreement;6

“Seller Bank Account” shall mean the bank account of the Seller with the following details:

Name:	[•]
Bank:	[•]
Bank address:	[•]
Account type:	[•]
Account number:	[•]
SWIFT code:	[•]

[“Seller Compliance Document” shall mean the consent letter duly signed by the Seller.]7

2.	AGREEMENT TO SELL AND PURCHASE SALE SHARES

2.1	In consideration of the mutual rights and obligations of the Parties under this Agreement, the Buyer, relying on the representations and warranties provided by the Seller under this Agreement, agrees to purchase, and the Seller agrees to sell, the Sale Shares to the Buyer, free and clear of all encumbrances, in the manner set out in this Agreement for consideration equal to the Purchase Price.

3.	CONDITIONS PRECEDENT

3.1	Seller agrees and understands that the sale and purchase of the Sale Shares is subject to the fulfilment of the following conditions, unless otherwise waived by the Buyer:

3.1.1	[The Seller furnishing to the Buyer, a certificate from a chartered accountant, setting out the applicable amount of tax to be withheld by the Buyer from the Purchase Price payable to the Seller, in accordance with the provisions of the IT Act;][8]

3.1.2	The Company convening a Board meeting for the purposes of, among others, (i) approving the transfer of the Sale Shares from the Seller and to the Buyer; and (ii) recording the name of the Buyer in the register of members of the Company as the holder of the Sale Shares, in each case with effect from the Closing Date;

[5]	Note to Draft: Buyer to provide the names of the individuals who will be appointed as the Company’s directors on the Closing Date. Note that an Indian company is required to have at least 2 (two) directors.
[6]	Note to Draft: The Purchase Price may be denominated either in INR or USD equivalent of an INR amount. However, note that the INR amount of the Purchase Price will need to be fixed prior to execution of this Agreement in order to ensure compliance with the pricing norms prescribed under the Indian foreign exchange regulations, if applicable.
[7]	Note to Draft: This definition is used in connection with certain provisions which will only be required if the Buyer is an Indian entity.
[8]	Note to Draft: The withholding tax should be calculated based on the amount of capital gains accruing to the Seller.

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3.1.3	[The Company having executed the employment agreements in a form and substance mutually agreed between the Seller and Buyer, with each person listed in Schedule 2 that has agreed to transfer his employment to the Company in connection with the Closing of the transactions contemplated hereunder (“Transferred Employees”);][9] and

3.2	Upon the completion of the conditions set out in Clause 3.1, the Seller shall give notice to the Buyer, in writing, of the satisfaction of the conditions set out in Clause 3.1 above, together with the documentary evidence thereof, wherever applicable (“Seller’s CP Satisfaction Notice”).

4.	ACTIONS ON CLOSING DATE

4.1	Closing shall take place at the registered office of the Company on the 2nd (Second) business day following the receipt of the Seller’s CP Satisfaction Notice by the Buyer, in terms of Clause 3.2 above, or on such other date, time and place as may be mutually agreed, in writing, between the Seller and the Buyer (“Closing Date”).

4.2	The transactions contemplated under this Agreement to be consummated at Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions have been duly consummated.

4.3	On the Closing Date, the following transactions shall be completed (in the following chronological order):

4.3.1	Prior to remittance under Clause 4.3.2 below, the Buyer shall file Form 15CA and Form 15CB with the Indian income-tax department in the manner prescribed under the provisions of the IT Act;

4.3.2	the Buyer shall remit to the Seller Bank Account, by way of wire transfer through normal banking channels, the Purchase Price, minus the amount of tax required to be withheld from the Purchase Price on the basis of the certificate provided by the Seller under Clause 3.1.1 of this Agreement;

4.3.3	[the Seller shall deliver and cause the Company to deliver to the Buyer, the Seller Compliance Document and the Company Compliance Documents, respectively;

4.3.4	the Buyer shall (i) file through the online e-biz portal, the Form FC-TRS, along with the Seller Compliance Document, Company Compliance Documents and the Buyer Compliance Documents; (ii) obtain due acknowledgement of the Form FC-TRS from the relevant authorized dealer bank; and (iii) deliver a copy of the acknowledged Form FC-TRS to the Seller and the Company;][10]

4.3.5	[the Buyer shall deliver to the Seller duly stamped securities transfer forms executed by the Buyer, setting out the details of the Sale Shares;

4.3.6	the Seller shall execute the securities transfer forms in relation to the Sale Shares and deliver (i) the executed securities transfer forms in relation to the Sale Shares to the Company; and (ii) duly stamped and executed share certificates representing the Sale Shares to the Buyer;][11]

[9]	Note to Draft: This draft assumes that 8 (eight) Chennai-based employees currently not on the rolls of the Company will be transferred to the Company as part of the transaction. Note that employee provident fund accruals cannot be transferred to another account unless the employee actually joins the new employer. However, Benefit Plans which are private and contractual in nature can be transferred immediately. In view of this, we have inserted a post-Closing obligation on Seller to ensure that all actions are taken in relation to transfer of Benefit Plans, employment provident fund and personnel records (see Clause 6.2).
[10]	Note to Draft: These provisions will be required only if the Buyer is an Indian entity.
[11]	Note to Draft: Note that these Closing Date actions have been drafted on the assumption that the Sale Shares will be in physical form. If the Sale Shares are dematerialized, appropriate changes will be required.

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4.3.7	the Buyer shall deliver to the Board (i) the director identification numbers (DIN) allotted by the Ministry of Corporate Affairs; and (ii) consents to act as directors on the Board with effect from the Closing Date, in respect of each of the New Directors;

4.3.8	the Seller shall deliver the letters of resignation from each of the Existing Directors to the Board recording their resignations from their positions as director and officer of the Company;

4.3.9	[upon the receipt of the copy of the acknowledged Form FC-TRS], the Seller shall cause the Company to, and the Company shall, hold a Board meeting, at which the following business shall be transacted (in the following chronological order):

(i)	duly approve the transfer of the Sale Shares to the Buyer;

(ii)	record the name of the Buyer in the Company’s register of members as the legal and beneficial owner of the Sale Shares;

(iii)	appoint the New Directors as additional directors on the Board;

(iv)	accept and record the resignation of the Existing Directors from the Board;

(v)	reconstitute the committees of the Board by replacing the Existing Directors on the committees of the Board with the New Directors;

(vi)	amend the mandates for operation of all bank accounts in the name of the Company to replace the Existing Directors, as authorised signatories for operation of such accounts, with the New Directors; and

(vii)	revoke all existing powers of attorney and authorisations issued by the Company to the Existing Directors and authorise the New Directors to carry out the various functions, to sign and execute various documents and represent the Company (as the case may be); and

4.3.10	the Company shall file the relevant e-forms with the Registrar of Companies in relation to appointment and resignation of directors on the Board in terms of Clause 4.3.9 above.

4.4	Each Party agrees to do all deeds and deliver to the other Parties such other documents or agreements that may be necessary to consummate the transactions contemplated in this Agreement.

5.	POST – CLOSING ACTIONS

5.1	After the Closing Date and by the due dates prescribed under the provisions of the IT Act:

5.1.1	the Buyer shall deposit the taxes withheld from the Purchase Price, with the Indian income tax department, as required under the provisions of the IT Act;

5.1.2	the Buyer shall (i) file the withholding tax return in respect of the tax withheld from the Purchase Price, as required under the provisions of the IT Act; (ii) furnish to the Seller within 5 (five) business days of filing the return, a copy of such withholding tax return; and

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5.1.3	the Buyer shall issue a withholding tax certificate to the Seller in the manner prescribed under the IT Act.

5.2	Seller will cause [Insert name of Colfax entity transferring the employees] to transfer and provide necessary support, cooperation and documentation as may be required by the Company and/or Transferred Employees for the transfer of (i) all Benefit Plans and all assets and rights related thereto in respect of the Transferred Employees; (ii) the provident fund maintained in relation to the Transferred Employees; and (iii) all employee and personnel records of the Transferred Employees, to the Company.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each Party represents and warrants to the other Parties that, as on the Execution Date and the Closing Date:

6.1.1	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, to consummate the transactions contemplated hereby and this Agreement constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms; and

6.1.2	the execution and delivery of this Agreement by the Party does not and shall not violate any law applicable to such Party.

6.2	The Seller hereby represents and warrants to the Buyer that it has full right, full power and absolute authority to transfer and sell the Sale Shares to the Buyer free from any encumbrances, claims or demands of any nature. Upon the sale and transfer of the Sale Shares, in terms of this Agreement, the Buyer shall have clear and marketable title to the Sale Shares together with all rights, title and interest attaching to such Sale Shares. The Sale Shares are fully paid and validly issued in accordance with applicable law.

7.	MISCELLANEOUS

7.1	Notices

7.1.1	Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid, return receipt requested); or (b) sent by facsimile (with confirmation):

7.1.2	In the case of notices to the Seller:

Address :	Allweiler Group GmbH C/o Colfax Corporation 420 National Business Parkway Annapolis Junction, MD 20701 United States of America
Attn :	General Counsel

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With a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Attn: Ann Beth Stebbins, Esq.

7.1.3	In the case of notices to the Buyer:

Address :
Attn :	[•]

With a copy (which shall not constitute effective notice) to:

[•]

7.1.4	In the case of notices to the Company:

Address :	[•]
Attn :	[•]

With a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Attn: Ann Beth Stebbins, Esq.

7.2	Amendment

This Agreement may be amended, modified or supplemented at any time by the Parties, but only by an instrument in writing signed on behalf of the Parties.

7.3	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

7.4	Parties of Interest

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.5	Assignment

None of the Parties shall assign or transfer any of its respective rights or liabilities under this Agreement to any other person without the prior written consent of the other Parties.

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7.6	Costs

Each Party shall bear its respective costs and expenses in relation to any discussions, negotiations and investigations undertaken in connection with the subject matter of this Agreement. The Buyer shall pay 100% (one hundred percent) of the stamp duty costs on transfer of the Sale Shares and the execution of this Agreement.

8.	GOVERNING LAW AND JURISDICTION

8.1	This Agreement shall be governed by and construed in accordance with the laws of [India].

8.2	Dispute Resolution

8.2.1	[A Party raising any claims, disputes, questions or controversies arising out of or in connection with or relating to this Agreement, or the execution, interpretation, validity, performance, breach or termination hereof including, the provisions of this Clause 8 (collectively, “Disputes”) shall by a notice in writing (the “Dispute Notice”) inform the other Parties of the Dispute. Upon receipt of a Dispute Notice, the Parties shall use their best efforts to resolve the Dispute through mutual consultation.

8.2.2	Any Dispute which is not settled to the satisfaction of the Parties under Clause 8.2.1 within [•] business days from the date of receipt of the Dispute Notice shall be referred to and finally resolved by arbitration under the provisions of the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) (such rules, the “Rules”), which rules shall be deemed to be incorporated by reference in this Clause 8, by 1 (one) arbitrator. The arbitrator shall be jointly appointed by the Seller and Buyer within [•] business days of the date on which the Dispute is referred to arbitration, failing which, the arbitrator shall be appointed by the Chairman of SIAC in accordance with the Rules for the time being in force.

8.2.3	The seat and venue of arbitration shall be Singapore. The language of arbitration shall be English. Subject to applicable law, any award made by the arbitrator shall be final and binding on each of the Parties to the Dispute.

8.2.4	The costs of the arbitration shall be borne by the Parties to the Dispute or as decided by the arbitrator.

8.2.5	[The Parties expressly exclude the applicability of Part I of the Arbitration and Conciliation Act, 1996 to any arbitration conducted in accordance with this Agreement.]12]

8.3	Subject to Clause 8.2, the Parties agree that all matters pertaining to this Agreement shall be subject to the exclusive jurisdiction of the courts of competent jurisdiction in [•].

[Remainder of this page intentionally left blank]

[12]	Note to Draft: Certain provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996, including the provision enabling arbitrating parties to seek interim relief from Indian courts, are applicable to foreign institutional arbitration held outside India unless expressly excluded.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE EXECUTION DATE:

On behalf of [Insert name of Buyer] Name: Designation: [•] Date:	On behalf of Allweiler Group GmbH Name: Designation: [•] Date:

On behalf of Allweiler India Private Limited Name: Designation: [•] Date:

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SCHEDULE 1

SHAREHOLDING PATTERN

Part A:	Particulars of the equity shares of the Company held by the shareholders as on the Execution Date:

Name of shareholder	Number of equity shares held	Percentage
Seller	4,035,938	99.99995%
Colfax Fluid Handling Middle East Ltd	2	0.00005%

Total	4,035,940	100%

Part B:	Particulars of the equity shares of the Company held by the shareholders as on Closing Date immediately post the purchase of the Sale Shares by the Buyer:

Name of shareholder	Number of equity shares held	Percentage
Buyer	4,035,938	99.99995%
Colfax Fluid Handling Middle East Ltd	2	0.00005%

Total	4,035,940	100%

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SCHEDULE 2

LIST OF TRANSFERRED EMPLOYEES

[•]

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FINAL FORM

CONTRATO DE COMPRAVENTA DE ACCIONES	FORM OF SHARE PURCHASE AGREEMENT

entre/by and between

ESAB MÉXICO, S.A. DE C.V.

como Vendedor/as Seller

y/and

[•]

como Comprador/as Buyer

con la comparecencia de/with the appearance of

SICELUB, S.A. DE C.V.

[•]de 2017	[•], 2017

CONTRATO DE COMPRAVENTA DE ACCIONES	STOCK PURCHASE AGREEMENT

Este Contrato de Compraventa de Acciones (el “Contrato”) se celebra el [•] de [•] de 2017, entre (i) ESAB México, S.A. de C.V. como vendedor (el “Vendedor”) y (ii) [•] como comprador (el “Comprador”, y conjuntamente el Vendedor y el Comprador, las “Partes”), con la comparecencia de Sicelub, S.A. de C.V. (la “Sociedad”).	This Share Purchase Agreement (the “Agreement”) is executed on [•], 2017, by and between (i) ESAB México, S.A. de C.V. as seller (the “Seller”) and (ii) [•] as buyer (the “Buyer”, and jointly the Seller and the Buyer, the “Parties”), with the appearance of Sicelub, S.A. de C.V. (the “Company”).

ANTECEDENTES	BACKGROUND

CONSIDERANDO QUE, la Sociedad es una sociedad mexicana, constituida mediante la escritura pública número 54,897 de fecha 24 de abril de 2008, otorgada ante la fe del Lic. Héctor G. Galeano Inclán, titular de la Notaría Pública No. 133 de la Ciudad de México (antes Distrito Federal).

WHEREAS, the Company is a Mexican entity, incorporated pursuant to public deed number 54,897 dated April 24, 2008, granted before Mr. Raúl Rodríguez Piña, Notary Public No. 133 of Mexico City (formerly known as Federal District).

CONSIDERANDO QUE, la parte mínima fija sin derecho a retiro del capital social de la Sociedad es la cantidad de $7,931,000.00M.N. (Siete Millones Novecientos Treinta y Un Pesos 00/100, Moneda Nacional), representada por 7,931 (siete mil novecientos treinta y un) acciones ordinarias, nominativas, con valor nominal de $1,000.00 M.N. (Mil Pesos 00/100, Moneda Nacional), cada una.	WHEREAS, the minimum fixed portion without right of withdrawal of the corporate capital of the Company is the amount of MXP$7,931,000.00 (Seven Million Nine Hundred and Thirty One Thousand Pesos 00/100, Mexican Currency), represented by 7,931 (seven thousand nine hundred and thirty one) ordinary, nominative shares, with a par value of MXP$1,000.00 (One Thousand Pesos 00/100, Mexican Currency), each.

CONSIDERANDO QUE, el Vendedor es titular de 2 (dos) acciones, ordinarias y nominativas, con valor nominal de $1,000.00 M.N. (Mil Pesos 00/100, Moneda Nacional) cada una, representativas de una parte del capital mínimo fijo de la Sociedad (las “Acciones”), y es su deseo transferir y enajenar las Acciones a favor del Comprador.	WHEREAS, the Seller is the holder of 2 (two) ordinary, nominative shares, with a par value of MXP$1,000.00 (One Thousand Pesos 00/100, Mexican Currency) each, which represent part of the minimum fixed capital of the Company (the “Shares”), and it wishes to transfer and dispose of the Shares in favor of the Buyer.

EN ESTE ACTO, con base en los compromisos, acuerdos, declaraciones y garantías de carácter mutuo contenidas en el presente y con la intención de quedar obligadas legalmente, las Partes convienen lo siguiente:	THEREFORE, HEREBY, based on the mutual commitments, agreements, statements and representations set forth herein, and with the intention of being legally bound, the Parties hereby agree to the following:

CLÁUSULAS	CLAUSES

PRIMERA.- OBJETO. El objeto de este Contrato es que el Comprador adquiera y el Vendedor venda y transfiera las Acciones a cambio del Precio (según se define más adelante).	FIRST.- PURPOSE. The purpose of this Agreement is that Buyer acquires and Seller sells and transfers the Shares in exchange for the Price (as said term is defined herein below).

SEGUNDA.- PERMISOS, CONSENTIMIENTOS Y AUTORIZACIONES. Las Partes declaran que cuentan con todos los permisos, consentimientos y autorizaciones necesarias para la celebración del presente Contrato.	SECOND.- PERMITS, CONSENTS AND AUTHORIZATIONS. The Parties hereby represent that they have obtained all the permits, consents and authorizations necessary for the execution of this Agreement.

TERCERA.- COMPRAVENTA DE LAS ACCIONES Y CONTRAPRESTACIÓN. Sujeto a los términos y condiciones que se establecen en este Contrato, el Vendedor en este acto vende y transfiere las Acciones al Comprador, libres de toda carga y gravamen, quien en este acto compra y adquiere para sí dichas Acciones.	THIRD.- PURCHASE OF THE SHARES AND CONSIDERATION. Subject to the terms and conditions set forth herein, the Seller hereby sells and transfers the Shares to the Buyer, free of all liens and encumbrances, who hereby purchases and acquires said Shares

El precio que el Comprador paga en este acto al Vendedor como contraprestación por la compraventa de las Acciones es la cantidad de [$[•] M.N. ([•] 00/100, Moneda Nacional)][1] (el “Precio”) el cual es pagado en este acto en efectivo, por lo que el Vendedor otorga a favor del Comprador el finiquito más amplio que en derecho proceda respecto al pago del Precio.	The price hereby paid by the Buyer to the Seller as consideration for the purchase of the Shares is the amount of [MXP$[•] ([•] 00/100, Mexican Currency)] (the “Price”), which is hereby paid in cash, and therefore the Seller hereby grants in favor of the Buyer the broadest release under law regarding the payment of the Price.

CUARTA.- OTRAS OBLIGACIONES. En este acto el Vendedor ha endosado en propiedad en favor del Comprador, el título representativo de las Acciones.	FOURTH.- OTHER OBLIGATIONS. The Seller hereby, with the consent of the Company, has endorsed in property in favor of the Buyer, the stock certificate that represents the Shares.

En esta fecha, el Vendedor ha solicitado al Secretario de la Sociedad la realización de las anotaciones necesarias en el Libro de Registro de Acciones de la Sociedad para reflejar la venta y transferencia de las Acciones en favor del Comprador.	On this date, the Seller has requested the Secretary of the Company to make the respective necessary entry in the Share Ledger of the Company to reflect the sale and transfer of the Shares to the Buyer.

QUINTA.- DECLARACIONES Y GARANTÍAS DEL COMPRADOR. El Comprador declara lo siguiente al Vendedor, bajo protesta de decir verdad:	FIFTH.- REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warranties the following to the Seller:

(a) El Comprador es una sociedad [•]debidamente constituida y existente de conformidad con las leyes de [•], cuenta con todos los poderes y facultades corporativas necesarias para la celebración del presente Contrato y su representante cuenta con todas las facultades necesarias para obligar al Comprador de conformidad con los términos de este Contrato, mismas que no le han sido revocadas ni modificadas de manera alguna;	(a) Buyer is a [•] company duly formed and existing pursuant to laws of [•], and has all the necessary corporate powers and authorities to execute this Agreement and its representative has the necessary authorities to bind the Buyer under the terms of this Agreement, none of which have been revoked or amended in any way;

[1]	NTD: Please note that the price must be confirmed by tax counsel/accountants.

(b) La celebración de este Contrato, así como el cumplimiento de las obligaciones a su cargo derivadas del mismo, no constituye ni constituirá (por el solo transcurso del tiempo o por cualquier otra razón) un incumplimiento conforme a sus estatutos sociales, cualquier acuerdo o contrato celebrado por el Comprador, o cualquier sentencia o ley aplicable y obligatoria para el Comprador; y	(b) The execution of this Agreement, as well as the compliance of its obligations hereunder, does not create or creates (through the simple lapse of time or for any other reason) a breach under its bylaws, any agreement or contract executed by the Buyer, or any applicable ruling or law which is mandatory for the Buyer; and

(c) La celebración de este Contrato y el cumplimiento de las obligaciones a su cargo derivadas del mismo, no requiere aprobación corporativa alguna y no se requiere consentimiento alguno de parte de ninguna autoridad gubernamental.	(c) The execution of this Agreement and the compliance of its obligations derived hereunder, does not require any corporate approval and no consent is required from any governmental authority.

SEXTA.- DECLARACIONES Y GARANTÍAS DEL VENDEDOR. El Vendedor declara lo siguiente al Comprador, bajo protesta de decir verdad:	SIXTH.- REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller hereby represents and warranties the following to the Buyer:

(a) El Vendedor es una sociedad anónima de capital variable debidamente constituida y existente de conformidad con las leyes mexicanas, cuenta con todos los poderes y facultades corporativas necesarias para la celebración del presente Contrato y su representante cuenta con todas las facultades necesarias para obligar al Vendedor de conformidad con los términos de este Contrato, mismas que no le han sido revocadas ni modificadas de manera alguna.	(a) The Seller is a Mexican corporation with variable capital (sociedad anónima de capital variable) duly incorporated and existing pursuant to laws of Mexico, and has all the necessary corporate powers and authorities to execute this Agreement and its representative has the necessary authorities to bind the Seller under the terms of this Agreement, none of which have been revoked or amended in any way.

(b) La celebración de este Contrato, así como el cumplimiento de las obligaciones a su cargo derivadas del mismo, no constituye ni constituirá (por el solo transcurso del tiempo o por cualquier otra razón) un incumplimiento conforme a sus estatutos sociales, cualquier acuerdo o contrato celebrado por el Vendedor, o cualquier sentencia o ley aplicable que sea obligatoria para el Vendedor;	(b) The execution of this Agreement, as well as the performance of its obligations hereunder, does not create, or creates (through the simple lapse of time or for any other reason) a breach under its bylaws, any agreement or contract executed by the Seller, or any applicable ruling or law which is mandatory for the Seller;

(c) La celebración de este Contrato y el cumplimiento de las obligaciones a su cargo derivadas del mismo, no requiere aprobación corporativa alguna y no se requiere consentimiento alguno de parte de ninguna autoridad gubernamental; y	(c) The execution of this Agreement and the performance of its obligations derived hereunder, does not require any corporate approval and no consent is required from any governmental authority; and

(d) Es el legítimo propietario de las Acciones, las cuales, a esta fecha, se encuentran libre de gravámenes o limitaciones de dominio de cualquier naturaleza.	(d) It is the legitimate owner of the Shares, which are, to the date hereof, free and clear of any liens or encumbrances of any kind.

SÉPTIMA.- GASTOS E IMPUESTOS. Cada una de las Partes pagará los gastos incurridos por sí misma, así como los impuestos que les corresponda a cada uno conforme a ley, en relación con la celebración de este Contrato y en relación con la consumación de las operaciones previstas en el mismo (incluyendo, de manera enunciativa pero no limitativa, gastos tales como honorarios y los gastos de sus respectivos asesores legales).	SEVENTH.- EXPENSES AND TAXES. Each of the Parties shall pay the expenses incurred by each of them, as well as their corresponding taxes pursuant to applicable law, in connection with the execution of this Agreement and in connection with the consummation of the transactions set forth herein (including, but not limited to, expenses such as fees and expenses of their respective counsel).

OCTAVA.- DISPOSICIONES GENERALES.	EIGHTH.- GENERAL PROVISIONS.

8.1 Todos los avisos, solicitudes, notificaciones, requerimientos y demás comunicaciones que deban o puedan darse de conformidad con el presente Contrato deberán constar por escrito y se considerarán debidamente presentados cuando se entreguen personalmente o se envíen por cualquier servicio de mensajería especializada. Todos los avisos dirigidos a las Partes deberán enviarse a los siguientes domicilios:	8.1 All notices, statements, requests and other communications that must or may be made pursuant to this Agreement must be made in writing and shall be considered as duly made when delivered personally or when they are sent through any specialized courier service. All notices addressed to the Parties must be sent to the following addresses:

El Vendedor / The Seller

ESAB Mexico, S.A. de C.V.

C/o Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

United States of America

Atención/Attention: General Counsel

With a Copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Atención/Attention: Ann Beth Stebbins, Esq.

El Comprador / The Buyer

[•]

Atención/Attention: [•]

With a Copy (which shall not constitute effective notice) to:

[•]

La Sociedad / The Company

[•]

Atención/Attention: [•]

With a Copy (which shall not constitute effective notice) to:

[•]

o a aquéllos otros domicilios o persona(s) designado(s) por escrito por dichas Partes. Los avisos enviados de conformidad con lo dispuesto en esta Cláusula 8.1 se considerarán recibidos el día hábil siguiente al de su entrega.	or to any other address or individual(s) appointed in writing by said Parties. Notices sent pursuant to the provisions set forth in this Clause 8.1 shall be considered as delivered on the next business day following their delivery.

8.3 Este Contrato únicamente podrá modificarse mediante un convenio por escrito y firmado por las Partes.	8.3 This Agreement may only be amended through a written and executed agreement between the Parties.

8.4 Este Contrato podrá firmarse en dos o más ejemplares, cada uno de los cuales constituirá un original y todos los cuales, en conjunto, construirán un mismo y único instrumento.	8.4 This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which, jointly, constitute one and the same instrument.

8.5 La nulidad o inexigibilidad de alguna de las disposiciones de este Contrato no afectará la validez o exigibilidad del resto de las disposiciones del mismo.	8.5 The invalidity or unenforceability of any of the provisions of this Agreement shall not affect the validity and enforceability of the remaining provisions hereunder.

8.6 Este Contrato se regirá por las leyes federales de México y se regirá de conformidad con las mismas.	8.6 This Agreement shall be governed by the federal laws of Mexico and shall be interpreted pursuant thereto.

8.7 Para todos los asuntos relacionados con la interpretación y cumplimiento de este Contrato, las Partes del presente expresa e irrevocablemente se someten a la jurisdicción de los tribunales competentes con sede en la Ciudad de México, y renuncian a cualquier otro fuero que pudiere corresponderles por razón de su domicilio pasado, presente o futuro o por cualquier otra razón.	8.7 For all matters related to the interpretation and compliance of this Agreement, the Parties expressly and irrevocably submit to the jurisdiction of the competent courts based in Mexico City, and waive any other venue which may correspond to them in virtue of their past, present or future domicile or otherwise.

8.8 Este Contrato se celebra en una versión en inglés y español a dos columnas. En caso de controversia o discrepancia la versión en español prevalecerá en todos los casos.	8.8 This Agreement is executed in an English and Spanish two-column version. In case of controversy or discrepancies the Spanish version shall always prevail.

EN TESTIMONIO DE LO CUAL, las Partes han firmado este Contrato el [•] de [•] de 2017. [El resto de esta página se dejó en blanco intencionalmente. Continúa hoja de firmas.]	IN VIRTUE HEREOF, the Parties have executed this Agreement on [•][•], 2017. [Rest of page intentionally left blank. Signature page continues.]

EL VENDEDOR / THE SELLER

ESAB MÉXICO, S.A. DE C.V.

Por/By:

Nombre/Name: [•]
Cargo/Position: Apoderado/Attorney-in-fact

EL COMPRADOR / THE BUYER

[•]

Por/By:

Nombre/Name: [•]

Cargo/Position: Apoderado/Attorney-in-fact

Por/By:

Nombre/Name: [•]

Cargo/Position: Apoderado/Attorney-in-fact

LA SOCIEDAD / THE COMPANY

SICELUB, S.A. DE C.V.

Por/By:

Nombre/Name: [•]
Cargo/Position: Apoderado/Attorney-in-fact

[Hoja de firmas del contrato de compraventa de acciones representativas de una parte del capital mínimo fijo de Sicelub, S.A. de C.V.]	[Signature page to the share purchase agreement that represents a part of the minimum fixed capital of Sicelub, S.A. de C.V.]

FINAL FORM

FORM OF SALE, PURCHASE AND TRANSFER OF SHARES

Draft dated 14 September 2017

On the [•]

two thousand and seventeen, appearing before me,

Martine Bijkerk, a civil-law notary in Amsterdam, is:

[•]

acting pursuant to powers of attorney from:

I.	CAST Limited, a company existing under the laws of England and Wales, with its place of business at 322 High Holburg, 7th floor, London WCIV 7PB, United Kingdom, registered with Companies Registration Office under number 2391989

(“Seller”);

II.	[•], a company existing under the laws of [•], with its place of business at [•], registered with [•] under number [•]

(“Purchaser”);

III.	Colfax Netherlands Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Amsterdam and its place of business at (7556 BV) Hengelo, Hassinkweg 10, registered with the trade register under number 52038696 (“Company”).

RECITALS

Seller and Purchaser agree that:

A.	Shares

Seller is the holder of one million eight hundred thousand one (1,800,001) shares in the capital of the Company, numbered 1 up to and including 1,800,001, each share having a par value of one eurocent (€ 0.01) (“Shares”).

B.	Purchase Agreement

As evidenced by an agreement dated: [•] (“Purchase Agreement”) Seller agreed to sell the Shares to Purchaser and Purchaser agreed to purchase the Shares from Seller. A copy of the Purchase Agreement is annexed to the present deed.

SALE, PURCHASE AND TRANSFER OF SHARES

Seller and Purchaser agree:

Article 1. Sale, purchase and transfer

1.1.	In performance of the Purchase Agreement, Seller hereby sells and transfers the Shares to Purchaser, who hereby purchases and accepts the Shares.

Article 2. Purchase price

2.1.	The purchase price for the Shares and the manner of payment thereof are mentioned in the Purchase Agreement and are sufficiently known to Seller and Purchaser.

Article 3. Warranties of Seller

3.1.	Without prejudice to the representations and warranties set forth in the Purchase Agreement, Seller represents and warrants as follows:

a.	Seller holds unlimited and unconditional title to the Shares, and its rights with respect to the Shares are not subject to reduction, rescission or any type of nullification;

b.	the Shares are free of any third-party rights (beperkte rechten) or attachments, nor are there, with respect to the Shares, any options, preferential rights, or other rights pursuant to which any person is entitled to demand transfer of one or more of the Shares;

c.	Seller is authorized to transfer the Shares;

d.	no depositary receipts have been issued with respect to the Shares, nor do any third parties have any other type of beneficial interest in one or more of the Shares.

Article 4. Purchase Agreement

4.1.	To the extent not expressly otherwise provided in this deed, the provisions of the Purchase Agreement remain in effect between the parties.

Article 5. Acquisition of the Shares

5.1.	Seller declares that it acquired the Shares, as follows:

a.	one million eight hundred thousand (1,800,000) shares, numbered 1 up to and including 1,800,000 by notarial deed of [•] executed on the twenty-third day of April two thousand and twelve before [•], a civil-law notary in [•]; and

b.	one (1) share, numbered 1,800,001, by notarial deed of issuance of a share executed on the seventh day of August two thousand and thirteen before J.J.C.A. Leemrijse, a civil-law notary in Amsterdam.

Article 6. Restrictions on transfer

6.1.	With respect to compliance with the restrictions on the transfer of shares in the Company’s articles of association, Seller declares that as reflected in a shareholder’s resolution dated [•], the general meeting of shareholders has approved the transfer reflected herein.

Article 7. Company’s representation

7.1.	The Company hereby declares that it acknowledges the transfer of the Shares and undertakes to enter this transfer in the shareholders’ register of the Company.

Article 8. Declaration of parties

8.1.	The parties to this deed hereby declare to be aware of the fact that the civil-law notary is associated with Houthoff Buruma, a firm that advises Seller in connection with the sale purchase and transfer of the Shares.

8.2.	With reference to the Professional Code of Conduct (Verordening beroeps-en gedragsregels) of the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), all parties to this deed hereby:

•	declare to be aware of the fact that the civil-law notary and/or a colleague of the civil-law notary associated with Houthoff Buruma act as legal counsel to Seller in connection with this deed and/or the underlying and connected documents;

•	consent that the civil-law notary executes this deed; and

•	consent that a colleague of the civil-law notary associated with Houthoff Buruma may represent Seller if any dispute between the parties arises out of this deed and/or the underlying and connected documents.

Article 9. Rescission

9.1.	The parties shall not be entitled, on any grounds whatsoever, to rescind the share purchase agreement reflected herein.

CONCLUDING STATEMENT

The above-mentioned powers of attorney are evidenced by three (3) instruments annexed to the present deed.

CONCLUSION

The person appearing in connection with this deed is known to me, civil-law notary.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken cognisance of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, civil-law notary.

FINAL FORM 1(2)

FORM OF

LOCAL SHARE PURCHASE AGREEMENT

dated [date] 2017

ESAB Sweden Holdings AB

and

[Buyer]

Regarding the shares in IMO Aktiebolag

FINAL FORM 2(2)

This LOCAL SHARE PURCHASE AGREEMENT (this “Agreement”) is dated [date] 2017 and made by and between:

(1)	ESAB Sweden Holdings AB, Reg. No. 556700-3701, a limited liability company incorporated under the laws of Sweden (the “Seller”); and

(2)	[BUYER], Reg. No. [No.], a limited liability company incorporated under the laws of [Jurisdiction] (the “Buyer”).

BACKGROUND

A.	The Seller is the owner of all issued shares in IMO Aktiebolag, Reg. No. 556272-7338, a limited liability company incorporated under the laws of Sweden (the “Company”), with a share capital of SEK 2,000,000, divided into 20,000 shares (the “Shares”).

B.	The Seller’s ultimate parent company Colfax Corporation, a corporation incorporated under the laws of Delaware (“Colfax”), and the Buyer’s ultimate parent company [Buyer’s ultimate parent company], Reg. No. [No.], a limited liability company incorporated under the laws of [Jurisdiction], (“Buyer”), have entered into a Purchase Agreement dated [date] 2017 (the “Purchase Agreement”). According to the Purchase Agreement, Colfax and [Buyer’s ultimate parent company] have agreed to procure that the Seller shall sell and the Buyer shall purchase the Shares.

C.	The Seller is willing to sell and the Buyer is willing to purchase the Shares on the terms and conditions set forth in this Agreement (the “Transaction”).

D.	In order to effect the Transaction, the Parties hereby agree as follows.

1.	SALE AND TRANSFER OF THE SHARES

1.1	The Seller hereby agrees to sell and transfer the Shares to the Buyer, free and clear of any encumbrances.

1.2	The title, right and interest to the Shares shall pass to the Buyer on [date] 2017 (the “Transfer Date”).

1.3	On the Transfer Date the following events shall take place;

(a)	[the Seller shall submit the share certificates representing the Shares, duly endorsed, to the Buyer;]

(b)	the Parties shall procure that the Company’s share register is updated and the Seller is registered as the owner of the Shares; and

FINAL FORM 3(2)

(c)	the Buyer shall (i) cause the appointment of new directors (and acknowledge the resignation of the resigning directors) of the Company; (ii) cause action to be taken to resolve on how the signatory power shall be vested in respect of the Company; and (iii) cause such changes to become effective (e.g. by notifying the Swedish Companies Registration Office (Sw. Bolagsverket) of the changes to the board of directors of the Company) and procure immediate confirmation of receipt of any notifications made for such purpose. All minutes and necessary ancillary documentation to perform the actions in this Section 1.3(c) shall be prepared by the Buyer.

1.4	The Parties agree to execute and deliver such documents, instruments, certificates and agreements and to take all such other actions as may be necessary to consummate the Transaction contemplated by this Agreement.

2.	PURCHASE PRICE

The purchase price for the Shares and the terms and conditions for the payment of the purchase price shall be in accordance with the Purchase Agreement.

3.	TERMS

3.1	The Transaction is governed by the Purchase Agreement. Accordingly, the Seller does not under this Agreement give the Buyer any additional warranties relating to the sale of the Shares and the Buyer hereby irrevocably waives and refrains from making any claim arising out of the Transaction, other than as provided for in the Purchase Agreement. Instead, any claims relating to the Transaction shall be referred to the Purchase Agreement.

3.2	In the event of a conflict between the Purchase Agreement and this Agreement, the Purchase Agreement shall prevail.

4.	GOVERNING LAW AND ARBITRATION

Any dispute arising out of or in connection with this Agreement shall be settled in accordance with the Purchase Agreement.

FINAL FORM 4(2)

IN WITNESS WHEREOF, this Agreement has been signed in two (2) originals, of which the Parties have received one each.

Place:	Place:
Date:	Date:

ESAB SWEDEN HOLDINGS AB	[BUYER]

[Name]	[Name]

FINAL FORM

CON. 40 (1963)

STOCK TRANSFER FORM

(Above this line for Registrars only)

Consideration Money £ [TBC]	Certificate lodged with the Registrar (For completion by the Registrar/Stock Exchange)

Name of Undertaking.	COLFAX FLUID HANDLING MIDDLE EAST LIMITED(COMPANY NUMBER:03379888)	
Description of Security.	ORDINARY SHARES OF £1 EACH	
Number or amount of Shares, Stock or other security and, in figures column only, number and denomination of units, if any.	Words TEN THOUSAND AND TWO	Figures (10,002 units of £1)
Name(s) of registered holder(s) should be given in full : the address should be given where there is only one holder. If the transfer is not made by the registered holder(s) insert also the name(s) and capacity (e.g., Executor(s)) of the person(s) making the transfer.	In the name(s) of ALLWEILER GROUP GMBH Allweilerstrasse 1 78315 Radolfzell am Bodensee	

Signature(s) of transferor(s)

1. ....

2. ....

3. ....

4. ....

Date ....

Full name(s) full postal address(es) (including County or, if applicable Postal District number) of the person(s) to whom the security is transferred. Please state title, if any, or whether Mr., Mrs., or Miss. Please complete in typewriting or in BLOCK CAPITALS	[PURCHASER DETAILS TO BE INSERTED]

CON40/1

STOCK TRANSFER FORM Reference to the Registrar in this Form means the registrar or registration agent of the undertaking NOT the Registrar of Companies at Companies House Name of Undertaking. Description of Security. Number or amount of Shares, Stock or other security and, in figures column only, number and denomination of units, if any. I/We hereby transfer the above security out of the name(s) aforesaid to the person(s) named below. Stamp of Selling Broker(s) or, for transactions which are not stock exchange transactions, of Agent(s), if any, acting for the Transferor(s) Stamp or name and address of person lodging this form (if other than the Buying Broker(s)) Stamp of Buying Broker(s) (if any) I/We request that such entries be made in the register as are necessary to give effect to this transfer. Full name(s) full postal addre s s ( e s ) ( i n c l u d i n g County or, if applicable Postal District number) of the person(s) to whom the security is transferred. Please state title, if any, or whether Mr., Mrs., or Miss. P l e a s e c o m p l e t e i n typewriting or in BLOCK CAPITALS Date In the name(s) of Words Figures Certificate lodged with the Registrar Consideration Money £ (For completion by the Registrar/Stock Exchange) (Above this line for Registrars only) CON. 40 (1963) 4. 3. 2. 1. Signature(s) of transferor(s) A body corporate should execute this transfer under its common seal or otherwise in accordance with applicable statutory requirements CON40/1 [TBC] COLFAX FLUID HANDLING MIDDLE EAST LIMITED(COMPANY NUMBER:03379888) ORDINARY SHARES OF £1 EACH EN THOUSAND AND TWO 10,002 £1 ALLWEILER GROUP GMBH Allweilerstrasse 1 78315 Radolfzell am Bodensee 10,002£1 [PURCHASER DETAILS TO BE INSERTED]

FORM OF CERTIFICATE REQUIRED - TRANSFERS NOT CHARGEABLE WITH AD VALOREM STAMP DUTY Signature(s) Description (“Transferor”,” Solicitor”, etc) Date Signature(s) Description (“Transferor”,” Solicitor”, etc) Date I/We* certify that the transaction effected by this instrument does not form part of a larger transaction or series of transactions in respect of which the amount or value, or aggregate amount or value, of the consideration exceeds £1,000. Complete Certificate 1 if: the consideration you give for the shares is £1,000 or less and the transfer is not part of a larger transaction or series of transactions (as referred to in Certificate 1). Complete Certificate 2 if: the transfer is otherwise exempt from Stamp Duty and you are not claiming a relief, or the consideration given is not chargeable consideration. Certificate 1 * Please delete as appropriate ** Delete second sentence if certificate is given by transferor I/We* certify that this instrument is otherwise exempt from ad valorem Stamp Duty without a claim for relief being made or that no chargeable consideration is given for the transfer for the purposes of Stamp Duty. Certificate 2 * Please delete as appropriate ** Delete second sentence if certificate is given by transferor NOTES I/We*confirm that I/we* have been authorised by the transferor to sign this certificate and that I/we* am/are* aware of all the facts of the transaction.** I/We*confirm that I/we* have been authorised by the transferor to sign this certificate and that I/we* am/are* aware of all the facts of the transaction.** (1) You don’t need to send this form to HM Revenue & Customs (HMRC) if you have completed either Certificate 1 or 2, or the consideration for the transfer is nil (in which case you must write ‘nil’ in the consideration box on the front of the form). In these situations send the form to the company or its registrar. (2) In all other cases - including where relief from Stamp Duty is claimed - send the transfer form to HMRC to be stamped. (3) Information on Stamp Duty reliefs and exemptions and how to claim them can be found on the HMRC website at cOYEZhmrc.gov.uk/sd. 7 Spa Road, London SE16 3QQ. 2012 Edition 4.2012 CON40/2 5036018 downloaded from www.formslink.co.uk

FINAL FORM

EXHIBIT D

FORM OF STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is dated and effective as of [            ], 2017 between CIRCOR International, Inc. a Delaware corporation (the “Company”), and Colfax Corporation, a Delaware corporation (the “Stockholder”). The Company and the Stockholder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Stockholder are parties to a Purchase Agreement dated as of September [        ], 2017 (the “Purchase Agreement”), pursuant to which the Company will acquire the FH Business (as defined in the Purchase Agreement) from the Stockholder and its Affiliates in exchange for cash and the issuance by the Company of shares of Common Stock to the Stockholder;

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Parties to consummate the transactions contemplated by the Purchase Agreement;

WHEREAS, the transactions contemplated by the Purchase Agreement have been consummated concurrently with the execution and delivery of this Agreement and, pursuant to the Purchase Agreement, the Company has issued to the Stockholder an aggregate of 3,283,424 shares of Common Stock (the “Initial Shares”), representing approximately 19.9% (the “Initial Share Percentage”) of the total outstanding shares of Common Stock as of immediately prior to the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Parties are entering into this Agreement for the purposes of setting forth their agreement and understanding relating to the ownership of Shares by the Stockholder and certain other matters.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified

Person. For the avoidance of doubt, solely for purposes of this Agreement (and not for purposes of determining whether any Person is an Affiliate of any other Person for purposes of U.S. federal securities laws, including as such laws relate to this Agreement), neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Stockholder or any of its Subsidiaries, and neither the Stockholder nor any of its Subsidiaries shall be deemed to be any Affiliate of the Company or any of its Subsidiaries.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act.

“Blackout Period” has the meaning set forth in Section 5.2.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Company Competitor” means those specific competitors of the Company identified on Schedule I to this Agreement, as such Schedule I is supplemented or amended from time to time solely to add successors thereto or acquirers thereof that remain competitors of the Company as reasonably determined by the Company, in each case with the consent of the Stockholder, not to be unreasonably withheld, conditioned or delayed.

“Common Stock” means the shares of common stock of the Company, par value $0.01 per share.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation (whether or not in writing).

“Control”, “Controlled” and “Controlling” mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increases or decreases in value as the value of any Equity Securities of the Company increases or decreases, as the case may be, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or

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exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted share units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Equity Securities” means (a) Shares or other capital stock or equity interests or equity-linked interests of the Company and (b) Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Shares or other capital stock or equity interests or equity-linked interests of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Group Member” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person and includes any Person with respect to which the specified Person is a direct or indirect Subsidiary.

“Hedging Arrangement” means any transaction or arrangement, including through the creation, purchase or sale of any security, including any security-based swap, swap, cash-settled option, forward sale agreement, exchangeable note, total return swap or other derivative, in each case, the effect of which is to hedge the risk of owning Equity Securities.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act.

“Law” has the meaning set forth in the Purchase Agreement.

“Lock-Up Period” means the period from the date of this Agreement until the date that is six (6) months following the date of this Agreement.

“Other Registrable Securities” shall mean securities of the Company held by holders that are contractually entitled to include such securities in a registration statement of the Company pursuant to a written agreement entered into by the Company in compliance with this Agreement.

“Permitted Transferee” means the Stockholder and any controlled Affiliate of the Stockholder; provided that if any such transferee of Shares ceases to be a controlled Affiliate of the Stockholder, (a) such transferee shall, and the Stockholder shall procure that such transferee shall, immediately Transfer back the transferred Shares to the applicable transferor, or, if such

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transferor by that time is no longer a Permitted Transferee, to the Stockholder, as if such Transfer of such Shares had not taken place ab initio, and (b) the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer of such Shares on the stock transfer books of the Company.

“Person” means an individual, corporation, limited liability company, general or limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, other entity or Group.

“Prohibited Transferee” means any Person who, to the knowledge of the Stockholder (with respect to clause (ii), based solely upon publicly available information), is (i) a Company Competitor or (ii) a Person or Group (other than a Permitted Transferee) who at the time of such Transfer Beneficially Owns more than 5% of the Voting Securities.

“Registrable Securities” means (a) the Initial Shares, (b) any shares of Common Stock issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend, distribution or share split or in connection with a reclassification, exchange, readjustment or combination of shares, recapitalization, merger, consolidation, other reorganization or similar events and (c) any other shares of Common Stock that are Beneficially Owned by the Stockholder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities if (i) a Registration Statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities were disposed of pursuant to Rule 144 and the restrictive legends on such Shares have been removed, (iii) such securities may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale or public information and the restrictive legend on such Shares have been removed, or (iv) such securities cease to be outstanding.

“Registration Statement” means any registration statement of the Company that covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein and a Takedown Prospectus Supplement in connection with a Shelf Registration Statement, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors or representatives.

“Required Registration Statement” means a Registration Statement other than a Shelf Registration Statement that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 5.1 pursuant to a Demand Registration on an appropriate form pursuant to the Securities Act, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

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“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Percentage Cap” means the Initial Share Percentage; provided that (a) immediately following any Transfer of Shares by the Stockholder (other than to a Permitted Transferee), the Share Percentage Cap shall be reduced to a percentage equal to (i) the aggregate number of Shares that are Beneficially Owned by the Stockholder and its Group Members immediately following such Transfer of Shares (excluding any Shares for which Beneficial Ownership was acquired in violation of this Agreement prior to such Transfer), divided by (ii) the aggregate number of Shares outstanding immediately following such Transfer of Shares; (b) the Share Percentage Cap shall in no event be less than 5%; and (c) to the extent that any Shares that are deemed to have been Transferred pursuant to any Hedging Arrangement are subsequently returned or released to the Stockholder by a counterparty with respect to such Hedging Arrangement (including as a result of the Stockholder electing cash settlement of such Hedging Arrangement), such Shares shall be treated as if they had not been Transferred by the Stockholder for purposes of this Agreement and the Share Percentage Cap shall be adjusted accordingly.

“Shares” means (a) the Initial Shares, (b) any Equity Securities issued or issuable with respect to the Initial Shares on or after the date of this Agreement by way of a share dividend or share split, purchase in any rights offering or in connection with any exchange for or replacement of such shares or any combination of shares, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (which, for the avoidance of doubt, includes the successor company) and (c) any other Equity Securities held or Beneficially Owned by the Stockholder or any of its Affiliates.

“Standstill Level” means, as of any date, a number of Shares equal to (a) the Share Percentage Cap, multiplied by (b) the number of shares of Common Stock outstanding on such date.

“Standstill Period” means the period beginning on the date of this Agreement and ending on the first Business Day following the later of the date on which the Stockholder and its Group Members collectively Beneficially Own a number of Shares less than 5% of the then issued and outstanding shares of Common Stock.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to

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direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Voting Securities” means the Shares and any other securities of the Company entitled to vote at any meeting of stockholders of the Company.

Section 1.2. Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Automatic Shelf Registration Statement	Section 5.1(b)
Blackout Period	Section 5.2
Company	Preamble
Demand Registration	Section 5.1
Initial Share Percentage	Recitals
Initial Shares	Recitals
Lock-Up Period Permitted Transfer	Section 2.1(a)
Other Registrable Securities	Section 5.5(b)(ii)
Parties	Preamble
Piggyback Registration	Section 5.5(a)
Piggyback Requests	Section 5.5(a)
Purchase Agreement	Recitals
Registration Expenses	Section 5.8
Request	Section 5.1
Requested Information	Section 5.9
Shelf Registration Statement	Section 5.1(b)
Stockholder	Preamble
Stockholder Party	Section 6.7
Takedown Prospectus Supplement	Section 5.1
Takedown Request	Section 5.1
Third Party Acquisition	Section 4.2(c)
Transfer	Section 2.1
WKSI	Section 5.1(b)

Section 1.3. Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar

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days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement shall be made in U.S. Dollars ($). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

TRANSFER RESTRICTIONS

Section 2.1. Restrictions on Transfer. The right of the Stockholder to directly or indirectly, in any single transaction or series of related transactions, sell, give, assign, pledge, grant a security interest in, hypothecate, offer or otherwise transfer (or enter into any Contract, Derivative Instrument (other than a Derivative Instrument that is a Hedging Arrangement that does not settle into Shares prior to the expiration of the Lock-up Period or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership of (each, a “Transfer”) any Shares is subject to the restrictions set forth in this Article 2, and no Transfer of Shares by the Stockholder may be effected except in compliance with this Article 2 and in accordance with all applicable Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or any local custodian or transfer agent.

(a) Until the expiration of the Lock-Up Period, the Stockholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares without the prior written consent of the Company, other than the following Transfers (each, a “Lock-Up Period Permitted Transfer”):

(i) a Transfer of Shares in response to a tender or exchange offer by any Person or a Third Party Acquisition that has been approved or recommended by the Board of Directors;

(ii) a Transfer of Shares to the Company or a Subsidiary or controlled Affiliate of the Company;

(iii) a Transfer of Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

(iv) a Transfer required by Law;

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(v) a Transfer that has been approved in advance by the Board of Directors or a duly authorized committee thereof;

(vi) a Transfer of Shares pursuant to Section 5.5 and meeting the requirements of Section 2.1(c)(ii);

(vii) distribution in kind to the Stockholder’s equityholders in connection with the bona fide winding up or dissolution of the Stockholder; and

(viii) a Transfer of Shares in connection with which the Stockholder’s rights under this Agreement are assigned to the Transferee pursuant to Section 6.6(b)(i).

(b) Following the Lock-Up Period, the Stockholder shall be entitled to Transfer any Shares in its sole discretion, provided that Stockholder shall not directly or indirectly, in any single transaction or series of related transactions, Transfer any Shares:

(i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement;

(ii) that would result in the Transfer by Stockholder (together with its Group Members) on any trading day of shares totaling more than 25% of the four-week average daily trading volume of the Company’s Common Stock reported for the security during the four calendar weeks preceding the week in which the Transfer is to be effected, except in a privately negotiated sale (including block trades) or in an underwritten public offering (including block trades and whether or not such offering is marketed) in compliance with the Securities Act; or

(iii) to a Prohibited Transferee (except in a Non-Prohibited Transfer).

(c) A “Non-Prohibited Transfer” means, in each case, so long as such Transfer is in accordance with applicable Law:

(i) any Lock-Up Period Permitted Transfer;

(ii) a Transfer of Shares effected through an offering constituting a “public offering” as defined in applicable stock exchange rules, pursuant to an exercise of the registration rights provided in Article 5;

(iii) a Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over the-counter market by a securities broker-dealer acting as agent for the Stockholder (so long as such Transfer is not directed by the Stockholder to be made to a particular counterparty or counterparties);

(iv) a Transfer of Shares to a counterparty in connection with a Hedging Arrangement, including any related Transfer of Shares or other Equity Securities by any such counterparty to any other Person (so long as such Transfer by such counterparty is not at the express direction of the Stockholder and the counterparty is not a Prohibited Transferee);

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(v) a Transfer of Shares in any underwritten offering (including block trades and whether or not such offering is marketed).

(d) Notwithstanding anything to the contrary contained herein, the Stockholder shall at no time Transfer, or cause or permit the Transfer of, any Shares, if such Transfer would violate any applicable Law or, until the Stockholder and its Group Members collectively Beneficially Own a number of Shares less than 5% of the then issued and outstanding shares of Common Stock, in connection with any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) not approved or recommended by the Board of Directors.

(e) Nothing in this Agreement shall prevent the Stockholder or its Representatives from entering into discussions with the Company or one or more financial institutions in connection with a Lock-Up Period Permitted Transfer or an offering to be effected pursuant to Section 5.4 and 5.5 after the end of the Lock-up Period and cooperating with the Company or one or more financial institutions in preparing a Registration Statement be filed upon expiration of the Lock-up Period in accordance with Article 5, provided that such discussions and cooperation are not publicly disclosed by the Stockholder.

(f) The entry by the Stockholder into a Hedging Arrangement with respect to Shares shall be deemed to be a Transfer of such Shares for purposes of this Agreement and shall be subject to the provisions of this Section 2.1 unless such Hedging Arrangement does not settle into Shares prior to the expiration of the Lock-up Period.

(g) The pledge of or grant of security interest in any Shares with respect to the following shall not be deemed to be a Transfer of such Shares for purposes of this Agreement: (i) any Hedging Arrangements that do no settle into Shares prior to the expiration of the Lock-up Period or (ii) the Stockholder’s Credit Agreement, dated as of June 5, 2015, as amended (the “Credit Agreement”), among Colfax Corporation, as the borrower, certain U.S. subsidiaries of Colfax Corporation identified therein, as guarantors, each of the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, swing line lender and global coordinator, and the collateral documents related thereto, as such Credit Agreement and collateral documents may be amended, modified, refinanced or replaced from time to time.

ARTICLE 3

VOTING

Section 3.1. Voting Agreement.

(a) So long as the aggregate number of Shares that are Beneficially Owned by the Stockholder and its Group Members, as a group, is greater than or equal to 5% of the then issued and outstanding shares of Common Stock, the Stockholder shall cause all of the Voting Securities that are Beneficially Owned by it or any of its Group Members or over which it or any of its Group Members has voting control to be voted with respect to any action, proposal or matter to be voted on by the stockholders of the Company (including through action by written consent), in a manner proportionally consistent with the vote of shares of Common Stock not Beneficially Owned by the Stockholder or any of its Group Members.

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(b) So long as the aggregate number of Shares that are Beneficially Owned by the Stockholder and its Group Members, as a group, is greater than or equal to 5% of the then issued and outstanding shares of Common Stock, with respect to any matter that the Stockholder is required to vote on in accordance with Section 3.1(a), the Stockholder shall cause each Voting Security owned by it or over which it has voting control to be voted at all meetings of stockholders of the Company, either by completing the proxy forms distributed by the Company or by having a designated proxy present at the meeting. The Stockholder shall use reasonable best efforts to deliver the completed proxy form to the Company no later than five (5) Business Days prior to the date of such meeting. Upon the written request of the Company, the Stockholder hereby agrees to use reasonable best efforts to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 3.1(b).

ARTICLE 4

STANDSTILL

Section 4.1. During the Standstill Period, the Stockholder shall not, directly or indirectly, and shall cause its Representatives (to the extent acting on behalf of the Stockholder) and Group Members directly or indirectly not to, without the prior written consent of, or waiver by, the Company:

(a) subject to Section 4.2, acquire, offer or seek to acquire, agree to acquire or make a proposal (including any private proposal to the Company or the Board of Directors) to acquire, by purchase or otherwise, any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or Derivative Instruments, or direct or indirect rights to acquire any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or Derivative Instruments, of the Company or any Subsidiary or Affiliate of the Company, or any securities (including any Equity Securities or Voting Securities, but excluding debt securities) or indebtedness convertible into or exchangeable for any such securities; provided that the Stockholder may acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire Shares (and any securities (including any Equity Securities or Voting Securities, but excluding debt securities) convertible into or exchangeable for Shares) and Derivative Instruments, if, immediately following such acquisition, the collective Beneficial Ownership of Shares of the Stockholder and its Group Members, as a group, would not exceed the Standstill Level; provided that nothing in this Agreement, including in this Section 4.1(a), shall prohibit the Stockholder or any of its Group Members from making a non-public offer to the Board of Directors so long as the Stockholder or such Group Member reasonably believes that such offer will not result in the Company or the Stockholder or their Affiliates being required by applicable law to disclose the making of such offer promptly following the making thereof;

(b) offer, or seek to acquire, fund or participate in any acquisition of assets or business of the Company and its Subsidiaries;

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(c) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, Voting Securities or any securities convertible into, or exercisable or exchangeable for, Equity Securities or Voting Securities, in each case not approved by the Board of Directors;

(d) otherwise act in concert with others to seek to change, control or influence the Board of Directors or stockholders, policies or management of the Company or its Subsidiaries or Affiliates;

(e) make or join or become a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC), or consent to vote any Voting Securities or any of the voting securities of any Subsidiaries or Affiliates of the Company (including through action by written consent), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of the Company or its Subsidiaries or Affiliates;

(f) make any public announcement with respect to, or solicit or submit a proposal for, or offer, seek, publicly propose or indicate an interest in (with or without conditions) or fund any merger, consolidation, business combination, “tender offer” (as such term is used in Regulation 14D under the Exchange Act), recapitalization, reorganization, purchase or license of a material portion of the assets, properties, securities or indebtedness of the Company or any Subsidiary or Affiliate of the Company, or other similar extraordinary transaction involving the Company, any Subsidiary of the Company or any of its securities or indebtedness, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(g) seek the election of or seek or acquire right to appoint or place a representative on the Board of Directors or seek the removal of any director from the Board of Directors;

(h) form, join, become a member or otherwise participate in a Group (other than with the Stockholder, any of its Group Members or any counterparty (other than a Prohibited Transferee) in connection with a Hedging Arrangement that complies with Section 2.1(c)(iv)) with respect to the securities of the Company or any of its Subsidiaries or Affiliates;

(i) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Voting Securities (in each case, other than (i) with the Stockholder or any of its wholly-owned Subsidiaries, (ii) as part of a Hedging Arrangement that complies with Section 2.1(c)(iv) or (iii) in accordance with Section 3.1);

(j) make any proposal or disclose any plan, or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to make any public proposal or disclose any plan on its or their behalf, inconsistent with the foregoing restrictions;

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(k) knowingly take any action or cause or authorize any of its and their directors, officers, employees, agents, advisors and other Representatives to take any action on its or their behalf, that would reasonably be expected to require the Company or any of its Subsidiaries or Affiliates to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4.1;

(l) knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(m) directly or indirectly, contest the validity of, any provision of this Section 4.1 (including this subclause) or Section 3.1 (whether by legal action or otherwise).

Section 4.2. Notwithstanding anything herein to the contrary, the prohibition in Section 4.1(a) shall not apply to the activities of the Stockholder or any of its Group Members in connection with:

(a) acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board of Directors; or

(b) acquisitions made in connection with a transaction or series of related transactions in which the Stockholder or any of its Group Members acquires a previously unaffiliated business entity that Beneficially Owns Equity Securities, Voting Securities or Derivative Instruments, or any securities convertible into, or exercisable or exchangeable for, Equity Securities, Voting Securities or Derivative Instruments, at the time of the consummation of such acquisition.

Notwithstanding anything herein to the contrary, the prohibition in Section 4.1(a) shall immediately terminate, and the Stockholder and its Affiliates may engage in any of the activities specified in Section 4.1, in the event that

(a) the Company publicly announces that it has entered into an agreement with any Person or Group which provides for (i) the acquisition by such person or group of more than 50% of the Common Stock or all or a majority of the assets of the Company or (ii) any merger, consolidation or similar business combination, including as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; involving the Company and such Person or Group (each, a “Third Party Acquisition”);

(b) the Board of Directors recommends that stockholders of the Company tender their shares of Common Stock or vote in favor of a Third Party Acquisition; or

(c) any Person or Group (i) acquires Beneficial Ownership of more than 50% of the outstanding Common Stock , (ii) makes an offer which if fully subscribed would result in such Person or Group acquiring Beneficial Ownership of more than 50% of the outstanding Common Stock , or (iii) publicly announces an intention to engage in a Third Party Acquisition, and, in the case of clause (ii) or (iii), the Company does not, within ten (10) Business Days of public announcement thereof by such Person or Group, publicly oppose and/or recommend to its stockholders that they not accept such offer or support such Third Party Acquisition.

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Notwithstanding any of the foregoing, nothing in this Agreement shall restrict any of the Stockholder’s Representatives from effecting or recommending transactions in securities (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (B) not at the direct or request of the Stockholder or any of its Affiliates.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.1. Demand Registration.

(a) Subject to the Stockholder’s satisfaction of its obligations under Section 5.25 of the Purchase Agreement with respect to the financial statements then required, from and after the end of the Lock-Up Period, the Stockholder may request in writing (a “Request”) (a) that the Company file a prospectus supplement (the “Takedown Prospectus Supplement”) to an effective Shelf Registration Statement filed pursuant to Rule 424 under the Securities Act with respect to the Registrable Securities identified in the Request (a “Takedown Request”) or, (b) if such Shelf Registration Statement is not available for the resale of the Registrable Securities, including if for any reason the Company shall be ineligible to maintain or use a Shelf Registration Statement, that the Company register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Stockholder or its Affiliates (i) on a Registration Statement on Form S-3 or, (ii) if the Company is not then eligible to file a Form S-3, any other available form (a “Demand Registration”), in each case, including sales or distributions by way of underwritten offering, block trade or other distribution plan designated by the Stockholder. The Stockholder shall be entitled to make no more than three (3) Requests for an underwritten offering in any twelve-month period (it being understood that each underwritten offering (including any underwritten block trade) under this Agreement shall count as a Request, even if such offering is a Takedown Request conducted pursuant to a Shelf Registration Statement and regardless of whether such offering is publicly marketed before or after the underwriters agree to purchase the Registrable Securities, unless the Stockholder withdraws its request in the circumstances described in the second sentence of Section 5.6), and each such Request shall be to register an amount of Registrable Securities equal to the lesser of (i) an aggregate market value as of the date of such Request of at least fifty million dollars ($50,000,000) and (ii) the total outstanding Registrable Securities then held by the Stockholder; provided, that any Request pursuant to this clause (ii) shall have a minimum aggregate market value as of the date of such Request of at least twenty-five million dollars ($25,000,000). The Company shall not be obligated to effect a Demand Registration or Takedown Request during the sixty (60) day period following the effective date of a Registration Statement pursuant to any other Demand Registration or the closing of any underwritten offering pursuant to a Takedown Request. Each Request pursuant to this Section 5.1(a) shall be in writing and shall specify the number of Registrable Securities requested to be registered and the intended method of distribution of such Registrable Securities. Nothing in this Article 5 shall affect, supersede or otherwise modify any of the restrictions on Transfer set forth in Article 2 or any other provision of this Agreement. For the avoidance of doubt, underwritten overnight bought deals will count as a Request.

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(b) Subject to the Stockholder’s satisfaction of its obligations under Section 5.25 of the Purchase Agreement with respect to the financial statements then required, the Company shall use its reasonable best efforts to file within ninety (90) days after the Closing Date an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”), or if the Company does not qualify as a well-known seasoned issuer as defined in Rule 405 under the Securities Act (a “WKSI”), a Registration Statement (which shall be on Form S-3 if the Company is then eligible to use such form) permitting the public resale of Registrable Securities, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder (including any Automatic Shelf Registration Statement, a “Shelf Registration Statement”), or otherwise designating an existing Shelf Registration Statement with the SEC, covering the sale or distribution of all of the Registrable Securities from time to time by the Stockholder pursuant to one or more Takedown Requests, including by way of underwritten offering, block trade or other distribution plan designated by the Stockholder, and to cause such Shelf Registration Statement to become or be deemed effective by the end of the Lock-up Period.

Section 5.2. Restrictions on Registrations. The Company may postpone the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto (including any Takedown Request) or suspend the use of an effective Registration Statement if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by the Company or any of its Subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which the Company, after consultation with outside counsel to the Company, believes would materially and adversely affect the Company (any such period to be referred to as a “Blackout Period”). The Company shall not exercise its postponement rights in this Section 5.2 more than twice during any period of twelve (12) consecutive months and such Blackout Period shall not be more than seventy-five (75) days and all Blackout Periods (irrespective of individual duration) shall not total more than ninety (90) days during any such period of twelve (12) consecutive months; provided that a Blackout Period may not commence less than 30 days following the end of the most recently completed Blackout Period. Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings (including any “take-downs” off of an effective shelf registration statement) of, any of its securities either for its own account or the account of any security holder or holders during any Blackout Period.

Section 5.3. Maintenance of Shelf Registration Statements. The Company shall use its reasonable best efforts and take all actions required or reasonably requested by the Stockholder to maintain the effectiveness of its Shelf Registration Statement until the earlier of such time as (i) all Registrable Securities covered by such Shelf Registration Statement have

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been sold pursuant thereto and (ii) such Registrable Securities cease to be Registrable Securities, in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and subject to the Blackout Periods set forth in Section 5.2 including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the SEC a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder. The Company shall pay the registration fee with respect to the filing of a Shelf Registration Statement or, in the case of an Automatic Shelf Registration Statement, a “take-down” from such Automatic Shelf Registration Statement within the time period required by applicable Law. If, at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Registration Statement or Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3, have such Shelf Registration Statement declared effective by the SEC and keep such Shelf Registration Statement effective during the period in which such Shelf Registration Statement is required to be kept effective in accordance with this Article 5.

Section 5.4. Selection of Underwriters; Underwritten Offering. If the Stockholder so notifies the Company in a Request, the Company shall use its reasonable best efforts to cause a Demand Registration or Takedown Request to be in the form of an underwritten offering. In connection with any underwritten Demand Registration or Takedown Request, the Stockholder shall have the right to select the managing underwriter, provided, that such underwriter shall be a nationally recognized investment bank. Within two (2) Business Days following the Stockholder’s Request, the Company shall have the right to select an additional underwriter to serve as co-managing underwriter with equal economics but listed to the right of the managing underwriter selected by the Stockholder, provided, that such underwriter shall be a nationally recognized investment bank reasonably acceptable to the Stockholder and provided further that the Company shall not have the right to select an additional underwriter for overnight block trades where such selection would, in the reasonable judgement of the Stockholder, have a materially adverse effect on the success of the offering. The Stockholder may not participate in any registration under this Agreement which is underwritten unless the Stockholder agrees to sell the Registrable Securities held by the Stockholder on the basis provided in any underwriting agreement with the underwriters and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other customary documents reasonably required under the terms of such underwriting arrangements.

Section 5.5. Piggyback Registrations.

(a) If the Company determines to publicly sell in an underwritten offering (including, for the avoidance of doubt, a “take-down” pursuant to a prospectus supplement to an effective shelf registration statement) or register for sale any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to

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Section 5.1, a registration relating solely to any employee or director equity or equity-based incentive or compensation plan or arrangement or any similar employee or director compensation or benefit plan on Form S-8, a registration relating to the offer and sale of securities of any class other than the Registrable Securities even if such securities are convertible or exchangeable into securities of the same class as Registrable Securities, or a registration relating solely to a corporate reorganization (including by way of merger of the Company or any of its Subsidiaries with any other business) or acquisition of another business, any registration relating solely to an exchange of the Company’s own securities or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), the Company shall (i) as soon as reasonably practicable but in no event less than five (5) Business Days prior to the initial filing of a registration statement or preliminary prospectus supplement, as the case may be, in connection with such Piggyback Registration (or less than two (2) days prior to the date of the commencement of any such offering if such Piggyback Registration is conducted as an underwritten unmarketed block trade) give written notice of its intention to effect such sale or registration to the Stockholder and (ii) subject to Section 5.5(b) and Section 5.5(c), include in such Piggyback Registration and in any underwriting involved therein (whether prior to or following the expiration of the Lock-Up Period) all of such Registrable Securities as are specified in a written request or requests (“Piggyback Requests”) made by the Stockholder received by the Company within three (3) days of receipt of such notice from the Company (or two (2) days with respect to an underwritten umarketed block trade). Such Piggyback Requests shall specify the number of Registrable Securities requested to be disposed of by the Stockholder.

(b) If a Piggyback Registration is an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their good faith opinion the aggregate number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), the Company shall include in such registration only such securities as the Company is advised by such managing underwriters can be sold without such an effect, which securities shall be included in the following order of priority:

(i) first, the securities the Company proposes to sell,

(ii) second, the securities requested to be included in such registration by the Stockholder, and

(iii) third, any other securities requested to be included in such registration.

(c) If a Piggyback Registration is an underwritten secondary offering on behalf of any holder of Other Registrable Securities, and the managing underwriters advise the Company in writing that in their good faith opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering without adversely affecting the success of such offering (including an adverse effect on the offering price), the Company shall include in such registration only such securities as the Company is advised by such managing underwriters can be sold without such an effect, which

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securities shall be included in the following order of priority: (i) first, the securities requested to be included in such registration by the Stockholder and the Other Registrable Securities requested to be included in such registration on a pro rata basis and (ii) second, any other securities requested to be included in such registration.

(d) The Company and any holder of Other Registrable Securities initiating any Piggyback Registration shall have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 5.5 whether or not the Stockholder has elected to include any Registrable Securities in such registration.

Section 5.6. Withdrawals. The Stockholder may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement. If such withdrawal is made primarily as a result of the failure of the Company to comply with any provision of this Agreement, the Company shall be responsible for the payment of all Registration Expenses in connection with such registration and such registration shall not count as a Demand Registration for purposes of Section 5.1. In the case of any other withdrawal, the Stockholder shall pay for the Registration Expenses associated with the withdrawn registration unless the Stockholder counts such withdrawn registration as one of its three (3) Requests referred to in Section 5.1(a).

Section 5.7. Registration Procedures. Whenever the Stockholder has made a Request in accordance with Section 5.1 that any Registrable Securities be registered pursuant to this Agreement, the Company shall as expeditiously as reasonably practicable:

(a) (i) no later than fifteen (15) days, in connection with a Demand Registration, or five (5) Business Days, in connection with a Takedown Request (or two (2) Business Days if the offering requested in the Takedown Request is to be conducted as an underwritten unmarketed block trade), after the receipt by the Company of the applicable Request but subject to the Blackout Periods set forth in Section 5.2, the Company shall prepare and file with the SEC a Required Registration Statement or Takedown Prospectus Supplement, as the case may be, providing for the registration under the Securities Act or the offering of the Registrable Securities which the Stockholder has specified in the applicable Request and in accordance with the intended methods of distribution thereof specified in such Request. The Company shall use reasonable best efforts (A) to have such Required Registration Statement, in connection with a Demand Registration, declared effective by the SEC as soon as practicable thereafter and subject to the Blackout Periods set forth in Section 5.2, to keep such Required Registration Statement continuously effective for a period of at least ninety (90) days (or, in the case of an underwritten offering, such period as the underwriters may reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which shall terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto), including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or Required Shelf Registration

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Statement or by the Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder, and (B) to keep the Shelf Registration Statement related to the Takedown Prospectus Supplement in connection with a Takedown Request continuously effective pursuant to Section 5.3, and (ii) before filing such Required Registration Statement or Takedown Prospectus Supplement, as the case may be, or any amendments or supplements thereto, or before using any Issuer Free Writing Prospectus related to the offer and sale of Registrable Securities, provide to the Stockholder and any managing underwriter(s) and their respective counsel, copies of all documents proposed to be filed or furnished or used, including documents incorporated by reference (but excluding the portions of such documents that are or will be subject to a request for confidential treatment), and the Stockholder and the managing underwriter(s) and their respective counsel shall have the reasonable opportunity to review and comment thereon, and the Company will make such changes and additions thereto as may reasonably be requested by the Stockholder and the managing underwriter(s) and their respective counsel prior to such filing or use, unless the Company reasonably objects to such changes or additions; provided, however, that the Company shall not file any amendment or supplement or Issuer Free Writing Prospectus to which the Stockholder or the underwriters or their respective counsel, shall reasonably object;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith and the Takedown Prospectus Supplement, if applicable, and any Issuer Free Writing Prospectus related to the offer and sale of Registrable Securities (subject to the review and comment provisions set forth in Section 5.7(a) and Section 5.2 above) and perform such other actions (including those described in Section 5.3 with respect to an Automatic Registration Statement) as may be necessary to maintain the effectiveness of such Registration Statement and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and such Takedown Prospectus Supplement for the applicable periods set forth herein;

(c) furnish to the Stockholder and each managing underwriter or other purchaser and their respective counsel such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and the Takedown Prospectus Supplement, if applicable, (in each case including all exhibits other than those which are being incorporated into such Registration Statement by reference and that are publicly available), any Issuer Free Writing Prospectus related to the offer and sale of Registrable Securities and such other documents as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Stockholder;

(d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions in the United States as the Stockholder or any managing underwriter or other purchaser may reasonably requests, and to continue such registration or qualification in effect in such jurisdiction and to maintain any such approval for as long as permissible pursuant to the laws of such jurisdiction and the regulations of the Governmental Authority, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Stockholder;

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provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction where it is not so subject;

(e) in the event of any offering of Registrable Securities pursuant to a Registration Statement, (i) enter into an underwriting agreement or similar agreement, in usual and customary form, with the managing underwriter(s) or other purchaser(s) of Registrable Securities in such offering and use reasonable best efforts to take such other actions as the Stockholder, managing underwriter(s) or other purchaser(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, (ii) cause its senior officers to participate in “road shows” and investor presentations and other information meetings organized by the managing underwriter(s) or other purchaser(s) and otherwise reasonably cooperate with the managing underwriter(s) or other purchaser(s) in connection with customary marketing activities (provided however, in no circumstance shall the Company be required to participate in road shows or other information meetings in connection with more than three (3) such offerings in any twelve (12)-month period) and (iii) cause to be delivered to the Stockholder and the underwriter(s) or other purchaser(s) opinions of counsel to the Company addressed to the underwriter(s) or other purchaser(s), in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriter(s) or other purchaser(s) may request;

(f) notify the Stockholder and each managing underwriter or other purchaser and their respective counsel, at any time when a prospectus relating thereto (including a Takedown Prospectus Supplement) is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, the Takedown Prospectus Supplement, any Issuer Free Writing Prospectus related to the offer and sale of Registrable Securities, or any document incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, not misleading, and in such case, subject to Section 5.2, the Company shall promptly prepare a supplement or amendment to such prospectus, Takedown Prospectus Supplement, Issuer Free Writing Prospectus or document so that, as thereafter delivered to the holders of such Registrable Securities, such prospectus, Takedown Prospectus Supplement, Issuer Free Writing Prospectus or document shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, not misleading;

(g) use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such Registration Statement and, unless such shares are in book-entry form only, facilitate the timely preparation of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends, in such denominations and registered in such names as the selling holders shall request prior to the closing of the offering;

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(i) enter into such customary agreements and use reasonable best efforts to take all such other actions as the Stockholder and the underwriter(s) or other purchaser(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j) make available for inspection by the Stockholder and any underwriter or other purchaser participating in any disposition pursuant to a Registration Statement and any attorney, accountant or other agent retained by the Stockholder (including the attorney appointed by the Company) or any underwriter or other purchaser, financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees and independent accountants to supply all other information reasonably requested by the Stockholder or any such underwriter or other purchaser, attorney, accountant or agent in connection with such Registration Statement;

(k) if such offering of Registrable Securities is made pursuant to a Registration Statement, use reasonable best efforts to obtain “comfort” letters dated the pricing date and the closing date of the offering of the Registrable Securities under the underwriting or other agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters in connection with underwritten offerings as the Stockholder, managing underwriter(s) or other purchaser(s) reasonably request;

(l) use reasonable best efforts to furnish, , at the request of the Stockholder on the date such securities are delivered to the underwriter(s) or other purchaser(s) for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion and a “10b5” letter, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriter(s) or other purchaser(s) covering such legal and other matters with respect to the registration in respect of which such opinion is being given and such letter is being delivered as the Stockholder, underwriter(s) or other purchaser(s) may reasonably request and are customarily included in such opinions and letters;

(m) subject to Section 5.2, use reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of the Registration Statement or obtain the withdrawal of any such order if it is issued;

(n) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(o) to the extent permitted by applicable Law, make available to the Stockholder an executed copy of each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and any item of

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correspondence received from the SEC or the staff of the SEC (or other governmental agency or self–regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement; respond reasonably and completely to any and all comments received from the SEC or the staff of the SEC, with a view towards causing such Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such registration statement or any amendment thereto will not be subject to review;

(p) reasonably cooperate with the Stockholder and each underwriter or other purchaser participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(q) notify in writing the Stockholder and the underwriter or other purchaser, if any, and their respective counsel of the following events as promptly as reasonably practicable:

(i) the filing of and effectiveness of any such Registration Statement and the filing of any Issuer Free Writing Prospectus related to the offer or sale of Registrable Securities;

(ii) any request by the SEC for amendments or supplements to the Registration Statement, the prospectus, the Takedown Prospectus Supplement, or any Issuer Free Writing Prospectus related to the offer or sale of Registrable Securities or for additional information and when same has been filed and become effective;

(iii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose;

(iv) the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction; and

(v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky Laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(r) to the extent requested in writing by the lead managing underwriter(s) or other purchaser(s) with respect to an underwritten offering of Equity Securities, agree, and cause the directors or officers of the Company to agree, to enter into customary agreements restricting the sale or distribution of Equity Securities during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the offering is made pursuant to a Shelf Registration Statement), pursuant to which such offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) or other purchaser(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s) or other purchaser(s); and

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(s) use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

In connection with any Registration Statement in which the Stockholder is participating, the Stockholder shall furnish to the Company in writing such information regarding the Stockholder as the Company may from time to time reasonably request specifically for use in connection with any such Registration Statement or prospectus.

Upon notice by the Company to the Stockholder of any Blackout Period, the Stockholder shall keep the fact of any such notice strictly confidential, and during any Blackout Period, discontinue its offer and disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto and any Takedown Prospectus Supplement for the duration of the Blackout Period set forth in such notice (or until notice of the termination of such Blackout Period shall have been given to the Stockholder in writing by the Company). The Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (f), (q)(ii), (q)(iii), (q)(iv) or (q)(v) above, it shall forthwith discontinue its offer and disposition of Registrable Securities pursuant to the applicable Registration Statement and the prospectus relating thereto and any Takedown Prospectus Supplement until its receipt of the copies of the supplemented or amended prospectus contemplated by clause (q)(ii), or until it is advised in writing by the Company that the use of the applicable prospectus and any Takedown Prospectus Supplement may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or Takedown Prospectus Supplement; provided that the Company shall use its reasonable best efforts to supplement or amend the applicable Registration Statement and prospectus and any Takedown Prospectus Supplement as promptly as practicable and shall extend the time periods under clause (a) above with respect to the length of time that effectiveness of a Registration Statement must be maintained by the amount of time that the Stockholder is required to discontinue disposition of such Registrable Securities.

Section 5.8. Registration Expenses. Subject to Section 6.1, all expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement including (a) all registration and filing fees, all fees and expenses of compliance with securities and blue sky laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 5.7), (b) all printing and copying expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses as requested by any holder of Registrable Securities), (c) all messenger and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including, with respect to “comfort” letters and opinions) and (e) all reasonable fees and disbursements of one single primary outside counsel and one outside local counsel for each jurisdiction that Registrable Securities shall be distributed for the holders thereof, which counsels shall be selected by the Company and reasonably acceptable to the Stockholder, and in the case of the primary outside counsel shall be of national standing (collectively, the “Registration Expenses”) shall be borne by the Company. The Registration Expenses shall be borne by the Company regardless of whether or not any registration statement is filed or becomes effective. The Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of

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any annual audit and the expense of any liability insurance), the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded and any expenses of the Company incurred in connection with any “road show”. The Stockholder shall pay its pro rata portion (based on the number of Registrable Securities registered) of all underwriting discounts and commissions relating to the sale of the Stockholder’s Registrable Securities pursuant to any registration.

Section 5.9. Requested Information. Not less than five (5) Business Days before the expected filing date of each Registration Statement or Takedown Prospectus Supplement pursuant to this Agreement (or as soon as reasonably practical in connection with a Takedown Prospectus Supplement to be filed in connection with an unmarketed block trade), the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such Registration Statement of the information, documents and instruments from such holder that the Company or any underwriter or other purchaser reasonably requests in connection with such Registration Statement or Takedown Prospectus Supplement, including a questionnaire, custody agreement, power of attorney, lockup letter and underwriting or other agreement, each in customary form reasonably acceptable to such holders (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date of the Registration Statement or Takedown Prospectus Supplement, the Requested Information from such holder, the Company may file the Registration Statement or Takedown Prospectus Supplement without including Registrable Securities of such holder. The failure to so include in any Registration Statement or Takedown Prospectus Supplement the Registrable Securities of a holder of Registrable Securities (with regard to that Registration Statement or Takedown Prospectus Supplement) shall not result in any liability on the part of the Company to such holder.

Section 5.10. Holdback Agreements. The Stockholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities to the extent reasonably required in writing by the lead managing underwriter(s) with respect to an applicable underwritten primary offering on behalf of the Company relating to the registration of Equity Securities having an aggregate value of at least fifty million dollars ($50,000,000) during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such underwritten offering) and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the underwritten offering is made pursuant to a Shelf Registration Statement), pursuant to which such underwritten offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s), required to address any applicable FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s). The Stockholder shall not be required to enter into a holdback agreement pursuant to this Section 5.10 (a) at any time when the aggregate number of Shares that are Beneficially Owned by the Stockholder and its Group Members, as a Group, is less than 5% of the shares of Common Stock issued and outstanding, (b) unless the Company and the directors and executive officers of the Company are subject to comparable restrictions, (c) unless the Stockholder has had the opportunity to review and provide reasonable comments on any such holdback agreement and (d) unless the Stockholder was offered an opportunity to participate in

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the offering pursuant to Section 5.5. The postponement rights in clause (b) of the first sentence in Section 5.2 and the holdback obligation in this Section 5.10 shall not be applicable to the Stockholder for more than a total of one hundred fifty (150) days during any period of twelve (12) consecutive months.

Section 5.11. Rule 144 Reporting. With a view to making available to the Stockholder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) so long as the Stockholder owns any Registrable Securities, furnish to the Stockholder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC and (iii) such other reports and documents as the Stockholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration, in each case to the extent not readily publicly available.

Section 5.12. Company Indemnification. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable Law, the Stockholder, its Affiliates and each of its and their respective directors, officers, partners, members, employees, advisors, representatives and agents and each Person, if any, who controls the Stockholder (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable, documented expenses of investigation and reasonable, documented attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto (including a Takedown Prospectus Supplement)covering the resale of any Registrable Securities by or on behalf of the Stockholder or any Issuer Free Writing Prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation of the Securities Act or state securities laws or rules thereunder by the Company relating to any action or inaction by the Company in connection with such registration, except insofar as such untrue statement or omission is based on information contained in any affidavit or statement furnished in writing by the Stockholder for use in connection with such Registration Statement, which shall be limited to the Stockholder’s name, address and number of shares of Registrable Securities owned by the Stockholder. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder or any indemnified party and shall survive the transfer of such securities by the Stockholder.

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Section 5.13. Stockholder Indemnification. The Stockholder and any Permitted Transferees jointly and severally agree to indemnify and hold harmless, to the extent permitted by applicable Law, the Company, its Affiliates, its and their respective directors, officers, partners, members and agents and each Person, if any, who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable, documented expenses of investigation and reasonable, documented attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto (including Takedown Prospectus Supplement) covering the resale of any Registrable Securities by or on behalf of the Stockholder or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit furnished in writing by the Stockholder for use in connection with such Registration Statement, which shall be limited to the Stockholder’s name, address and number of shares of Registrable Securities owned by the Stockholder. Notwithstanding the foregoing, the Stockholder shall not be liable for any amounts in excess of the net proceeds received by the Stockholder from sales of Registrable Securities pursuant to the Registration Statement to which the claims relate. This indemnity shall be in addition to any liability the Stockholder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party and shall survive the transfer of such securities by the Company.

Section 5.14. Resolution of Claims. Any Person entitled to indemnification pursuant to this Article 5 shall give prompt written notice to the indemnifying Party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying Party shall not relieve the indemnifying Party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure. If notice of commencement of any such action is given to the indemnifying Party as above provided, the indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (a) the indemnifying Party agrees to pay the same, (b) the indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party within a reasonable amount of time after receipt of notice of such claim from the Indemnified Parry or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying Party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those

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available to the indemnifying Party. In any of such cases, the indemnified party shall have the right to participate in the defense of such action with its own counsel, the reasonable, documented out-of-pocket fees and expenses of which shall be paid by the indemnifying Party, it being understood, however, that the indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying Party shall be liable for any settlement entered into without its written consent (such consent not to be unreasonably withheld, conditioned or delayed). No indemnifying Party shall, without the consent of such indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding and (y) does not include an omission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 5.15. Contribution. If the indemnification provided for in Section 5.12 or Section 5.13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying Party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying Party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above shall be deemed to include, subject to the limitations set forth in this Section 5.15, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 5.15 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.15. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.16. Company Facilitation of Sale. If any Registrable Securities are certificated and bear any restrictive legend, or are held in non-certificated book-entry form and are subject to any stop transfer or similar instruction or restriction, the Company shall upon the request of the holder of such Registrable Securities, as applicable, promptly cause such legends to be removed and new certificates without any restrictive legends to be issued or cause such stop transfer or similar instructions or restrictions to be promptly terminated and removed, including by delivering customary representation letters and instruction letters to the transfer agent reasonably acceptable to the transfer agent, if (a) such Registrable Securities have been resold pursuant to an effective Registration Statement or (b) the holder of such Registrable

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Securities provides the transfer agent with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144 or otherwise without registration and without any restriction whatsoever under the applicable requirements of the Securities Act, including an opinion of outside legal counsel (the reasonable costs and expenses of which shall be reimbursed by the Company), reasonably acceptable to the transfer agent, to such effect.

Section 5.17. Transfers. To the extent that any Registrable Securities are Transferred, the obligations of the Company shall not be expanded in any respect and, the registration rights provided for in this Article 5, to the extent assigned, shall be shared by all holders of Registrable Securities and all such persons shall be jointly and severally liable for any obligations.

Section 5.18. WKSI Status. The Company is not an ineligible issuer and is a WKSI, in each case as defined under the Securities Act, and is currently eligible to file and use an Automatic Shelf Registration Statement.

ARTICLE 6

MISCELLANEOUS

Section 6.1. Fees and Expenses. Except as otherwise provided in this Agreement (including in Section 5.8), each Party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 6.2. Term. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon such time as there are no Registrable Securities, except for the provisions of Sections 5.8, 5.12, 5.13, 5.14, 5.15 and this Article 6, which shall survive such termination.

Section 6.3. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to the Company, to:

CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, MA 01803

Attn:  Jennifer H. Allen, Esq.

SVP & General Counsel

with a copy (which shall not constitute notice) to:

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Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attn:  Stephanie C. Evans, Esq.

Joseph B. Conahan, Esq.

If to the Stockholder, to:

Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Ann Beth Stebbins, Esq.

Any Party may, by delivery of written notice to the other Parties, change the address to which such notices and other communications are to be given in connection with this Agreement.

Section 6.4. Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Each Party acknowledges that it and the other Parties may execute this Agreement by manual, stamp, mechanical or electronic signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, mechanical or electronic signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp, mechanical or electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 6.5. Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Stockholder or, in the case of a waiver, by the Party

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against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.6. Successors and Assigns. Subject to clauses (a) and (b) below, this Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(a) The Company may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Stockholder; provided that no such consent shall be required for any assignment by the Company of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction or the transfer, sale, lease, conveyance or disposition of all or substantially all of its assets.

(b) The Stockholder may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company; provided that no such consent shall be required for (i) subject to Section 6.6(d), any assignment by the Stockholder of its rights or obligations hereunder in connection with a merger, consolidation, combination, reorganization or similar transaction in or to which the Stockholder is a constituent Person or the transfer, sale, lease, conveyance or disposition of all or substantially all of the Stockholder’s assets, if such assignee agrees in writing to be bound by the terms of this Agreement or (ii) (x) the assignment or delegation by the Stockholder of any of its rights or obligations under this Agreement to a Permitted Transferee or (y) in any other Transfer made in accordance with Article 2 of at least 5% of the issued and outstanding shares of Common Stock of the Company as of the date of the Purchase Agreement, if, in the case of (ii)(x) and (ii)(y) above, such transferee agrees in writing to be bound by the terms of this Agreement and together with the Stockholder and any prior transferees shall be deemed the Stockholder; provided further that no such assignment or delegation shall relieve the Stockholder of its obligations under this Agreement until such time as the Stockholder no longer Beneficially Owns any Registrable Securities.

(c) Except as provided in Section 6.6(d), the covenants and agreements of the Stockholder set forth in Articles 2, 3 and 4 shall not be binding upon or restrict any transferee of Shares other than Permitted Transferees in accordance with Section 2.1(a)(iii) or any transferee of Shares pursuant to a Transfer in connection with which the Stockholder’s rights under this Agreement are assigned to the transferee pursuant to Section 6.6(b)(i), and no transferee of Shares other than such Permitted Transferees or a transfer of the Stockholder’s rights pursuant to Section 6.6(b) shall have any rights under this Agreement.

(d) The Stockholder will not enter into any transaction pursuant to which any Person would become its ultimate parent entity (such that the Stockholder is a direct or indirect Subsidiary of another Person or all or substantially all of the Stockholder’s equity securities or assets have been acquired by another Person) without causing such Person to assume all of the Stockholder’s obligations under this Agreement effective as of the consummation of such transaction.

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Section 6.7. Non-Affiliation. From and after the date of this Agreement, the Company shall not and shall not cause, direct or permit any of its Subsidiaries or Group Members to (a) identify the Stockholder or any of its Affiliates (each, a “Stockholder Party” and collectively, the “Stockholder Parties”) or otherwise hold any Stockholder Party out to be an Affiliate of the Company or any of its Subsidiaries, except to the extent that such identification is required by applicable Law, by virtue of the Stockholder’s Beneficial Ownership of all or a portion of the Shares or other Equity Securities, and in such case only to the extent so required by Law, or (b) make, enter into, modify or amend any Contract, other than a Contract executed and delivered by any Stockholder Party, that subjects any Stockholder Party or any of its assets or properties (other than the Shares or other Equity Securities held by the Stockholder), tangible or intangible, to any lien, encumbrance, claim, restriction or similar obligation or grants or allows on or with respect to any such assets or properties any right of use, exploitation, access or discovery to or in favor of any Person.

Section 6.8. Acknowledgment of Securities Laws. Each Party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the securities laws of the United States on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Section 6.9. No Third Party Beneficiaries. Except as expressly provided in Section 5.13, 5.14, 5.15 and 5.16, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns.

Section 6.10. Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 6.11. Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement is not a Business Day (including where such period of time is measured in calendar days), then such action may be taken or such right may be exercised on the next succeeding Business Day.

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Section 6.12. Governing Law and Venue: Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, to the extent the court of Chancery does not have subject matter jurisdiction, the federal courts of the United States of America for the District of Delaware with respect to all matters arising out of or relating to this Agreement and the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such Court of Chancery or federal court. The Parties agree that a final judgment in any such any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Law shall be valid and sufficient service.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 6.12(b).

Section 6.13. Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in

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Section 6.12, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a Exhibit remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Section 6.14. No Other Registration Rights. The Company shall not enter into any Contract or other agreement or obligation with respect to its Equity Securities that adversely affects the priorities of the Stockholder or is otherwise inconsistent or in contravention of the Stockholder’s rights hereunder, including its registration rights under Article 5 and the “cut-back” priorities in Section 5.5.

[Signature pages follow]

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IN WITNESS WHEREOF, the Company and the Stockholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

CIRCOR INTERNATIONAL, INC.

By:
Name:
Title:

COLFAX CORPORATION

By:
Name:
Title:

SCHEDULE I

COMPANY COMPETITORS

Balon Corporation

Crane Co.

Flowserve Corporation

SPX Flow, Inc.

IMI plc

Valvitalia S.p.A.

Pentair Ltd.

Curtiss-Wright Corporation

Moog, Inc.

Parker Hannifin Corp.

Woodward Inc.

Netzsch Group

Leistritz Corporation

ITT Corporation

Seepex GmbH

Sulzer Limited

Accudyne Corporation

Dover Corporation

Prominent GmbH

Flowserve Corporation

Curtiss-Wright Corporation

Naniwa Limited

Kral AG

EXHIBIT E

FINAL FORM

TRANSITION SERVICES AGREEMENT

by and between

COLFAX CORPORATION

and

CIRCOR INTERNATIONAL, INC.

Dated as of [●], 2017

i

ii

Section 11.11	Construction	23
Section 11.12	Parties in Interest	23
Section 11.13	Interpretation	23
Section 11.14	No Other Representations and Warranties; Due Investigation	23
Section 11.15	Dispute Resolution	24

SCHEDULES

Schedule 2.1(a)	Seller Services
Schedule 2.2(a)	Buyer Services
Schedule 2.4	Additional Services
Schedule 2.5	Service Coordinators
Schedule 3.4	Excluded Seller Services
Schedule 11.15	Executive Committee

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2017 (the “Effective Date”), by and between Colfax Corporation, a Delaware corporation (“Seller”), and CIRCOR International, Inc., a Delaware corporation (“Buyer,” together with Seller, the “Parties,” and each individually a “Party”).

RECITALS

WHEREAS, Buyer and Seller have entered into the Purchase Agreement, dated as of September     , 2017 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which Seller has agreed to sell, convey, assign, transfer and deliver to Buyer, and Buyer has agreed to purchase, acquire and accept from Seller, the shares of the Transferred FH Companies (as defined in the Purchase Agreement) and all right, title and interest of the FH Asset Sellers (as defined in the Purchase Agreement) in and to the Acquired FH Assets (as defined in the Purchase Agreement); and

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, Seller will provide certain transition services to Buyer, and Buyer will provide certain transition services to Seller, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in that certain Purchase Agreement. In addition, for the purposes of this Agreement, unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Additional Service” shall have the meaning set forth in Section 2.4(a).

“Base Term” shall have the meaning set forth in Section 10.1.

“Business” shall mean the FH Business (as defined in the Purchase Agreement).

“Buyer Fees” shall have the meaning set forth in Section 4.1(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Buyer Parties” shall mean, as applicable, (a) Buyer, its Affiliates and its or their third party service providers, when providing Services or (b) Buyer and its Affiliates, when receiving Services.

“Buyer Services” shall have the meaning set forth in Section 2.2(a).

“Compliance Period” shall have the meaning set forth in Section 5.7(a).

“Confidential Material” shall have the meaning set forth in Section 6.1.

“Dispute” shall have the meaning set forth in Section 11.15.

“Executive Committee” shall have the meaning set forth in Section 11.15.

“Extension Term” shall have the meaning set forth in Section 10.2.

“Fees” shall have the meaning set forth in Section 4.1(b).

“Force Majeure Event” shall have the meaning set forth in Section 3.5(a).

“Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Indemnity Payments” shall have the meaning set forth in Section 9.6.

“Network” shall mean a Party’s and its Affiliates’ information systems, including all data they contain and all computer software and hardware.

“Personnel” shall mean, with respect to any Party, the employees, officers, agents, independent contractors and consultants of (a) such Party, (b) the Affiliates of such Party and (c) any third parties engaged by such Party or its Affiliates to provide a Service.

“Regulatory Bodies” shall have the meaning set forth in Section 5.5.

“Retained Business” means all operations of the Seller as it was operated in the ordinary course prior to the Effective Date, other than the FH Business.

“Sales Taxes” shall have the meaning set forth in Section 4.3.

“Sarbanes Oxley Act” shall have the meaning set forth in Section 5.7(a).

“Seller Fees” shall have the meaning set forth in Section 4.1(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Seller Parties” shall mean, as applicable, (a) Seller, its Affiliates and its or their third party service providers, when providing Services or (b) Seller and its Affiliates, when receiving Services.

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“Seller Services” shall have the meaning set forth in Section 2.1(a).

“Service Coordinator” shall have the meaning set forth in Section 2.5.

“Services” shall have the meaning set forth in Section 2.2(a).

“Term” shall have the meaning set forth in Section 10.2.

“Third Party Claim” shall have the meaning set forth in Section 9.1.

ARTICLE II

SERVICES

Section 2.1 Services to be Provided to Buyer.

(a) Seller shall provide, or shall cause its Affiliates or third party service providers to provide, to the Buyer Parties all services provided to the Business in the ordinary course prior to the Effective Date to the extent provided prior to the Effective Date, as set forth on Schedule 2.1(a) (the “Seller Services”).

(b) In the event that Buyer internally restructures, reorganizes or transfers the Business to an Affiliate or a third party, Seller shall continue to provide the Seller Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the Business.

Section 2.2 Services to be Provided to Seller.

(a) Buyer shall provide, or shall cause its Affiliates or third party service providers to provide, to the Seller Parties all services provided by the Transferred FH Companies to the Retained Business of Seller and its Affiliates in the ordinary course prior to the Effective Date to the extent provided prior to the Effective Date, as set forth on Schedule 2.2(a) (the “Buyer Services” and, together with the Seller Services and the Additional Services, the “Services”).

(b) In the event that Seller internally restructures, reorganizes or transfers the Retained Business to which the Buyer Services relate to an Affiliate or a third party, Buyer shall continue to provide the Buyer Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the Retained Business to which the Buyer Services relate.

Section 2.3 Omitted Services. If, at any time following the Effective Date, either Party becomes aware of any service that (a) had been provided prior to the Effective Date that is not included on Schedule 2.1(a) or Schedule 2.2(a), as applicable, or (b) which, due to the separation of the FH Business from the business of the Seller, is reasonably necessary to continue to conduct the FH Business in substantially the manner as the FH Business was conducted prior to the date of the Purchase Agreement, and in each case of (a) and (b), which the Parties had not specifically agreed to omit from such schedule (each such service, an “Omitted

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Service”), then upon notice to the other Party, such service will be added to the applicable schedule and become a Seller Service or Buyer Service, as applicable. The Party that must resume such Service shall resume provision of such Service as soon as reasonably practicable. The Fees for any Omitted Service shall be mutually agreed in writing and shall be consistent with the Fees for similar Services hereunder.

Section 2.4 Additional Services.

(a) If either Party desires to receive an additional service which is not a Service pursuant to Sections 2.1 through 2.3 (or to expand the scope or lengthen the duration of any Service), the Service Coordinators shall meet (in person or by telephone) within ten (10) days of the other Party’s receipt of a written notice by the Party desiring to add such additional service to discuss in good faith whether such other Party is willing to provide such additional service (or such expanded scope or lengthened duration of a Service) (each such service, to the extent provided, an “Additional Service”).

(b) The Parties shall mutually agree on the scope, terms, Fees and duration of all Additional Services, all of which shall be set forth on Schedule 2.4.

Section 2.5 Service Coordinators. Seller and Buyer shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators. The initial Service Coordinators for Buyer and Seller, including relevant contact information, are set forth on Schedule 2.5. Either Party may replace its Service Coordinator at any time by providing notice in accordance with Section 11.3 of this Agreement.

Section 2.6 Standard of Performance. Each Party shall (and shall cause any party performing services on its behalf to) use commercially reasonable efforts, skill and judgment in providing the Services. Without limiting the foregoing, all Services shall be provided in a timely and workmanlike manner, at level of quality, performance and timeliness consistent with past practice in the twelve (12) months prior to the Effective Date.

Section 2.7 Cooperation.

(a) Each Party shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause its respective Affiliates and third party service providers, to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any changes to a Party’s operating environment or personnel (especially changes with respect to employee status), and working with the other Party to minimize the effect of such changes.

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(b) Each Party will use commercially reasonable efforts to provide information and documentation sufficient for the other Party to perform the Seller Services or the Buyer Services, as applicable, in the manner they were provided in the ordinary course prior to the Effective Date, and will use commercially reasonable efforts to make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order that the other Party may perform its obligations under this Agreement in a timely and efficient manner.

(c) The Buyer Parties and the Seller Parties shall follow, and shall cause their respective Affiliates and third party service providers to follow, the policies, procedures and practices with respect to the Services followed by the Buyer Parties or the Seller Parties, as applicable, immediately prior to the Effective Date, except for any changes to such policies, procedures and practices required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) following the Effective Date. A failure of either Party to act in accordance with this Section 2.7 that prevents the other Party or its Affiliates or third parties from providing a Service hereunder shall relieve the Party providing the Service of its obligation to provide such Service until such time as the failure has been cured; provided, that the Party claiming the failure has previously notified the other Party in writing of such failure, where practicable at least five (5) Business Days prior to suspension of provision of such Service.

Section 2.8 Migration and Integration. Except as expressly set forth in Section 2.10 or Schedule 2.1(a) or 2.2(a) hereto, or the Purchase Agreement, the Party receiving Services hereunder shall bear all costs to migrate such Services, from the other Party’s systems and technology and to integrate such Services, as applicable, with such Party’s own systems and technology.

Section 2.9 Certain Changes. Either Party, when acting as a service provider, may change (a) its policies and procedures, (b) any Affiliates that provide any Services or (c) the location from which any Service is provided at any time; provided that such Party shall always remain responsible for the performance of the Services in accordance with this Agreement.

Section 2.10 Excluded Software and Delayed Transferred Software. With respect to any software or databases licensed under the Excluded FH Software Licenses, and for Transferred Software for which consents are not obtained to enable the FH Business to continue to utilize such Transferred Software as of Closing, for a period of six (6) months after the Closing, Seller shall provide the Buyer, Transferred FH Companies and Closing Subsidiaries with access to and use of such software or databases licensed under the Excluded FH Software Licenses and the Transferred Software to the same extent that the FH Business required access to or use of such software prior to the Closing, subject to a pro rata portion of the license and other fees payable by Seller in connection with such licenses during such period; provided that Buyer may provide notice of cessation of use of any item of such software on thirty (30) days’ prior written notice. Seller shall indemnify Buyer and its Affiliates from and against any third party claims which arise from the provision of such access and use constituting a breach of contract under the applicable Excluded FH

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Software Licenses or the IP Contracts under which the Transferred Software is provided to Seller. For the Transferred Software which is licensed from SAP or its Affiliates (“SAP Software”), except for any such software which is an Excluded FH Software License, if the consent to transfer such license to the SAP Software to Buyer is not obtained within six (6) months of the Closing, then Seller shall pay Buyer’s external costs of procuring a replacement from SAP for the license to such SAP Software, up to the extent to which such SAP Software was utilized by or for the FH Business prior to the Closing. Further, Buyer shall not be responsible for its inability to provide the Buyer Services to Seller hereunder to the extent such inability arises from the failure to transfer to Buyer any Transferred Software or any of the software or databases under the Excluded FH Software Licenses. As used herein, “Transferred Software” means software or databases licensed under any IP Contract related to computer software or databases that are used in the operation of the FH Business to which Seller or any of its Subsidiaries is a party or to which any of the FH Assets is subject, other than the software and databases licensed under the Excluded FH Software Licenses.

ARTICLE III

LIMITATIONS

Section 3.1 General Limitations.

(a) Unless expressly provided otherwise herein, (i) Seller Parties shall be required to provide the Seller Services hereunder only to the extent that such Seller Services were provided to the Business prior to the Effective Date and (ii) the Seller Services shall be available only for the purposes of conducting the Business.

(b) Unless expressly provided otherwise herein (i) Buyer Parties shall be required to provide the Buyer Services hereunder only to the extent that such Buyer Services were provided to Seller’s or its Affiliates’ Retained Business in the ordinary course prior to the Effective Date and (ii) the Buyer Services shall be available only for the purposes of conducting the Retained Business of Seller and its Affiliates.

(c) In no event shall either Party be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the other Party agrees to bear all associated costs; provided that such Party shall remain responsible for the performance of the Seller Services or Buyer Services, as applicable, in accordance with this Agreement.

Section 3.2 Third Party Limitations. Each Party acknowledges and agrees that the Services provided by a Party through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the provider of such Service and such third parties. Each Party shall use commercially reasonable efforts to (a) obtain any necessary consent from such third parties in order to provide such Services or (b) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant Services sufficient for the other Party’s purposes. Nothing in this Section 3.2 shall limit either Party’s obligations under the Purchase Agreement. Except as expressly set forth in Section 2.10 or Schedule 2.1(a) or 2.2(a) or the Purchase Agreement, all costs associated with (a) and (b), above, shall be borne by the recipient of the applicable Service for which the applicable consents are required.

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Section 3.3 Compliance with Laws. Neither Party shall provide, or cause to be provided, any Service to the extent that the provision of such Service would require such Party, any of its Affiliates or any of their respective officers, directors, employees, agents or representatives to violate (a) any applicable Law, (b) any policies and/or procedures of such Party which (i) were in effect immediately prior to the Effective Date or (ii) which come into effect after the Effective Date but are implemented or revised to reflect a change in applicable Law.

Section 3.4 Excluded Services. Notwithstanding anything to the contrary set forth herein, in no event shall the Seller Services include any of the services set forth on Schedule 3.4(a). Notwithstanding anything to the contrary set forth herein, in no event shall the Buyer Services include any of the services set forth on Schedule 3.4(b).

Section 3.5 Force Majeure.

(a) The Parties shall use commercially reasonable efforts to provide, or cause to be provided, the Services without interruption. If any Party providing, or causing to be provided, Services is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war, acts of terrorism, or nuclear disaster) (each, a “Force Majeure Event”), such Party shall not be obligated to deliver the affected Services during such period, and the Party that would have received such Services shall not be obligated to pay for any Services not delivered.

(b) Upon the occurrence of a Force Majeure Event, the affected Party shall promptly give written notice to the other Party of the Force Majeure Event upon which it intends to rely to excuse its performance, and of the expected duration of such Force Majeure Event. The duties and obligations of such Party hereunder shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents such Party from performing its duties and obligations hereunder.

(c) During the duration of a Force Majeure Event, the affected Party shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, the other Party may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services.

(d) During a Force Majeure Event and ending upon the recommencement of the applicable Services by the affected Party upon termination of such Force Majeure Event, the affected Party shall pay or reimburse, as applicable, the difference, if any, between (i) all of the other Party’s reasonable costs associated with any replacement Services and (ii) the amount the other Party would have paid to such Party under the terms of this Agreement for the provision of such Services had such Party continued to perform such Services.

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Section 3.6 Disaster Recovery Services. No Party shall be required to provide disaster recovery Services to the extent that the Party that would receive such Services has materially altered the equipment, hardware or software to which such disaster recovery Services pertain.

Section 3.7 Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is to provide Services to the other Party on an interim basis, until such Party can perform the Services for itself. Accordingly, at all times from and after the Effective Date, each of Seller and Buyer shall use its respective commercially reasonable efforts to make or obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for it to provide the Services for itself as soon as reasonably practicable.

ARTICLE IV

PAYMENT

Section 4.1 Base Term Fees.

(a) In consideration for the Seller Services, Buyer shall pay to Seller the fees for each service as set forth on Schedule 2.1(a) (“Seller Fees”).

(b) In consideration for the Buyer Services, Seller shall pay to Buyer the fees for each service as set forth on Schedule 2.2(a) (“Buyer Fees”, together with the Seller Fees, the “Fees”).

Section 4.2 Billing and Payment Terms.

(a) Each Party shall invoice the other Party monthly for all charges for Services provided by the invoicing Party pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. The Party receiving such invoice shall pay the invoicing Party for all undisputed amounts due for Services provided hereunder within sixty (60) days from receipt of an invoice therefor.

(b) A Party may dispute any or all charges after the receipt of the applicable invoice. If a Party disputes any charges, the Parties shall work together in good faith to resolve such dispute in accordance with Section 11.15. If the resolution of such a dispute is that a Party owes an amount of money to the other Party, the Party that owes money shall add a credit of such owed amount to the next invoice that such Party prepares as a Service provider, provided, that if no further such invoices are due, the Party owing such amount shall pay it to the other Party within sixty (60) days following resolution of the dispute. A failure by a Party to dispute a charge within ninety (90) days after receipt of invoice shall not waive such Party’s audit and collection rights under Section 11.15.

(c) The Parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of Services, and that the Party providing Services through such third parties shall use commercially reasonable efforts to obtain such third party invoices, and to provide same to the other Party, in a timely fashion.

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(d) The existence of a dispute pursuant to Section 4.2(b) above shall not excuse either Party from any other obligation under this Agreement, including each Party’s obligations to continue to provide Services hereunder.

Section 4.3 Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on services provided (“Sales Taxes”) by a Party providing Services hereunder, or against or on such Party as a result of such Services, and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice to the Party receiving Services hereunder. All taxable goods and services for which a Party receiving Services hereunder is compensating, or reimbursing, a Party providing Services hereunder shall be set out separately from non-taxable goods and services, if practicable. The Party receiving Services hereunder shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to the Party providing Services hereunder (and such providing Party shall remit the such amounts to the applicable taxing authority) or (ii) provide such providing Party with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. In the event the Party providing Services hereunder fails timely to invoice Sales Taxes on taxable goods or services covered by this Agreement, such providing Party shall notify the Party receiving Services hereunder in a timely manner and such receiving Party shall remit such Sales Taxes to such providing Party, provided, however, that such receiving Party shall not be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by such providing Party to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate taxing authority, unless such failure relates to the failure of the such receiving Party to pay to such providing Party the amount of the Sales Taxes properly invoiced in accordance with the terms herein.

Section 4.4 No Offset. In no event shall a Party offset any amounts due hereunder for its receipt of Services by amounts owed to it hereunder for its provision of Services.

ARTICLE V

ACCESS AND SECURITY

Section 5.1 Access to Networks.

(a) Each Party may provide the other Party with access to such Party’s Network via a secure, industry-standard method selected by such Party with reasonable input from such other Party, to the extent reasonably required to provide or receive the Services.

(b) Each Party shall only use (and will ensure that its employees, agents and subcontractors only use) the other Party’s Network for the purpose of providing or receiving, and only to the extent required to provide or receive, the Services.

(c) Neither Party shall allow nor permit its agents or subcontractors to use or have access to the other Party’s Network except to the extent that such other Party gives its

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express prior written approval for such use or access by each relevant agent or subcontractor; provided that such approval shall not be unreasonably withheld, delayed or conditioned in the event such access by an agent or subcontractor occurred in the ordinary course of the provision or receipt of such Services prior to the Effective Date.

(d) Neither Party shall (and shall ensure that its employees, agents and subcontractors shall not): (i) use the other Party’s Network to develop software, process data or perform any work or services other than for the purpose of providing or receiving the Services; (ii) break, interrupt, circumvent, adversely affect or attempt to break, interrupt, circumvent or adversely affect any security system or measure of the other Party; (iii) obtain, or attempt to obtain, access to any hardware, program or data comprised in the other Party’s Network except to the extent reasonably necessary to perform or receive the Services; or to which such other Party has given its prior written consent for such Party to obtain or attempt to obtain such access; and (iv) use, disclose or give access to any part of the other Party’s Network to any third party, other than its agents and sub-contractors authorized by such other Party in accordance with this Section 5.1. All user identification numbers and passwords for a Party’s Network disclosed to the other Party, and any information obtained from the use of such Party’s Network, shall be deemed Confidential Material of such disclosing Party.

(e) If a Party or any of its employees, agents or subcontractors breach any provision of this Article, such Party shall promptly notify the other Party of such breach and cooperate as requested by such other Party in any investigation of such breach.

Section 5.2 Policies and Procedures.

(a) In connection with providing the Services, each Party shall (and shall ensure that its employees, agents and subcontractors) comply with all policies, procedures and regulations of the other Party relating to continuity of business and computer and network security measures, including data encryption policies and procedures established by such other Party.

(b) Each Party shall ensure that when entering or within the other Party’s premises, all such Party’s employees, agents and subcontractors must establish their identity to the satisfaction of security personnel and comply with all directions given by them, including directions to display any identification cards provided by such other Party or to vacate the premises of such other Party.

(c) Seller shall ensure that any of its employees, agents and subcontractors who access any of Buyer’s electronic systems in connection with performance of the Seller Services or receipt of the Buyer Services, shall have reviewed, acknowledged and accepted Buyer’s standard employee Acceptable Use Policy training prior to such access.

Section 5.3 Record Retention. Each Party shall take reasonable steps to preserve and maintain all records relating to the Service provided by such Party hereunder, which Records shall be (a) in the case of Seller, retained by Seller and/or its Affiliates for the period of time specified by Seller’s record retention policies and procedures (as may be amended from time to time), but no less than three (3) years from provision of such Services or (b) in the case of Buyer,

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retained by Buyer and/or its Affiliates for the period of time specified in Buyer’s record retention policies and procedures (as may be amended from time to time), but no less than three (3) years from provision of such Services. With respect to the prosecution or defense of (x) any governmental audit, (y) legal action that is pending or threatened as of the Effective Date and of which a Party has notified the other Party, or (z) legal action that arises following the Effective Date and of which a Party has given the other Party reasonable notice, each Party shall maintain any records and any other materials related to any of the foregoing until otherwise directed and authorized by the requesting Party.

Section 5.4 Audit.

(a) The Party receiving a Service may from time to time review or audit any document, information or matter relating to the other Party’s performance of the Services, through its own staff or through contractors, agents, auditors or advisers and will ensure that such persons are bound by a confidentiality provision substantially similar to that contained in Article VI.

(b) The Party providing a Service will provide the other Party and its employees, contractors, agents, auditors and advisers with such information, assistance and access to such Party’s premises, employees and documentation as is reasonable in order that they may fully and promptly carry out each audit; provided, that the auditing Party will permit the audited Party the opportunity to deliver any information required by the auditing Party prior to the auditing Party carrying out any audit hereunder which may render an audit visit unnecessary.

Section 5.5 Regulatory Audit. In addition to the rights set out above, each Party acknowledges and agrees that certain government departments and regulatory, statutory and other entities, committees and bodies which, whether under statute, rules, regulations, codes of practice or otherwise, are entitled to regulate, investigate or influence any matters within this Agreement or any other affairs of the other Party (collectively, “Regulatory Bodies”) from time to time require the right, whether by virtue of Law, regulation, code of conduct or otherwise, to investigate the affairs of such other Party; and accordingly each Party agrees to provide such access as is referred to in Section 5.4 and all such other access, information and assistance as such Regulatory Bodies properly require in order to fulfill such requirements. If a Party considers that any requirement relates to information which is confidential to such Party, such Party will be entitled to disclose the information directly to the Regulatory Body without having to disclose it to the other Party.

Section 5.6 Audit Results.

(a) Without prejudice to each Party’s other rights under this Agreement, if the other Party’s exercise of its rights under this Article results in audit findings that such Party has failed to perform its material obligations under this Agreement, the auditing Party will make the audit findings available to the audited Party, and the Parties will use all reasonable efforts to agree to a remedial plan and a timetable for achievement of the planned actions and/or improvements. Following agreement of the timetable, the audited Party will implement that plan in accordance with the agreed timescales and will confirm its completion by a notice in writing to the auditing Party. If the audited Party fails to agree to or implement such plan within thirty (30) days of the auditing Party’s written request, the auditing Party will be entitled to terminate this Agreement or any part thereof pursuant to the provisions of Article X.

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Section 5.7 Sarbanes Oxley. At all times during the Term and continuing thereafter until the later of the completion of the audit of each Party’s financial statements or the completion and filing of each Party’s annual report, in each case for the fiscal year during which this Agreement expires and/or terminates (the “Compliance Period”), each Party shall, and shall cause its Affiliates or third party service providers providing Services hereunder to:

(a) maintain in effect controls, operations and systems necessary and appropriate to enable such Party to comply with their obligations under the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, including Section 302 and Section 404 (the “Sarbanes Oxley Act”) and the rules and regulations promulgated thereunder;

(b) provide to the other Party or their auditors and counsel on a timely basis, all information, reports and other material which such Party and/or its auditors or counsel may request in order to (i) evaluate and confirm that such Party is in compliance with its obligations under the Sarbanes Oxley Act, and (ii) enable such Party’s auditors to provide the auditors’ attestation contemplated by Section 404 of the Sarbanes Oxley Act;

(c) provide to such Party and its auditor and/or counsel access to such of the other Party’s and its Affiliates’ respective books and records and personnel as such Party may reasonably request to enable (i) such Party and/or its auditors or counsel to evaluate whether such Party complies with the Sarbanes Oxley Act as it relates to the Services, and (b) such Party’s auditors to provide the Auditors Attestation. The other Party will confirm the same information regarding any Services delegated to subcontractors and report to such Party.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Materials. Each Party shall keep confidential and shall not make available or disclose any information or material of the other Party or its Affiliates that is or has been (a) disclosed by such other Party or its Affiliates under or in connection with this Agreement, whether orally, electronically, in writing or otherwise, including copies, or (b) learned, acquired, or generated by the other party in connection with this Agreement, including the terms of this Agreement (collectively, “Confidential Material”) to any Person, or make or permit any use of such Confidential Material without the prior written consent of the other Party. Notwithstanding the foregoing, Confidential Material may be disclosed on an as needed basis to Personnel of the receiving Party as required for the purpose of fulfilling the receiving Party’s obligations under this Agreement. Each Party shall take all reasonable steps to ensure that any such Confidential Material disclosed to any such Person in accordance with this Section 6.1 is treated as confidential by such Person and shall require its subcontractors to enter into a confidentiality agreement which imposes confidentiality obligations no less protective of the Confidential Material than those imposed upon under this Agreement.

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Section 6.2 Permitted Disclosures . The provisions of this Article shall not apply to any Confidential Material which: (a) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that Seller has with any party; (b) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality; or (c) is independently developed without reference to any Confidential Material.

Section 6.3 Disclosure in Compliance With Law. Nothing in this Article shall prevent either Party from disclosing Confidential Material where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable Law; provided, however, that a Party that is so required to disclose Confidential Material shall, if legally permitted, give the other Party prior reasonable notice as soon as possible, of such required disclosure so as to enable such other Party to seek relief from such disclosure requirement or measures to protect the confidentiality of the disclosure.

Section 6.4 Unauthorized Disclosures. Each Party shall immediately inform the other Party in the event that it becomes aware of the possession, use or knowledge of any of such other Party’s Confidential Material by any Person not authorized to possess, use or have knowledge of the Confidential Material and shall at the request of such other Party provide such reasonable assistance as is required by such other Party to mitigate any damage caused thereby.

Section 6.5 Injunctive Relief. Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges that the other Party may not have an adequate remedy at law for any breach by such Party or its Personnel of the provisions of this Article VI, and that therefore any such other Party shall be entitled to equitable relief including injunctive relief. Each Party agrees to provide reasonable assistance at its own expense or to join at the request of the other Party in any action against any of such Party’s staff where such other Party is seeking equitable relief, including injunctive relief, for any such breach.

Section 6.6 Destruction of Confidential Material. Upon the termination of a given Service, the service provider Party will, and will cause its Affiliates to, upon the written request of the other Party, return promptly to the other Party, or destroy, all documents, physical or tangible manifestations and electronic and computerized forms of the Confidential Material not needed for the provision of any remaining Services, including all copies, reproductions and applications of the Confidential Material, but the party receiving such request will be entitled to retain copies or records of the Confidential Material as may be necessary to comply with applicable Law or audit requirements.

ARTICLE VII

INTELLECTUAL PROPERTY AND DATA

Section 7.1 Ownership of Data and Intellectual Property.

(a) Seller shall be the sole and exclusive owner of all Intellectual Property it creates hereunder. Seller hereby grants to Buyer Parties a non-exclusive, freely-sublicensable, transferable, perpetual license to use such Intellectual Property, solely to the extent required to provide the Buyer Services or receive the Seller Services, as applicable.

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(b) Buyer shall be the sole and exclusive owner of all Intellectual Property it creates hereunder. Buyer hereby grants to Seller Parties a non-exclusive, non-sublicensable, non-transferable, limited license to use such Intellectual Property during the Term, solely to the extent required to provide the Seller Services or receive the Buyer Services, as applicable.

(c) All data created pursuant to a Service and on behalf of the Party receiving such Service shall be owned by such receiving Party.

Section 7.2 Data Protection. To the extent reasonably required by a Party providing Services, each Party shall cause the Seller Parties or Buyer Parties, as applicable, that receive Services hereunder to execute a written agreement with such Party, sufficient to comply with any applicable Law (including interpretations or enforcements of applicable Law) relating to data protection.

ARTICLE VIII

DISCLAIMER OF WARRANTIES

Section 8.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT SHALL LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE PURCHASE AGREEMENT.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification of Buyer. Subject to the terms of this Article IX, from and after the Effective Date, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any action, suit, proceedings, claim, demand, investigation or assessment made or brought by a third party that is not an Affiliate of the Indemnified Party (each, a “Third Party Claim”) to the extent resulting from or arising out of (a) Seller Parties’ material breach of this Agreement or (b) a claim that Services and materials provided by a Seller Party under this Agreement infringe or misappropriate such third party’s Intellectual Property.

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Section 9.2 Indemnification of Seller. Subject to the terms of this Article IX, from and after the Effective Date, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any Third Party Claim to the extent resulting from or arising out of Buyer Parties’ material breach of this Agreement, or (b) a claim that Services and materials provided by a Buyer Party under this Agreement infringe or misappropriate such third party’s Intellectual Property, solely to the extent such claim arises from modifications to such Services and materials made by a Buyer Party after the Closing.

Section 9.3 Indemnification Procedures.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a Third Party Claim in respect of which such Indemnified Party will seek indemnification pursuant to this Article IX, the Indemnified Party shall, in the case of a Buyer Indemnified Party, notify Seller, and, in the case of a Seller Indemnified Party, notify Buyer (Seller or Buyer, as the case may be, the “Indemnifying Party”), in writing. No failure to so notify the Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure.

(b) The Indemnifying Party shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under applicable Law; provided, however, that the (i) applicable Seller Party shall have sole control of the defense (including selecting counsel) of any Third Party Claim brought against such Seller Party by (A) any customer of such Seller Party or (B) any Regulatory Body or other supervisory agency, notwithstanding the fact that such Seller Party is indemnified by the Indemnifying Party for such Third Party Claim pursuant to Section 9.2 and (ii) applicable Buyer Party shall have sole control of the defense (including selecting counsel) of any Third Party Claim brought against such Buyer Party by (A) any customer of such Buyer Party or (B) any Regulatory Body or other supervisory agency, notwithstanding the fact that such Buyer Party is indemnified by the Indemnifying Party for such Third Party Claim pursuant to Section 9.1. For any such Third Party Claims, such Seller Party shall not settle, compromise or discharge, or admit any liability with respect to, such Third Party Claims without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned).

(c) If the Indemnifying Party (or the Party otherwise controlling the defense of settlement pursuant to clause (b) above) shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within ten (10) days of the receipt of notice

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from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party (or the Party otherwise controlling the defense of settlement pursuant to clause (b) above) shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned) unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the other Party from all liability with respect thereto.

(d) Notwithstanding an election to assume the defense of any action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnified Party shall bear the reasonable fees, costs and expenses of such separate counsel, unless the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(e) The Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article IX, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation, to the extent requested by the Indemnifying Party, shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability, subject to the allocation of control set forth in this Section 9.3.

(f) If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim, or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

Section 9.4 Limitations.

(a) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IX, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR LOST PROFITS OR FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL A PARTY’S LIABILITY IN THE AGGREGATE FOR DAMAGES HEREUNDER EXCEED THE AMOUNT OF FEES PAID TO SUCH PARTY BY

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THE OTHER PARTY UNDER THE TRANSITION SERVICES SCHEDULE (EXCLUDING ALL AMOUNTS PASSED THROUGH OR PAID BY SUCH PARTY TO A THIRD PARTY HEREUNDER).

(b) THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 9.4 SHALL NOT APPLY TO DAMAGES (i) ARISING OUT OF INDEMNIFICATION CLAIMS UNDER THIS AGREEMENT, (ii) RESULTING FROM THE GROSS NEGLIGENCE OR THE WILLFUL OR INTENTIONAL MISCONDUCT OF A PARTY OR ITS PERSONNEL, (iii) STEMMING FROM PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE CAUSED BY A PARTY OR ITS PERSONNEL, OR (iv) ARISING FROM EITHER PARTY’S BREACH OF ITS OBLIGATIONS SET FORTH IN ARTICLE IV OR ARTICLE VI.

Section 9.5 Exclusions. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this Article IX to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any Losses to the extent that such Losses result from (a) the Indemnified Party’s willful or intentional misconduct or negligence, (b) the acts or omissions of the Indemnified Party, (c) violation of Law by the Indemnified Party or (d) acts taken by the Indemnifying Party at the Indemnified Party’s direction.

Section 9.6 Payments. Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses for which such Party is entitled to indemnification hereunder (“Indemnity Payments”) shall be paid in immediately available funds within ten (10) Business Days after the later of (i) the receipt of a written request from the Party entitled to such Indemnity Payment and (ii) the date of payment of the amount that is the subject of the Indemnity Payment by the Party entitled to receive the Indemnity Payment, except to the extent contested by the Indemnifying Party. All such Indemnity Payments shall be made to the designated account of, and in the manner specified in writing by, the Party entitled to such Indemnity Payments.

Section 9.7 Insurance; Tax Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used commercially reasonable efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

(b) Any indemnity payments made pursuant to this Article IX by any Indemnifying Party to an Indemnified Party shall be increased to account for any Tax cost incurred by the Indemnified Party upon the receipt of such payment (grossed up for such payment) and shall be made net of any Tax Benefit available to the Indemnified Party or any of its Affiliates resulting from the payments of the amounts indemnified against giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit available or

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Tax cost incurred, the Indemnified Party shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate in effect in the year such indemnifiable Loss is incurred and the recipient of the Tax Benefit shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under Law after taking into account all other Tax Attributes of such Indemnified Party and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from the incurrence or payment of Losses is available to any Indemnified Party or its Affiliates in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 9.7(b) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term.

Section 9.8 Remedies Exclusive. Except as otherwise specifically provided herein, the remedies provided in this Agreement shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Effective Date in connection with any non-performance, partial or total, of any term, provision, covenant or agreement contained herein.

Section 9.9 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Agreement.

Section 9.10 No Double Recovery; No Limitation. The remedies provided in this Agreement shall not be cumulative with any duplicative remedy available pursuant to the Purchase Agreement. Nothing contained in this Article IX shall limit or alter the obligation of any Party to indemnify any other Party pursuant to the Purchase Agreement.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue for the time period set forth on Schedule 2.1 or Schedule 2.2 as applicable, unless earlier terminated by the Parties as provided in this Article X. This Agreement shall remain in effect until the expiration of the latest of such time periods set forth in the applicable schedule (such period, the “Base Term”)

Section 10.2 Extension of Certain Services. Not less than ten (10) days prior to the expiration of the Base Term, Buyer or Seller, as applicable, shall notify the other Party if such Party determines in good faith that it will not be able to complete the transition from, or to replace, one or more Services prior to the expiration of the Base Term for such Services. In the event of such a request, the other Party shall continue to provide such Services, and, solely with respect to such Services, to extend the term of the provision of such Services for: (a) one (1) additional period of equal length to the original term set forth in Schedule 2.1(a) or Schedule 2.2(a) as applicable and (b) one (1) further additional such period with the other Party’s prior

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written consent (each, an “Extension Term” and, together with the Base Term, the “Term”); provided, that (a) such Party shall at all times use commercially reasonable efforts to minimize the duration of any such extension and (b) such Party shall indemnify the other Party for any reasonable increased expenses, payments, penalties or liabilities incurred by the other Party solely as a result of any such extension (which indemnification payments shall be in addition to any Fees which may be due as a result of such extension) so long as such other Party provided prior notice of the likely incurrence and amount of such increased expenses, payments, penalties or liabilities.

Section 10.3 Termination.

(a) Termination by Seller or Buyer. This Agreement, or any Service provided hereunder, as applicable, may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(i) the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party;

(ii) performance of this Agreement or any Service provided by the other Party hereunder has been rendered impossible for a period of at least sixty (60) days by reason of the occurrence of any Force Majeure Event, or if any other event occurs that is reasonably deemed to permanently prevent the performance of this Agreement or any Service provided hereunder; provided, however, that this Agreement may only be terminated under this Section 10.3(a)(ii) with respect to the affected Service; or

(iii) required by any Governmental Authority, upon thirty (30) days’ notice or sooner if necessary; provided, however, that prior to any such notice of termination, the Parties mutually agree that this Agreement cannot be amended in a manner that will satisfy such Governmental Authority without materially changing the effect or intent of this Agreement.

(b) Partial Termination. Either Party may, as a Service recipient, on thirty (30) days’ written notice to the other Party, terminate any Seller Service or Buyer Service, as applicable. Any such terminated Service shall be deleted from Schedule 2.1(a) or Schedule 2.2(a), as applicable, and the terminating Party shall have no obligation to continue to use or pay for any such Seller Service or Buyer Service, as applicable; provided, however, that this Agreement shall remain in effect until neither Party requires any Service from the other Party, or until otherwise terminated pursuant to this Article X. Any termination notice delivered by either Party shall specify in detail the Service or Services to be terminated, and the effective date of such termination.

Section 10.4 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Each Party agrees and acknowledges that the obligations of each Party to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease. Upon cessation of the applicable Party’s obligation to provide any Service, the Party receiving the Service shall stop using, directly or indirectly, such Service.

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(b) Upon request, each Party shall, and shall cause its Affiliates and third parties (subject to the terms of such Party’s agreements with such third parties) retained by such Party or its Affiliates to, return to the other Party or, at the other Party’s option, destroy (and certify to the destruction of) all tangible personal property and books, records or files owned by such other Party or its Affiliates and third parties and used in connection with the provision of Services that are in their possession as of the termination date.

(c) In the event that Buyer seeks to discontinue a Seller Service without providing the 30-day notice provided for herein, Buyer shall be responsible to Seller Parties for reasonable and proper termination charges, including all reasonable cancellation costs; provided, that the Seller Parties shall use commercially reasonable efforts to minimize such cancellation costs.

(d) The following matters shall survive the termination of this Agreement (i) the rights and obligations of each Party under Article I, Section 5.3, Section 5.7, Article VI, Article VII, Article VIII, Article IX, Section 10.4 and Article XI and (ii) the obligations under Article IV of each Party to pay the applicable Fees for Services furnished prior to the effective date of termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed on behalf of the parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.2 Entire Agreement; Assignment. Without limiting the Purchase Agreement or any of the other agreements expressly contemplated therein, this Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that either Party may assign its rights and obligations to any Affiliate of such Party, but no such assignment shall relieve either Party of its obligations hereunder.

Section 11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses:

If to Buyer, to:

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CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, MA 01803

Attn: Jennifer H. Allen, Esq.

Phone: 781-270-1255 (office)

Email: jennifer.allen@circor.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attn: Stephanie C. Evans, Esq.

Joseph B. Conahan, Esq.

If to Seller, to:

Colfax Corporation

420 National Business Parkway

Annapolis Junction, MD 20701

Attn: Lynne Puckett, Esq.

Email: lynne.puckett@colfaxcorp.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Ann Beth Stebbins, Esq.

Email: annbeth.stebbins@skadden.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 11.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.6 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly

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agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 11.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 11.6 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.6 before exercising any other right under this Agreement.

Section 11.7 Jurisdiction; Forum, Etc.

(a) The Parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit (i) Seller’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against Buyer or any of its Subsidiaries in an action brought against Seller or any of its Subsidiaries by a third party in a jurisdiction outside of the State of Delaware and Buyer agrees that it (and its Subsidiaries, as applicable) will submit to such jurisdiction or (ii) Buyer’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against Seller or any of its Subsidiaries in an action brought against Buyer or any of its Subsidiaries by a third party in a jurisdiction outside of the State of Delaware and Seller agrees that it (and its Subsidiaries, as applicable) will submit to such jurisdiction. The Parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 11.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.9 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each

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Party hereto shall have received a counterpart hereof signed by the other Parties hereto. For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 11.10 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

Section 11.11 Construction. The Parties to this Agreement acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 11.12 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller and Buyer (and their respective Subsidiaries) and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.13 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 11.14 No Other Representations and Warranties; Due Investigation.

(a) None of Seller or its Affiliates, nor any of its or their respective directors, officers, employees, agents or representatives, makes or has made, and none of Buyer or its Affiliates, nor any of its or their respective directors, officers, employees, agents or

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representatives relies or has relied upon, any other representation or warranty on behalf of Seller or otherwise in respect of the Services, including as to the accuracy or completeness of any of information (including any projections, estimates or other forward-looking information) provided (including set forth in the Electronic Data Room, or provided in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available by or on behalf of Seller or as to the probable success or profitability of the Transferred FH Companies. Seller expressly disclaims, and Buyer expressly disclaims any reliance on, and shall cause its Affiliates, and any of its or its Affiliates’ respective directors, officers, employees, agents or representatives to expressly disclaim any reliance on, any and all other representations and warranties, whether express or implied.

(b) None of Buyer or its Affiliates, nor any of its or their respective directors, officers, employees, agents or representatives, makes or has made, and none of Seller or its Affiliates, nor any of its or their respective directors, officers, employees, agents or representatives relies or has relied upon, any other representation or warranty on behalf of Buyer. Buyer expressly disclaims, and Seller expressly disclaims any reliance on, and shall cause its Affiliates, and any of its or its Affiliates’ respective directors, officers, employees, agents or representatives to expressly disclaim any reliance on, any and all other representations and warranties, whether express or implied.

Section 11.15 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees invoiced under Article IV or any claim by any Party that any other Party has breached the material terms hereof (each, a “Dispute”), the Service Coordinators of Seller and Buyer shall meet (by telephone or in person) no later than two Business Days after receipt of notice by any Party of a request for resolution of a Dispute. The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach mutually satisfactory resolution of the Dispute within thirty (30) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to an executive committee (the “Executive Committee”) comprised of at least one member of the senior management of each Party. The initial members of the Executive Committee, including relevant contact information, are set forth on Schedule 11.15, and either Party may replace its Executive Committee members at any time with other representatives of similar seniority by providing notice in accordance with Section 11.3. The Executive Committee will meet (by telephone or in person) during the next thirty (30) Business Days and attempt to resolve the Dispute.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COLFAX CORPORATION

By:
Name:
Title:

CIRCOR INTERNATIONAL, INC.

By:
Name:
Title: